As filed with the Securities and Exchange Commission on August 29, 2011

Registration No. 333-175663

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to

Form S-11
FOR REGISTRATION UNDER THE
SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

AmREIT, Inc.
(Exact name of registrant as specified in governing instruments)

8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

H. Kerr Taylor
Chairman, President and Chief Executive Officer
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Good, Esq. Amanda R. Poe, Esq. Bass, Berry & Sims PLC The Tower at Peabody Place, Suite 900 Memphis, Tennessee 38103 Phone: (901) 543-5900 Facsimile: (888) 543-4644	Bruce W. Gilchrist, Esq. Samantha S. Gallagher, Esq. Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, DC 20004 Phone: (202) 637-5600 Facsimile: (202) 637-5910

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2011

PRELIMINARY PROSPECTUS

           Shares

AmREIT, Inc.

Class B Common Stock

We are a full service, vertically integrated and self-administered real estate investment trust that owns, operates, acquires and selectively develops and redevelops primarily neighborhood and community shopping centers located in high-traffic, densely populated, affluent areas with significant barriers to entry.

We are offering           shares of our Class B common stock. We expect the public offering price to be between $      and $      per share. No public market currently exists for our Class B common stock. We intend to apply to have our Class B common stock listed on the New York Stock Exchange under the symbol “AMRE.”

We are a Maryland corporation that has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Shares of our capital stock are subject to restrictions on ownership and transfer that are intended to assist us in maintaining our qualification as a REIT. See “Description of Stock – Restrictions on Ownership and Transfer.”

Investing in shares of our Class B common stock involves risks. Before buying any shares, you should carefully read the section entitled “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions
Proceeds, before expenses, to us

We have granted the underwriters a 30-day option to purchase up to an additional          shares of Class B common stock from us on the same terms and conditions as set forth above to cover over-allotments, if any.

The shares of Class B common stock sold in this offering will be ready for delivery on or about          , 2011.

Jefferies

Prospectus dated          , 2011

You should rely only upon the information contained in this prospectus and any free writing prospectus prepared by us in connection with this offering, or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, as our business, financial condition, liquidity, results of operations, funds from operations or prospects may have changed since such date.

We use market data and industry forecasts and projections throughout this prospectus, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry and there can be no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently investigated or verified this information. Any forecasts prepared by Reis, Inc., or Reis, and The Nielsen Company, or Nielsen, are based on data (including third party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice. In addition, the projections obtained from Reis and

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Nielsen that we have included in this prospectus have not been expertized and are, therefore, solely our responsibility. As a result, Reis and Nielsen do not and will not have any liability or responsibility whatsoever for any market data and industry forecasts and projections that are contained in this prospectus or otherwise disseminated in connection with the offer or sale of our Class B common stock. Moreover, any demographic data in the section entitled “Our Industry and Market Opportunity” identifying Nielsen as its source reflects information derived and interpreted by us as a result of our own analysis of data provided by Nielsen. If you purchase our Class B common stock, your sole recourse for any alleged or actual inaccuracies in the forecasts and projections used in this prospectus will be against us. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus.

Unless the context indicates otherwise, references in this prospectus to our “properties” or our “portfolio” refer to the properties that we currently wholly own, and do not include our pro rata share of unconsolidated joint venture properties. In addition, references in this prospectus to our “advised funds” refer to eight real estate funds, including three institutional joint ventures and five high net worth advised funds, in which we have varying minority ownership interests and which we manage on behalf of institutional and individual third-party investors.

The term “neighborhood shopping center,” when used in this prospectus, refers to a center designed to provide convenience shopping for the day-to-day needs of consumers in the immediate neighborhood, and is usually configured as a straight-line strip with no enclosed walkway or mall area, although a canopy may connect the storefronts. Neighborhood shopping centers are frequently anchored by a grocer or drug store. The term “community shopping center,” when used in this prospectus, refers to a center that typically offers a wider range of apparel and other soft goods and includes tenants selling such items as apparel, home improvement/furnishings, toys, electronics or sporting goods. Community shopping centers are usually configured as a strip, in a straight line, or “L” or “U” shape and are commonly anchored by supermarkets, drug stores and department stores. The term “lifestyle center,” when used in this prospectus, refers to a center with upscale national or regional-chain specialty stores with dining and entertainment in an outdoor setting. We believe our definitions of each of the above terms are consistent with the definitions used by the International Council of Shopping Centers, or the ICSC.

“Annualized base rent,” as such term is used in this prospectus, is calculated by multiplying (i) monthly base rent as of the specified date, for leases that had commenced as of such date, by (ii) 12. In the case of triple net or modified gross leases, annualized base rent does not include tenant reimbursements for real estate taxes, insurance, common area maintenance or other operating expenses.

This prospectus makes reference to the “percent leased” of the properties in our portfolio. We calculate percent leased as (i) gross leasable area, or GLA, under commenced leases as of the specified date, divided by (ii) total GLA, expressed as a percentage.

As used in this prospectus, “net absorption” refers to the amount of GLA occupied at the end of a period minus the amount of GLA occupied at the beginning of a period, taking into consideration GLA vacated during the period. The term “metropolitan statistical area,” or MSA, refers to an area defined and designated by the U.S. Office of Management and Budget and is defined as a large population nucleus, together with adjacent communities having a high degree of social and economic integration with that nucleus.

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PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in shares of our Class B common stock. You should carefully read this entire prospectus, including the more detailed information set forth under the caption “Risk Factors,” the historical and pro forma financial statements, including the related notes thereto, appearing elsewhere in this prospectus, and any free writing prospectus provided or approved by us. Except where the context suggests otherwise, references in this prospectus to “AmREIT,” “we,” “us,” “our” and “our company” refer to AmREIT, Inc., a Maryland corporation, together with its consolidated subsidiaries. Unless otherwise indicated, the information included in this prospectus assumes (1) the effectiveness of Articles of Amendment to our charter to change the name of our common stock outstanding prior to this offering to “Class A common stock,” (2) the effectiveness of Articles Supplementary to our charter to create a new class of common stock entitled “Class B common stock,” (3) that the underwriters’ over-allotment option is not exercised, and (4) that the shares of Class B common stock to be sold in this offering are sold at $      per share, which is the midpoint of the price range indicated on the front cover of this prospectus.

AmREIT, Inc.

We are a full-service, vertically integrated and self-administered real estate investment trust, or REIT, that owns, operates, acquires and selectively develops and redevelops primarily neighborhood and community shopping centers located in high-traffic, densely populated, affluent areas with significant barriers to entry. Our shopping centers are often anchored by strong national and local retailers, including supermarket chains, drug stores and other necessity-based retailers. Our remaining tenants consist primarily of specialty retailers and national and local restaurants. Our portfolio is predominantly concentrated in the affluent, high-growth submarkets of Houston, Dallas, San Antonio, Austin and Atlanta, which we collectively refer to as our core markets. Our core markets represent five of the top population and job growth markets in the United States. Going forward, we intend to continue to acquire high-quality, well-located properties in these densely populated, affluent submarkets with high barriers to entry and to pursue acquisitions in similar submarkets of major U.S. cities with characteristics comparable to those of our core markets.

As of June 30, 2011, our portfolio consisted of 30 wholly-owned properties with approximately 1.2 million square feet of GLA, which were approximately 92% leased with a weighted average remaining lease term of 5.3 years. Our neighborhood and community shopping centers accounted for approximately 90% of our annualized base rent as of June 30, 2011, with our single-tenant retail properties accounting for the remaining 10% of our annualized base rent. In addition to our wholly-owned properties, we manage and have varying minority ownership interests in eight real estate funds that own properties in our core markets, including five high net worth advised funds and three institutional joint ventures, which we collectively refer to as our advised funds. As the sole owner of the general partner of each of the high net worth advised funds, and as the exclusive operator of each of the properties owned in whole or in part by the advised funds, we believe that our advised funds provide us with a pipeline of acquisition opportunities in our core markets. If these properties meet our investment criteria, we may acquire these assets (i) from our high net worth advised funds based on fair market value as determined by an independent appraisal process and (ii) from our institutional joint venture partners pursuant to contractual buy-sell rights or rights of first offer, as applicable. See “Business and Properties – Acquisition Process from Advised Funds.” As of June 30, 2011, our advised funds held 19 properties with approximately 2.3 million square feet of GLA and an undepreciated book value of over $495 million. We believe that eight of these properties, with approximately 1.3 million square feet of GLA and an undepreciated book value of $273 million, meet our investment criteria.

We have been in business for 27 years and through our ownership, operation, acquisition, development and redevelopment of retail properties in 19 states during this time, we have gained significant experience, long-standing relationships and deep knowledge of our markets and submarkets. Each member of our senior management team, consisting of H. Kerr Taylor, our chairman, president and chief executive officer, Chad C. Braun, our executive vice president, chief financial officer, chief operating officer, treasurer and secretary, Tenel H. Tayar, our senior vice president and chief investment officer, Charles Scoville, our managing vice president and director of leasing/property management, and Brett Treadwell, our managing vice president – finance and chief accounting officer, has over 15 years of real estate industry experience through several real estate, credit and retail cycles. Including our senior management team, we employ 42 individuals across all areas of real estate operations who have been integrally involved in the acquisition, financing, leasing, management, development and redevelopment of our portfolio and the portfolios of our advised funds. Upon completion of this offering, our senior management team will own an aggregate of approximately     % of our outstanding shares of Class A and Class B common stock, which we believe aligns their interests with those of our stockholders.

We are a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes and have been a reporting company with the Securities and Exchange Commission, or the SEC, since 1995. In addition, two of our advised funds are subject to SEC reporting obligations.

Our Competitive Strengths

We believe that the following competitive strengths distinguish us from other owners and operators of retail real estate and will enable us to take advantage of numerous internal and external growth opportunities:

■	High-Quality Portfolio with Strong Real Estate Fundamentals and Attractive Demographic Profile. We own and operate a high-quality portfolio of 30 retail centers that we believe yield premium rents and occupancy rates due in part to high population densities and high per capita income levels in our properties’ submarkets. In addition, our properties are located in areas that we believe have high barriers to entry for competitive retail centers, including high land prices and a limited supply of developable land. We believe the strong demographic trends for the submarkets in which our properties are located, combined with the high quality of our properties, will allow us to continue to achieve higher occupancy rates and higher annualized base rents than those achieved by similar properties in less desirable locations.

■	Strong Internal Growth Prospects Through Significant Positive Re-leasing Spreads. We believe that our properties will generate increased cash flow as leases expiring in the near term are renewed or space is re-leased, including the leases expiring in 2011 and 2012, which represent 4% and 15%, respectively, of our annualized base rent as of June 30, 2011. From January 2006 to December 2010, we were able to increase rental rates an average of 7.3% upon renewal of existing leases and an average of 6.6% upon signing new leases. This rental rate growth has slowed recently as a result of the economic downturn. Despite recent slowed growth in rental rates related to the renewal of existing leases, we believe that our annualized base rents are below current market rates for comparable properties within our submarkets and that over the long term, this dynamic will provide us with the opportunity for significant positive re-leasing spreads and increased cash flow.

■	Access to a Pipeline of Acquisition Opportunities. Our advised funds provide us with access to a pipeline of acquisition opportunities in our premier densely populated and affluent submarkets. If the properties in our advised funds meet our investment criteria, we may acquire the assets (i) from our high net worth advised funds based on fair market value as determined by an independent appraisal process and (ii) from our institutional joint venture partners pursuant to contractual buy-sell rights or rights of first offer, as applicable. See “Business and Properties – Acquisition Process from Advised Funds.” We believe that eight of the properties owned by our advised funds, with approximately 1.3 million square feet of GLA and an undepreciated book value of $273 million, meet our investment criteria.

■	Established Platform with Localized Expertise. During the company’s 27 years in commercial real estate, our senior management team has developed long-standing industry, corporate and institutional relationships and extensive knowledge of our core markets and submarkets and of the shopping centers within such markets. We believe that our in-depth market knowledge and extensive network of relationships with real estate owners, developers, brokers, national and regional lenders and other market participants provide us with access to an ongoing source of attractive acquisition and investment opportunities in our core markets.

■	Experienced Senior Management Team with Significant Ownership. Each member of our senior management team, which is led by Mr. Taylor, has more than 15 years of commercial real estate industry experience through several real estate, credit and retail cycles. Our senior management team has worked at AmREIT for an average of approximately 12 years, during which time they have operated our existing portfolio and executed our investment strategy, overseeing more than 3.5 million square feet of retail property acquisitions, 1.0 million square feet of retail property dispositions and 1.0 million square feet of retail property development in our core markets. Upon the completion of this offering, our senior management team will own an aggregate of approximately % of our outstanding shares of Class A and Class B common stock, which we believe aligns their interests with those of our stockholders.

■	Conservative Capital Structure Poised for Growth. Upon completion of this offering and the application of the net proceeds of this offering, we expect to have a ratio of debt-to-total enterprise value of approximately %, with approximately $141.8 million of debt outstanding and no debt maturities before 2015. In addition, we expect to enter into a new $ million revolving credit facility upon completion of this offering, which, together with our available cash, should provide us with a significant amount of capital to pursue our growth strategies. We believe that this conservative capital structure will provide us with significant financial flexibility to fund future growth.

Our Business and Growth Strategies

Our primary business objective is to maximize stockholder value by increasing cash flows at existing properties, consummating acquisitions in our core markets and in other strategic markets, and selectively pursuing strategic development and redevelopment opportunities. We intend to achieve this objective by executing the following business and growth strategies:

■	Increase Scale by Capitalizing on Acquisition Opportunities. We intend to continue to focus on growing our portfolio through strategic acquisitions of high-quality properties that are well-located in their submarkets. We believe that properties located in the most prominent retail districts of high-barrier-to-entry markets will experience greater value appreciation, greater rental rate increases and higher and more stable occupancy rates than similar properties in less-prominent locations of high-barrier-to-entry markets or than properties located in lower-barrier-to-entry markets. We intend to seek acquisitions in our core markets as well as submarkets in other selected major U.S. cities having attributes similar to those of our core markets. We believe that our recent acquisition of two properties in affluent Atlanta submarkets demonstrates our ability to source and execute acquisitions outside of our traditional Texas markets. We are currently establishing a new office in Atlanta to provide operational support for our recently acquired assets, to facilitate greater connectivity with local tenants and market participants and to source additional acquisition opportunities.

■	Employ Disciplined Investment Screening. We generally seek to invest in properties that possess the following attributes:

–	Demographic purchasing power – average household incomes within a one-mile radius of $100,000, resulting in an affluent population with substantial disposable income;
–	Density of population – 100,000 people within a three-mile radius and additional retail drivers such as favorable daytime employment population, tourism and regional draws;
–	Demand for retail space – limited nearby retail properties or land available for the development of new retail properties, providing for favorable retail per capita figures as compared to the national and metropolitan statistical area, or MSA, averages;
–	Desirability of physical layout – physical attributes that provide the best opportunity for our tenants to attract and serve their target customers; and
–	Demarcation advantage – site-specific factors that will influence traffic to our properties and require analysis beyond the raw demographic data.

■	Proactively Manage and Lease Properties. We will continue to actively manage our portfolio, employ aggressive leasing strategies and leverage the extensive acquisition, development, redevelopment, leasing and property management experience of our team to increase occupancy rates at our properties, attract high-quality tenants, maximize tenant retention rates and increase property cash flows. As of June 30, 2011, we managed and controlled the leasing of over 3.5 million square feet of GLA, including properties owned by our advised funds.

■	Expand Portfolio through Redevelopment and Expansion Opportunities at Our Properties. We intend to capitalize on the in-fill locations of our properties with high barriers to entry by selectively redeveloping and expanding our existing properties where we believe we can generate attractive risk-adjusted returns. We have historically added high-quality amenities to our properties such as additional parking, enhanced signage, and common areas situated around water or other natural features, which we believe improves tenant mix and generates higher average base rents.

■	Fund Growth through Multiple Capital Sources and Recycling of Capital. In addition to continuing to access available capital from public and private markets, we intend to generate additional capital through selling selected properties that no longer meet our investment criteria and selectively redeploying capital into high-quality multi-tenant shopping centers with higher overall return prospects.

Our Properties

As of June 30, 2011, our portfolio consisted of 30 wholly-owned properties with approximately 1.2 million square feet of GLA, which were approximately 92% leased with a weighted average remaining lease term of 5.3 years. The following table provides an overview of our properties as of June 30, 2011.

							AVERAGE
							NET
							EFFECTIVE
							ANNUALIZED
						ANNUALIZED	BASE RENT
		YEAR			ANNUALIZED	BASE RENT	PER LEASED
	PROPERTY	BUILT /		PERCENT	BASE	PER LEASED	SQUARE
PROPERTY	LOCATION	RENOVATED	GLA	LEASED (1)	RENT (2)	SQUARE FOOT (3)	FOOT (4)	KEY TENANTS

Neighborhood and Community Shopping Centers
Uptown Park	Houston, TX	1999/2005	169,112	98%	$5,478,949	$33.00	$32.27	Champps, McCormick & Schmicks
MacArthur Park	Dallas, TX	2000	237,381	84%	3,292,424	16.49	17.58	Kroger, Barnes & Noble, GAP
Plaza in the Park	Houston, TX	1999/2009	144,044	98%	2,698,573	19.17	19.57	Kroger
Southbank	San Antonio, TX	1995	46,673	87%	1,606,954	39.48	39.64	Hard Rock Café
The Market at Lake Houston	Houston, TX	2002	101,799	98%	1,528,163	15.38	15.45	H-E-B, Five Guys
Uptown Plaza — Dallas	Dallas, TX	2006	33,840	100%	1,395,656	41.24	44.08	Morton’s, Wells Fargo
Cinco Ranch	Houston, TX	2001	97,297	100%	1,304,546	13.41	13.55	Kroger
Uptown Plaza — Houston	Houston, TX	2002	28,000	94%	1,185,450	44.90	44.47	CVS/pharmacy, The Grotto (owned by Landry’s)
Bakery Square	Houston, TX	1996	34,614	100%	874,082	25.25	25.24	Walgreens, Boston Market
Brookwood Village	Atlanta, GA	1941/2000	28,774	96%	710,027	25.75	27.02	CVS/pharmacy, Subway
Courtyard on Post Oak	Houston, TX	1994	13,597	100%	545,368	40.11	40.04	Verizon
Woodlands Plaza	Houston, TX	1997/2003	20,018	100%	460,229	22.99	21.27	FedEx Kinko’s
Sugarland Plaza	Houston, TX	1998/2001	16,750	100%	430,028	25.67	24.86	Memorial Hermann
Terrace Shops	Houston, TX	2000	16,395	82%	411,142	30.43	29.78	Starbucks
500 Lamar	Austin, TX	1998	12,795	100%	384,853	30.08	31.50	Title Nine Sports

Neighborhood and Community Shopping Centers Subtotal/ Weighted Average			1,001,089	94%	$22,306,444	$23.66	$23.93
Single Tenant (Ground Leases) (5) Subtotal/Weighted Average			64,048	100%	$1,202,499	$18.77	$18.72
Single Tenant (Fee Simple) (6) Subtotal/Weighted Average			85,503	60%	$1,139,759	$22.23	$22.31

Portfolio Total/Weighted Average			1,150,640	92%	$24,648,702	$23.29	$23.54

(1)	Percent leased is calculated as (i) GLA under commenced leases as of June 30, 2011, divided by (ii) total GLA, expressed as a percentage.

(2)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases that had commenced as of such date, by (ii) 12.

(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) GLA under commenced leases as of June 30, 2011.

(4)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for commenced leases as of June 30, 2011, calculated on a straight line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of June 30, 2011.

(5)	For single-tenant ground leases, we own and lease the land to the tenant. The tenant owns the building during the term of the lease and is responsible for all expenses relating to the property. Upon expiration or termination of the lease, ownership of the building will revert to us as owner of the land. The weighted average remaining term of our ground leases is 7.9 years.

(6)	For single-tenant fee simple properties, we own the land and the building, and the tenant is responsible for all expenses relating to the property. The weighted average remaining term of our fee simple leases is 4.0 years.

Our Acquisition Pipeline

We have an extensive network of long-standing relationships with real estate owners, developers, brokers, national and regional lenders and other market participants in our core markets and in other major U.S. markets. We believe our network of relationships will provide us access to an ongoing pipeline of attractive acquisition opportunities that may not be available to our competitors. In addition, as the sole owner of the general partner of each of the high net worth advised funds, and as the exclusive operator of each of the properties owned in whole or in part by the advised funds, we believe that our advised funds provide us with a pipeline of acquisition opportunities. As of June 30, 2011, our advised funds held 19 properties with approximately 2.3 million square feet of GLA and an undepreciated book value of over $495 million. We believe that eight of these properties, with approximately 1.3 million square feet of GLA and an undepreciated book value of $273 million, meet our investment criteria.

As of August 15, 2011, we were reviewing and pursuing acquisition opportunities that include three retail properties in Texas, including neighborhood grocery-anchored, community grocery-anchored and lifestyle shopping centers with an estimated aggregate purchase price of over $80 million. We believe each of the properties in our pipeline meet our investment criteria. One of the three potential acquisitions we are evaluating is an off-market transaction (meaning a transaction that is not widely marketed or subject to competitive bidding) sourced through our network of relationships, and another is a potential acquisition from our advised funds. Although we continue to engage in discussions and preliminary negotiations with the sellers and have commenced the process of conducting diligence on some of these assets or have submitted non-binding indications of interest, we have not agreed upon terms relating to, or entered into binding commitments with respect to, any of these potential acquisition opportunities. As such, there can be no assurance that we will complete any of the potential acquisitions we are currently evaluating.

We believe that our recent acquisitions of Brookwood Village and Alpharetta Commons in Atlanta demonstrate our ability to source, diligence and execute acquisitions from our pipeline in a timely manner while remaining disciplined with respect to pricing and demographic characteristics. Over the course of our history, we have owned and operated single tenant assets in Atlanta and we believe that our extensive market knowledge and network of local relationships, combined with our planned Atlanta office opening, will facilitate the growth of our Atlanta acquisition pipeline going forward.

Our Industry and Market Opportunity

We own and operate retail centers, placing us within the largest sector of the U.S. economy, as retail represents approximately 30% of U.S. gross domestic product, or GDP. According to Reis, occupancy rates have stabilized in most markets and rents in many markets have leveled off. We believe that the demographic and economic strength of our core markets in Texas and Atlanta will drive continued growth in underlying real estate fundamentals.

Texas

The majority of our portfolio is located in the Houston, Dallas, San Antonio and Austin markets. We believe these metropolitan areas are compelling real estate markets given their favorable demographics, robust job growth, limited new supply of commercial real estate and large and diverse economies. The Texas economy produced $1.29 trillion in goods and services in 2010, making it the 13th largest in the world.

The Texas economy is diverse, with employment spread broadly over sectors such as transport and utilities (including energy), government (including defense), education and healthcare, and leisure and hospitality. Texas has ranked first among U.S. states in exports for nine years in a row. During the recent recession, Texas experienced lower unemployment than the national average and the Texas region maintained a higher Consumer Confidence index score. The populations in the Houston, Dallas, San Antonio and Austin markets have continued to grow at rates that are significantly higher than the national average. In addition, all four of our core markets have experienced limited new supply of retail space in recent years.

Our Submarkets

We target affluent, high-growth submarkets within our core markets. We believe that our portfolio is located in submarkets with better demographics and retail fundamentals compared to other submarkets in each of our core markets, as our submarkets have, on average, higher rents, higher household incomes and higher population densities.

Houston and Dallas represent our two largest markets and our properties within such markets comprised approximately 86.4% of our annualized base rent as of June 30, 2011. The asking rents in our submarkets within Houston and Dallas are 20% and 12% higher than the average asking rents for the other submarkets in Houston and Dallas, respectively. Additionally, the average household income within a three-mile radius of our Houston and Dallas properties is $110,162 and $87,614, respectively, compared to average household incomes in the Houston and Dallas MSAs of $77,540 and $77,740, respectively. The population within a three-mile radius of our properties in Houston and Dallas is 120,714 and 59,144, respectively, representing population densities of 4,372 per square mile and 3,217 per square mile, respectively. This compares to population densities in the Houston and Dallas MSAs of 662 per square mile and 722 per square mile, respectively.

As part of our ongoing investment strategy, we intend to acquire properties in premier retail locations in other major U.S. cities, including markets outside of Texas and Atlanta, that have characteristics similar to our existing core markets and submarkets. Prior to expanding into new markets, we conduct detailed analyses of demographics and rigorously map local submarkets to ensure that potential acquisitions are in locations consistent with our strategy of owning assets in the most affluent and densely populated areas of a particular market. For example, we spent approximately three months in Atlanta researching the market extensively to understand local consumer trends, driving patterns, demarcation and the area’s demographic profile. Based on this extensive research, we believe that Atlanta’s demographic characteristics closely resemble those of our existing Texas markets. As a result, we recently continued our expansion in Atlanta through the acquisition of two neighborhood shopping centers in the Buckhead District and the Alpharetta submarket, consistent with our focus on owning assets in the most attractive submarkets. We have owned and operated single tenant assets in the Atlanta area for over ten years, and we leveraged our existing relationship network and market knowledge to evaluate and consummate our Atlanta acquisitions. The average household income within a three-mile radius of the Buckhead District property is $106,468 and the population within a three-mile radius of the property is 152,020, representing a population density of 5,546 per square mile. The average household income within a three-mile radius of the Alpharetta submarket property is $146,885 and the population within a three-mile radius of the property is 80,722, representing a population density of 2,725 per square mile. The demographic profiles of both assets compare favorably to the Atlanta market as a whole, which has average household income and population density of $79,200 and 665 per square mile, respectively. As a result of these acquisitions, we are establishing an Atlanta office that will provide the same operational support and asset management services as our primary Texas offices. As we expand into additional new markets, we will ensure that we have a local presence and scale in each of our markets.

Operating History

We have been in business for 27 years and have owned, operated, acquired, developed and redeveloped retail properties in 19 states during this time. From 1985 to 2000, companies led by Mr. Taylor, including AmREIT and its predecessors, acquired and developed mainly single-tenant retail properties across the United States, including in markets in California, Colorado, Georgia, Illinois, Kansas, Louisiana, Maryland, Minnesota, Missouri, New Mexico, New York, North Carolina, Oregon, Tennessee, Texas, Utah and Virginia.

In 1995, we began investing in multi-tenant shopping centers, and in 2000, we refined our investment strategy to focus on total investor returns and value creation with less emphasis on current yield. We began to accumulate multi-tenant shopping centers in high-barrier in-fill locations with strong demographics, taking advantage of population growth and increased affluence in Houston, Dallas, San Antonio and Austin and leveraging our expertise in Texas and our experienced property management team. Since 2000, we have recycled capital by selectively disposing of single-tenant retail properties located outside of our core markets and redeploying the proceeds into high-quality multi-tenant shopping centers in our core markets. As a result of this focused capital recycling strategy, as of June 30, 2011, we owned approximately 1.0 million square feet of multi-tenant shopping centers and 150,000 square feet of single-tenant retail properties, with our multi-tenant shopping centers comprising approximately 90% of our annualized base rent, and our single-tenant retail properties comprising the remaining 10% of our annualized base rent.

Over the past 27 years, AmREIT and its predecessors have raised, sponsored and managed 20 advised funds targeting third-party equity capital, 12 of which have since been fully liquidated. With respect to the remaining eight advised funds, as of June 30, 2011, we managed three institutional joint ventures and five high net worth advised funds, which owned an aggregate of 2.3 million square feet of retail shopping center space. Our institutional partners in the joint ventures are J.P. Morgan Investment Management and AEW Capital. Through our sponsorship, our advised funds have raised approximately $250 million of equity capital which has been invested in high-quality retail centers and mixed-use developments.

Recent Developments

On February 25, 2011, we completed the acquisition of The Market at Lake Houston, a 101,791 square foot grocery-anchored shopping center situated on 13.86 acres in Atascocita, Texas, a northern suburb of Houston. The property was completed in 2002 and was 98% leased as of June 30, 2011. The anchor tenant is H-E-B, a regional supermarket, and other major tenants include Five Guys, Payless ShoeSource and Subway. We acquired the property for approximately $20.1 million, of which $4.4 million was paid in cash. The balance was paid through our assumption of $15.7 million of mortgage debt, which matures on January 1, 2016 and is payable interest-only at a fixed rate of 5.75% per year. The property was owned by two of our advised funds, and we completed the acquisition pursuant to an independent appraisal process. For more information, see “Business and Properties – Acquisition Process from Advised Funds” and “Certain Relationships and Related Transactions.”

On May 10, 2011, we completed the acquisition of Brookwood Village, a 28,774 square foot pharmacy-anchored, neighborhood shopping center located in the Buckhead District of Atlanta, Georgia. The property was renovated in 2000 and was 96% leased at closing and as of June 30, 2011. The anchor tenant is CVS/pharmacy and other tenants include Sprint, FedEx Kinko’s and Subway. We acquired the property for $10.6 million in cash using proceeds from our existing line of credit.

On July 29, 2011, we completed the acquisition of Alpharetta Commons, a 94,544 square foot grocery-anchored neighborhood shopping center located in the Alpharetta submarket of Atlanta, Georgia. The property was 100% leased at closing and is located between two intersections with an average daily drive-by rate in excess of 66,000 cars. The property is anchored by Publix, with the remaining tenants comprised primarily of local and regional convenience retailers. We acquired the property for $18.8 million, using $6.3 million of proceeds from our existing line of credit and a $12.5 million mortgage loan.

Summary Risk Factors

An investment in shares of our Class B common stock involves risks. You should carefully read and consider the risks discussed below and under the caption “Risk Factors” beginning on page 15 of this prospectus before investing in shares of our Class B common stock. Some of these risks include, but are not limited to:

■	Substantially all of our properties are located in Texas, with a concentration in the Houston, Dallas, San Antonio and Austin MSAs, and we are dependent on the Texas economy such that changes in this geographic market and these submarkets may materially and adversely affect us.

■	We depend upon tenant leases for most of our revenue; lease terminations and/or tenant defaults, particularly by one of our significant tenants, could materially and adversely affect the income produced by our properties, which may harm our operating performance, thereby limiting our ability to make distributions to our stockholders. As of June 30, 2011, our top five tenants, Kroger, CVS/pharmacy, H-E-B, Landry’s and Hard Rock Café accounted for approximately 20% in the aggregate, and approximately 9%, 4%, 3%, 2% and 2%, respectively, of our total annualized base rent.

■	Our grocery-anchored and neighborhood and community retail properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

■	We face considerable competition in leasing our properties and may be unable to renew existing leases or re-lease retail space on terms similar to the existing leases, or we may expend significant capital in our efforts to re-lease retail space, which may adversely affect our operating results.

■	Our growth will partially depend upon future acquisitions of properties, and we may be unsuccessful in identifying and consummating suitable acquisitions or taking advantage of other investment opportunities, which may impede our growth and negatively affect our cash available for distribution to stockholders.

■	Our investments in development and redevelopment projects may not yield anticipated returns, which could harm our operating results and reduce the amount of funds available for distributions.

■	We depend on key personnel whose continued service is not guaranteed and each of whom would be difficult to replace.

■	We will rely upon external sources of capital to fund acquisitions, development opportunities and repayment of significant maturities of principal debt, and, if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or repay maturing obligations.

■	Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay distributions at current levels or in amounts necessary to permit us to continue to qualify as a REIT and may expose us to the risk of default under our credit agreements.

■	We are subject to conflicts of interest arising out of our relationships with our advised funds, which could result in decisions that are not in the best interests of our stockholders. Specifically, our senior management team has a fiduciary duty not only to us but also to our advised funds.

■	Our charter, bylaws and certain provisions of Maryland law contain provisions that may delay, defer or prevent a change of control transaction, even if such a change in control may be in your best interest, and as a result may depress the market price of our common stock.

■	If we fail to qualify as a REIT, our operations and dividends to stockholders would be adversely impacted.

■	Following exchange offers that we intend to conduct in the future, large numbers of Class A stockholders receiving shares of our Class B common stock may sell shares of our Class B common stock. Significant sales of our Class B common stock, or the perception that significant sales of such shares could occur, may cause the price of our Class B common stock to decline significantly.

■	There is currently no significant public market for our common stock, and a market for our common stock may never develop, which could result in purchasers in this offering being unable to monetize their investment.

■	If you purchase shares of Class B common stock in this offering, you will experience immediate and significant dilution in the net tangible book value per share.

■	There can be no assurance that we will be able to pay or maintain cash dividends or that dividends will increase over time.

Reclassification of Shares of Common Stock and Exchange of Class A Common Stock

Our board of directors has approved Articles of Amendment to our charter renaming all of the outstanding shares of our common stock as “Class A common stock” and effecting a     -for-     reverse stock split of our Class A common stock. In addition, our board of directors has approved Articles Supplementary to our charter designating a new class of common stock entitled “Class B common stock.” Each share of Class B common stock will have the following rights:

■	the right to vote together with Class A common stockholders on all matters on which holders of Class A and Class B common stock are entitled to vote;

■	one vote with respect to all matters voted upon by our Class A and Class B common stockholders;

■	the right to receive distributions equal to any distributions declared on our shares of Class A common stock; and

■	liquidation rights equal to the liquidation rights of each share of Class A common stock.

We intend to apply to list our Class B common stock on the New York Stock Exchange, or NYSE, but do not expect to list our shares of Class A common stock on a national securities exchange.

Commencing no sooner than six months following the completion of this offering, we intend to conduct a series of exchange offers to exchange shares of our Class A common stock for shares of Class B common stock. In exchange for one share of Class A common stock, we will issue one share of Class B common stock. We intend to commence the exchange offers for all outstanding shares of Class A common stock in the increments set forth below on the following schedule:

■	an exchange offer for approximately % of the shares of Class A common stock outstanding as of the date hereof, approximately 6 months following the date of this prospectus;

■	an exchange offer for approximately % of the shares of Class A common stock outstanding as of the date hereof, approximately 12 months following the date of this prospectus; and

■	an exchange offer for approximately % of the shares of Class A common stock outstanding as of the date hereof, approximately 18 months following the date of this prospectus.

While we intend to conduct the exchange offers as described above, the conduct of and any terms related to any exchange offer must be approved by our board of directors in their sole discretion, and any commencement of an exchange offer may be delayed or not occur. In any event, we will not commence any exchange offer prior to six months following the date of this prospectus. At any time after 12 months from the date of this prospectus, our board of directors may, in its sole discretion, accelerate the timing of the last scheduled exchange offer and any additional exchange offers for the remaining outstanding shares of Class A common stock. Following the completion of the series of exchange offers, we intend to submit to our stockholders for approval at our 2013 Annual Meeting of Stockholders an amendment to our charter to change the Class A common shares remaining outstanding after the completion of the exchange offers into shares of Class B common stock and rename our Class B common stock as “common stock.”

Restrictions on Ownership and Transfer of Our Capital Stock

With certain exceptions, our charter authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Due to the limitations on the concentration of ownership of stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, our charter generally prohibits any person (unless exempted by our board of directors) from actually, beneficially or constructively owning more than 9.8% (in value or in number of shares of common stock, whichever is more restrictive) of our outstanding shares of Class A common stock or Class B common stock or more than 9.8% (in value or in number of shares of preferred stock, whichever is more restrictive) of any class or series of our preferred stock. See “Description of Stock – Restrictions on Ownership and Transfer.” These restrictions on transfer and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our REIT Status

We have elected to be treated as a REIT for federal income tax purposes. To maintain our REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. As a REIT, we generally are not subject to federal income tax on our REIT taxable income that we currently distribute to our stockholders. If we fail to maintain our status as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property. In addition, the income of any taxable REIT subsidiary that we own will be subject to taxation at regular corporate rates. See “Material U.S. Federal Income Tax Considerations.”

Our Distribution Policy

We or our predecessors have paid regular dividends to our stockholders since 1997, and we intend to continue to declare and pay regular distributions to holders of our common stock. We pay dividends on a quarterly basis, currently at an annual rate of $      per share, on a post-reverse split basis. We intend to continue to make distributions that will enable us to meet the distribution requirements applicable to REITs and to eliminate or minimize our obligation to pay income and excise taxes. Distributions made by us will be authorized by our board of directors in its sole and absolute discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and requirements for our qualification as a REIT for federal income tax purposes.

Revolving Credit Facility

Concurrently with the completion of this offering, we anticipate entering into a $      million revolving credit facility, all of which we expect will be available to us upon consummation of this offering. We expect to use this facility for acquisitions, development and redevelopment of properties in our portfolio, working capital, the funding of capital expenditures and other general corporate purposes.

Affiliates of the underwriters may participate as lenders under our new revolving credit facility. As such, these affiliates may receive the portion of the net proceeds of this offering that are used to pay fees related to the revolving credit facility. These transactions create potential conflicts of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts and commissions they will receive. These interests may influence the decision regarding the terms and circumstances under which the offering is completed.

Corporate Information

Our principal executive office is located at 8 Greenway Plaza, Suite 1000, Houston, Texas 77046. Our telephone number is (713) 850-1400. We maintain an Internet site at http://www.amreit.com. The information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC.

The Offering

Class B common stock offered by us	shares (1)

Common stock to be outstanding after this offering (2)

Class A common stock	shares

Class B common stock	shares (1)(3)

Dividend rights	Our Class A common stock and Class B common stock share equally in any distributions authorized by our board of directors and declared by us, subject to the preferential rights of any class or series of stock ranking senior to Class A common stock and Class B common stock.

Voting rights	Each share of Class A common stock and Class B common stock entitles its holder to one vote per share on all matters on which holders of our Class A common stock and Class B common stock are entitled to vote. The shares of Class B common stock will vote together with the shares of Class A common stock as a single class.

Use of proceeds	We estimate that the net proceeds of this offering, after deducting the underwriting discount and commissions and estimated expenses payable by us, will be approximately $ million, or approximately $ million if the underwriters’ over-allotment option is exercised in full. We intend to use the net proceeds of this offering as follows:

■ $61.4 million to repay secured debt obligations and to fund associated prepayment penalties; and

■ the remainder for general corporate and working capital purposes, including future acquisition, development and redevelopment activities.

Risk Factors	An investment in shares of our Class B common stock involves risks. You should carefully read and consider the risks discussed under the caption “Risk Factors” beginning on page 15 and all other information in this prospectus before investing in shares of our Class B common stock.

Proposed NYSE symbol	“AMRE”

(1)	Excludes up to shares of Class B common stock that may be issued by us upon exercise of the underwriters’ over-allotment option.
(2)	Share numbers reflect the -for- reverse stock split that will occur prior to the completion of this offering.
(3)	Includes (a) shares of Class B common stock to be issued in this offering and (b) shares of restricted Class B common stock to be granted to our officers and directors concurrently with the completion of this offering, which will vest on the tenth anniversary of the date of the awards. Excludes shares of Class B common stock available for future issuance under the AmREIT, Inc. 1999 Flexible Incentive Plan. Prior to the completion of this offering, we intend to amend this plan so that all future awards are in or related to Class B common stock.

Summary Selected Condensed Consolidated Financial Data

The following table sets forth (i) our unaudited summary selected pro forma financial data and (ii) our summary selected historical condensed consolidated balance sheet data as of June 30, 2011 and December 31, 2010, 2009 and 2008 and our consolidated operating and other data for the six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009 and 2008. The unaudited historical condensed consolidated balance sheet information as of June 30, 2011, and the consolidated operating and other data for the six months ended June 30, 2011 and 2010, have been derived from our unaudited historical condensed consolidated financial statements included elsewhere in this prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods. The historical condensed consolidated balance sheet information as of December 31, 2010 and 2009 and the consolidated operating and other data for each of the years ended December 31, 2010, 2009 and 2008 have been derived from our audited historical consolidated financial statements included elsewhere in this prospectus. The historical condensed consolidated balance sheet information as of December 31, 2008 has been derived from our audited consolidated financial statements not included in this prospectus.

Our unaudited summary selected pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2011 and for the year ended December 31, 2010 have been adjusted to give effect to this offering and our intended use of proceeds of this offering and certain other transactions as described in the pro forma condensed consolidated financial statements included elsewhere in this prospectus. Our historical consolidated financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance. In addition, our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations. You should read the following summary selected financial, operating and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes appearing elsewhere in this prospectus. All per share data set forth below has been adjusted to give effect to the          -for-          reverse stock split of our Class A common stock to be effected prior to the completion of this offering.

	SIX MONTHS ENDED JUNE 30,			YEAR ENDED DECEMBER 31,
	PRO			PRO
	FORMA	HISTORICAL		FORMA	HISTORICAL
	2011	2011	2010	2010	2010	2009	2008
	(Dollars in thousands, except per share data)

Operating Data
Revenues:
Rental income from operating leases	$16,727	$15,296	$14,223	$34,159	$29,155	$29,367	$31,413
Lease termination income	109	109	—	—	—	1,065	100
Real estate fee income	—	—	—	15	15	—	—
Real estate fee income — related party	1,372	1,384	908	2,293	2,375	2,604	4,316
Construction management fee income	—	—	—	—	—	—	41
Construction management fee income — related party	128	128	170	349	349	450	410
Asset management fee income — related party	601	601	740	1,480	1,480	1,530	1,501

Total revenues	$18,937	$17,518	$16,041	$38,296	$33,374	$35,016	$37,781

	SIX MONTHS ENDED JUNE 30,			YEAR ENDED DECEMBER 31,
	PRO			PRO
	FORMA	HISTORICAL		FORMA	HISTORICAL
	2011	2011	2010	2010	2010	2009	2008
	(Dollars in thousands, except per share data)

Expenses:
General and administrative	$2,947	$2,710	$2,700	$6,420	$5,944	$6,320	$7,096
Property expense	3,975	3,677	3,653	9,485	8,314	8,206	8,903
Legal and professional	522	522	386	1,165	1,165	1,667	1,559
Real estate commissions	186	186	93	191	191	157	162
Acquisition costs	—	115	—	233	12	—	—
Depreciation and amortization	4,552	3,948	3,356	8,796	6,634	7,350	8,969
Impairment — properties	—	—	—	2,268	2,268	441	484
Impairment — notes receivable	—	—	—	1,800	1,800	—	—

Total expenses	12,182	11,158	10,188	30,358	26,328	24,141	27,173

Operating income	6,755	6,360	5,853	7,938	7,046	10,875	10,608
Other income (expense):
Interest and other income	257	257	257	459	459	446	11
Interest and other income — related party	61	61	128	274	274	201	1,018
Gain on debt extinguishment	—	—	—	5,374	5,374	—	—
Loss from advised funds and other affiliates	(250)	(250)	(938)	(1,186)	(1,186)	(604)	(894)
Income tax benefit (expense) for taxable REIT subsidiary	(54)	(54)	146	(1,515)	(1,515)	851	492
Interest expense	(3,857)	(4,618)	(4,837)	(8,868)	(9,541)	(9,146)	(9,196)
Debt prepayment penalties	—	—	—	(988)	(988)	—	—

Income (loss) from continuing operations	2,912	1,756	609	1,488	(77)	2,623	2,039
Income (loss) from discontinued operations	—	146	729	—	6,382	2,632	(1,896)

Net income	2,912	1,902	1,338	1,488	6,305	5,255	143
Net income attributable to non-controlling interest	—	—	(24)	—	(173)	(121)	(331)

Net income (loss) attributable to AmREIT stockholders	2,912	1,902	1,314	1,488	6,132	5,134	(188)
Distributions paid to Class C and D stockholders (1)	—	—	—	—	—	(18,528)	(10,013)

Net income available to stockholders	$2,912	$1,902	$1,314	$1,488	$6,132	$(13,394)	$(10,201)

Net income per share of common stock — basic and diluted
Income (loss) before discontinued operations		$—	$—		$—	$—	$—
Income (loss) from discontinued operations		$—	$—		$—	$—	$—

Net income (loss) per share		$—	$—		$—	$—	$—

	SIX MONTHS ENDED JUNE 30,			YEAR ENDED DECEMBER 31,
	PRO			PRO
	FORMA	HISTORICAL		FORMA	HISTORICAL
	2011	2011	2010	2010	2010	2009	2008
	(Dollars in thousands, except per share data)

Pro forma earnings per share — basic and diluted (2)
Balance sheet data (at end of period)
Real estate investments before accumulated depreciation and amortization	$321,420	$304,526			$279,314	$283,809	$280,701
Total assets	338,689	312,828			293,848	320,332	325,605
Notes payable	141,768	184,304			161,848	182,976	184,352
Total stockholders’ equity	189,097	120,765			123,067	126,913	128,624
Other data
Funds from operations (3)	$7,872	$6,126	$5,790	$16,633	$12,957	$(5,546)	$(1,357)
Net operating income (4)	$12,782	$11,649	$10,406	$24,930	$21,100	$20,964	$21,641
Number of properties at end of period	31	30	49	31	28	49	49
Percent leased at end of period	92%	92%	92%	93%	92%	91%	98%
Distributions per share	$—	$—	$—	$—	$—	$—	$—

(1)	Reflects distributions to classes of common shares outstanding prior to the November 2009 merger with REITPlus, Inc. whereby we combined three classes of common shares into a single class of common stock as discussed in Note 2 – “Summary of Significant Accounting Policies” to our audited consolidated financial statements for the fiscal year ended December 31, 2010 included in this prospectus.

(2)	In arriving at pro forma earnings per share – basic and diluted, we have reduced pro forma net income (loss) available to stockholders by pro forma dividends attributable to unvested restricted shares of $ and $ for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.

(3)	For a definition and reconciliation of funds from operations, or FFO, and a statement disclosing the reasons why our management believes that presentation of FFO provides useful information to investors and, to the extent material, any additional purposes for which our management uses FFO, see “Selected Condensed Consolidated Financial Data.”

(4)	For a definition and reconciliation of net operating income, or NOI, and a statement disclosing the reasons why our management believes that presentation of NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, see “Selected Condensed Consolidated Financial Data.”

RISK FACTORS

An investment in shares of our Class B common stock involves a high degree of risk. In addition to all other information contained in this prospectus, you should carefully consider the following risk factors before purchasing shares of our Class B common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make distributions to our stockholders, which could cause you to lose all or part of your investment. The risks set forth below are not the only risks that may affect us, but do represent those risks and uncertainties that we believe are material to our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock. Additional risks and uncertainties that are not presently known to us or that we deem immaterial at this time may also adversely affect our business. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please see “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Operations

Substantially all of our properties are located in Texas, with a concentration in the Houston, Dallas, San Antonio and Austin MSAs, and we are dependent on the Texas economy such that changes in this geographic market and these submarkets may materially and adversely affect us.
Substantially all of our properties are located in Texas, with a concentration in the Houston, Dallas, San Antonio and Austin MSAs. As a result of this geographic concentration, we are particularly susceptible to downturns in the Texas economy or any of these local economies or other adverse conditions in these markets (such as periods of economic slowdown or recession, business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes and the cost of complying with government regulations or increased regulation). Our revenue is highly dependent upon our ability to attract financially stable retail tenants. A significant economic downturn in any of these local economies may adversely impact our ability to attract and retain financially stable tenants and could have an adverse impact on our tenants’ revenues and results of operations and their ability to meet their lease obligations to us. Likewise, we may be required to lower our rental rates or grant rent abatements and other types of concessions to attract or retain desirable tenants in such an environment. Any material change in market rental rates or regulatory, environmental or competitive conditions in these markets could have a disproportionate effect on our overall business results. In the event of negative economic or other trends in these markets, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock may be materially and adversely affected.

We depend upon tenant leases for most of our revenue; lease terminations and/or tenant defaults, particularly by one of our significant tenants, could materially and adversely affect the income produced by our properties, which may harm our operating performance, thereby limiting our ability to make distributions to our stockholders.
We depend primarily upon tenant leases for our revenue. Our ability to sustain our rental revenue depends on the financial stability of our tenants, any of whom may experience a change in its business at any time. For example, the recent recession resulted in the bankruptcy of certain of our large tenants, including Linens ‘n’ Things and Circuit City, who abandoned leases at certain of our properties, and our other tenants may in the future be adversely affected by continued economic sluggishness or a second recession. The abandonment of our leases by Circuit City and Linens ‘n’ Things resulted in an annual loss of rental revenues of approximately $615,536, and the space occupied by those tenants, representing approximately 6% of our total GLA, remained vacant as of June 30, 2011. The ability of our tenants to fulfill their obligations under our leases may depend, in part, upon the overall profitability of their operations, and cash flows generated by certain tenant businesses may not be sufficient for a tenant to meet its obligations to us. As a result, our tenants may delay lease commencements, decline to extend or renew their leases upon expiration, fail to make rental payments when due, or declare bankruptcy and abandon the leased property. Any of these actions could result in a significant reduction or total loss of the revenue from the affected leases. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment and re-leasing our property. If significant leases are terminated or defaulted upon, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. In addition, significant expenditures, such as mortgage payments, real estate taxes and insurance and maintenance costs, are generally fixed and do not decrease when revenues at the related property decrease.

The occurrence of any of the situations described above, particularly if it involves one of our significant tenants, could seriously harm our operating performance. As of June 30, 2011, our top five tenants, Kroger, CVS/pharmacy H-E-B, a regional supermarket, Landry’s and Hard Rock Café, accounted for approximately 20% in the aggregate, and approximately 9%, 4%, 3%, 2% and 2%, respectively, of our total annualized base rent. Any adverse development affecting any of these five tenants could materially and adversely affect our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock.

Our grocery-anchored and neighborhood and community retail properties depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.
Certain of our grocery-anchored and neighborhood and community retail properties are anchored by large, nationally recognized tenants. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of the tenant’s leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. If sales of our other tenants decrease, they may be unable to pay their minimum rents or expense recovery charges. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties. Any of the foregoing would adversely affect the value of the applicable retail property.

In addition, any of the foregoing could trigger co-tenancy provisions contained in many of our retail leases. These co-tenancy provisions may condition a tenant’s obligation to remain open, the amount of rent payable by the tenant or the tenant’s obligation to continue occupancy on any of the following: (i) the presence of a certain anchor tenant or tenants; (ii) the continued operation of an anchor tenant’s store; or (iii) minimum occupancy levels at the applicable retail property. If a co-tenancy provision is triggered by a failure of any of these or other applicable conditions, a tenant could have the right to terminate its lease early or to a reduction of its rent. In periods of prolonged economic decline, there is a higher than normal risk that co-tenancy provisions will be triggered as there is a higher risk of tenants closing stores or terminating leases during these periods. In addition to these co-tenancy provisions, most of the anchor leases at our properties do not contain “continuous operating covenants,” which require the tenant to maintain physical occupancy in addition to paying rent. This could result in decreased customer traffic at the applicable property, thereby decreasing sales for our other tenants at that property, which may result in our other tenants being unable to pay their minimum rents or expense recovery charges. These provisions also may result in lower rental revenue generated under the applicable leases. To the extent co-tenancy or the absence of continuous operating covenants in our retail leases result in lower revenue or tenant sales or tenants’ rights to terminate their leases early or to a reduction of their rent, our performance or the value of the applicable property could be adversely affected.

Loss of, or a store closing by, an anchor or major tenant and the resulting potential adverse effects of co-tenancy provisions in our leases could significantly reduce our occupancy level or the rent we receive from our retail properties, and we may be unable to re-lease vacated space at attractive rents or at all. Moreover, in the event of a default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance.

We face considerable competition in leasing our properties and may be unable to renew existing leases or re-lease retail space on terms similar to the existing leases, or we may expend significant capital in our efforts to re-lease retail space, which may adversely affect our operating results.
As of June 30, 2011, leases representing approximately 4% and 15% of our total annualized base rent are scheduled to expire by the end of 2011 and 2012, respectively, assuming the exercise of all early termination rights. In addition, approximately 8% of the square footage of our properties was available for rent as of June 30, 2011. Because we compete with many other entities engaged in real estate investment and leasing activities, including national, regional and local owners, operators, acquirers and developers, we may be unable to renew leases with our existing tenants. If our current tenants do not renew their leases, we may be unable to re-lease such space to new tenants. Furthermore, to the extent that we are able to renew leases that are scheduled to expire in the short-term or re-lease such space to new tenants, heightened competition resulting from adverse market conditions may limit our ability to lease such space at rental rates equal to or above the current rental rates or require us to offer rent abatements, tenant improvements or other rental concessions. In addition, recent volatility in the mortgage-backed securities markets has led to foreclosures and sales of foreclosed retail properties at depressed values, and we may have difficulty competing with competitors who have purchased properties in the foreclosure process, because their lower cost basis in their properties may allow them to offer space at reduced rental rates.

If our competitors offer retail space at rental rates below current market rates or below the rental rates that we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those that we currently charge in order to retain tenants upon expiration of their existing leases. Even if our tenants renew their leases or we are able to re-lease the space, the terms and other costs of renewal or re-leasing, including the cost of required renovations, increased tenant improvement allowances, leasing commissions, declining rental rates, and other potential concessions, may be less favorable than the terms of our current leases and could require significant capital expenditures. If we are unable to renew leases or re-lease space in a reasonable time, or if rental rates decline or tenant improvement costs, leasing commissions, or other costs increase, our business, financial condition and results of operations, our ability to make distributions to our stockholders, the trading price of our Class B common stock and our ability to satisfy our debt service obligations could be materially and adversely affected.

Our growth will partially depend upon future acquisitions of properties, and we may be unsuccessful in identifying and consummating suitable acquisitions or taking advantage of other investment opportunities, which may impede our growth and negatively affect our cash available for distribution to stockholders.
Our ability to expand through acquisitions is integral to our business strategy and requires that we identify and consummate suitable acquisition or investment opportunities that meet our investment criteria and are compatible with our growth strategy. We may not be successful in identifying and consummating acquisitions or investments in retail properties that meet our investment criteria on satisfactory terms or at all. Failure to identify or consummate acquisitions could slow our growth. Our ability to acquire retail properties on favorable terms, or at all, may be adversely affected by the following significant factors:

■	competition from other real estate investors, including other publicly-traded REITs, private equity investors and institutional investment funds, many of whom have substantially more capital than we have and may be able to accept more risk than we can prudently manage;

■	competition from other potential acquirers, which could significantly increase the purchase prices for properties we seek to acquire;

■	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

■	even if we enter into agreements for the acquisition of properties, these agreements are subject to customary closing conditions, including the satisfactory results of our due diligence investigations; and

■	failure to obtain financing for an acquisition on favorable terms or at all.

Our failure to identify and consummate suitable acquisitions, to take advantage of other investment opportunities, or to integrate successfully any acquired retail property without substantial expense, delay or other operational or financial problems, would impede our growth and negatively affect our results of operations and cash available for distribution to our stockholders.

Our future acquisitions may not yield the returns we expect.
Our future acquisitions and our ability to successfully operate the properties we acquire in such acquisitions may be exposed to the following significant risks:

■	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

■	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

■	our cash flow may be insufficient to meet our required principal and interest payments;

■	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

■	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

■	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

■	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties. If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow and the trading price of our Class B common stock could be adversely affected.

We may acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.
In the future we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for membership or partnership interests in one or more of our limited partnership or limited liability company subsidiaries, which may dilute our stockholders’ indirect economic interests in our existing properties. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Our investments in development and redevelopment projects may not yield anticipated returns, which could harm our operating results and reduce the amount of funds available for distributions.
A key component of our growth strategy is capitalizing on property development and redevelopment opportunities, some of which may arise through strategic joint ventures. To the extent that we engage in these development and redevelopment activities, we will be subject to the following risks normally associated with such projects:

■	we may be unable to obtain financing for these projects on favorable terms or at all;

■	we may not complete development or redevelopment projects on schedule or within budgeted amounts;

■	we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations;

■	occupancy rates and rents at newly-developed or redeveloped retail properties may be lower than projected and may fluctuate depending upon a number of factors, including market and economic conditions, and may result in our investment not being profitable;

■	necessary capital expenditures may be higher than anticipated; and

■	start-up costs may be higher than anticipated.

In deciding whether to develop or redevelop a particular retail property, we make certain assumptions regarding the expected future performance of such property. We may underestimate the costs necessary to rehabilitate the property for its intended market position, or we may be unable to increase occupancy at the property as quickly as expected or at all. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these development or redevelopment projects.

We may in the future develop retail properties in geographic markets where we do not currently have a significant presence and where we do not possess the same level of familiarity with local conditions, which could adversely affect our ability to develop such properties successfully or at all or to achieve expected performance at such properties.

We may rely upon the investments of our joint venture partners for the funding of certain of our development and redevelopment projects. If our reputation in the retail real estate industry changes or the number of investors considering us as an attractive strategic partner is otherwise reduced, our ability to develop or redevelop retail properties could be adversely affected, which would limit our growth prospects.

If our investments in development and redevelopment projects do not yield anticipated returns for any reason, including those set forth above, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock could be adversely affected. Moreover, substantial renovation and development activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting their time and attention from our other properties.

We depend on key personnel whose continued service is not guaranteed and each of whom would be difficult to replace.
Our continued success depends, to a significant extent, on the continued services of certain key personnel, including H. Kerr Taylor, our chairman, president and chief executive officer, Chad C. Braun, our executive vice president, chief financial officer, chief operating officer, treasurer and secretary, Tenel H. Tayar, our senior vice president and chief investment officer, Charles Scoville, our managing vice president and director of leasing/property management, and Brett Treadwell, our managing vice president – finance and chief accounting officer, each of whom would be difficult to replace. Among the reasons that they are important to our continued success is that each has significant experience in the real estate industry, with an average of 20 years of experience acquiring, financing, owning, leasing, managing, developing and redeveloping retail properties. Moreover, our senior management team, as it is currently constituted, has worked together for over seven years. Our ability to continue to acquire, manage, develop and redevelop and successfully integrate and operate retail properties, therefore, depends upon the significant relationships that our senior management team has developed over many years. Although we have entered into employment agreements with certain members of our senior management team, we cannot provide any assurance that any of them will remain employed by us. Our ability to retain our senior management team, or to attract and integrate suitable replacements should any member of the senior management team leave, is dependent upon the competitive nature of the employment market. The loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry personnel, which could adversely affect our financial condition, results of operations, cash flow and the trading price of our Class B common stock.

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our financial condition, results of operations and cash flow and the trading price of our Class B common stock.
Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole, or in our geographic markets, including the current dislocations in the credit markets and general global economic downturn. These current conditions, or similar conditions existing in the future, may adversely affect our financial condition, results of operations, cash flow and the trading price of our Class B common stock as a result of the following potential consequences, among others:

■	our ability to obtain financing on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense;

■	local or regional real estate market conditions may cause an oversupply of retail property or a general reduction in demand for retail property in one or more of our geographic markets;

■	reduced values of our properties may limit our ability to dispose of assets at attractive prices; and

■	changes in the supply of, or demand for, similar or competing retail property in our geographic markets could affect our ability to attract and maintain tenants.

Any of the above factors may prevent us from realizing growth or maintaining the value of our properties. The failure of our properties to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, may have an adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock.

Turmoil in capital markets could adversely impact acquisition activities and pricing of retail properties.
Continued tightness in the credit markets and volatility in the equity capital markets could adversely affect our acquisition activities. Tighter underwriting standards imposed by lenders and credit rating agencies and the significant inventory of unsold collateralized mortgage backed securities in the market could adversely impact the ability to obtain first mortgage debt financing on favorable terms or at all. Furthermore, continued volatility in the equity capital markets could result in less supply of both public equity capital and private equity capital devoted to real estate, which could adversely impact the overall amount of capital available to invest in retail space. Such a shortage of capital could adversely impact the prices of property and the value of our portfolio, resulting in our being unable to raise sufficient capital to fund our planned acquisitions, development or redevelopment, all of which may adversely affect our business, operations and results of operations.

Adverse market and economic conditions may continue to adversely affect us and could cause us to recognize impairment charges or otherwise impact our performance.
We continually monitor events and changes in circumstances that could indicate that the carrying value of our properties and related intangible assets in which we have an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present which indicate that the carrying value of our properties and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the property or asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we adjust our properties and related intangible assets to the fair value and recognize an impairment loss.

During the third quarter of 2010, we identified a negative trend in the market for single-tenant properties located in tertiary markets. Accordingly, we performed an impairment analysis on seven of our single-tenant properties with these characteristics. The analysis indicated that, with respect to six such properties, the estimated undiscounted future cash flows associated with these assets would not be sufficient to recover their carrying values. As a result, we recorded impairments in the aggregate amount of $3.5 million on these six single-tenant, non-core properties in order to reduce their carrying values to their respective fair values. Additionally, during the fourth quarter of 2010, we recorded a $1.3 million impairment on a note receivable related to the sale of a tract of land adjacent to our Uptown Plaza – Dallas property. The note matured unpaid on December 31, 2010. Accordingly, we reduced the note receivable to the fair value of the land, which serves as collateral under the terms of the note.

Projections of expected future cash flows require management to make assumptions to estimate future market rental income amounts subsequent to the expiration of current lease agreements, operating expenses, the number of months it takes to re-lease the property, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the property’s fair value and, therefore, could result in the misstatement of the carrying value of our real estate and related intangible assets and our net income.

Ongoing adverse market and economic conditions and market volatility will likely continue to make it difficult to value our properties, our interests in unconsolidated joint ventures and/or our intangible assets. As a result of current adverse market and economic conditions, there may be significant uncertainty in the valuation, or in the stability of, the cash flows, discount rates and other factors related to such assets that could result in a substantial decrease in their value. We may be required to recognize asset impairment charges in the future, which could materially and adversely affect our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock.

Our current and future investments in joint ventures could be adversely affected by our lack of sole decision-making authority, our reliance upon our joint venture partners’ financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.
We have co-invested and anticipate that we will continue to co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in and/or sharing responsibility for the management of a retail property, partnership, joint venture or other entity. As of June 30, 2011, we had interests in three joint ventures, each of which owned a single property. In the aggregate these properties comprise 853,421 square feet, 80,000 of which represents vacant space on a property that is in the initial stages of redevelopment. Joint ventures generally involve risks not present with respect to our wholly-owned properties, including the following:

■	we do not have exclusive control over the development, redevelopment, leasing, management, financing and other aspects of the project, which may prevent us from taking actions that are opposed by our joint venture partners;

■	our ability to transfer our interest in a joint venture to a third party may be restricted;

■	our joint venture partners might become bankrupt or fail to fund their share of required capital contributions which may delay construction, development or redevelopment of a retail property or increase our financial commitment to the joint venture;

■	our three existing joint venture agreements have, and future joint venture agreements may contain, buy-sell provisions pursuant to which one partner may initiate procedures requiring the other partner to choose between buying the other partner’s interest or selling its interest to that partner;

■	our joint venture partners may have business interests or goals with respect to the retail property that conflict with our business interests and goals which could increase the likelihood of disputes or impasses regarding the ownership, management or disposition of such property;

■	our joint venture partners may be in a position to take action contrary to our instructions, requests, policies or objectives, including our current policy with respect to maintaining our qualification as a REIT;

■	our relationships with our joint venture partners are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at a premium to the market price to continue ownership;

■	we may, in certain circumstances, be liable for the actions of our joint venture partners, and the activities of a joint venture could adversely affect our ability to qualify as a REIT, even in circumstances where we do not control the joint venture;

■	disputes may develop with our joint venture partners over decisions affecting the retail property or the joint venture which may result in litigation or arbitration that would increase our expenses and distract our officers and/or directors from focusing their time and effort on our business and possibly disrupt the daily operations of such property; and

■	we may suffer losses as a result of the actions of our joint venture partners with respect to our joint venture investments.

Any of the above might subject a property to liabilities in excess of those contemplated and thus have a negative impact on the returns available to investors.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenue does not increase, which could cause our results of operations to be adversely affected.
Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease retail space, the cost of compliance with governmental regulations, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be materially and adversely affected.

The expense of owning and operating a retail property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from such property. As a result, if revenue declines, we may not be able to reduce our expenses accordingly. Certain costs associated with real estate investments may not be reduced even if a retail property is not fully occupied or other circumstances cause our revenues to decrease. If a retail property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take possession of such property, resulting in a further reduction in our net income.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flows.
We maintain comprehensive general liability, fire, flood, earthquake, wind (as deemed necessary or as required by our lenders), extended coverage and rental loss insurance with respect to our properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. The geographic concentration of many of our properties in the Houston, Dallas, San Antonio and Austin MSAs potentially increases the risk of damage to such properties due to hurricanes and tornadoes. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flows from the property. If any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. In addition, future lenders may require such insurance, and our failure to obtain such insurance could constitute a default under loan agreements. We may determine not to insure some or all of our properties at levels considered customary in our industry, which would expose us to an increased risk of loss. As a result, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock may be materially and adversely affected.

If we are unable to satisfy the regulatory requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or if our disclosure controls or internal control over financial reporting is not effective, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our Class B common stock.
The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. Although management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements or materially and adversely affect our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock.

Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.
Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain U.S. federal requirements related to access and use by disabled persons. Noncompliance with the ADA could result in the imposition of fines, an award of damages to private litigants and/or an order to correct any non-complying feature which could result in substantial capital expenditures. A number of additional U.S. federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of such properties, with respect to access thereto by disabled persons. We have not conducted a detailed audit or investigation of all of our properties to determine our compliance, and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our properties is not in compliance with the ADA or other similar legislation, then we would be required to incur additional costs to bring such property into compliance. If we incur substantial costs to comply with the ADA or other similar legislation, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock may be materially and adversely affected.

As the present or former owner or operator of real property, we could become subject to liability for environmental contamination, regardless of whether we caused such contamination.
Under various federal, state, and local environmental laws, ordinances, and regulations, a current or former owner or operator of real property may be liable for the cost to remove or remediate hazardous or toxic substances, wastes, or petroleum products at, on, under, from, or in such property. These costs could be substantial and liability under these laws may attach whether or not the owner or operator knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred (i.e., the liability may be joint and several). In addition, third parties may sue the current or former owner or operator of a property for damages based on personal injury, natural resources, or property damage and/or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to redevelop, sell or lease the property or borrow using the property as collateral. In addition, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so.

Some of our properties are adjacent to or near other properties used for industrial or commercial purposes or that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. Releases from these properties could impact our properties. In addition, certain of our properties are currently used, have been used, and may be used in the future by others, including former owners or tenants of our properties, for commercial or industrial activities, e.g., gas stations and dry cleaners, that may release petroleum products or other hazardous or toxic substances at our properties or to surrounding properties.

We cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect our ability to make distributions to our stockholders or that such costs or liabilities will not have a material adverse effect on our financial condition and results of operations.

As the owner or operator of real property, we could become subject to liability for failure to comply with environmental, health, and safety laws.
Our properties and the tenants of our properties are subject to various federal, state and local environmental, health and safety laws, including laws governing the management of wastes, underground and aboveground storage tanks, local fire safety requirements, and local land use and zoning regulations. For example, some of our tenants handle regulated substances or wastes as part of their operations on our properties. Noncompliance with these environmental, health and safety laws could subject us or our tenants to liability. These environmental liabilities could affect a tenant’s ability to make rental payments to us. Moreover, changes in laws could increase the potential costs of compliance with environmental laws, health, or and safety laws, including increasing liability for noncompliance or requiring significant unanticipated expenditures. The costs or liabilities incurred as a result of noncompliance with environmental, health and safety laws could have a material adverse effect on our ability to make distributions to our stockholders or on our financial condition and results of operations.

As the owner of real property, we could become subject to liability for adverse environmental conditions in the buildings on our properties.
As the owner or operator of real property, we may also incur liability based on various building conditions. For example, buildings and other structures on properties that we currently own or operate or those we acquire or operate in the future contain, may contain, or may have contained, asbestos-containing material, or ACM. Environmental, health and safety laws require that ACM be properly managed and maintained and may impose fines or penalties on owners, operators or employers for non-compliance with those requirements. These requirements include special precautions, such as removal, abatement or air monitoring, if ACM would be disturbed during maintenance, renovation or demolition of a building, potentially resulting in substantial costs. In addition, we may be subject to liability for personal injury or property damage sustained as a result of exposure to ACM or releases of ACM into the environment.

In addition, our properties may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants, or others if property damage or personal injury occurs.

Any adverse environmental conditions in the buildings on our properties, including mold or ACM, could result in material liabilities, including liability for personal injury and costs of remediating adverse conditions, which could have an adverse effect on our cash flows and our ability to make distributions to our stockholders.

If any of our insurance carriers become insolvent, we could be adversely affected.
We carry several different lines of insurance which are placed with several reputable insurance carriers. If any one of these insurance carriers were to become insolvent, we would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, we cannot be certain that we would be able to realize proceeds from our insurance policies with respect to any claims that we have or replace the coverage at similar or otherwise favorable terms. Replacing insurance coverage at unfavorable rates and the potential for uncollectible claims due to carrier insolvency could adversely affect our business, results of operations and cash flows.

Risks Related to Our Financings

We will rely upon external sources of capital to fund acquisitions, development opportunities and repayment of significant maturities of principal debt, and, if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or repay maturing obligations.
In order to qualify as a REIT under the Code, we will be required, among other things, to distribute each year to our stockholders at least 90% of our taxable income, without regard to the deduction for dividends paid and excluding net capital gain. We expect to continue our practice of distributing 100% of our taxable income to avoid the payment of federal corporate income tax. Because of our distribution requirements, we will generally lack sufficient operating cash flow to finance acquisition, development or redevelopment opportunities and to repay maturing obligations.

We expect to rely upon external sources of capital, including debt and equity financing, to finance these future capital needs. However, the recent economic slowdown in the United States has reduced the availability and increased the cost of debt capital and has been partly responsible for significant volatility in and, in some cases, limited ability to access, the equity capital markets. If we are unable to obtain needed capital upon satisfactory terms or at all, we may not be able to make the investments needed to grow our business or to satisfy our obligations and commitments as they mature. Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions, the market’s perception of our current and potential future earnings and cash distributions and the market price of the shares of our Class B common stock. We may not be able to take advantage of attractive investment opportunities for growth if we are unable to access the capital markets on a timely basis and acquire capital on favorable terms.

Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay distributions at current levels or in amounts necessary to permit us to continue to qualify as a REIT and may expose us to the risk of default under our credit agreements.
Upon the closing of this offering, we expect to have approximately $141.8 million of outstanding indebtedness. After taking into account the use of proceeds of this offering, approximately $50.8 million, $68.7 million and $2.6 million of our outstanding indebtedness will mature in 2015, 2016 and 2017, respectively. We also expect to incur additional debt in connection with future acquisitions of retail properties. Concurrently with the completion of this offering, we expect to enter into a revolving credit facility for $      million, and we intend to borrow under the revolving credit facility or borrow new funds to acquire future properties. Additionally, we do not anticipate that our internally generated cash flows will be adequate to repay our existing indebtedness at maturity, and, therefore, we expect to repay our indebtedness through refinancings and proceeds from future offerings of equity and/or debt. Our level of debt and the limitations imposed upon us by our debt agreements could have adverse consequences, including the following:

■	our cash flows may be insufficient to meet our required principal and interest payments;

■	we may be unable to borrow additional funds as needed or on favorable terms, including to make acquisitions;

■	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

■	because a portion of our debt bears, and is expected to bear in the future, interest at variable rates, an increase in interest rates could materially increase our interest expense;

■	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms if we are able to do so at all;

■	after debt service, the amount available for distributions to our stockholders will be reduced;

■	covenants in our loan documents could restrict our ability to make distributions to our stockholders;

■	our leverage could place us at a competitive disadvantage compared to our competitors who have less debt;

■	we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

■	we may default upon our obligations, and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

■	we may violate financial covenants which would cause a default upon our obligations;

■	we may inadvertently violate non-financial restrictive covenants in our loan documents, such as covenants that require us to maintain the existence of entities, maintain insurance policies and provide financial statements which would entitle the lenders to accelerate our debt obligations; and

■	our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in our default on other indebtedness or result in the foreclosures of other properties.

The realization of any or all of these risks may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and to maintain our REIT qualification and the trading price of our Class B common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

We currently have and may incur additional mortgage indebtedness and other borrowings on our properties, which may increase our business risks and our ability to make distributions to our stockholders.
We may acquire retail properties by using either existing financing or borrowing new funds. In addition, we may incur or increase our current mortgage debt to obtain funds to acquire additional retail properties. We may also borrow funds if necessary to satisfy REIT distribution requirements mandated by the Code or otherwise as may be necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

We may incur mortgage debt on a particular retail property if we believe that the property’s projected cash flows are sufficient to service the mortgage debt. As of June 30, 2011, we had approximately $184.3 million of mortgage debt secured by 19 of our properties. If there is a shortfall between the cash flow from properties and the cash flow needed to service our indebtedness, then our amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss because defaults on such indebtedness may result in loss of property in foreclosure actions initiated by lenders. For tax purposes, a foreclosure of any of our properties would be treated as a sale of such property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in such property, we would recognize taxable income on foreclosure but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. We may give lenders full or partial guarantees for mortgage debt incurred by the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by that entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one of our properties may be affected by a default. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Increases in interest rates will increase our interest expense and may adversely affect our cash flows, our ability to service our indebtedness and our ability to make distributions to our stockholders.
As of June 30, 2011, approximately $36.1 million of our approximately $184.3 million of indebtedness had floating interest rates. Increases in interest rates will increase our interest costs associated with any draws that we may make on our revolving credit facility, which would reduce our cash flows and our ability to make distributions to our stockholders. In addition, if we are required to repay existing debt during periods of higher interest rates, we may need to sell one or more of our properties in order to repay the debt, which might not permit realization of the maximum return on such investments.

Our existing debt agreements contain, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.
We are subject to certain restrictions pursuant to the restrictive covenants of our outstanding indebtedness, which may affect our distribution and operating policies and our ability to incur additional indebtedness. Documents evidencing our existing indebtedness contain, and documents entered into in the future will likely contain, certain operating covenants that limit our ability to further mortgage a current property or a new retail property or discontinue insurance coverage thereon. In addition, these agreements contain, and future agreements likely will contain, financial covenants, including certain coverage ratios and limitations on our ability to incur secured and unsecured indebtedness, make distributions, sell all or substantially all of our assets and engage in mergers and consolidations and certain acquisitions. In addition, failure to meet any of these covenants, including the financial coverage ratios, could cause an event of default under or accelerate some or all of our indebtedness, which would have a material adverse effect on us.

Failure to hedge effectively against interest rate changes may adversely affect our cash flows and results of operations.
We had approximately $36.1 million of variable rate debt as of June 30, 2011, and we may incur additional variable-rate debt in the future. Accordingly, increases in interest rates on variable-rate debt would increase our interest expense, which could reduce net earnings and cash available for payment of our debt obligations and distributions to our stockholders. Periodically, we have sought to manage our exposure to interest rate volatility by entering into interest rate hedging arrangements such as interest cap agreements and interest rate swap agreements. In December 2008, we entered into an interest rate swap with a notional amount of $17 million and a fixed rate of 5.11% to hedge the interest rate risk on the $17 million variable-rate loan that was procured in conjunction with the 2008 refinancing of our MacArthur Park property. Although these agreements may partially protect against rising interest rates, they also may reduce the benefits to us if interest rates decline. If a hedging arrangement is not indexed to the same rate as the indebtedness which is hedged, we may be exposed to losses to the extent which the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Additionally, these agreements involve the risks that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that a court could rule that such an agreement is not legally enforceable. In the past, we have used derivative financial instruments to hedge interest rate risks related to our variable-rate debt. We will not use derivatives for speculative or trading purposes and intend only to enter into contracts with reputable financial institutions based upon, among other factors, their credit rating, but we may choose to change this practice in the future. Failure to hedge effectively against interest rate changes may materially adversely affect our cash flows and results of operations.

High mortgage rates and/or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.
If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we may be unable to refinance the properties when the loans become due, or to refinance on favorable terms. In such event, we could be forced to sell properties at otherwise inopportune times. Furthermore, if interest rates are higher when we refinance our properties, our income could be reduced. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.
Incurring mortgage and other secured debt obligations increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Some of our financing arrangements involve balloon payment obligations, which may adversely affect our ability to make distributions.
Some of our financing arrangements require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the existing financing on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

If we set aside insufficient working capital or are unable to secure funds for future tenant improvements, we may be required to defer necessary property improvements which could adversely impact our ability to pay cash distributions to our stockholders.
When tenants do not renew their leases or otherwise vacate their space, it is possible that, in order to attract replacement tenants, we may be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. If we have insufficient working capital reserves, we will have to obtain financing from other sources. Because most of our leases provide for tenant reimbursement of operating expenses, we have not established a permanent reserve for maintenance and repairs for our properties. However, to the extent that we have insufficient funds for such purposes, we may establish reserves for maintenance and repairs of our properties from gross proceeds of this offering, out of cash flows generated by our properties or out of non-liquidating net sale proceeds. If these reserves or any reserves otherwise established are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. We cannot assure you that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us.

Additional borrowings for working capital purposes will increase our interest expense, and therefore our financial condition and our ability to pay cash distributions to our stockholders may be adversely affected. In addition, we may be required to defer necessary improvements to our properties that may cause such properties to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to our properties. If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted.

Current market conditions could adversely affect our ability to refinance existing indebtedness or obtain additional financing for growth on acceptable terms or at all which could adversely affect our ability to grow, our interest cost and our results of operations.

The United States credit markets have recently experienced significant dislocations and liquidity disruptions, including the bankruptcy, insolvency or restructuring of certain financial institutions. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of various types of debt financing. Reductions in our available borrowing capacity, or our inability to replace our new revolving credit facility when required or when business conditions warrant, could have a material adverse effect on our business, financial condition and results of operations. In addition, we mortgage most of our properties to secure payment of indebtedness and, as of June 30, 2011, we had approximately $184.3 million of mortgage debt secured by 19 of our properties. If we are not successful in refinancing our mortgage debt upon maturity, then the property could be foreclosed upon or transferred to the mortgagee, or we might be forced to dispose of some of our properties upon disadvantageous terms, with a consequent loss of income and asset value. A foreclosure or disadvantageous disposal on one or more of our properties could adversely affect our ability to grow, financial condition, interest cost, results of operations, cash flow and ability to pay dividends to our stockholders.

Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to that refinanced indebtedness would increase. Higher interest rates on newly incurred debt may negatively impact us as well. If interest rates increase, our interest costs and overall costs of capital will increase, which could adversely affect our transaction and development activity, financial condition, results of operation, cash flow, our ability to pay principal and interest on our debt and our ability to pay dividends to our stockholders.

Our revolving credit facility will restrict our ability to engage in some business activities, including our ability to incur additional indebtedness, make capital expenditures and make certain investments, which could adversely affect our financial condition, results of operations and cash flow and the trading price of our Class B common stock.
We anticipate that our revolving credit facility will contain customary negative covenants and other financial and operating covenants that, among other things:

■	restrict our ability to incur additional indebtedness;

■	restrict our ability to incur additional liens;

■	restrict our ability to make certain investments (including certain capital expenditures);

■	restrict our ability to merge with another company;

■	restrict our ability to sell or dispose of assets;

■	restrict our ability to make distributions to stockholders; and

■	require us to satisfy minimum financial coverage ratios, minimum tangible net worth requirements and maximum leverage ratios.

These limitations will restrict our ability to engage in some business activities, which could adversely affect our financial condition, results of operations and cash flow and the trading price of our Class B common stock. In addition, our revolving credit facility may contain specific cross-default provisions with respect to specified other indebtedness, giving the lenders the right to declare a default if we are in default under other loans in some circumstances.

Risks Related to Our Organization and Structure

We are subject to conflicts of interest arising out of our relationships with our advised funds, which could result in decisions that are not in the best interests of our stockholders.
We are subject to conflicts of interest arising out of our relationships with our advised funds. Through our advisory business, we manage and have varying minority ownership interests in eight real estate funds, including five high net worth advised funds and three institutional joint ventures, which we collectively refer to as our advised funds. The advised funds acquire, manage, develop and redevelop retail properties similar to those in which we invest directly. In evaluating potential acquisitions, certain retail properties may be appropriate for acquisition by either us or one of our advised funds. Our stockholders do not have the opportunity to evaluate the manner in which these conflicts of interest are resolved. Generally, we evaluate each retail property, considering the investment objectives, creditworthiness of the tenants, expected holding period of such property, available capital and geographic and tenant concentration issues when determining the allocation of ownership of such property among us and our advised funds.

As the sole owner of the general partner of each of the high net worth advised funds, and as the exclusive operator of each of the properties owned in whole or in part by the advised funds, we believe that our advised funds provide us with a pipeline of acquisition opportunities in our core markets. If these properties meet our investment criteria, we may acquire these assets (i) from our high net worth advised funds based on fair market value as determined by an independent appraisal process and (ii) from our institutional joint venture partners pursuant to contractual buy-sell rights or rights of first offer, as applicable. Specifically, our board of directors has adopted a policy with respect to acquisitions from our high net worth advised funds, pursuant to which the fair market value of any such property to be acquired by us is determined based on upon an independent appraisal process. See “Policies With Respect to Certain Activities – Conflicts of Interest – Advised Funds.” However, there can be no assurance that the price that we pay for any property will be equal to or less than the price we would have been able to negotiate with an independent third party. In addition, our ability to purchase properties owned by the high net worth advised funds is based on our role as general partner and not on a contractual right to acquire such properties. If we acquire a property from the advised funds that was subject to a competing third party offer, we may be liable for breaches of fiduciary duty in our capacity as general partner to the extent that it is determined that the acquisition by us was not in the best interest of the limited partners.

There are competing demands on our senior management as they have a fiduciary duty not only to us but also to our advised funds, and they must make a determination that any such sale of a property to us is in the best interests of the limited partners of the advised fund to sell such property, as well as in the best interests of us and our stockholders. These conflicts of interest could subject our management to claims for breach of fiduciary duty, which could, among other things, distract management, result in significant costs associated with defending such claims and potentially significant damages payable in connection with such transactions. Further, our senior management team divides their management time and services among us and the advised funds, do not devote all of their attention to us and could take actions that are more favorable to the funds than to us.

Depending on the circumstances, we may invest alongside our advised funds, and we may also invest in joint ventures, partnerships or limited liability companies for the purpose of owning or developing retail real estate projects. In either event, we may be a general partner and fiduciary for, and owe certain duties to, other partners in such ventures. The interests, investment objectives and expectations regarding timing of dispositions may be different for the other partners than those of our stockholders, and there are no assurances that our stockholders’ interests and investment objectives will take priority.

Our senior management team will continue to be involved in the management of our advised funds, which may interfere with their ability to devote time and attention to our business and affairs.
We will rely on our senior management team for the day-to-day operations of our business. Following the completion of this offering, however, our senior management team will continue to manage the advised funds. As such, our senior management team will have certain ongoing duties to the advised funds that could require a significant portion of their time and attention. Although we expect that our senior management team will devote a substantial majority of their business time and attention to us, we cannot accurately predict the amount of time and attention that will be required of our management team to perform such ongoing duties on behalf of the advised funds. To the extent that our senior management team is required to dedicate time and attention to the advised funds, their ability to devote a substantial majority of their business time and attention to our business and affairs may be limited and such limitation could adversely affect our operations.

Our charter contains provisions that may delay, defer or prevent a change of control transaction, even if such a change in control may be in your interest, and as a result may depress the market price of our common stock.
Our charter contains certain ownership limits and various other provisions that are intended to preserve our qualification as a REIT, and, subject to certain exceptions, our charter authorizes our directors to take such actions as are necessary or appropriate to preserve our qualification as a REIT. For example, our charter prohibits the actual, beneficial or constructive ownership by any person of more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our Class B common stock. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these ownership limits if certain conditions are satisfied. See “Description of Stock – Restrictions on Ownership and Transfer.” The restrictions on ownership and transfer of our stock may:

■	discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; or

■	result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

We could increase or decrease the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval. Our board of directors, without stockholder approval, has the power under our charter to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See “Description of Stock – Power to Reclassify Our Shares” and “Description of Stock – Power to Issue Additional Shares of Common Stock and Shares of Preferred Stock.” As a result, we may issue series or classes of common stock or preferred stock with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of our common stock. Although our board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.
Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under certain circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

■	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or any affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and thereafter impose fair price and/or supermajority voting requirements on these combinations; and

■	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, except solely by virtue of a revocable proxy, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights with respect to their control shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

As permitted by the MGCL, we have elected, by resolution of our board of directors, to exempt from the business combination provisions of the MGCL, any business combination between us and any person and, pursuant to a provision in our Amended and Restated Bylaws, or our bylaws, to exempt any acquisition of our stock from the control share provisions of the MGCL. However, our board of directors may by resolution elect to repeal the exemption from the business combination provisions of the MGCL and may by amendment to our bylaws opt in to the control share provisions of the MGCL at any time in the future.

Additionally, certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or our bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not currently employ. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring, or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price. Our charter contains a provision whereby we elect to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Our charter, our bylaws and Maryland law also contain other provisions, including the provisions of our charter on removal of directors and the advance notice provisions of our bylaws, that may delay, defer, or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Compensation awards to our senior management may not correlate to or correspond with our financial results or the trading price of our Class B common stock.
The compensation committee of our board of directors is responsible for overseeing our compensation and employee benefit plans and practices, including our incentive compensation and equity-based compensation plans. Our compensation committee has significant discretion in structuring compensation packages and may make compensation decisions based upon a number of factors. As a result, compensation awards may not correlate to or correspond with our financial results or the trading price of our Class B common stock. We may give bonuses, grant equity awards and otherwise highly compensate our senior management even if we are performing poorly, which could adversely affect our financial condition and our ability to make distributions to our stockholders.

Termination of the employment agreements with the members of our senior management team could be costly and prevent a change in control of our company.
The employment agreements with the members of our senior management team each provide that if their employment with us terminates under certain circumstances (including upon a change in control of our company), we may be required to pay them significant amounts of severance compensation, thereby making it costly to terminate their employment. Furthermore, these provisions could delay or prevent a transaction or a change in control of our company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event that we take certain actions which are not in our stockholders’ best interests.
Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner that he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under the MGCL, directors are presumed to have acted with this standard of care. As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

■	actual receipt of an improper benefit or profit in money, property or services; or

■	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our charter and bylaws obligate us to indemnify each present and former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. We also have entered into indemnification agreements with our officers and directors granting them express indemnification rights. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter, bylaws and indemnification agreements or that might exist for other public companies.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our senior management and may prevent a change in control of our company that is in the best interests of our stockholders. Our charter provides that a director may only be removed for cause upon the affirmative vote of holders of two-thirds of all the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our senior management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

We may issue shares of preferred stock with a preference in distributions over shares of our common stock, and our ability to issue shares of preferred stock and additional shares of Class B common stock may deter or prevent a sale of our shares of Class B common stock in which you could profit.
Our charter authorizes our board of directors to issue up to 100,000,000 shares of Class A common stock, 900,000,000 shares of Class B common stock and 50,000,000 shares of preferred stock. Our board of directors may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. In addition, our board of directors may classify or reclassify any unissued shares of common stock or shares of preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. The terms of shares of preferred stock could include a preference in distributions over shares of our common stock. If we authorize and issue shares of preferred stock with a distribution preference over shares of our common stock, payment of any distribution preferences on outstanding shares of preferred stock would reduce the amount of funds available for the payment of distributions on shares of our common stock. Further, holders of shares of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders, likely reducing the amount our common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of shares of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage a merger, tender offer or proxy contest; assumption of control by a holder of a large block of our shares; or removal of incumbent management, even though such an event might otherwise be in the best interests of our stockholders.

Our board of directors may change our business, investment and financing strategies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.
Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. As the market evolves, we may change our business, investment and financing strategies without a vote of, or notice to, our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. In particular, a change in our investment strategy, including the manner in which we allocate our resources across our properties or the types of assets in which we seek to invest, may increase our exposure to real estate market fluctuations. In addition, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy is changed, we may in the future become more highly leveraged, which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. Furthermore, as the market evolves, our board may determine that retail properties do not offer the potential for attractive risk-adjusted returns for an investment strategy. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our strategies with regard to the foregoing could materially and adversely affect our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock.

Upon the closing of this offering, Mr. Taylor, our Chairman, President and Chief Executive Officer will own 6.16% and     % of our outstanding shares of Class A common stock and Class B common stock, respectively, and will have the ability to exercise significant influence over us and any matter presented to our stockholders.
Upon the closing of this offering, Mr. Taylor, our Chairman, President and Chief Executive Officer, will own 6.16% and     % of our outstanding shares of Class A common stock and Class B common stock, respectively. Consequently, Mr. Taylor may be able to influence the outcome of matters submitted for stockholder action, including the election of our board of directors and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our daily corporate and management policies. Therefore, Mr. Taylor has substantial influence over us and could exercise his influence in a manner that is not in the best interests of our other stockholders.

Risks Related to the Real Estate Industry

Our operating performance is subject to risks associated with the real estate industry.
Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for distributions as well as the value of our properties. These events include, but are not limited to:

■	adverse changes in national, regional or local economic and demographic conditions such as the current U.S. economic downturn;

■	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or tenant-favorable renewal options;

■	adverse changes in the financial condition of buyers, sellers and tenants of retail properties;

■	inability to collect rent from tenants;

■	competition from other real estate investors with significant capital, including other real estate operating companies, REITs and institutional investment funds;

■	reductions in the level of demand for retail properties;

■	increases in the supply of retail space;

■	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of retail properties, to obtain financing on favorable terms or at all;

■	increases in expenses, including, but not limited to, insurance costs, labor costs, energy prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, and restrictions on our ability to pass such expenses on to our tenants; and

■	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the ADA.

In addition, periods of economic slowdown or recession, such as the current U.S. economic downturn, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. Any of the above factors may prevent us from realizing growth or maintaining the value of our properties.

The illiquid nature of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.
Because real estate investments are relatively illiquid, our ability to promptly sell one or more of our properties in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. In addition, the Code imposes restrictions upon the ability of a REIT to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest.

Accordingly, we cannot predict whether we will be able to sell any of our properties for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of our properties. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements.

In addition, leases at three of our single-tenant properties contain provisions giving the tenant a right of first refusal to purchase the property. Furthermore, when acquiring a property in the future, we may agree to transfer restrictions that materially restrict us from selling such property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed upon or repaid with respect to such property. These transfer restrictions would impede our ability to sell a retail property at opportune times or on favorable terms. These facts and any others that could impede our ability to respond to adverse changes in the performance of our properties may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock.

Any investments in unimproved land may take significantly longer to yield income-producing returns, if at all, and may result in additional costs to us to comply with re-zoning restrictions or environmental regulations.
We have in the past, and may in the future, invest in unimproved land, such as the 1.4-acre parcel of land in San Antonio, Texas that was developed in 2009 for a Walgreens with whom we executed a long-term lease. Unimproved properties generally take longer to yield income-producing returns as compared to the typical time required for development. Any development of unimproved real property may also expose us to the risks and uncertainties associated with re-zoning the land for a higher use or development and environmental concerns of governmental entities and/or community groups. Any unsuccessful investments or delays in realizing an income-producing return or increased costs to develop unimproved real property could restrict our ability to earn our targeted rate of return on an investment or adversely affect our ability to pay operating expenses, which may have an adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our Class B common stock.

All of our properties are subject to property taxes that may increase in the future, which could adversely affect our cash flow.
Our properties are subject to property taxes that may increase as property tax rates change and as such properties are assessed or reassessed by taxing authorities. As the owner of our properties, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. In addition, we will generally be responsible for property taxes related to any vacant space in our properties.

Risks Related to Qualification and Operation as a REIT

If we fail to qualify as a REIT, our operations and dividends to stockholders would be adversely impacted.
We intend to continue to be organized and to operate so as to qualify as a REIT under the Code. A REIT generally is not taxed at the corporate level on income it currently distributes to its stockholders. Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, new legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws, possibly with retroactive effect, with respect to qualification as a REIT or the federal income tax consequences of such qualification.

If we were to fail to qualify as a REIT in any taxable year:

■	we would not be allowed to deduct our distributions to stockholders when computing our taxable income;

■	we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates;

■	we would be disqualified from being taxed as a REIT for the four taxable years following the year during which qualification was lost unless we were entitled to relief under certain statutory provisions;

■	our cash available for dividends to stockholders would be reduced; and

■	we may be required to borrow additional funds or sell some of our assets in order to pay corporate tax obligations that we may incur as a result of our disqualification.

We may need to incur additional borrowings to meet the REIT minimum distribution requirement and to avoid excise tax.
In order to maintain our qualification as a REIT, we are required to distribute to our stockholders at least 90% of our annual real estate investment trust taxable income (excluding any net capital gain and before application of the dividends paid deduction). To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our net capital gain for that year and (iii) 100% of our undistributed taxable income from prior years. Although we intend to pay dividends to our stockholders in a manner that allows us to meet the 90% distribution requirement and avoid this 4% excise tax, we cannot assure you that we will always be able to do so.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities or liquidate otherwise attractive investments.
To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forgo investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investments in securities (other than government securities, securities of taxable REIT subsidiaries and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of taxable REIT subsidiaries and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by the securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. In addition, we may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, we may be required to liquidate otherwise attractive investments, and may be unable to pursue investments that would otherwise be advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders. Thus, compliance with the REIT requirements may hinder our ability to acquire, and, in certain cases, maintain ownership of certain attractive investments.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.
At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation, or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.
The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% (currently through the end of 2012). Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction that we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “Material U.S. Federal Income Tax Considerations – Gross Income Tests – Hedging Transactions.” As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through taxable REIT subsidiaries. This could increase the cost of our hedging activities because any taxable REIT subsidiary that we may form would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in taxable REIT subsidiaries will generally not provide any tax benefit, except for being carried forward against future taxable income in the taxable REIT subsidiaries.

To the extent that our distributions represent a return of capital for tax purposes, you could recognize an increased capital gain upon a subsequent sale of your Class B common stock.
Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a U.S. stockholder to the extent those distributions do not exceed the stockholder’s adjusted tax basis in its Class B common stock but instead will constitute a return of capital and will reduce the stockholder’s adjusted tax basis in its Class B common stock. If distributions result in a reduction of a stockholder’s adjusted basis in such holder’s Class B common stock, subsequent sales of such holder’s Class B common stock potentially will result in recognition of an increased capital gain or reduced capital loss due to the reduction in such adjusted basis.

We may in the future choose to pay dividends in the form of our stock instead of cash, in which case stockholders may be required to pay income taxes in excess of the cash dividends they receive.
We may, in the future, distribute taxable dividends that are payable in cash and stock at the election of each stockholder or distribute other forms of taxable stock dividends. Taxable stockholders receiving such dividends or other forms of taxable stock dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, in the case of certain non-U.S. stockholders, we may be required to withhold federal income tax with respect to such dividends, including with respect to all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders decide to sell their shares in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our stock.

Even if we qualify as a REIT, we may be subject to other tax liabilities that reduce our cash flows.
Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, taxes on net income from certain “prohibited transactions,” tax on income from certain activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. Also, our subsidiaries that are taxable REIT subsidiaries will be subject to regular corporate federal, state and local taxes. To the extent that we conduct operations outside of the United States, our operations would subject us to applicable foreign taxes as well. Any of these taxes would decrease our earnings and our cash available for distributions to stockholders.

Risks Related to This Offering and Ownership of Our Capital Stock

Following exchange offers that we intend to conduct in the future, large numbers of Class A stockholders receiving shares of our Class B common stock may sell shares of our Class B common stock. Significant sales of our Class B common stock, or the perception that significant sales of such shares could occur, may cause the price of our Class B common stock to decline significantly.
Our Class A common stock is not listed on any national securities exchange and the ability of stockholders to liquidate their investments is limited. We do not intend to list shares of our Class A common stock on a national securities exchange. However, beginning approximately six months from the date of this prospectus, we intend to conduct a series of exchange offers that will allow for the exchange of one share of Class A common stock for one share of Class B common stock that will be freely tradable upon receipt. See “Reclassification of Shares of Common Stock and Exchange of Class A Common Stock.” Following such exchange offers, if our former Class A stockholders sell, or the market perceives that such stockholders intend to sell, substantial amounts of our Class B common stock in the public market, the market price of our Class B common stock could decline significantly. As of June 30, 2011, we had approximately          shares of Class A common stock issued and outstanding after giving effect to the reverse stock split.

In addition, because shares of our Class A common stock are not subject to transfer restrictions (other than the restrictions on ownership and transfer of stock set forth in our charter), such shares are freely tradable. As a result, notwithstanding that such shares will not be listed on a national securities exchange, it is possible that a market may develop for shares of our Class A common stock, and sales of such shares, or the perception that such sales could occur, could have a material adverse effect on the trading price of our Class B common stock.

There is currently no significant public market for our common stock, and a market for our common stock may never develop, which could result in purchasers in this offering being unable to monetize their investment.
Prior to this offering, there has been no significant public market for our common stock. The public offering price for our Class B common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the public offering price will correspond to the price at which our Class B common stock will trade in the public market subsequent to this offering or that the price of our Class B common stock available in the public market will reflect our actual financial performance.

We intend to list our Class B common stock on the NYSE under the symbol “AMRE.” Listing on the NYSE would not ensure that an actual market will develop for our Class B common stock or, if developed, that any market will be sustained. Accordingly, no assurance can be given as to:

■	the likelihood that an active market for the Class B common stock will develop;

■	the liquidity of any such market;

■	the ability of our stockholders to sell their Class B common stock; or

■	the price that our stockholders may obtain for their Class B common stock.

The market price and trading volume of our Class B common stock may be volatile following this offering.
The U.S. stock markets, including the NYSE on which we intend to list our Class B common stock, have historically experienced significant price and volume fluctuations. Even if an active trading market develops, the market price of our Class B common stock may be highly volatile and could be subject to wide fluctuations and investors in our Class B common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. If the market price of our Class B common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our Class B common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our Class B common stock include:

■	actual or anticipated variations in our quarterly operating results;

■	changes in our earnings estimates or publication of research reports about us or the real estate industry, although no assurance can be given that any research reports about us will be published;

■	future sales of substantial amounts of our Class B common stock by our existing or future stockholders;

■	exchanges of our Class A common stock into shares of our Class B common stock or sales of our Class A common stock;

■	increases in market interest rates, which may lead purchasers of our stock to demand a higher yield;

■	changes in market valuations of similar companies;

■	adverse market reaction to any increased indebtedness we incur in the future;

■	additions, departures and integration of key personnel;

■	actions by institutional stockholders;

■	speculation in the press or investment community;

■	general market, economic and political conditions;

■	our operating performance and the performance of other similar companies;

■	changes in accounting principles; and

■	passage of legislation or other regulatory developments that adversely affect us or our industry.

Notwithstanding that we do not intend to list our Class A common stock on a national securities exchange, it is possible that a market may develop for shares of our Class A common stock, and sales of such shares, or the perception that such sales could occur, could have a material adverse effect on the trading price of our Class B common stock.

If you purchase shares of Class B common stock in this offering, you will experience immediate and significant dilution in the net tangible book value per share.
The public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets. We expect the initial public offering price of our Class B common stock to be substantially higher than the book value per share of our outstanding shares of Class B common stock immediately after this offering. If you purchase our Class B common stock in this offering, you will incur immediate dilution of approximately $      in the book value per share of Class B common stock from the price that you pay for our shares of Class B common stock in this offering. In addition, we have made grants, and expect to continue to make grants, to our employees and have           shares of Class A common stock available for issuance under the AmREIT, Inc. 1999 Flexible Incentive Plan. Prior to the completion of this offering, we intend to amend this incentive plan so that all future awards are in or related to Class B common stock. To the extent that any stock options are granted and ultimately exercised, there will be further dilution to investors in this offering.

There can be no assurance that we will be able to pay or maintain cash dividends or that dividends will increase over time.
Distributions will be authorized and determined by our board of directors in its sole and absolute discretion from time to time and will depend upon a number of factors, including:

■	cash available for distribution;

■	our results of operations;

■	our financial condition, especially in relation to our anticipated future capital needs of our properties;

■	the level of reserves we establish for future capital expenditures;

■	the distribution requirements for REITs under the Code;

■	the level of distributions paid by comparable listed REITs;

■	our operating expenses; and

■	other factors that our board of directors deems relevant.

We intend to continue to declare and pay regular distributions to our stockholders. However, we bear all expenses incurred by our operations, and our funds generated by operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to our stockholders. Any change in our distribution policy could have a material adverse effect on the market price of our Class B common stock.

Future offerings of debt, which would be senior to shares of our common stock upon liquidation, and/or preferred equity securities that may be senior to shares of our common stock for purposes of dividends or other distributions or upon liquidation, may adversely affect the market price of our Class B common stock.
In the future, we may attempt to increase our capital resources by making offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our Class B common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend upon market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of Class B common stock and diluting their common stock holdings in us.

An increase in market interest rates may have an adverse effect on the market price of our Class B common stock.
One of the factors that investors may consider in deciding whether to buy or sell our Class B common stock is our distribution rate as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution rate on our Class B common stock or seek securities paying higher distributions or interest. The market price of our Class B common stock likely will be based primarily upon the earnings that we derive from rental income at our properties and our distributions to stockholders and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our Class B common stock. For instance, if interest rates rise without an increase in our distribution rate, the market price of our Class B common stock could decrease because potential investors may require a higher yield on our Class B common stock as market rates on interest-bearing securities, such as bonds, rise. Rising interest rates would also result in increased interest expense on our variable-rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions to our stockholders.

Broad market fluctuations could negatively impact the market price of our Class B common stock.
The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our Class B common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our Class B common stock.

The number of shares of common stock available for future sale could adversely affect the market price of our shares of Class B common stock.
After giving effect to this offering and the reclassification of shares of our common stock, approximately     million shares (or      million shares if the underwriters exercise their over-allotment option in full) of our common stock will be issued and outstanding, of which approximately      million, or      % (     % if the underwriters exercise their over-allotment option in full), will be shares of our Class B common stock, which Class B common stock will be listed on the NYSE. Of these shares, the           shares sold in this offering will be freely tradable, except for any shares purchased in this offering by our affiliates, as that term is defined by Rule 144 under the Securities Act. In addition, although our shares of Class A common stock will not be listed on a national securities exchange, we intend to conduct a series of exchange offers in the future, commencing approximately six months from the date of this prospectus that will allow for the exchange of one share of Class A common stock into one share of Class B common stock that will be freely tradable upon receipt. See “Reclassification of Shares of Common Stock and Exchange of Class A Common Stock.”

We cannot predict whether future sales of shares of our common stock, the availability of shares of our common stock for resale in the open market, or the exchange of shares of Class A common stock for our Class B common stock will decrease the market price per share of our shares of Class B common stock. Sales of a substantial number of shares of Class B common stock in the public market, or upon exchange of shares of Class A common stock, or the perception that such sales might occur could materially adversely affect the market price of our shares of Class B common stock. See “Shares Eligible for Future Sale.” Furthermore, the anticipated exchange offers, which will allow for the exchange of our Class A common stock into shares of our Class B common stock, over time may place downward pressure on the price of our Class B common stock. A large volume of sales of shares of our Class B common stock (whether they are Class B shares that are issued in the offering or Class B shares issued upon exchange of our Class A shares over time) could decrease the prevailing market price of our Class B common stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales of our

Class B shares are not effected, the mere perception of the possibility of these sales could depress the market price of our Class B common stock and have a negative effect on our ability to raise capital in the future. In addition, anticipated downward pressure on our Class B common stock price due to actual or anticipated sales of Class B common stock from this market overhang could cause some institutions or individuals to engage in short sales of our Class B common stock, which may itself cause the price of our Class B common stock to decline.

Our directors and executive officers have agreed with the underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of Class B common stock or other securities convertible or exchangeable into our shares of Class B common stock for a period of 180 days after the date of this prospectus. If any or all of these holders cause a large number of their shares of Class B common stock to be sold in the public market, the sales could reduce the trading price of our shares of Class B common stock and could impede our ability to raise future capital.

The exercise of the underwriters’ over-allotment option, the exchange of shares of Class A common stock for shares of Class B common stock, the exercise of any options granted to certain directors, executive officers and other employees under our long-term equity incentive plan, the issuance of our shares of Class B common stock in connection with retail property acquisitions and other issuances of our shares of Class B common stock could have an adverse effect on the market price of shares of Class B common stock, options and shares of Class B common stock reserved for issuance as restricted shares of Class B common stock or upon exchange of shares of Class A common stock may materially adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of our shares of Class B common stock may be dilutive to existing stockholders.

If securities analysts do not publish research or reports about our business or if they downgrade our Class B common stock or the retail real estate sector, the price of our Class B common stock could decline.
The trading market for our Class B common stock will rely in part upon the research and reports that industry or financial analysts publish about us or our business. We have no control over these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our Class B common stock or our industry, or the stock of any of our competitors, the price of our Class B common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market which in turn could cause the price of our Class B common stock to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. This prospectus also contains forward-looking statements by third parties relating to market and industry data and forecasts; forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations and FFO, our strategic plans and objectives, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our indebtedness as it matures, anticipated capital expenditures (and access to capital) required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and other similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

■	risks and uncertainties related to the recent economic recession, the national and local economies, and the real estate industry in general and in our specific markets (including the state of Texas, generally, and our core submarkets of Houston, Dallas, San Antonio and Austin, specifically);

■	volatility in the capital markets;

■	our use of the net proceeds from this offering;

■	rising interest and insurance rates;

■	competition from third-party owners and operators of retail real estate and our inability to obtain new tenants on favorable terms, or at all, upon the expiration of existing leases;

■	availability and terms of capital and financing, both to fund our operations and to refinance our indebtedness as it matures;

■	legislative or regulatory changes, including changes to real estate, zoning and construction laws;

■	our possible failure to maintain our status as a REIT and the risk of changes in laws governing REITs;

■	our dependence upon key personnel whose continued service is not guaranteed;

■	our ability to identify, hire and retain highly qualified executives in the future;

■	availability of appropriate acquisition, development and redevelopment opportunities;

■	failure to integrate acquisitions successfully;

■	the financial condition and liquidity of, or disputes with, our joint venture and development partners;

■	impact of ad valorem, property and income taxes;

■	changes in GAAP;

■	construction delays, increasing construction costs or construction costs that exceed estimates;

■	potential liability for uninsured losses and environmental liabilities;

■	lease-up risks; and

■	the potential need to fund improvements or other capital expenditures out of operating cash flow.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully read the section entitled “Risk Factors” beginning on page 15 in this prospectus. New risks and uncertainties may also emerge from time to time that could materially and adversely affect us.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the underwriting discount and commissions and estimated expenses payable by us, will be approximately $      million, or approximately $      million if the underwriters’ over-allotment option is exercised in full. We intend to use the net proceeds of this offering as follows:

■	approximately $61.4 million to repay secured debt obligations and to fund associated prepayment penalties as described in the table below; and

	PRINCIPAL BALANCE	INTEREST RATE
	AS OF	AS OF
DEBT TO BE REPAID	JUNE 30, 2011	JUNE 30, 2011	MATURITY DATE

Existing Credit Facility	$11,550,000	4.75%	June 1, 2013
MacArthur Park	16,800,000	5.11%	December 1, 2011
Uptown Plaza — Dallas	10,559,000	4.75%	October 1, 2013
Lake Woodlands/Ring Road	6,636,000	5.00%	September 1, 2029
Sugarland Plaza	2,141,000	7.60%	November 1, 2011
Brookwood Village	7,350,000	6.00%	January 9, 2012

Total balance as of June 30, 2011	$55,036,000
Additional draw under existing credit facility in connection with the Alpharetta Commons acquisition	5,448,000	4.75%	June 1, 2013
Additional working capital draws prior to closing of this offering	802,000	4.75%	June 1, 2013
Prepayment penalties as of the date of offering	66,000

Total	$61,352,000

■	the remainder for general corporate and working capital purposes, including future acquisition, development and redevelopment activities.

The debt repayments described in the table above assume that           shares of our common stock are sold by us at $      per share, the midpoint of the price range set forth on the cover page of this prospectus, resulting in net proceeds of approximately $      million. If the actual net proceeds of this offering are less than $61.4 million, we may not repay the debt outstanding on Lake Woodlands/Ring Road, and if the actual net proceeds are less than $54.7 million, we may not repay the debt outstanding on either Lake Woodlands/Ring Road or Brookwood Village.

Pending application of the net proceeds of this offering, as set forth above, we intend to invest the net proceeds of this offering in interest-bearing accounts, money-market accounts and highly liquid short-term securities in a manner that is consistent with our intention to qualify as a REIT for federal income tax purposes. Such investments may include, for example, government and government agency certificates, government bonds, certificates of deposit, interest-bearing bank deposits, money market accounts and mortgage loan participations.

RECLASSIFICATION OF SHARES OF COMMON STOCK AND EXCHANGE OF CLASS A COMMON STOCK

Our board of directors has approved Articles of Amendment to our charter renaming all currently outstanding shares of our common stock as “Class A common stock” and effecting a          -for-           reverse stock split of our Class A common stock. In addition, our board of directors has approved Articles Supplementary to our charter designating a new class of common stock entitled “Class B common stock.” We are offering           shares of our Class B common stock in this offering. Each share of Class B common stock has the following rights:

■	the right to vote together with Class A common stockholders on all matters on which holders of our Class A and Class B common stock are entitled to vote;

■	one vote with respect to all matters voted upon by our Class A and Class B common stockholders;

■	the right to receive distributions equal to any distributions declared on our shares of Class A common stock; and

■	liquidation rights equal to the liquidation rights of each share of Class A common stock.

We intend to apply to list our Class B common stock on the New York Stock Exchange, or NYSE, under the symbol “AMRE,” but do not expect to list our shares of Class A common stock on a national securities exchange. The terms of our shares of Class A common stock and Class B common stock are described more fully under “Description of Stock” in this prospectus.

Commencing no sooner than six months following the completion of this offering, we intend to conduct a series of exchange offers to exchange shares of our Class A common stock for shares of Class B common stock. In exchange for one share of Class A common stock, we will issue one share of Class B common stock. We intend to commence the exchange offers for all outstanding shares of Class A common stock in the increments set forth below on the following schedule:

■	an exchange offer for approximately % of the shares of Class A common stock outstanding as of the date hereof, approximately 6 months following the date of this prospectus;

■	an exchange offer for approximately % of the shares of Class A common stock outstanding as of the date hereof, approximately 12 months following the date of this prospectus; and

■	an exchange offer for approximately % of the shares of Class A common stock outstanding as of the date hereof, approximately 18 months following the date of this prospectus.

While we intend to conduct the exchange offers as described above, the conduct of and any terms related to any exchange offer must be approved by our board of directors in their sole discretion, and any commencement of an exchange offer may be delayed or not occur. In any event, we will not commence any exchange offer prior to six months following the date of this prospectus. At any time after 12 months from the date of this prospectus, our board of directors may, in its sole discretion, accelerate the timing of the last scheduled exchange offer and any additional exchange offers for the remaining outstanding shares of Class A common stock. Following the completion of the series of exchange offers, we intend to submit to our stockholders for approval at our 2013 Annual Meeting of Stockholders an amendment to our charter to change the Class A common shares remaining outstanding after the completion of the exchange offers into shares of Class B common stock and rename our Class B common stock as “common stock.”

Our board of directors believes that the reverse stock split of our Class A common stock, by reducing the number of shares of our Class A common stock that are outstanding, may have the effect of increasing the price per share of our Class B common stock relative to the trading price that would result in the absence of a reverse stock split. In particular, our board of directors believes that an increased price per share may increase interest in the trading of our Class B common stock and improve its marketability and liquidity. For example, our board of directors believes that some institutional investors and investment funds may be reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients. The reverse stock split of the Class A common stock could increase the likelihood that the trading price of our Class B common stock following its listing on the NYSE will remain at a level that would be viewed more favorably by potential investors. In addition, as NYSE listing fees are based upon number of shares outstanding, the reverse stock split has the effect of decreasing our overall listing expenses. Further, brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. As a result, certain investors also may be dissuaded from purchasing lower-priced stocks. A higher stock price after the reclassification may reduce this concern. However, we cannot assure you that the trading price of our Class B common stock following the reverse stock split will be higher than the trading price would have been if we effected the reclassification of the shares of Class A common stock without also reducing the number of shares of our Class A common stock issued and outstanding pursuant to such reverse stock split. The trading price of our Class B common stock may vary based on other factors that are unrelated to the number of shares outstanding, including our future performance. Therefore, it is possible that the per share price of our common stock following the reclassification may not result in a stock price that will attract (or satisfy the investment guidelines of) institutional investors, investment funds and certain other investors.

DISTRIBUTION POLICY

We or our predecessors have paid regular distributions to our stockholders since 1997 and intend to continue to declare and pay regular distributions to holders of our common stock. We pay distributions on a quarterly basis, currently at a rate of $      per share, on a post-reverse split basis. We intend to continue to make distributions that will enable us to meet the distribution requirements applicable to REITs and to eliminate or minimize our obligation to pay income and excise taxes.

We intend to continue to qualify for taxation as a REIT for U.S. federal income tax purposes. The Code generally requires that a REIT distribute with respect to each taxable year at least 90% of its annual adjusted REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain.

To satisfy the requirements for qualification as a REIT and avoid payment of U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net income to holders of our common stock out of assets legally available for such purposes. Our future distributions will be at the discretion of our board of directors. When determining the amount of future distributions, we expect that our board of directors will consider, among other factors, (i) the amount of cash generated from our operating activities, (ii) our expectations of future cash flows, (iii) our determination of near-term cash needs for debt repayments, existing or future share repurchases, and selective acquisitions of new properties, (iv) the timing of significant re-leasing activities and the establishment of additional cash reserves for anticipated tenant improvements and general property capital improvements, (v) our ability to continue to access additional sources of capital, (vi) the amount required to be distributed to maintain our status as a REIT and to reduce any income and excise taxes that we otherwise would be required to pay and (vii) any limitations on our distributions contained in our credit or other agreements, including, without limitation, our proposed revolving credit facility.

If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets or reduce such distributions. Our distribution policy enables us to review the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors” beginning on page 15.

We currently pay dividends at an annual rate of $      per share, on a post-reverse split basis. The table below sets forth, as of June 30, 2011, the aggregate quarterly dividend distributions paid to our stockholders for the six months ended June 30, 2011 and the years ended 2010, 2009 and 2008. The amounts represented in the table below are the aggregate of the dividend distributions made for all stockholders and does not take into account the          -for-           reverse stock split of shares of our Class A common stock to be effected prior to the completion of this offering.

	2011	2010	2009		2008

Fourth Quarter		$2,310	$3,164	(1)	$3,160
Third Quarter		2,312	3,167		3,177
Second Quarter	$2,319	2,894	3,166		3,220
First Quarter	$2,319	2,867	3,164		3,271

(1)	During the fourth quarter of 2009, the previous AmREIT class C and class D shares converted into a single class of stock. The conversion premium of approximately $10.2 million is not represented in the above table.

We cannot assure you that we will generate sufficient cash flows to make distributions to our stockholders or that we will be able to sustain those distributions. Our actual results of operations will be affected by a number of factors, including the revenues that we receive from our retail properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially and adversely affect our actual results of operations, please see “Risk Factors.” If our operations do not generate sufficient cash flows to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets or reduce such distributions. In addition, while we have no intention to do so, prior to the time we have fully invested the net proceeds of this offering, we may fund our quarterly distributions out of the net proceeds of this offering which could adversely impact our results of operations. Our distribution policy enables us to review the alternative funding sources available to us from time to time.

CAPITALIZATION

The following table sets forth our capitalization (i) on a historical basis as of June 30, 2011 and (ii) on a pro forma basis as adjusted to give effect to this offering and application of the net proceeds as set forth under “Use of Proceeds.” All share data set forth below has been adjusted to give effect to the          -for-          reverse stock split of shares of our Class A common stock to be effected prior to the completion of this offering.

You should read this table in conjunction with the sections captioned “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial information and related notes thereto included elsewhere in this prospectus.

	AS OF JUNE 30, 2011
	HISTORICAL	PRO FORMA
	(Unaudited)
	(Dollars in thousands)

Notes payable (1)	$184,304

Stockholders’ equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized, none issued and outstanding, historical and pro forma	—
Class A common stock, $0.01 par value per share, 100,000,000 shares authorized, shares issued and outstanding, historical and pro forma	233
Class B common stock, $0.01 par value per share, 900,000,000 shares authorized, no shares and shares issued and outstanding, historical and pro forma, respectively (2)	—
Capital in excess of par value	191,663
Accumulated distributions in excess of earnings	(70,896)
Accumulated other comprehensive loss	(183)
Cost of treasury stock, shares, historical and pro forma	(52)

Total stockholders’ equity	120,765

Total capitalization	$305,069

(1)	We also expect to enter into a $ million revolving credit facility upon completion of this offering.

(2)	Pro forma Class B common stock outstanding includes (a) shares of Class B common stock to be issued in this offering and (b) restricted shares of Class B common stock to be granted to our officers and non-employee directors concurrently with the completion of this offering, which will vest on the tenth anniversary of the date of the awards, and excludes (i) up to additional shares of Class B common stock issuable upon exercise of the underwriters’ over-allotment option in full and (ii) shares of Class B common stock available for future issuance under the AmREIT, Inc. 1999 Flexible Incentive Plan. Prior to the completion of this offering, we intend to amend this incentive plan so that all future awards are in or related to Class B common stock.

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

The following table sets forth (i) our unaudited selected pro forma financial data and (ii) our selected historical condensed consolidated balance sheet data as of June 30, 2011 and December 31, 2010, 2009, 2008, 2007 and 2006 and our consolidated operating and other data for six months ended June 30, 2011 and 2010 and the years ended December 31, 2010, 2009, 2008, 2007 and 2006. The unaudited historical condensed consolidated balance sheet information as of June 30, 2011, and the consolidated operating and other data for the six months ended June 30, 2011 and 2010, have been derived from our unaudited historical condensed consolidated financial statements included elsewhere in this prospectus and includes all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods. The historical condensed consolidated balance sheet information as of December 31, 2010 and 2009 and the consolidated operating and other data information for each of the years ended December 31, 2010, 2009 and 2008, have been derived from our audited historical consolidated financial statements included elsewhere in this prospectus. The historical condensed consolidated balance sheet information as of December 31, 2008, 2007 and 2006 and the consolidated operating and other data for each of the years ended December 31, 2007 and 2006 have been derived from our audited consolidated financial statements not included in this prospectus.

Our unaudited selected pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2011 and for the year ended December 31, 2010 have been adjusted to give effect to this offering and our intended use of proceeds of this offering and certain other transactions as described in the pro forma condensed consolidated financial statements included elsewhere in this prospectus. Our historical consolidated financial data included below and set forth elsewhere in this prospectus are not necessarily indicative of our future performance. In addition, our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations. You should read the following selected financial, operating and other data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes appearing elsewhere in this prospectus. All per share data set forth below has been adjusted to give effect to the          -for-          reverse stock split of our Class A common stock to be effected prior to the completion of this offering.

	SIX MONTHS ENDED JUNE 30,			YEAR ENDED DECEMBER 31,
	PRO			PRO
	FORMA	HISTORICAL		FORMA	HISTORICAL
	2011	2011	2010	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share data)

Operating Data
Revenues:
Rental income from operating leases	$16,727	$15,296	$14,223	$34,159	$29,155	$29,367	$31,413	$29,728	$27,192
Lease termination income	109	109	—	—	—	1,065	100	—	—
Real estate fee income	—	—	—	15	15	—	—	—	—
Real estate fee income – related party	1,372	1,384	908	2,293	2,375	2,604	4,316	5,242	8,317
Construction management fee income	—	—	—	—	—	—	41	22	63
Construction management fee income – related party	128	128	170	349	349	450	410	207	26
Asset management fee income – related party	601	601	740	1,480	1,480	1,530	1,501	1,289	823

Total revenues	18,937	17,518	16,041	38,296	33,374	35,016	37,781	36,488	36,421

Expenses:
General and administrative	2,947	2,710	2,700	6,420	5,944	6,320	7,096	6,037	6,048

	SIX MONTHS ENDED JUNE 30,			YEAR ENDED DECEMBER 31,
	PRO			PRO
	FORMA	HISTORICAL		FORMA	HISTORICAL
	2011	2011	2010	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share data)

Property expense	3,975	3,677	3,653	9,485	8,314	8,206	8,903	7,398	6,834
Legal and professional	522	522	386	1,165	1,165	1,667	1,559	1,579	1,450
Real estate commissions	186	186	93	191	191	157	162	459	1,042
Acquisition costs	—	115	—	233	12	—	—	—	—
Depreciation and amortization	4,552	3,948	3,356	8,796	6,634	7,350	8,969	7,929	8,846
Impairment – properties	—	—	—	2,268	2,268	441	484	—	—
Impairment – notes receivable	—	—	—	1,800	1,800	—	—	—	—

Total expenses	12,182	11,158	10,188	30,358	26,328	24,141	27,173	23,402	24,220

Operating income	6,755	6,360	5,853	7,938	7,046	10,875	10,608	13,086	12,201
Other income (expense):
Interest and other income	257	257	257	459	459	446	11	447	645
Interest and other income – related party	61	61	128	274	274	201	1,018	653	780
Gain on debt extinguishment	—	—	—	5,374	5,374	—	—	—	—
Loss from advised funds and other affiliates	(250)	(250)	(938)	(1,186)	(1,186)	(604)	(894)	153	967
Income tax benefit (expense) for taxable REIT subsidiary	(54)	(54)	146	(1,515)	(1,515)	851	492	227	(878)
Interest expense	(3,857)	(4,618)	(4,837)	(8,868)	(9,541)	(9,146)	(9,196)	(8,596)	(6,619)
Debt prepayment penalties	—	—	—	(988)	(988)	—	—	—	—

Income (loss) from continuing operations	2,912	1,756	609	1,488	(77)	2,623	2,039	5,970	7,096
Income (loss) from discontinued operations	—	146	729	—	6,382	2,632	(1,896)	(579)	525

Net income	2,912	1,902	1,338	1,488	6,305	5,255	143	5,391	7,621
Net income attributable to non-controlling interest	—	—	(24)	—	(173)	(121)	(331)	(140)	(58)

Net income (loss) attributable to AmREIT stockholders	2,912	1,902	1,314	1,488	6,132	5,134	(188)	5,251	7,563
Distributions paid to Class C and D stockholders (1)	—	—	—	—	—	(18,528)	(10,013)	(11,709)	(11,442)

Net income available to stockholders	$2,912	$1,902	$1,314	$1,488	$6,132	$(13,394)	$(10,201)	$(6,458)	$(3,879)

Net income per share of common stock – basic and diluted
Income (loss) before discontinued operations		$—	$—		$—	$—	$—	$—	$—
Income (loss) from discontinued operations		$—	$—		$—	$—	$—	$—	$—

Net income (loss) per share		$—	$—		$—	$—	$—	$—	$—

	SIX MONTHS ENDED JUNE 30,			YEAR ENDED DECEMBER 31,
	PRO			PRO
	FORMA	HISTORICAL		FORMA	HISTORICAL
	2011	2011	2010	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share data)

Pro forma earnings per share – basic and diluted (2)
Balance sheet data (at end of period)
Real estate investments before accumulated depreciation and amortization	$321,420	$304,526			$279,314	$283,809	$280,701	$281,713	$274,534
Total assets	338,689	312,828			293,848	320,332	325,605	344,187	328,430
Notes payable	141,768	184,304			161,848	182,976	184,352	168,560	144,453
Notes payable – held for sale	—	—			—	—	—	12,811	—
Total stockholders’ equity	189,097	120,765			123,067	126,913	128,624	149,433	169,050
Other data
Funds from operations (3)	$7,872	$6,126	$5,790	$16,633	$12,957	$(5,546)	$(1,357)	$1,896	$4,750
Net operating income (4)	$12,782	$11,649	$10,406	$24,930	$21,100	$20,964	$21,641	$21,768	$19,581
Number of properties at end of period	31	30	49	31	28	49	49	54	49
Percent leased at end of period	92%	92%	92%	93%	92%	91%	98%	98%	97%
Distributions per share	$—	$—	$—	$—	$—	$—	$—	$—	$—

(1)	Reflects distributions to classes of common shares outstanding prior to the November 2009 merger with REITPlus, Inc. whereby we combined three classes of common shares into a single class of common stock as discussed in Note 2 – “Summary of Significant Accounting Policies” to our audited consolidated financial statements for the fiscal year ended December 31, 2010 included in this prospectus.

(2)	In arriving at pro forma earnings per share – basic and diluted, we have reduced pro forma net income (loss) available to stockholders by pro forma dividends attributable to unvested restricted shares of $ and $ for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.

(3)	We have adopted the National Association of Real Estate Investment Trusts, or NAREIT, definition of FFO. FFO is calculated as net income (computed in accordance with GAAP) excluding gains or losses from sales of depreciable operating property, depreciation and amortization of real estate assets, and excluding results defined as “extraordinary items” under GAAP. FFO is a supplemental non-GAAP financial measure. We consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, we believe FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. FFO should not be considered an alternative to cash flows from operating, investing and financing activities in accordance with GAAP and is not necessarily indicative of cash available to meet cash needs. In addition, our computation of FFO may differ from the methodology for calculating FFO utilized by other equity REITs and, therefore, may not be comparable to such other REITs. FFO is not defined by GAAP and should not be considered an alternative to net income as an indication of our performance, or of cash flows as a measure of liquidity. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Funds From Operations” for more information regarding FFO. The following table sets forth a reconciliation of FFO to net income, the nearest GAAP measure, for the periods presented (in thousands):

	SIX MONTHS ENDED JUNE 30,			YEAR ENDED DECEMBER 31,
	PRO			PRO
	FORMA	HISTORICAL		FORMA	HISTORICAL
	2011	2011 (a)	2010 (b)	2010	2010 (c)	2009 (d)	2008 (e)	2007	2006
	(Dollars in thousands, except per share data)

Net income (f)	$2,912	$1,902	$1,338	$1,488	$6,305	$5,255	$143	$5,391	$7,621
Add:
Income from discontinued operations (f)	146	—	—	6,382	—	—	—	—	—
Depreciation of real estate assets — from operations	4,508	3,904	3,306	8,699	6,537	7,219	8,808	7,769	8,666
Depreciation of real estate assets — from discontinued operations	—	14	32	—	51	77	111	109	115
Depreciation of real estate assets for nonconsolidated affiliates	306	306	1,138	1,453	1,453	552	849	476	133
Less:
Net income attributable to noncontrolling interest	—	—	(24)	(173)	(173)	(121)	(331)	(140)	(58)
Gain on sale of real estate assets acquired for investment	—	—	—	(1,216)	(1,216)	—	(924)	—	(285)
Class B, C & D distributions	—	—	—	—	—	(8,357)	(10,013)	(11,709)	(11,442)
Premium on merger conversion of AmREIT class C and D shares	—	—	—	—	—	(10,171)	—	—	—

Total FFO available to stockholders	$7,872	$6,126	$5,790	$16,633	$12,957	$(5,546)	$(1,357)	$1,896	$4,750

(a)	Included in income (loss) from continuing operations for the six months ended June 30, 2011 are acquisition costs of $115 incurred in connection with the acquisition of operating properties.

(b)	Included in depreciation of real estate assets for nonconsolidated affiliates is $759 related to accelerated depreciation resulting from the redevelopment of the Woodlake Square property. We shortened the useful lives of certain buildings consistent with the redevelopment plan once that redevelopment became probable.

(c)	Included in income (loss) from continuing operations is a $5,374 gain on debt extinguishment. Offsetting this gain is $2,268 in impairments taken on four of our non-core, single-tenant properties, a $1,300 impairment on a note receivable related to the sale of a tract of land adjacent to our Uptown Plaza – Dallas property, a $500 impairment on a note receivable from one of our advised funds and debt prepayment penalties of $988 related to the early extinguishment of three property mortgages during the year. Included in income (loss) from discontinued operations is a $5,384 gain (net of tax) on the sale of real estate acquired for resale and $1,219 in impairments taken on two of our non-core, single-tenant properties that were sold in July 2011. Included in depreciation of real estate assets for nonconsolidated affiliates is $852 in adjustments for non-consolidated entities related to accelerated depreciation resulting from the redevelopment of our Woodlake Square property.

(d)	Included in income (loss) from continuing operations is a $441 impairment related to the acquisition of REITPlus’s net assets. See Note 2 to the accompanying consolidated financial statements for further discussion. Additionally, included in income (loss) from discontinued operations is a $1,897 gain on real estate held for resale, net of taxes, which was realized in 2009.
(e)	Included in income (loss) from continuing operations is an impairment charge of $1,495 related to four properties that represented non-core real estate assets, one of which was sold in July 2008. Included in income (loss) from discontinued properties is a restructuring charge of $2,456 related to the wind-down of our fund raising business and general contracting operations, including severance costs related to the employees terminated as part of the restructuring.

(f)	Pro forma net income excludes income from discontinued operations of $146 and $6,382 for the six months ended June 30, 2011, and the year ended December 31, 2010, respectively, in accordance with Article 11 of Regulation S-X. For the historical periods presented, net income includes income (loss) from discontinued operations in accordance with GAAP. Income from discontinued operations has been added back to pro forma net income in order to arrive at pro forma FFO in accordance with the NAREIT definition.

(4)	We believe that NOI is a useful measure of our operating performance. We define NOI as operating revenues (rental income, tenant recovery income, percentage rent, excluding straight-line rental income and amortization of acquired above-and below-market rents) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line rent bad debt expense). Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results. However, NOI should only be used as an alternative measure of our financial performance. The following table sets forth a reconciliation of NOI to net income as computed in accordance with GAAP, for the periods presented (in thousands):

	SIX MONTHS ENDED JUNE 30,			YEAR ENDED DECEMBER 31,
	PRO			PRO
	FORMA	HISTORICAL		FORMA	HISTORICAL
	2011	2011	2010	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share data)

Net income	$2,912	$1,902	$1,338	$1,488	$6,305	$5,255	$143	$5,391	$7,621
Adjustments to Add/(Deduct):
Amortization of straight-line rents and above/below-market rents	197	197	(164)	(225)	(222)	(197)	(869)	(562)	(777)
Lease termination income	(109)	(109)	—	—	—	(1,065)	(100)	—	—
Real estate fee income	—	—	—	(15)	(15)	—	—	—	—
Real estate fee income – related party	(1,372)	(1,384)	(908)	(2,293)	(2,375)	(2,604)	(4,316)	(5,242)	(8,317)
Construction management fee income	—	—	—	—	—	—	(41)	(22)	(63)
Construction management fee income - related party	(128)	(128)	(170)	(349)	(349)	(450)	(410)	(207)	(26)
Asset management fee income – related party	(601)	(601)	(740)	(1,480)	(1,480)	(1,530)	(1,501)	(1,289)	(823)
Interest and other income	(257)	(257)	(257)	(459)	(459)	(446)	(11)	(447)	(645)
Interest and other income – related party	(61)	(61)	(128)	(274)	(274)	(201)	(1,018)	(653)	(780)
Gain on debt extinguishment	—	—	—	(5,374)	(5,374)	—	—	—	—
General and administrative	2,947	2,710	2,700	6,420	5,944	6,320	7,096	6,037	6,048
Straight-line rent bad debt expense	(167)	(167)	—	481	481	—	—	—	—
Legal and professional	522	522	386	1,165	1,165	1,667	1,559	1,579	1,450
Real estate commissions	186	186	93	191	191	157	162	459	1,042
Acquisition costs	—	115	—	233	12	—	—	—	—
Depreciation and amortization	4,552	3,948	3,356	8,796	6,634	7,350	8,969	7,929	8,846
Impairment – properties	—	—	—	2,268	2,268	441	484	—	—
Impairment – notes receivable	—	—	—	1,800	1,800	—	—	—	—
Loss from advised funds and other affiliates	250	250	938	1,186	1,186	604	894	(153)	(967)
Income tax benefit (expense) for taxable REIT subsidiary	54	54	(146)	1,515	1,515	(851)	(492)	(227)	878
Interest expense	3,857	4,618	4,837	8,868	9,541	9,146	9,196	8,596	6,619
Debt prepayment penalties	—	—	—	988	988	—	—	—	—
Income (loss) from discontinued operations	—	(146)	(729)	—	(6,382)	(2,632)	1,896	579	(525)

Net operating income	$12,782	$11,649	$10,406	$24,930	$21,100	$20,964	$21,641	$21,768	$19,581

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the more detailed information set forth under the caption “Selected Financial Data,” in our audited consolidated financial statements and the related notes thereto and in our unaudited consolidated financial statements and the related notes thereto, each appearing elsewhere in this prospectus. All share and per share data set forth below has been adjusted to give effect to the          -for-           reverse stock split of shares of our Class A common stock to be effected prior to this offering.

Overview

Our Company
We are a full-service, vertically integrated and self-administered real estate investment trust, or REIT, that owns, operates, acquires and selectively develops and redevelops primarily neighborhood and community shopping centers located in high-traffic, densely populated, affluent areas with significant barriers to entry, primarily in Texas. We are headquartered in Houston, Texas, have an office in Dallas, Texas and are currently establishing an office in Atlanta, Georgia. We are a Maryland corporation formed in April 2007, and our predecessor was organized as a Maryland REIT in 1993. Our investment strategy is focused on high-quality shopping centers that are located in affluent, high-growth markets.

Our Portfolio
As of June 30, 2011, our portfolio consisted of 30 high-quality wholly-owned properties totaling approximately 1.2 million square feet of GLA, which were approximately 92% leased with a weighted average remaining lease term of 5.3 years. Leased to national, regional and local tenants, our shopping centers are primarily located throughout Texas and Atlanta and exhibit the characteristics we believe are consistent with our investment criteria. As owners and operators of real estate, we focus on maintaining the value, aesthetics, tenant mix and safety of each of our properties. In addition, selecting properties with high-quality tenants and mitigating risk by diversifying our tenant base is at the forefront of our acquisition and leasing strategy. We continually monitor the sales trends and creditworthiness of our tenants.

We believe that our strategy of purchasing high-quality retail properties in high-traffic, well-populated areas will produce stable occupancy and opportunities for growth in future years. Our philosophy continues to be matching long-term leases with long-term debt structures while targeting a ratio of debt-to-total enterprise value of no more than 45% going forward.

Acquisition and Disposition Activity
During the third quarter of 2010, we sold 21 non-core, single-tenant assets to third parties, which generated net proceeds of $19.5 million and resulted in total gains of $6.6 million, net of tax. In conjunction with the sales, we extinguished outstanding debt in the amount of $17.4 million that was secured by the properties.

In December of 2010, we acquired 500 Lamar, a multi-tenant retail center for $4.6 million located in Austin, Texas. The property consists of 12,795 square feet of GLA located on the Northwest corner of the intersection of 5th Street and Lamar. The center consists of local boutique tenants with spaces ranging from 1,000 to 2,500 square feet and was 100% occupied as of June 30, 2011, with a weighted average remaining lease term of 4.6 years.

On February 25, 2011, we completed the acquisition of The Market at Lake Houston, a grocery-anchored shopping center with 101,791 square feet of GLA situated on 13.86 acres in Atascocita, Texas, a northern suburb of Houston, Texas. The property was completed in 2002 and was 98% leased as of June 30, 2011. The anchor tenant is H-E-B, a regional supermarket, and other major tenants include Five Guys Burgers, Payless ShoeSource and Subway. We acquired the property for $20.1 million, of which $4.4 million was paid in cash. The balance was paid through our assumption of $15.7 million of mortgage debt, which matures on January 1, 2016 and is payable interest-only at a fixed rate of 5.75% per year. We acquired the property from two of our advised funds pursuant to an independent appraisal process. For more information, see “Business and Properties – Acquisition Process from Advised Funds” and “Certain Relationships and Related Transactions.”

On May 10, 2011, we completed the acquisition of Brookwood Village, a 28,774 square foot pharmacy-anchored, neighborhood shopping center located in the Buckhead District of Atlanta, Georgia. The property was renovated in 2000 and was 96% leased as of June 30, 2011. The anchor tenant is CVS/pharmacy and other tenants include Sprint, FedEx Kinko’s and Subway. We acquired the property for $10.6 million in cash using proceeds from our existing line of credit.

Our Advisory Services
In addition to our portfolio, we have an advisory services business, which is comprised of a fully integrated real estate team that provides a full suite of services to the properties within our wholly-owned portfolio as well as to the properties within our advised funds. Additionally, this team provides overall asset management services to the advised funds in which we have varying minority ownership interests.

Real Estate Operating and Development Service – Our real estate operating and development business focuses on acquiring, managing, leasing and providing development and redevelopment services for our wholly-owned properties as well as the properties within our advised funds. By employing our own real estate team we are able to provide all services to our properties in-house and maintain secure relationships with our tenants. Our real estate operating and development business is held under a taxable REIT subsidiary named AmREIT Realty Investment Corporation, or ARIC. ARIC contributes to our profitability by generating brokerage, leasing, construction management, development and property management fee income.

Advised Funds – We have varying minority ownership interests in and manage on behalf of institutional and individual third-party investors, eight real estate funds, including five high net worth advised funds and three institutional joint ventures, which we collectively refer to as our advised funds. We have formed, invested in and managed 20 advised funds over the past 27 years that have led the acquisition, development and redevelopment of 29 million square feet of retail properties throughout the United States.

As of June 30, 2011, we managed three joint ventures for our institutional partners, J.P. Morgan Investment Management and AEW Capital, and five retail real estate funds for high net worth investors. As of June 30, 2011, our advised funds owned 19 properties totaling approximately 2.3 million square feet of GLA with a book value of over $495 million. As discussed above, we utilize our real estate operating and development personnel to provide a fully integrated range of asset advisory services including leasing, financing, acquiring and disposing of properties. Through our advised funds, we are able to (i) better match our capital with our property pipeline, and (ii) generate fee income from the real estate activities and asset management fees that benefit our stockholders. In our retail advised funds the limited partners generally receive 99% of the available cash flow until they have received 100% of their original invested capital and a preferred return. Once this has been achieved, we, as the general partner, begin sharing in the available cash flow. We invest in the advised funds that we manage as both the general partner and as a limited partner.

Factors That May Influence Future Results of Operations

Rental Income
The amount of net rental income generated by the properties in our portfolio depends principally on our ability to renew expiring leases or re-lease space upon the scheduled or unscheduled termination of leases, lease currently available space (approximately 8% of our total rentable square feet as of June 30, 2011) and maintain or increase rental rates at our properties. Local, regional or national economic conditions; an oversupply of or a reduction in demand for retail space; changes in market rental rates; our ability to provide adequate services and maintenance at our properties; and fluctuations in interest rates could adversely affect our rental income in future periods. Future economic or regional downturns affecting our submarkets or downturns in our tenants’ businesses that impair our ability to renew or re-lease space and the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase occupancy. In addition, growth in rental income will also partially depend on our ability to acquire additional properties that meet our acquisition criteria.

Rental Rates
We believe that our annualized base rents are below current market rental rates for comparable properties within our submarkets. Over the longer-term we believe this factor will provide us the opportunity for significant positive re-leasing spreads and increased cash flow. Due to the high tenant demand for our properties, over the past five years we have been able to increase rental rates an average of 7.3% upon renewing existing leases, and increase rental rates an average of 6.6% upon signing new leases. During the six months ended June 30, 2011, we experienced a 2% reduction in our annualized base rent per square foot on renewals. This reduction was primarily driven by renewals on two of our leases that were between 5,000 – 10,000 square feet. In these cases, we reduced the current annualized base rent per square foot, but mitigated the long-term impact of the reductions by either entering into a short-term lease (one year or less) or by structuring the lease to include scheduled increases in annualized base rent per foot over the term of the lease.

Scheduled Lease Expirations
Our ability to re-lease expiring space at rental rates equal to or in excess of current rental rates will impact our results of operations. As of June 30, 2011, leases representing approximately 4% and 15% of our annualized base rent are scheduled to expire by the end of 2011 and 2012, respectively, assuming the exercise of all early termination rights. If our current tenants do not renew their leases, we may be unable to re-lease such space to new tenants. As of June 30, 2011, approximately 8% of our GLA was vacant.

Conditions in Core Markets
The properties in our portfolio are predominantly located in the affluent, high-growth submarkets of Houston, Dallas, San Antonio and Austin, Texas and Atlanta, Georgia. Positive or negative changes in conditions in these markets, such as changes in economic or other conditions, employment rates, natural disasters and other factors, will impact our overall performance.

Operating Expenses
Our operating expenses generally consist of utilities, property and ad valorem taxes, insurance and site maintenance costs. Increases in these expenses over tenants’ base years are generally paid in full by tenants in our triple-net lease properties. In addition, properties in our portfolio are subject to periodic reassessment. The amount of property taxes we pay in the future therefore may increase from what we have paid in the past.

Interest Rates
We expect future changes in interest rates will impact our overall performance. While we may seek to manage our exposure to future changes in rates through interest rate swap agreements or interest rate caps, portions of our overall outstanding debt, including borrowings under our revolving credit facility, will likely remain at floating rates.

Taxable REIT Subsidiary
We conduct certain of our operations through taxable REIT subsidiaries, such as ARIC, to avoid jeopardizing our status as a REIT for federal income tax purposes. A taxable REIT subsidiary generally may provide non-customary and other services to our tenants and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT. See “Material U.S. Federal Income Tax Considerations – Requirements for Qualification as a REIT – Taxable REIT Subsidiaries.” We may form additional taxable REIT subsidiaries in the future and may contribute some or all of our interests in certain wholly-owned subsidiaries or their assets to our taxable REIT subsidiaries. Any income earned by our taxable REIT subsidiaries will not be included in our taxable income for purposes of the 75% or 95% gross income tests, except to the extent such income is distributed to us as a dividend, in which case such dividend income will qualify under the 95% gross income test but not the 75% gross income test. See “Material U.S. Federal Income Tax Considerations – Gross Income Tests.” Because a taxable REIT subsidiary is subject to federal income tax, and state and local income tax (where applicable) as a regular corporation, the income earned by our taxable REIT subsidiaries generally will be subject to an additional level of tax as compared to the income earned by our other subsidiaries.

Summary of Critical Accounting Policies

Our results of operations and financial condition, as reflected in the accompanying consolidated financial statements and related footnotes, are subject to management’s evaluation and interpretation of business conditions, retailer performance, changing capital market conditions and other factors, which could affect the ongoing viability of our tenants. Management believes the most critical accounting policies in this regard are revenue recognition, the regular evaluation of whether the value of a real estate asset has been impaired, the allowance for uncollectible accounts, derivative valuation and accounting for real estate acquisitions. We evaluate our assumptions and estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable based upon the circumstances.

Revenue Recognition
We lease space to tenants under agreements with varying terms. The majority of the leases are accounted for as operating leases and, although certain leases of the properties provide for tenant occupancy during periods for which no rent is due and/or increases or decreases in the minimum lease payments over the terms of the leases, revenue is recognized on a straight-line basis over the terms of the individual leases. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, possession or control occurs on the lease commencement date. In cases where significant tenant improvements are made prior to lease commencement, the leased asset is considered to be the finished space, and revenue recognition therefore begins when the improvements are substantially complete. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of our lease agreements contain provisions that grant additional rents based upon tenants’ sales volumes (contingent or percentage rent). Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. The terms of certain leases require that the building/improvement portion of the lease be accounted for under the direct financing method which treats the building as if we had sold it to the lessee and entered into a long-term financing arrangement with such lessee. This accounting method is appropriate when the lessee has all of the benefits and risks of property ownership that they would if they owned the building versus leasing it from us.

We recognize lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. Upon early lease termination, we provide for losses related to unrecovered intangibles and other assets. We recognized lease termination fees of $109,000 and $0 for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively. During the year ended December 31, 2009, we recognized $1.1 million in lease termination fee income related to a national tenant that declared bankruptcy and subsequently rejected its operating ground lease with us. Upon rejection of the operating lease, ownership of the building transferred from the tenant to us as the ground lessor. Accordingly, we recorded lease termination fee income in an amount equal to the fair value of the building. We recognized $100,000 of lease termination fee income during the year ended December 31, 2008.

We have investments in advised funds and other affiliates that are accounted for under the equity method because we exercise significant influence over such entities. We record our percentage interest in the earnings and losses of these entities in our statement of operations.

We account for profit recognition on sales of real estate in accordance with Accounting Standards Codification, or ASC, 360, Property, Plant and Equipment. Pursuant to ASC 360, profits from sales will not be recognized under the full accrual method by our company until certain criteria are met. Gains relating to transactions which do not meet the criteria for full accrual method of accounting are deferred and recognized when the full accrual method of accounting criteria are met or by using the installment or deposit methods of profit recognition, as appropriate in the circumstances.

We provide various real estate services, including development, construction (discontinued operations), construction management, property management, leasing and brokerage. The fees for these services are recognized as services are provided and are generally calculated as a percentage of revenues earned or to be earned or of property cost, as appropriate. Construction management contracts are recognized only to the extent of the fee revenue.

Real Estate Valuation
Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs, and direct and indirect development costs related to buildings under construction are capitalized as part of construction in progress. The capitalization of such costs ceases at the earlier of one year from the date of completion of major construction or when the property, or any completed portion, becomes available for occupancy. We capitalize acquisition costs once the acquisition of the property becomes probable. Prior to that time, we expense these costs as acquisition expenses. When we classify a property as held for sale, we record the property at the lower of its cost or its market value in accordance with GAAP.

Impairment of Long Lived Assets
We review our properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. We determine whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value. We did not recognize any impairment charges during the six months ended June 30, 2011. During the year ended December 31, 2010, we recognized impairment charges of $2,268 in income (loss) from continuing operations related to four non-core, single-tenant properties and impairment charges of $1,219 in income (loss) from discontinued operations related to two non-core, single-tenant properties that were sold in July 2011. We recognized an impairment charge of $441,000 for the year ended December 31, 2009 related to our acquisition of REITPlus’s net assets as further discussed in Note 2 to the accompanying consolidated financial statements. An impairment charge of $1.5 million was recognized for the year ended December 31, 2008 related to four properties that represented non-core real estate assets, three of which have since been disposed. Both the estimated undiscounted cash flow analysis and fair value determination are based upon various factors which require complex and subjective judgments to be made by management. Such assumptions include projecting lease-up periods, holding periods, cap rates, rental rates, operating expenses, lease terms, tenant credit-worthiness, tenant improvement allowances, terminal sales value and certain macroeconomic factors among other assumptions to be made for each property.

Valuation of Receivables
An allowance for the uncollectible portion of tenant receivables and accounts receivable is determined based upon an analysis of balances outstanding, historical payment history, tenant credit worthiness, additional guarantees and other economic trends. Balances outstanding include base rents, tenant reimbursements and receivables attributed to the accrual of straight-line rents. Additionally, estimates of the expected recovery of pre-petition and post-petition claims with respect to tenants in bankruptcy are considered in assessing the collectability of the related receivables.

Consolidation
The consolidated financial statements include our accounts as well as the accounts of any wholly- or majority-owned subsidiaries in which we have a controlling financial interest. Investments in joint ventures and partnerships where we have the ability to exercise significant influence but do not exercise financial and operating control, are accounted for using the equity method. All significant inter-company accounts and transactions have been eliminated through consolidation.

Investments in Advised Funds and Other Affiliates
The investments in advised funds and other affiliates in which we invest account for real estate acquisitions pursuant to ASC 805, Business Combinations. Accordingly, they allocate the purchase price of the acquired properties to tangible and intangible assets as well as liabilities acquired. Depreciation is computed using the straight-line method over an estimated life of up to 50 years for buildings, up to 20 years for site improvements and over the term of the lease for tenant improvements. The intangible assets are amortized over the remaining term of their respective leases.

Real Estate Acquisitions
We account for real estate acquisitions pursuant to ASC 805, Business Combinations. Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based upon their respective fair values. Identifiable intangibles include amounts allocated to acquired above and below market leases, the value of in-place leases and customer relationships, if any. We determine fair value based upon estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based upon a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to above and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. Below market lease amortization includes fixed-rate renewal periods. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.

Depreciation is computed using the straight-line method over an estimated useful life of up to 39 years for buildings, up to 20 years for site improvements and over the life of the respective leases for tenant improvements. Leasehold estate properties, where we own the building and improvements but not the related ground, are amortized over the life of the lease. The determination of useful lives requires judgment and includes significant estimates which management reassesses as circumstances warrant.

Deferred Tax Assets
To the extent that we are in a net deferred tax asset position at period end, we will determine whether it is more likely than not that we will generate sufficient future taxable income in order to realize that net asset. In making that determination, we will consider our current financial position, our result of operations for the current and preceding years, and our expectation of future operations. As of June 30, 2011, and December 31, 2010, we had a valuation allowance of $2.5 million, which represents the full balance of our deferred tax asset as we believe it is not more likely than not to be realized.

Derivative Financial Instruments
We account for our derivative financial instruments pursuant to ASC 815, Derivatives and Hedging. ASC 815 requires that all derivative instruments, whether designated as hedging relationships or not, be recorded on the balance sheet at their fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Our use of derivative financial instruments to date has been limited to the use of interest rate swaps to mitigate our interest rate risk on variable-rate debt. In December 2008, we entered into an interest rate swap for the purpose of hedging the interest rate risk on a variable-rate loan placed in conjunction with the refinancing of one of our properties. We have designated this interest rate swap as a cash flow hedge for financial reporting purposes.

ASC 815 requires that changes in fair value of derivatives that qualify as cash flow hedges be recognized in other comprehensive income, or OCI, while the ineffective portion of the derivative’s change in fair value be recognized in the income statement as interest expense. Upon the settlement of a hedge, gains and losses associated with the transaction are recorded in OCI and amortized over the underlying term of the hedge transaction. We assess, both at inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the cash flows of the hedged items. All methods of assessing fair value result in a general approximation of value at a specific point in time, and such value may never actually be realized.

Results of Operations

Comparison of the three months ended June 30, 2011 to the three months ended June 30, 2010
As of June 30, 2011, our portfolio was comprised of 30 wholly-owned properties with an aggregate of approximately 1.2 million square feet of GLA, compared to a portfolio that was comprised of 49 wholly-owned properties with an aggregate of approximately 1.1 million square feet of GLA as of June 30, 2010. During 2011 and 2010, we sold certain single-tenant properties, the results for which are presented in income from discontinued operations. The following table summarizes our results of operations for the three months ended June 30, 2011 and 2010. For purposes of comparing our results of operations for the periods presented below, all of the properties in the “same store” portfolio were owned since the beginning of the three-month period ended June 30, 2010.

			CHANGE	CHANGE
	2011	2010	$	%
	(Dollars in thousands)

Property revenues:
Same store properties (25 properties)
Rental income (1)	$5,500	$5,366	$134	2%
Recovery income (1)	1,811	1,730	81	5%
Property expenses:
Property expenses	1,902	1,958	(56)	(3)%

Total same store net operating income	5,409	5,138	271	5%

Property revenues:
Non-same store properties
Rental income (1)	588	—	588	—
Recovery income (1)	216	—	216	—
Property expenses:
Property expenses	209	—	209	—

Total non-same store net operating income	595	—	595	100%

Total net operating income	6,004	5,138	866	17%

Other revenues:
Amortization of straight-line rents and above/below market rents (1)	(269)	115	(384)	(334)%
Lease termination fee income	109	—	109	(100)%
Real estate fee income – related party	825	485	340	70%
Construction management fee income – related party	56	93	(37)	(40)%
Asset management fee income – related party	231	370	(139)	(38)%
Interest and other income	129	106	23	22%
Interest and other income – related party	31	66	(35)	(53)%

Total other revenues	1,112	1,235	(123)	(10)%

Other expenses:
Straight-line bad debt expense (2)	(161)	—	(161)	—
General and administrative	1,426	1,452	(26)	(2)%
Acquisition costs	75	—	75	—
Legal and professional	267	144	123	85%
Real estate commissions	157	53	104	196%
Depreciation and amortization	2,308	1,651	657	40%
Loss from advised funds and other affiliates	146	397	(251)	(63)%
Income tax expense (benefit) for taxable REIT subsidiary	3	(62)	65	(105)%
Interest expense	2,415	2,438	(23)	(1)%

Total other expenses	6,636	6,073	563	9%

Income from continuing operations	480	300	180	60%
Income from discontinued operations	86	350	(264)	(75)%
Net income	566	650	(84)	(13)%
Net income attributable to non-controlling interest	—	(13)	13	(100)%

Net income available to stockholders	$566	$637	$(71)	(11)%

(1)	Rental income from operating leases is comprised of Rental income, Recovery income and Percentage rent from same store properties, Rental income and Recovery income from non-same store properties and Amortization of straight-line rents and above/below market rents. For the three months ended June 30, 2011 and 2010, Rental income from operating leases was $7,846 and $7,211, respectively.

(2)	Included in property expense on our consolidated statements of operations.

Same Store Properties – Property Revenues and Property Expenses
Rental income. Rental income increased by $134,000, or 2%, on a same store basis to $5.5 million for the three months ended June 30, 2011 as compared to $5.4 million in the same period in 2010. This same store increase is attributable to additional lease-up and renewal rate increases at our Uptown Plaza – Dallas and Uptown Park properties during the first quarter of 2011. Substantially all of the $134,000 increase in retail income was driven by increases in average occupancy.

Recovery income. Tenant recovery income increased by $81,000, or 5%, on a same store basis to $1.8 million in the three months ended June 30, 2011 as compared to $1.7 million in the same period in 2010. This same store increase is primarily attributable to increased occupancy at our Uptown Plaza – Dallas property.

Property expenses. Property expenses decreased by $56,000, or 3%, on a same store basis to $1.9 million for the three months ended June 30, 2011 as compared to $2.0 million in the same period in 2010. This same store decrease is attributable to a decrease in bad debt reserves recorded for our continual assessment of our receivables in light of a stabilizing economy, partially offset by an increase in holiday décor, landscaping supplies and security expense.

Non-same store properties – Property revenues and Property expenses. Our rental income, tenant recovery income and property expenses increased for our non-same store investment properties due to the acquisitions of 500 Lamar (December 9, 2010), The Market at Lake Houston (February 25, 2011), and Brookwood Village (May 10, 2011) whose results of operations have been recorded in the consolidated statements of operations from the date of acquisition.

Amortization of straight-line rents and above/below market rents. Amortization of straight-line rents and above/below market rents decreased by approximately $384,000, or 334%, to an expense of $269,000 in the three months ended June 30, 2011 as compared to income of $115,000 in the same period in 2010. This decrease is primarily attributable to the accelerated amortization of accrued rent balances for certain tenants.

Lease termination income. Lease termination income increased by approximately $109,000, or 100%, to $109,000 in the three months ended June 30, 2011 as compared to $0 in the same period in 2010. This increase is attributable to the early termination and move out by a tenant at our South Bank property.

Real estate fee income – related party. Real estate fee income – related party increased by approximately $340,000, or 70%, to $825,000 in the three months ended June 30, 2011 as compared to $485,000 in the same period in 2010. This increase is primarily attributable to an increase in leasing commissions and development fees earned on the properties that we manage within our advised funds. During the second quarter of 2011, we recognized $325,000 in leasing commissions, most of which were earned on our Woodlake Pointe and Woodlake Square development projects. During the second quarter of 2011, we also earned $61,000 in development fees on our Woodlake Square development which commenced in August 2010 and was completed in the second quarter of 2011.

Asset management fee income – related party. Asset management fee income – related party decreased by approximately $139,000, or 38%, to $231,000 in the three months ended June 30, 2011 as compared to $370,000 in the same period in 2010. Our asset management fees are calculated based upon the net value of the assets held by the advised funds that we manage. The net value of the assets held by the advised funds has decreased during 2011.

Straight-line bad debt expense. Straight-line bad debt expense decreased by approximately $161,000, or 100%, to a credit of $161,000 in the three months ended June 30, 2011 as compared to $0 in the same period in 2010. Certain of our leases provide for increases in minimum lease payments over the term of the lease, and we recognize revenues on a straight-line basis over the term of such leases. The straight-line method results in accrued rent on our balance sheet, which represents the portion of the rent that we expect to recover from the tenant in the future as they fulfill their obligation to us under the terms of the lease. During the fourth quarter of 2010, we recorded a reserve against the accrued rent balances due from certain of our tenants whom we believe may not fulfill their obligation to us. A portion of the reserve was reversed in 2011 due to the accelerated amortization of accrued rent balances for certain tenants.

Legal and professional. Legal and professional fees increased by approximately $123,000, or 85%, to $267,000 in the three months ended June 30, 2011 as compared to $144,000 in the same period in 2010. This increase is primarily attributable to lower net 2010 expenses, which benefited from a credit of $80,000 recorded in April 2010, due to the reversal of 2009 accrued merger costs that were lower than expected.

Real estate commissions. Real estate commission increased by approximately $104,000, or 196%, to $157,000 in the three months ended June 30, 2011 as compared to $53,000 in the same period in 2010. This increase is primarily attributable to increased leasing activity related to large tenants in our advised funds.

Depreciation and amortization. Depreciation and amortization expense increased by approximately $657,000, or 40%, to $2.3 million in the three months ended June 30, 2011 as compared to $1.7 million in the same period in 2010. This increase is primarily attributable to the acquisitions of 500 Lamar (December 9, 2010), The Market at Lake Houston (February 25, 2011), and Brookwood Village (May 10, 2011).

Loss from advised funds and other affiliates. Loss from advised funds and other affiliates decreased by $251,000, or 63%, to a loss of $146,000 in the three months ended June 30, 2011 compared to a loss of $397,000 in the same period in 2010. The decrease is primarily attributable to the increased depreciation expense in 2010 resulting from the impending redevelopment of the Woodlake Square property. During the first quarter of 2010, we reassessed and shortened the estimated useful lives of various Woodlake Square buildings consistent with our current redevelopment plan.

Income tax expense (benefit) for taxable REIT subsidiary. Income tax expense increased by $65,000, or 105%, to expense of $3,000 in the three months ended June 30, 2011 as compared to a benefit of $(62,000) in the same period in 2010. The unfavorable variance is primarily attributable to the cessation of recording federal income tax benefits by our taxable subsidiary. We ceased recording federal income benefits as we could not determine with sufficient certainty that it was more likely than not that we would generate sufficient taxable income from our taxable subsidiary in the future to realize our deferred tax benefits (primarily net operating losses) and recorded a full valuation allowance against our federal deferred tax assets at December 31, 2010. As a result, any tax benefit related to federal taxes in 2011 is fully offset by an increase in the valuation allowance. The $3,000 expense recorded during the three months ended June 30, 2011 is comprised solely of state taxes.

Income from discontinued operations. Income from discontinued operations decreased by $264,000, or 75%, to income of $86,000 in 2011 as compared to income of $350,000 in 2010. The decrease is primarily attributable to our property disposition activity during 2010. We classified and reported two non-core, single tenant properties as held for sale at June 30, 2011, whereas we sold 21 non-core, single tenant properties during the third quarter of 2010. Included in income (loss) from discontinued operations is $350,000 in income generated by these properties during the three months ended June 30, 2010.

Comparison of the six months ended June 30, 2011 to the six months ended June 30, 2010
The following table summarizes the results of operations for the six months ended June 30, 2011 and 2010. For purposes of comparing our results of operations for the periods presented below, all of the properties in the “same store” portfolio were owned since the beginning of the six-month period ended June 30, 2010.

			CHANGE	CHANGE
	2011	2010	$	%
	(Dollars in thousands)

Property revenues:
Same store properties (25 properties)
Rental income (1)	$10,986	$10,701	$285	3%
Recovery income (1)	3,369	3,276	93	3%
Percentage rent (1)	10	82	(72)	(88)%
Property expenses:
Property expenses	3,566	3,653	(87)	(2)%

Total same store net operating income	10,799	10,406	393	4%

Property revenues:
Non-same store properties
Rental income (1)	834	—	834	—
Recovery income (1)	294	—	294	—
Property expenses:
Property expenses	278	—	278	—

Total non-same store net operating income	850	—	850	100%

Total net operating income	11,649	10,406	1,243	12%

Other revenues:
Amortization of straight-line rents and above/below market rents (1)	(197)	164	(361)	(220)%
Lease termination fee income	109	—	109	—
Real estate fee income – related party	1,384	908	476	52%
Construction management fee income – related party	128	170	(42)	(25)%
Asset management fee income – related party	601	740	(139)	(19)%
Interest and other income	257	257	—	0%
Interest and other income – related party	61	128	(67)	(52)%

Total other revenues	2,343	2,367	(24)	(1)%

			CHANGE	CHANGE
	2011	2010	$	%
	(Dollars in thousands)

Other expenses:
Straight-line bad debt expense (2)	(167)	—	(167)	(100)%
General and administrative	2,710	2,700	10	0%
Acquisition costs	115	—	115	—
Legal and professional	522	386	136	35%
Real estate commissions	186	93	93	100%
Depreciation and amortization	3,948	3,356	592	18%
Loss from advised funds and other affiliates	250	938	(688)	(73)%
Income tax expense (benefit) for taxable REIT subsidiary	54	(146)	200	(137)%
Interest expense	4,618	4,837	(219)	(5)%

Total other expenses	12,236	12,164	72	1%

Income from continuing operations	1,756	609	1,147	188%
Income from discontinued operations	146	729	(583)	(80)%
Net income	1,902	1,338	564	42%
Net income attributable to non-controlling interest	—	(24)	24	(100)%

Net income available to AmREIT stockholders	$1,902	$1,314	$588	45%

(1)	Rental income from operating leases is comprised of Rental income, Recovery income and Percentage rent from same store properties, Rental income and Recovery income from non-same store properties and Amortization of straight-line rents and above/below market rents. For the six months ended June 30, 2011 and 2010, Rental income from operating leases was $15,296 and $14,223, respectively.

(2)	Included in property expense in our consolidated statements of operations included in this prospectus.

Same Store Properties – Property Revenues and Property Expenses
Rental income. Rental income increased by $285,000, or 3%, on a same store basis to $11.0 million for the six months ended June 30, 2011 as compared to $10.7 million in the same period in 2010. This same store increase is attributable to additional lease-up and renewal rate increases at our Uptown Plaza – Dallas, Plaza in the Park, and Uptown Park properties during 2011. The $285,000 increase in rental income was driven both by an increase in average occupancy (approximately $178,000) and an increase in average rental rates (approximately $107,000).

Recovery income. Tenant recovery income increased by $93,000, or 3%, on a same store basis to $3.4 million in the six months ended June 30, 2011 as compared to $3.3 million in the same period in 2010. This same store increase is primarily attributable to a favorable property tax refund received in the 2010 period on our South Bank property and due to increased occupancy at our Uptown Plaza – Dallas property.

Property expenses. Property expenses decreased by $87,000, or 2%, on a same store basis to $3.6 million for the six months ended June 30, 2011 as compared to $3.7 million in the same period in 2010. This same store decrease is attributable to a decrease in bad debt reserves recorded for our continual assessment of our receivables in light of a stabilizing economy, partially offset by an increase in holiday décor, landscaping supplies and security expense.

Non-same store properties – Property revenues and Property expenses. Our rental income, tenant recovery income and property expenses increased for our non-same store investment properties due to the acquisitions of 500 Lamar (December 9, 2010), The Market at Lake Houston (February 25, 2011), and Brookwood Village (May 10, 2011) whose results of operations have been recorded in the consolidated statements of operations included in this prospectus from the date of acquisition.

Amortization of straight-line rents and above/below market rents. Amortization of straight-line rents and above/below market rents decreased by approximately $361,000, or 220%, to an expense of $197,000 in the six months ended

June 30, 2011 as compared to income of $164,000 in the same period in 2010. This decrease is primarily attributable to the accelerated amortization of accrued rent balances for certain tenants.

Lease termination income. Lease termination income increased by approximately $109,000, or 100%, to $109,000 in the six months ended June 30, 2011 as compared to $0 in the same period in 2010. This increase is attributable to the early termination and move out of a tenant at our South Bank property.

Real estate fee income – related party. Real estate fee income – related party increased by approximately $476,000, or 52%, to $1.4 million in the six months ended June 30, 2011 as compared to $908,000 in the same period in 2010. This increase is primarily attributable to an increase in leasing commissions and development fees earned on the properties that we manage within our advised funds. During 2011, we recognized $362,000 in leasing commissions, most of which was earned on our Woodlake Pointe and Woodlake Square development projects. During 2011, we also earned $152,000 of development fees on our Woodlake Square development that commenced in August 2010 and was completed in the second quarter of 2011.

Asset management fee income – related party. Asset management fee income – related party decreased by approximately $139,000, or 19%, to $601,000 in the six months ended June 30, 2011 as compared to $740,000 in the same period in 2010. Our asset management fees are calculated based upon the net value of the assets held by the advised funds that we manage. The net value of the assets held by the advised funds has decreased during 2011.

Straight-line bad debt expense. Straight-line bad debt expense decreased by approximately $167,000, or 100%, to a credit of $167,000 in the six months ended June 30, 2011 as compared to $0 in the same period in 2010. Certain of our leases provide for increases in minimum lease payments over the term of the lease, and we recognize revenues on a straight-line basis over the term of such leases. The straight-line method results in accrued rent on our balance sheet, which represents the portion of the rent that we expect to recover from the tenant in the future as they fulfill their obligation to us under the terms of the lease. During the fourth quarter of 2010, we recorded a reserve against the accrued rent balances due from certain of our tenants whom we believe may not fulfill their obligation to us. A portion of the reserve was reversed in 2011 due to the accelerated amortization of accrued rent balances for certain tenants.

Legal and professional. Legal and professional fees increased by approximately $136,000, or 35%, to $522,000 in the six months ended June 30, 2011 as compared to $386,000 in the same period in 2010. This increase is primarily attributable to lower net 2010 expenses, which benefited from a credit of $80,000 recorded in April 2010, due to the reversal of 2009 accrued merger costs that were lower than expected.

Real estate commissions. Real estate commission increased by approximately $93,000, or 100%, to $186,000 in the six months ended June 30, 2011 as compared to $93,000 in the same period in 2010. This increase is primarily attributable to increased leasing activity related to large tenants on our advised funds.

Depreciation and amortization. Depreciation and amortization expense increased by approximately $592,000, or 18%, to $3.9 million in the six months ended June 30, 2011 as compared to $3.4 million in the same period in 2010. This increase is primarily attributable to the acquisitions of 500 Lamar (December 9, 2010), The Market at Lake Houston (February 25, 2011), and Brookwood Village (May 10, 2011).

Loss from advised funds and other affiliates. Loss from advised funds and other affiliates decreased by $688,000, or 73%, to a loss of $250,000 in the six months ended June 30, 2011 compared to a loss of $938,000 in the same period in 2010. The decrease is primarily attributable to the increased depreciation expense in 2010 resulting from the impending redevelopment of the Woodlake Square property. During the first quarter of 2010, we reassessed and shortened the estimated useful lives of various Woodlake Square buildings consistent with our current redevelopment plan.

Income tax expense (benefit) for taxable REIT subsidiary. Income tax expense increased by $200,000, or 137%, to expense of $54,000 in the six months ended June 30, 2011 as compared to a benefit of $(146,000) in the same period in 2010. The unfavorable variance is primarily attributable to the cessation of recording federal income tax benefits by our taxable subsidiary. We ceased recording federal income benefits as we could not determine with sufficient certainty that it was more likely than not that we would generate sufficient taxable income from our taxable subsidiary in the future to realize our deferred tax benefits (primarily net operating losses) and recorded a full valuation allowance against our federal deferred tax assets at December 31, 2010. As a result, any tax benefit related to federal taxes in 2011 is fully offset by an increase in the valuation allowance. The $54,000 expense recorded during the three months ended June 30, 2011 is comprised solely of state taxes.

Interest expense. Interest expense decreased by $219,000, or 5%, to $4.6 million in the six months ended June 30, 2011 as compared to $4.8 million in the same period in 2010. This decrease is due to a lower average outstanding balance on our line of credit, as well as lower interest rates resulting from the refinancing of our Plaza in the Park and Cinco Ranch properties in December 2010.

Income from discontinued operations. Income from discontinued operations decreased by $583,000, or 80%, to income of $146,000 in 2011 as compared to income of $729,000 in 2010. The decrease is primarily attributable to our property disposition activity during 2010. We classified and reported two non-core single tenant properties as held for sale at June 30, 2011, whereas we sold 21 non-core, single tenant properties during the third quarter of 2010. Included in income (loss) from discontinued operations is $729,000 in income generated by these properties during the six months ended June 30, 2010.

Comparison of the Year Ended December 31, 2010 to the Year Ended December 31, 2009
The following table summarizes our results of operations for the years ended December 31, 2010 and 2009. For the three and six months ended June 30, 2011 and 2010, we have presented operating information for our same store portfolio separately from our other investment properties. For purposes of comparing our results of operations for the years ended December 31, 2010 and 2009, all of our properties are considered “same store” since we owned all of them since the beginning of 2009, with the exception of 500 Lamar (acquired on December 9, 2010), which is immaterial to our 2010 results of operations. As a result, we have presented operating information in the following table on a consolidated basis without separately identifying the results of operations for our same store portfolio. As of December 31, 2010, our portfolio was comprised of 28 wholly-owned properties with an aggregate of approximately 1.0 million square feet of GLA, compared to a portfolio that was comprised of 49 wholly-owned properties with an aggregate of approximately 1.1 million square feet of GLA as of December 31, 2009. During 2010, we sold 21 single-tenant properties, and we sold two single-tenant properties in July 2011, the results for which are presented in income from discontinued operations.

	YEAR ENDED DECEMBER 31,		CHANGE	CHANGE
	2010	2009	$	%
	(Dollars in thousands)

Property revenues
Rental income (1)	$21,697	$21,194	$503	2.4%
Recovery income (1)	6,681	7,373	(692)	(9.4)%
Percentage rent (1)	555	603	(48)	(8.0)%
Property expenses
Property expenses (2)	7,833	8,206	(373)	(4.5)%

Net operating income	$21,100	$20,964	$136	0.6%

Other revenues:
Amortization of straight-line rents and above/below market rents	$222	$197	$25
Lease termination income	—	1,065	(1,065)
Real estate fee income	15	—	15
Real estate fee income – related party	2,375	2,604	(229)
Construction management fee income – related party	349	450	(101)
Asset management fee income – related party	1,480	1,530	(50)
Interest and other income	459	446	13
Interest and other income – related party	274	201	73
Gain on debt extinguishment	5,374	—	5,374

Total other revenues	$10,548	$6,493	$4,055	62.5%

	YEAR ENDED DECEMBER 31,		CHANGE	CHANGE
	2010	2009	$	%
	(Dollars in thousands)

Other expenses:
General and administrative	$5,944	$6,320	$(376)
Straight-line bad-debt expense	481	—	481
Legal and professional	1,165	1,667	(502)
Real estate commissions	191	157	34
Acquisition costs	12	—	12
Depreciation and amortization	6,634	7,350	(716)
Impairment – properties	2,268	441	1,827
Impairment – notes receivable	1,800	—	1,800
Loss from advised funds and other affiliates	1,186	604	582
Income tax (benefit) expense for taxable REIT subsidiary	1,515	(851)	2,366
Interest expense	9,541	9,146	395
Debt prepayment penalties	988	—	988

Total other expenses	$31,725	$24,834	$6,891	27.7%

Income (loss) from continuing operations	(77)	2,623	(2,700)	(102.9)%
Income from discontinued operations	6,382	2,632	3,750	142.5%

Net income	$6,305	$5,255	$1,050	20.0%
Net income attributable to noncontrolling interest	(173)	(121)	(52)	(43.0)%

Net income attributable to AmREIT stockholders	$6,132	$5,134	$998	19.4%

(1)	Rental income from operating leases is comprised of Rental income, Recovery income, Percentage rent and Amortization of straight-line rents and above/below market rents. For the years ended December 31, 2010 and 2009, Rental income from operating leases was $29,155 and $29,367, respectively.

(2)	Property expense as reported on our consolidated statements of operations for the year ended December 31, 2010, which are included in this prospectus, includes both property expenses of $7,833 and straight-line bad debt expense of $481 reported above.

Property Revenues and Property Expenses
Rental Income. Rental income increased by $503,000, or 2%, to $22.0 million in 2010 as compared to $21.2 million 2009. This increase is attributable to an increase in rental income driven by renewal rate increases during the year, primarily on our Southbank and Plaza in the Park properties. Our $503,000 increase in rental income was attributable to increases in our average rental rates (approximately $697,000), which increase was partially offset by a decrease in our average occupancy (approximately $194,000).

Recovery income. Tenant recovery income decreased by $692,000, or 9%, to $6.7 million in 2010 as compared to $7.4 million in 2009. This decrease is primarily attributable to property tax savings, primarily on our Southbank property, which resulted in a reduction in expense reimbursements received from tenants.

Percentage rent. Percentage rent decreased by $48,000, or 8%, to $555,000 in the 2010 period as compared to $603,000 in 2009. This decrease is attributable to an overall reduction in tenant sales, primarily on our Southbank and Uptown Park properties, caused by the recessionary environment.

Property expenses. Property expenses decreased by $373,000 or 5%, to $7.8 million in 2010 as compared to $8.2 million in 2009. This decrease is attributable to property tax savings, primarily on our Southbank property.

Other Revenue
Overall, other revenue increased by $4.1 million, or 63%, to $10.5 million in 2010 as compared to $6.5 million in 2009, primarily due to the following:

Lease termination income. Lease termination income decreased by $1.1 million, or 100%. This decrease is primarily attributable to a national tenant at one of our Woodlands ground lease properties declaring bankruptcy and subsequently rejecting their ground lease with us during the 2009 period. We had no similar lease rejection during 2010. Upon rejection of that lease, ownership of the building transferred from the tenant to us as the land owner. The lease termination income earned from the transfer represents the fair value of the building.

Real estate fee income – related party. Real estate fee income – related party decreased by approximately $229,000, or 9%, to $2.4 million in 2010 as compared to $2.6 million in 2009. This decrease is primarily attributable to a decrease in development fees and leasing commissions earned on the properties that we manage within our advised funds. During 2009, we generated $382,000 of development fees primarily associated with our 5433 Westheimer development which was completed in mid-2009. In 2010 we recognized $152,000 of development fees on our Woodlake Square development which commenced development in August 2010.

Construction management fee income – related party. Construction management fee income – related party decreased by $101,000, or 22%, to $349,000 in 2010 as compared to $450,000 in 2009. This decrease is primarily attributable to a decrease in construction management fees earned from a property within our affiliated advised funds, the development of which was completed in the second quarter of 2009.

Gain on debt extinguishment. Gain on debt extinguishment was $5.4 million for the 2010 period and reflects the execution of a discounted payoff on our Uptown Plaza Dallas property mortgage during the third quarter of 2010.

Other Expenses
Overall, other expenses increased by $6.9 million, or 28%, to $31.7 million in 2010 from $24.8 million in 2009, primarily due to the following:

General and administrative. General and administrative costs decreased by $376,000, or 6%, to $5.9 million in 2010 as compared to $6.3 million in 2009. This decrease is mainly attributable to lower compensation costs associated with a reduced headcount during the year.

Straight-line bad debt expense. Certain of our leases provide for increases in minimum lease payments over the term of the lease, and we recognize revenues on a straight-line basis over the term of such leases. The straight-line method results in accrued rent on our balance sheet which represents the portion of the rent that we expect to recover from the tenant in the future as they fulfill their obligation to us under the terms of the lease. During 2010, we recorded a reserve against the accrued rent balances due from certain of our tenants who we believe may not fulfill their obligation to us.

Legal and professional. Legal and professional expense decreased by $502,000, or 30%, to $1.2 million in 2010 as compared to $1.7 million in 2009. This decrease is mainly attributable to legal costs incurred in 2009 associated with a litigation matter that was resolved in February 2010.

Depreciation and amortization. Depreciation and amortization decreased by $716,000, or 10%, to $6.6 million in 2010 compared to $7.4 million in 2009. This decrease was primarily attributable to assets that became fully depreciated during early 2010 on our Plaza in the Park property, the pad sites at our MacArthur Park property and our Uptown Park property.

Impairment – properties. Impairment – properties increased by $1.8 million, or 414%, to $2.3 million in 2010 as compared to $441,000 in 2009. Impairment charge of $2.3 million represents the amount by which the carrying value of four of our non-core, single-tenant properties exceeded their estimated fair value based on an impairment analysis performed on five of these properties. During the third quarter of 2010 and in connection with the marketing of several of our non-core, single-tenant properties located in tertiary markets, we identified a negative trend in the market for such properties. Accordingly, we performed an impairment analysis on all of our properties with these characteristics. The analysis indicated that, for four such properties, the estimated undiscounted future cash flows associated with these assets would not be sufficient to recover their carrying values. As a result, during the third quarter of 2010, we recorded impairments in the aggregate amount of $2.3 million on these four single- tenant, non-core properties in order to reduce their carrying values to their respective fair values. Our determination of fair-value was based on market data for similar assets. These assets have an aggregate estimated fair value of $3.4 million and were impaired by approximately $2.3 million. These assets are not currently being marketed and their estimated fair values were determined by management based on a discounted future cash flow model.

Impairment – notes receivable. Impairment – notes receivable increased by $1.8 million in 2010. We recorded a $1.3 million impairment on a note receivable related to the sale of a tract of land adjacent to our Uptown Plaza – Dallas property. On December 31, 2010, the borrower was unable to provide a commitment for a construction loan necessary to extend the maturity date, and the note matured, unpaid. Accordingly, we reduced the note receivable to the fair value of the underlying collateral, which was determined by calculating an average, per-acre price of vacant tracts of land sold near downtown Dallas, Texas within the past three years. Additionally, we recorded an impairment of $500,000 on our related party note receivable due from AmREIT Income and Growth Fund, Ltd., or AIGF.

Loss from advised funds and other affiliates. Loss from advised funds and other affiliates increased by $582,000, or 96%, to a loss of $1.2 million in 2010 compared to a loss of $604,000 in 2009. The increase is primarily attributable to increased depreciation expense resulting from the impending redevelopment of the Woodlake Square property. We reassessed and shortened the estimated useful lives of various buildings consistent with our current redevelopment plan.

Income tax (benefit) expense for taxable REIT subsidiary. Income tax benefit decreased by $2.4 million, or 278%, to an expense of $1.5 million in 2010 compared to a benefit of $851,000 in 2009. This decrease is primarily attributable to a reserve on our $2.5 million gross deferred tax asset as of December 31, 2010. Our deferred tax assets consist primarily of amounts that have been deducted in arriving at our net income as reported in the accompanying consolidated statements of operations, but that are not currently deductible for tax purposes (impairment charges, allocated interest charges, etc.). These costs will be deductible for tax purposes in the future to the extent that we have taxable income sufficient to utilize those deductions. We were unable to predict with sufficient certainty whether we will generate sufficient taxable income to realize these benefits, and we concluded that it is not more likely than not that we will realize them.

Interest expense. Interest expense increased by $395,000, or 4%, to $9.5 million in 2010 as compared to $9.1 million in 2009. This increase is due to a higher weighted average debt balance outstanding during the period, primarily attributable to the financing of a portfolio of previously unencumbered properties in December 2009, and due to an increase in the interest cost on our secured credit facility, which we renewed in December 2010 as further discussed in notes to the accompanying consolidated financial statements.

Debt prepayment penalties. Debt prepayment penalties were $988,000 for the 2010 period and reflects penalties incurred upon the early extinguishment of the mortgages on our Plaza in the Park, Cinco Ranch, and Terrace Shops properties in December 2010.

Income from discontinued operations. Income from discontinued operations increased by $3.8 million, or 143%, to $6.4 million in 2010 as compared to $2.4 million in 2009. The increase is primarily attributable to our property disposition activity during 2010. The sale of 21 non-core, single-tenant properties during the third quarter of 2010 and the reclassification of two non-core, single-tenant properties that were sold in July 2011 as discontinued operations are the primary drivers of that activity. The sale of our 21 non-core, single-tenant properties generated total gains of approximately $6.6 million, net of tax, which was partially offset by impairment charges of approximately $1.2 million recorded on two of our non-core, single-tenant properties that were sold in July 2011.

Comparison of the Year Ended December 31, 2009 to the Year Ended December 31, 2008
The following table summarizes our results of operations for the years ended December 31, 2009 and 2008. For the three and six months ended June 30, 2011 and 2010, we have presented operating information for our same store portfolio separately from our other investment properties. For purposes of comparing our results for the years ended December 31, 2009 and 2008, all of our properties are considered same store since we owned all of them since the beginning of 2008. As a result, we have chosen to present operating information in the following table on a consolidated basis without separately identifying the results of operations for our same store portfolio. As of December 31, 2009, our portfolio was comprised of 49 wholly-owned properties with an aggregate of approximately

1.1 million square feet of GLA, compared to a portfolio that was comprised of 49 wholly-owned properties with an aggregate of approximately 1.1 million rentable square feet as of December 31, 2008. During 2010, we sold 21 single-tenant properties, and we sold two single tenant properties in July 2011, the results of which are presented in income from discontinued operations in our consolidated statements of operations in this prospectus.

	YEAR ENDED DECEMBER 31,		CHANGE	CHANGE
	2009	2008	$	%
	(Dollars in thousands)

Property revenues
Rental income (1)	$21,194	$21,915	$(721)	(3.3)%
Recovery income (1)	7,373	7,886	(513)	(6.5)%
Percentage rent (1)	603	743	(140)	(18.8)%
Property expenses
Property expenses	8,206	8,903	(697)	(7.8)%

Net operating income	$20,964	$21,641	$(677)	(3.1)%

Other revenues:
Amortization of straight-line rents and above/below market rents (1)	$197	$869	$(672)
Lease termination income	1,065	100	965
Real estate fee income – related party	2,604	4,316	(1,712)
Construction management fee income	—	41	(41)
Construction management fee income – related party	450	410	40
Asset management fee income – related party	1,530	1,501	29
Interest and other income	446	11	435
Interest and other income – related party	201	1,018	(817)

Total other revenues	$6,493	$8,266	$(1,773)	(21.4)%

Other expenses:
General and administrative	$6,320	$7,096	$(776)
Legal and professional	1,667	1,559	108
Real estate commissions	157	162	(5)
Depreciation and amortization	7,350	8,969	(1,619)
Impairment – properties	441	484	(43)
Loss from advised funds and other affiliates	604	894	(290)
Income tax (benefit) expense for taxable REIT subsidiary	(851)	(492)	(359)
Interest expense	9,146	9,196	(50)

Total other expenses	$24,834	$27,868	$(3,034)	(10.9)%

Income from continuing operations	2,623	2,039	584	28.6%
Income (loss) from discontinued operations	2,632	(1,896)	4,528	238.8%

Net income	$5,255	$143	$5,112	3574.8%
Net income attributable to noncontrolling interest	(121)	(331)	210	63.4%

Net income (loss) attributable to AmREIT stockholders	$5,134	$(188)	$5,322	2830.9%

(1)	Rental income from operating leases is comprised of Rental income, Recovery income, Percentage rent and Amortization of straight-line rents and above/below market rents. For the year ended December 31, 2009 and 2008, Rental income from operating leases was $29,367 and $31,413, respectively.

Property Revenues and Property Expenses
Rental income. Rental income decreased by $721,000, or 3% to $21.2 million in 2009 compared to $21.9 million in 2008. This decrease is primarily due to a decrease in occupancy at our MacArthur Park and Woodlands Ground Lease properties resulting from two junior anchor tenants who terminated their leases due to bankruptcy in early 2009. The $721,000 decrease in rental income was attributable to decreases in our average occupancy (approximately $1.0 million), which decrease was partially offset by an increase in our average rental rates (approximately $312,000).

Recovery income. Tenant recovery income decreased by $513,000 or 7%, to $7.4 million in 2009 as compared to $7.9 million in 2008. This decrease is attributable to reduced recoveries of property expenses from tenants, primarily due to the reduced occupancy at the MacArthur Park and Woodlands Ground Lease properties as discussed above in ‘Rental Income.’

Percentage rent. Percentage rent decreased by $140,000 or 19%, to $603,000 in 2009 as compared to $743,000 in 2008. This decrease is attributable to an overall reduction in tenant sales, primarily on our Southbank and Uptown Park properties, caused by the recessionary environment.

Property expenses. Property expenses decreased by $697,000 or 8%, to $8.2 million in 2009 as compared to $8.9 million in 2008. This decrease is attributable to a decrease in bad debt reserves recorded (inclusive of any related recoveries) on our tenant receivables during 2009. We had taken a higher amount of reserves on our tenant receivables during 2008 as we recognized the initial impact of the economic downturn on our tenants.

Other Revenue
Overall, other revenue decreased by $1.8 million, or 21%, to $6.5 million in 2009 from $8.3 million in 2008, primarily due to the following:

Lease termination income. Lease termination income increased by $965,000, or 965%, to $1.1 million in 2009 as compared to $100,000 in 2008. This increase is primarily attributable to a national tenant declaring bankruptcy during 2009 and subsequently rejecting its ground lease on one of our Woodlands ground lease properties. There was no similar lease rejection in 2008. Upon rejection of that lease, ownership of the building transferred from the tenant to us as the land owner. The lease termination income earned from the transfer represents the fair value of the building.

Real estate fee income – related party. Real estate fee income – related party decreased by approximately $1.7 million, or 40%, to $2.6 million in 2009 as compared to $4.3 million in 2008. The decrease is primarily attributable to a decrease in acquisition fees earned on property transactions within our advised funds. We acquired three properties on behalf of our advised funds in the 2008 period and made no acquisitions during the 2009 period.

Interest and other income. Interest and other income increased by approximately $435,000, or 4,000%, to $446,000 in 2009 as compared to $11,000 in 2008. The increase is attributable to a $1.7 million note receivable established with the City of Pearland in June 2008 in conjunction with the purchase of Shadow Creek Ranch. We also sold our Fontana property, a tract of land adjacent to our Uptown Dallas property, and seller-financed $5.5 million note due from the buyer in December 2008.

Interest and other income – related party. Interest and other income – related party decreased by approximately $817,000, or 80%, to $201,000 in 2009 as compared to $1.0 million in 2008. The decrease is primarily attributable to paydowns on the balance of our notes receivables due from our advised funds.

Other Expenses
Overall, other expenses decreased by $3.0 million, or 11%, to $24.8 million in 2009 from $27.9 million in 2008, primarily due to the following:

General and administrative expense. General and administrative expense decreased by $776,000, or 11%, to $6.3 million in 2009 as compared to $7.1 million in 2008. The decrease is due to approximately $700,000 in due diligence costs incurred in connection with an abandoned transaction in 2008.

Depreciation and amortization. Depreciation and amortization decreased by $1.6 million, or 18%, to $7.4 million in 2009 compared to $9.0 million in 2008. This decrease was primarily attributable to accelerated depreciation recorded during 2008 related to two tenants that terminated their leases prior to lease expiration at our Uptown Plaza Dallas and MacArthur Park properties.

Impairment – properties charge. Impairment – properties charge decreased by $43,000, or 9%, to $441,000 in 2009 as compared to $484,000 in 2008. During 2008, we recorded an impairment related to a non-core real estate asset whose carrying value exceeded its net realizable values. During 2009, we recognized an impairment of

$441,000 related to the acquisition of REITPlus’s net assets pursuant to the merger of AmREIT and REITPlus as further discussed in Note 2 to the accompanying consolidated financial statements.

Loss from advised funds and other affiliates. Loss from advised funds and other affiliates decreased by $290,000, or 32%, to a loss of $604,000 as compared to a loss of $894,000 in 2008. The decrease was primarily due to 2008 losses related to our investments in AmREIT Woodlake, L.P., AmREIT Westheimer Gessner, LP and Shadow Creek Ranch holding company. We sold a portion of our interests in AmREIT Woodlake L.P. and AmREIT Westheimer Gessner, L.P. to our advised funds at each investment’s carrying cost. We sold our initial interest in Shadow Creek Ranch to REITPlus in 2008, although we acquired all of the assets of REITPlus in November 2009 as a result of the merger of AmREIT and REITPlus. These sales resulted in a decrease in the loss from advised funds and other affiliates due to our reduced ownership in the losses incurred by those properties.

Income tax (benefit) expense for taxable REIT subsidiary. Income tax benefit for taxable REIT subsidiary increased by $359,000, or 73% to a benefit of $851,000 in 2009 as compared to a benefit of $492,000 in 2008. The increase in benefit resulted from a higher taxable loss in 2009, which was primarily attributable to lower real estate fees earned in 2009 as noted above in “real estate fee income-related party.”

Interest expense. Interest expense decreased by $50,000, or 1%, to $9.1 million in 2009 as compared to $9.2 million in 2008. The decrease was primarily attributable to a $9.5 million decrease in our average outstanding indebtedness during 2009 as a result of paying down our secured credit facility.

Income from discontinued operations. Income from discontinued operations increased by $4.5 million, or 239%, to income of $2.6 million in 2009 as compared to a loss of $1.9 million in 2008. The increase was primarily attributed to the recognition of a $1.9 million deferred gain (net of taxes) resulting from the 2008 sale of an undeveloped 0.9 acre piece of property contiguous to Uptown Plaza in Dallas. Additionally, our independent broker-dealer fund-raising business and construction business, which were discontinued as part of the restructuring in 2008, generated combined net losses of $3.4 million in 2008. Additionally, during 2008, we recorded impairment charges of $1.0 million related to three properties that represented non-core real estate assets.

Funds From Operations

We consider FFO to be an appropriate measure of the operating performance of an equity REIT. NAREIT defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT recommends that extraordinary items not be considered in arriving at FFO. We calculate our FFO in accordance with this definition. Most industry analysts and equity REITs, including us, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that uses historical cost accounting is insufficient by itself. There can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.

Below is the calculation of FFO and the reconciliation to net income, which we believe is the most comparable GAAP financial measure to FFO (in thousands):

	SIX MONTHS ENDED
	JUNE 30,			YEAR ENDED DECEMBER 31,
	PRO			PRO
	FORMA	HISTORICAL		FORMA	HISTORICAL
	2011	2011 (1)	2010 (2)	2010	2010 (3)	2009 (4)	2008 (5)	2007	2006
	(Dollars in thousands, except per share data)

Net income (6)	$2,912	$1,902	$1,338	$1,488	$6,305	$5,255	$143	$5,391	$7,621
Add:
Income from discontinued operations (7)	146	—	—	6,382	—	—	—	—	—
Depreciation of real estate assets – from operations	4,508	3,904	3,306	8,699	6,537	7,219	8,808	7,769	8,666
Depreciation of real estate assets – from discontinued operations	—	14	32	—	51	77	111	109	115
Depreciation of real estate assets for nonconsolidated affiliates	306	306	1,138	1,453	1,453	552	849	476	133
Less:
Net income attributable to noncontrolling interest	—	—	(24)	(173)	(173)	(121)	(331)	(140)	(58)
Gain on sale of real estate assets acquired for investment	—	—	—	(1,216)	(1,216)	—	(924)	—	(285)
Class B, C & D distributions	—	—	—	—	—	(8,357)	(10,013)	(11,709)	(11,442)
Premium on merger conversion of AmREIT class C and D shares	—	—	—	—	—	(10,171)	—	—	—

Total FFO available to stockholders	$7,872	$6,126	$5,790	$16,633	$12,957	$(5,546)	$(1,357)	$1,896	$4,750

(1)	Included in income (loss) from continuing operations for the six months ended June 30, 2011 are acquisition costs of $115 incurred in connection with the acquisition of operating properties.

(2)	Included in depreciation of real estate assets for nonconsolidated affiliates is $759 related to accelerated depreciation resulting from the redevelopment of the Woodlake Square property. We shortened the useful lives of certain buildings consistent with the redevelopment plan once that redevelopment became probable.

(3)	Included in income (loss) from continuing operations is a $5,374 gain on debt extinguishment. Offsetting this gain is $2,268 in impairments taken on four of our non-core, single-tenant properties, a $1,300 impairment on a note receivable related to the sale of a tract of land adjacent to our Uptown Plaza – Dallas property, a $500 impairment on a note receivable from one of our advised funds and debt prepayment penalties of $988 related to the early extinguishment of three property mortgages during the year. Included in income (loss) from discontinued operations is a $5,384 gain (net of tax) on the sale of real estate acquired for resale and $1,219 in impairments taken on two of our non-core, single-tenant properties that were sold in July 2011. Included in depreciation of real estate assets for nonconsolidated affiliates is $852 in adjustments for non-consolidated entities related to accelerated depreciation resulting from the redevelopment of our Woodlake Square property.

(4)	Included in income (loss) from continuing operations is a $441 impairment related to the acquisition of REITPlus’s net assets. See Note 2 to the accompanying consolidated financial statements for further discussion. Additionally, included in income (loss) from discontinued operations is a $1,897 gain on real estate held for resale, net of taxes, which was realized in 2009.
(5)	Included in income (loss) from continuing operations is an impairment charge of $1,495 related to four properties that represented non-core real estate assets, one of which was sold in July 2008. Included in income (loss) from discontinued properties is a restructuring charge of $2,456 related to the wind-down of our fund raising business and general contracting operations, including severance costs related to the employees terminated as part of the restructuring.

(6)	Pro forma net income excludes income from discontinued operations of $146 and $6,382 for the six months ended June 30, 2011, and the year ended December 31, 2010, respectively, in accordance with Article 11 of Regulation S-X. For the historical periods presented, net income includes income (loss) from discontinued operations in accordance with GAAP. Income from discontinued operations has been added back to pro forma net income in order to arrive at pro forma FFO in accordance with the NAREIT definition.

Net Operating Income

We believe that NOI is a useful measure of our operating performance. We define NOI as operating revenues (rental income, tenant recovery income, percentage rent, excluding straight-line rental income and amortization of acquired above- and below-market rents) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line rent bad debt expense). Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results. However, NOI should only be used as an alternative measure of our financial performance. The following table sets forth a reconciliation of NOI to net income as computed in accordance with GAAP, for the periods presented (in thousands):

	SIX MONTHS ENDED
	JUNE 30,			YEAR ENDED DECEMBER 31,
	PRO FORMA	HISTORICAL		PRO FORMA	HISTORICAL
	2011	2011	2010	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share data)

Net income	$2,912	$1,902	$1,338	$1,488	$6,305	$5,255	$143	$5,391	$7,621
Adjustments to Add/(Deduct):
Amortization of straight-line rents and above/below-market rents	197	197	(164)	(225)	(222)	(197)	(869)	(562)	(777)
Lease termination income	(109)	(109)	—	—	—	(1,065)	(100)	—	—
Real estate fee income	—	—	—	(15)	(15)	—	—	—	—
Real estate fee income – related party	(1,372)	(1,384)	(908)	(2,293)	(2,375)	(2,604)	(4,316)	(5,242)	(8,317)
Construction management fee income	—	—	—	—	—	—	(41)	(22)	(63)
Construction management fee income - related party	(128)	(128)	(170)	(349)	(349)	(450)	(410)	(207)	(26)
Asset management fee income – related party	(601)	(601)	(740)	(1,480)	(1,480)	(1,530)	(1,501)	(1,289)	(823)
Interest and other income	(257)	(257)	(257)	(459)	(459)	(446)	(11)	(447)	(645)
Interest and other income – related party	(61)	(61)	(128)	(274)	(274)	(201)	(1,018)	(653)	(780)
Gain on debt extinguishment	—	—	—	(5,374)	(5,374)	—	—	—	—
General and administrative	2,947	2,710	2,700	6,420	5,944	6,320	7,096	6,037	6,048
Straight-line rent bad debt expense	(167)	(167)	—	481	481	—	—	—	—
Legal and professional	522	522	386	1,165	1,165	1,667	1,559	1,579	1,450
Real estate commissions	186	186	93	191	191	157	162	459	1,042
Acquisition costs	—	115	—	233	12	—	—	—	—
Depreciation and amortization	4,552	3,948	3,356	8,796	6,634	7,350	8,969	7,929	8,846
Impairment – properties	—	—	—	2,268	2,268	441	484	—	—
Impairment – notes receivable	—	—	—	1,800	1,800	—	—	—	—
Loss from advised funds and other affiliates	250	250	938	1,186	1,186	604	894	(153)	(967)
Income tax benefit (expense) for taxable REIT subsidiary	54	54	(146)	1,515	1,515	(851)	(492)	(227)	878
Interest expense	3,857	4,618	4,837	8,868	9,541	9,146	9,196	8,596	6,619
Debt prepayment penalties	—	—	—	988	988	—	—	—	—
Income (loss) from discontinued operations	—	(146)	(729)	—	(6,382)	(2,632)	1,896	579	(525)

Net operating income	$12,782	$11,649	$10,406	$24,930	$21,100	$20,964	$21,641	$21,768	$19,581

Liquidity and Capital Resources

Our sources of immediate liquidity primarily consist of cash flows generated from the operation of our properties, cash and proceeds that we expect will be available to us under our new $      million revolving credit facility, which we intend to enter into upon completion of this offering. The cash generated from operations is primarily paid to our common stockholders in the form of dividends. As a REIT, we must generally make annual distributions to our stockholders of at least 90% of our REIT taxable income. In addition to our sources of immediate liquidity, we utilize several other forms of capital for funding our long-term liquidity requirements including our proceeds from secured mortgages and unsecured indebtedness, proceeds from equity issuances (including this offering), cash generated from the sale of property and the formation of joint ventures.

We anticipate that our primary future uses of capital will include, but will not be limited to, operating expenses, making scheduled debt service payments, funding renovations, expansions, and other significant capital expenditures for our existing portfolio of properties and, subject to the availability of attractive properties and our ability to consummate acquisitions on satisfactory terms, acquiring new assets compatible with our investment strategy. These expenditures include building improvement projects, as well as amounts for tenant improvements and leasing commissions related to re- leasing, which are subject to change as market and tenant conditions dictate. As of June 30, 2011, we had approximately $1.3 million of available cash on hand. We anticipate that cash on hand and cash flows from operating activities will be sufficient to meet our short-term liquidity needs.

We intend to maintain a conservative capital structure. As of June 30, 2011, approximately 80% of our debt was fixed, long-term mortgage financing. We expect that approximately $61.4 million of the net proceeds from this offering will be used to pay down debt. As of June 30, 2011, the weighted average interest rate and term of our fixed-rate debt were 5.15% and 4.1 years, respectively. As of June 30, 2011, we had a $11.6 million balance outstanding on our secured credit facility, yielding $13.1 million in availability. Upon completion of this offering and the application of the proceeds from this offering, our net ratio of debt-to-total enterprise value is expected to be     %.

Our long-term capital requirements consist primarily of maturities under our long-term mortgages and potential acquisitions. The primary sources of capital for funding our long-term liquidity requirements are our secured credit facility, proceeds from both secured mortgages and unsecured indebtedness, proceeds from equity issuances, cash generated from the sale of property, the formation of joint ventures and proceeds from our new revolving credit facility, which we intend to enter into upon completion of this offering.

We believe that, upon the completion of this offering, and as a publicly traded REIT, we will have access to multiple sources of capital to fund our long-term liquidity requirements, including the incurrence of additional debt and the issuance of additional equity. However, as a new publicly traded company, we cannot assure you that this will be the case. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will be dependent on a number of factors as well, including general market conditions for REITs and market perceptions about our company.

We routinely review our liquidity requirements, and, provided that we are able to enter into a new revolving credit facility upon completion of this offering or extend or convert our existing secured credit facility when it matures, we believe that our current cash flows from operations, coupled with our existing credit facility or our new revolving credit facility, will be sufficient to allow us to continue operations, satisfy our contractual obligations and pay dividends to our stockholders.

Contractual Obligations

As of June 30, 2011, we had the following contractual debt obligations (in thousands):

		PAYMENTS BY PERIOD
		LESS THAN			MORE THAN
	TOTAL	1 YEAR	1 - 3 YEARS	3 - 5 YEARS	5 YEARS

Secured credit facility (1)	$11,550	$—	$11,550	$—	$—
Secured Debt (2)	172,250	26,290	10,559	119,437	15,964
Interest (3)	40,993	10,298	14,890	9,494	6,311
Non-cancelable operating
lease payments	276	210	66	—	—

Total contractual obligations	$225,069	$36,798	$37,065	$128,931	$22,275

(1)	Our existing secured credit facility will be repaid in full with the proceeds of this offering.

(2)	Secured debt as shown above is $504 less than total secured debt as reported in the accompanying balance sheet due to the premium recorded on above-market debt assumed in conjunction with certain of our property acquisitions.

(3)	Interest expense includes our interest obligations on our existing, secured credit facility as well as on our mortgage loans. Our existing, secured credit facility is a variable-rate debt instrument, and the outstanding balance fluctuates throughout the year based on our liquidity needs. This table assumes that the balance outstanding ($11,550) and the interest rate (4.75%) as of June 30, 2011 remain constant through maturity. We also have variable rate mortgage loans. This table assumes that the June 30, 2011 interest rates on such variable rate mortgage loans (between 5.0% and 5.5%) remain constant through maturity.

Consolidated Indebtedness to be Outstanding after this Offering

The following table sets forth information with respect to the indebtedness that we expect to have outstanding after the completion of this offering. In addition, concurrently with the completion of this offering, we expect to enter into a new $      million revolving credit facility, the full amount of which would be available upon the closing of this offering.

				ANNUAL
	BALANCE AS OF		INTEREST	DEBT	MATURITY	BALANCE AT
DESCRIPTION	JUNE 30, 2011		RATE	SERVICE	DATE	MATURITY
	(Dollars in thousands)

500 Lamar	$1,761		6.00%	$106	2/1/2015	$1,428
Uptown Park	49,000		5.37%	2,631	6/1/2015	49,000
Plaza in the Park	23,250		3.45%	802	1/1/2016	22,374
The Market at Lake Houston	15,675		5.75%	901	1/1/2016	15,675
Cinco Ranch	9,750		3.45%	336	1/1/2016	9,382
Southbank	20,000		5.91%	1,182	6/1/2016	20,000
Bakery Square	2,597		8.00%	208	2/10/2017	—
MacArthur Pad Sites	6,732		6.17%	415	7/1/2020	5,807
Alpharetta Commons(1)	12,500		4.54%	764	8/1/2018	10,865

Total/Weighted Average	$141,265	(2)	5.06%	$7,345		$134,531

(1)	This mortgage debt was put in place in connection with our acquisition of the Alpharetta Commons property on July 29, 2011, and the balance and interest rate set forth above are as of July 29, 2011.

(2)	The total balance as of June 30, 2011 includes $12,500 of debt on the Alpharetta Commons property that was put in place on July 29, 2011, and excludes $504 of an above-market debt premium associated with debt assumed in conjunction with certain of our property acquisitions.

Description of Certain Debt

The following is a summary of the material provisions of the loan agreements evidencing our material debt to be outstanding upon the closing of this offering.

Mortgage Loan Secured by Uptown Park
Our Uptown Park property is subject to senior mortgage debt with an original principal amount of $49.0 million, which is currently held by Morgan Stanley Mortgage Capital Inc.

Maturity and Interest. The loan has a maturity date of June 1, 2015 and bears interest at a rate per annum of 5.37%. This loan requires regular interest-only payments.

Security. The loan was made to a single borrower subsidiary, and is secured by a first priority deed of trust lien on the Uptown Park property, a security interest in all personal property used in connection with the Uptown Park property and an assignment of all leases, rents and security deposits relating to the property.

Prepayment. The loan may be prepaid in whole, but not in part, subject to certain prepayment penalties.

Events of Default. The deed of trust contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Mortgage Loan Secured by The Market at Lake Houston
The Market at Lake Houston property is subject to senior mortgage debt with an original principal amount of $15.7 million, which is currently held by Morgan Stanley Mortgage Capital, Inc.

Maturity and Interest. The loan has an anticipated repayment date of January 1, 2016 and bears interest at a rate per annum of 5.75%. This loan requires regular payments of interest only prior to the anticipated repayment date.

Security. The loan was assumed by a single borrower subsidiary, and is secured by a first priority deed of trust lien on The Market at Lake Houston property, a security interest in all personal property used in connection with The Market at Lake Houston property and an assignment of all leases, rents and security deposits relating to the property.

Prepayment. The loan may not be prepaid prior to December 12, 2011, at which time the loan may be voluntarily prepaid in whole, but not in part, subject to a prepayment penalty.

Events of Default. The deed of trust contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Mortgage Loan Secured by Plaza in the Park
Our Plaza in the Park property is subject to senior mortgage debt with an original principal amount of $23.3 million, which is currently held by MetLife Bank, N.A.

Maturity and Interest. The loan has a maturity date of January 1, 2016 and bears interest at a rate per annum of 3.45%. This loan currently requires regular interest payments, and will, in the future, require regular payments of principal and interest.

Security. The loan was made to a single borrower subsidiary, and is secured by a first priority deed of trust lien on the Plaza in the Park property, a security interest in all personal property used in connection with the Plaza in the Park property and an assignment of all leases, rents and security deposits relating to the property.

Prepayment. The loan may not be prepaid prior to January 1, 2013, at which time the loan my be voluntarily prepaid in whole, but not in part, subject to a prepayment penalty.

Events of Default. The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Mortgage Loan Secured by Southbank
Our Southbank property is subject to senior mortgage debt with an original principal amount of $20.0 million, which is currently held by Bank of America, N.A.

Maturity and Interest. The loan has a maturity date of June 1, 2016 and bears interest at a rate per annum of 5.91%. This loan requires regular interest-only payments.

Security. The loan was made to a single borrower subsidiary, and is secured by a first priority deed of trust lien on the Southbank property, a security interest in all personal property used in connection with the Southbank property and an assignment of all leases, rents, and security deposits relating to the property.

Prepayment. The loan may be voluntarily prepaid prior to the maturity date in whole, but not in part, subject to a prepayment fee equal to the greater of 1% of the outstanding principal balance and customary yield maintenance. There is no prepayment fee during the last three months of the term.

Events of Default. The loan agreement contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Revolving Credit Facility
Upon completion of this offering, we expect to enter into a new $      million revolving credit facility, which will replace our existing credit facility. We expect the facility to have a term of           years. We expect the new revolving credit facility to contain customary restrictive covenants, including provisions that may limit our ability, without the prior consent of the lender, to incur additional indebtedness, further mortgage or transfer the applicable property, purchase or acquire additional property, discontinue insurance coverage, change the conduct of our business or make loans or advances to, enter into any merger or consolidation with, or acquire the business, assets or equity of, any third party. We intend to use this facility principally to fund acquisitions, redevelop and expand current properties, refinance existing debt and for other general corporate purposes.

Cash Flows

Six Months Ended June 30, 2011 Compared to the Six Months Ended June 30, 2010
Cash flows provided by (used in) operating activities, investing activities and financing activities for the six months ended June 30, 2011 and 2010 are as follows (in thousands):

	SIX MONTHS
	ENDED JUNE 30,
	2011	2011

Operating activities	$5,555	$3,744
Investing activities	$(6,626)	$(1,904)
Financing activities	$1,700	$(2,331)

Operating Activities
The primary driver of the increase in operating cash flows was an increase of $1.6 million attributable to changes in working capital accounts. Cash inflows from receivables increased by $890,000 due to the timing of our escrow reimbursements associated with our debt refinancing in December 2010. We refinanced two of our grocery-anchored shopping centers in December 2010 and received full reimbursement of our escrow accounts in January 2011. Additionally, cash inflows from tenant receivables increased $968,000 primarily due to timing of our common area maintenance reimbursements.

Investing Activities
During the six months ended June 30, 2011, the increase in cash flows used in investing activities resulted from the acquisition of two properties for an aggregate of $15.2 million using cash on hand and cash deposited (in 2010) with a qualified intermediary.

Financing Activities
During the six months ended June 30, 2011, cash flows provided by financing activities increased primarily due to increased borrowings from the acquisition of Brookwood Village (see Note 10 to our accompanying consolidated financial statements) and lower dividend payments as a result of our 20% reduction in our dividend rate beginning in July 2010, partially offset by repayments of our notes payable and our existing secured credit facility.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009
Cash flows provided by (used in) operating activities, investing activities and financing activities for the years ended December 31, 2010 and 2009 are as follows (in thousands):

	2010	2009

Operating activities	$9,678	$15,265
Investing activities	$1,397	$(1,703)
Financing activities	$(11,487)	$(14,830)

Operating Activities
The primary driver of the decrease in operating cash flows was an increase in cash outflows from accounts payable and other liabilities of $3.5 million due to the timing of our property tax payments. We paid our 2009 taxes during the first quarter of 2010, but paid no property taxes during the similar period in 2009 (2008 taxes were paid in December 2008). Additionally, although net income including non-controlling interest increased by $1.1 million (see results of operations discussion above), we had a $4.1 million increase in gains generated by property sales that are characterized as investing versus operating activities in accordance with GAAP. Finally, proceeds from sales of real estate acquired for resale decreased by approximately $614,000 compared to 2009. During the 2010 period, we sold one non-core, single tenant property which generated proceeds of $886,000 as compared to proceeds of $1.5 million during the 2009 period.

Investing Activities
During the year ended December 31, 2010, we generated proceeds of $4.6 million on the sale of three single-tenant properties. We did not dispose of any investment properties during 2009. Additionally during 2010, we generated proceeds of $14.1 million on the sale of 17 single-tenant properties acquired for resale. Of these proceeds, $12.8 million has been deposited with a qualified intermediary to be used for future property acquisitions in accordance with section 1031 of the Code. During the fourth quarter of 2010 we withdrew $3.4 million of these proceeds, using $2.8 million to acquire a multi-tenant retail center located in Austin, Texas. Also during 2010, we distributed $2.9 million to certain of our key employees in connection with the sale of 17 IHOP properties owned by AAA CTL Notes, Ltd.

As of December 31, 2010, we have notes receivable with a face amount of $5.4 million due from our advised funds. We made these loans to the partnerships for the purpose of acquiring and/or developing properties. These loans bear interest at LIBOR plus a spread of 3.5% and are due upon demand. We have a note receivable in the amount of $3.2 million due from AIGF, one of our advised funds. During the third quarter of 2010, we recorded a reserve of $500,000 on this note receivable. AIGF is currently in liquidation, and we believe that it is likely that the proceeds from the sale of its properties will be insufficient to fully extinguish the obligations of the entity. We expect to receive payments on the remaining $2.2 million of these notes receivable from our other advised funds as they generate liquidity from property dispositions and from financings with third parties. Of this $2.2 million, $1.0 million is secured by the advised funds’ ownership interest in unencumbered properties.

Financing Activities
Debt. During the year ended December 31, 2010, we had approximately $113,000 in net payments on notes payable, and we incurred $478,000 in financing costs associated with the new loans that we put in place during the year. In September 2010, we extinguished the $19.9 million mortgage on our Uptown Plaza property located in Dallas, Texas for a discounted payoff of $14.4 million, including retained escrows. The payoff and applicable fees were funded by a $10.7 million loan with a new lender secured by our Uptown Plaza property and a $3.7 million draw on our $25 million secured credit facility. The new loan has a three-year term and bears interest at LIBOR plus a spread of 3.25% with a floor of 4.75%. Interest is calculated using a 25-year amortization period. As a result of this transaction, we recorded a gain on debt extinguishment of $5.4 million. During 2010, we extinguished $17.4 million of debt in connection with the disposition of 21 single-tenant, non-core real estate assets. Additionally, we refinanced two of our grocery anchored shopping centers in Houston, Texas for total net proceeds of $8.3 million. The new loans have five-year terms and bear interest at a fixed rate of 3.45%. In addition, we extinguished a $2.6 million mortgage on our Terrace Shops property located in Houston, Texas. We used the net proceeds from these debt transactions to pay down our secured credit facility.

Equity. During the year ended December 31, 2010, we declared dividends to our stockholders of $10.4 million, as compared to $12.5 million in the year ended December 31, 2009. Effective with the July 2010 dividend, we reduced our annual dividend from $0.50 per share to $0.40 per share to better align the dividend with cash flow, and we changed our historical practice from paying dividends monthly to paying dividends quarterly in arrears. These changes resulted in a more conforming and conservative dividend structure, including a lower payout ratio (ratio of dividends to FFO) and reduced general and administrative costs associated with fewer dividend payments during the year. The dividends paid are as follows (in thousands):

		POST-MERGER (1)	PRE-MERGER (1) – AmREIT
		AmREIT, INC.	CLASS A	CLASS C		CLASS D

2011	Second Quarter	$2,319	n/a	n/a		n/a
	First Quarter	2,319	n/a	n/a		n/a
2010	Fourth Quarter	2,310	n/a	n/a		n/a
	Third Quarter	2,312	n/a	n/a		n/a
	Second Quarter	2,894	n/a	n/a		n/a
	First Quarter	2,867	n/a	n/a		n/a
2009	Fourth Quarter	$964 (2)	$1,192	$4,383	(3)	$6,626	(3)
	Third Quarter	n/a	660	724		1,782
	Second Quarter	n/a	660	724		1,782
	First Quarter	n/a	655	724		1,783

(1)	As more fully described in Note 2 to the accompanying financial statements, on November 24, 2009, AmREIT merged with REITPlus, Inc., an affiliated entity. REITPlus, Inc. was the surviving entity from a legal standpoint, and AmREIT was the accounting acquirer. Simultaneous with the merger, REITPlus, Inc. changed its name to AmREIT, Inc.
(2)	The fourth quarter dividends include dividends for the months of November and December (as our recapitalization was completed in November 2009). See Note 2 to the accompanying consolidated financial statements for further discussion.
(3)	The fourth quarter dividends include a $4,100 premium (Class C) and a $6,000 premium (Class D) associated with the share conversion of the Class C and D shares in relation to the restructuring, which was accounted for as an additional dividend in accordance with GAAP. See Note 2 to the accompanying consolidated financial statements for further discussion of the November 2009 restructuring.

Off-Balance Sheet Arrangements

As of June 30, 2011, none of our off balance sheet arrangements had or are reasonably likely to have a material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures. We own interests in eight unconsolidated advised funds which are accounted for under the equity method as we exercise significant influence over, but do not control, the investee. We have made loans to some of these affiliates as discussed above under “Investing Activities.”

Seasonality

Our business has not been nor do we expect it to become subject to material seasonal fluctuations.

Geographic Concentration

Our properties are located in four states; however, as of June 30, 2011, approximately 94.7% of the aggregate GLA and 94.1% of the total annualized base rent of our properties was located in the Houston, Dallas, San Antonio and Austin MSAs.

Inflation

Inflation has not had a material effect on our income from operations. There are provisions in the majority of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. The majority of our leases provide for reimbursement of actual real estate taxes, insurance and common area maintenance expenses. In addition, many of our leases provide for fixed base rent increases. We believe that inflationary increases may be partially offset by such contractual rent increases and expense reimbursement provisions in our leases. However, some of our leases have caps on the amount of common area maintenance costs that tenants are required to reimburse. Additionally, due to the long-term nature of the leases, the fixed base rent increases may not occur frequently enough to fully cover inflation. We expect that increases in tenant sales volumes due to inflation as well as increases in the Consumer Price Index may contribute to capital appreciation of our properties. These factors, however, also may have an adverse impact on the operating margins of the tenants of the properties.

FASB Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board, or FASB, issued new accounting requirements, which make the FASB Accounting Standards Codification, or Codification, the single source of authoritative literature for U.S. accounting and reporting standards. The Codification is not meant to change existing GAAP but rather provide a single source for all literature. The standard is effective for all periods ending after September 15, 2009. The standard required our financial statements to reflect Codification or “plain English” references rather than references to FASB Statements, Staff Positions or Emerging Issues Task Force Abstracts. The adoption of this requirement impacted certain disclosures in the financial statements but did not have an impact on our financial position, results of operations, or cash flows.

Recent Accounting Pronouncements

In June 2009, the FASB amended the consolidation guidance applicable to variable interest entities in ASC 810 – Consolidation. The amendments significantly affect the overall consolidation analysis under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities – an interpretation of ARB No. 51, and changes the way entities account for securitizations and variable interest entities as a result of the elimination of the Qualified Special Purpose Entity concept. We adopted the provisions of ASC 810 on January 1, 2010. Such adoption did not have an effect on our results of operations, financial position or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to interest-rate changes primarily related to the variable interest rate on our credit facility and the refinancing of long-term debt which currently contains fixed interest rates. We borrow primarily at fixed interest rates, and we occasionally enter into interest-rate swaps as part of our interest-rate risk management approach. We have not, and do not plan to, enter into any derivative financial instruments for trading or speculative purposes.

As of June 30, 2011, the carrying value of our debt obligations was $184.3 million, $148.2 million of which represented fixed rate obligations with an estimated fair value of $155.3 million. The remaining $36.1 million of our debt obligations have a variable interest rate, of which $6.6 million was renegotiated in 2009, $22.1 million was renegotiated in 2010 and the remainder was renegotiated in 2011. As a result, management believes its carrying value is representative of its fair value as of December 31, 2010. As of December 31, 2010, the carrying value of our total debt obligations was $161.9 million, $132.8 million of which represented fixed-rate obligations with an estimated fair value of $140.8 million. We entered into an interest rate swap agreement with a notional amount of $17.0 million, the effect of which was to convert the variable-rate note collateralized by our MacArthur Park property to fixed payments throughout the term of the note. In the event interest rates on our variable rate debt, excluding the debt where payments have been fixed through an interest-rate swap, were to increase 100 basis points, annual net income, FFO and future cash flows would decrease by $291,000 based on the variable-rate debt outstanding at December 31, 2010.

The discussion above considers only those exposures that exist as of June 30, 2011. Therefore, this discussion does not consider any exposures or positions that could arise after such date. As a result, the ultimate impact on us of interest-rate fluctuations will depend upon the exposures that arise during the period, any hedging strategies in place at that time and actual interest rates.

OUR INDUSTRY AND MARKET OPPORTUNITY

Unless otherwise indicated, all information in this section has been obtained from Reis, Nielsen, and/or the U.S. Census Bureau and other industry sources where specifically noted. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this prospectus. Any forecasts included in this section are based on various assumptions, all of which are subject to change without notice. In addition, the projections obtained from Reis and Nielsen that we have included in this prospectus have not been expertized and are, therefore, solely our responsibility. As a result, Reis and Nielsen do not and will not have any liability or responsibility whatsoever for any market data and industry forecasts and projections that are contained in this prospectus or otherwise disseminated in connection with the offer or sale of our Class B common stock. If you purchase our Class B common stock, your sole recourse for any alleged or actual inaccuracies in the forecasts and projections used in this prospectus will be against us.

Industry Overview

With estimated annual revenue of approximately $3.9 trillion in 2010, the retail sector is the largest sector in the U.S. economy and represents approximately 29.7% of U.S. GDP, according to the Bureau of Economic Analysis in the U.S. Department of Commerce. We believe that the vast majority of such revenue is derived from sales at retail shopping centers. According to ICSC, at the end of 2009 there were an estimated 103,000 shopping centers in the U.S. representing over seven billion square feet of aggregate GLA.

Retail shopping centers are traditionally categorized as one of four types: neighborhood shopping centers, community shopping centers, regional malls and super regional malls. These centers are distinguished by various characteristics, including size, the number and type of anchor tenants, the distance and travel time from consumers’ homes, the types of products sold and the demographic characteristics of the customer base. Our business focuses on high-quality neighborhood and community shopping centers, which are located in high-traffic, densely populated, affluent areas with high barriers to entry.

Macroeconomic and Retail Fundamentals

After nearly two years of deteriorating fundamentals in the U.S. economy and retail industry, recent economic and retail reports point to stabilization and an improving outlook. In September 2010, the National Bureau of Economic Research declared the longest post-World War II recession to be over after the U.S. economy posted two consecutive quarters of GDP growth in the third and fourth quarters of 2009. While the rate of GDP growth has been moderate and inconsistent, the U.S. economy has recently experienced real GDP growth, with real GDP up 3.1% year over year in the first quarter of 2011, according to the Bureau of Economic Analysis.

The U.S. unemployment rate, which peaked in the first quarter of 2010 at 10.6%, has since declined to 8.7% as of May 2011. Consumer confidence, an important driver of retail sales, has rebounded from a low of 25.3 in February 2009 to 61.7 in May 2011. Retail sales bottomed in the first quarter of 2009 and have consistently improved since, with recent reports showing year-over-year increases in sales. Specifically, in the fourth quarter of 2010, retail sales rose 8.1% year over year, and from April 2009 to March 2011 retailers experienced eight straight quarters of positive total sales growth.

Against a firming economic backdrop and a more robust retail sales environment, retail real estate fundamentals are improving. According to Reis, occupancy rates have stabilized in most markets and rents in many markets have leveled off. National retail vacancy and asking rents were 11.0% and $18.97, respectively, at the end of the second quarter of 2011. Reis projects national vacancy rates to decrease to 10.1% and national asking rents to increase to $19.83 by 2014.

Texas Overview

We believe that Texas’ favorable demographics, robust job growth, and large and diverse economy make it a highly attractive market for real estate investors. Texas has historically outperformed the national averages of population and job growth, and we expect future outperformance given the state’s business-friendly policies and its location near large ports of trade. We believe this strong economic environment, as well as expectations for limited new supply of commercial real estate, will support appreciation in the value of our properties and increased cash flows in future years.

According to the U.S. Census Bureau, Texas is the second largest state in the U.S. by population (behind California). Texas’ population had an average annual growth rate of 1.9% between 2000 and 2010, significantly greater than the U.S. average annual growth rate of 0.9%.

The Texas economy produced $1.29 trillion in goods and services in 2010, making it the 13th largest economy in the world. Additionally, while national GDP declined by 2.5% in 2009, Texas experienced modest growth of 0.5% in the same period.

Texas benefits from a mature and diverse economy. In 2010, Texas was home to 57 Fortune 500 firms, tied with California for the highest concentration in any one state. Based on total employment, the largest economic sectors are transport and utilities (including energy), government (including defense), education and healthcare, professional and business services, and leisure and hospitality. In 2010, Texas was ranked as the number one state in the U.S. in terms of export revenues for the ninth year in a row, with exports totaling $206.6 billion for the year. Top exports included oil and petroleum products, electrical machinery, computers and transportation equipment.

The Texas economy exhibited resilience during the recent economic downturn and is currently outperforming various macroeconomic indicators. As of May 2011, the unemployment rate for Texas was 7.9%, compared to the national average of 8.7%. Additionally, the Texas region’s Consumer Confidence Index score of 74.5 at the end of May 2011 was significantly higher than the overall U.S. index score of 60.8. A relatively low unemployment rate and strong consumer confidence provide a strong base to support retail sales and retail real estate fundamentals.

In addition to favorable macroeconomic factors, Texas also benefits from a limited supply of new commercial real estate, as new construction deliveries have dropped to nearly zero due to the difficulty of obtaining construction financing. Within our core markets of Houston, Dallas, San Antonio and Austin, new construction deliveries in the first quarter of 2011 accounted for less than one-half of one percent of total existing inventory. We believe these supply-side constraints will be followed by strengthening retail real estate fundamentals, which should stabilize vacancy levels, support positive net absorption and drive long-term rent growth in our core Texas markets.

Our Core Markets

Our core markets represent five of the top population and job growth markets in the United States. Set forth below is a description of our core markets of Houston, Dallas, San Antonio, Austin and Atlanta.

Houston
Economy. The economic center of Houston is defined as the Houston-Sugar Land-Baytown MSA (“Houston”). With a recorded population of 5.9 million as of year-end 2010, Houston is the second largest MSA in Texas and the sixth largest in the United States. Houston’s population had an average annual growth rate of 2.3% between 2000 and 2010, significantly greater than the U.S. average annual growth rate of 0.9%.

Houston’s economy is well diversified with no sector other than transportation and utilities (including energy) accounting for more than 20% of the area’s total employment. Houston’s economy includes energy, manufacturing, aeronautics, transportation and healthcare. Houston is the headquarters for 24 Fortune 500 companies, which is the second highest concentration in any one U.S. city, behind New York City. Houston is also home to the nation’s second-largest port (Port of Houston), enabling it to benefit from continued growth in global trade. In 2009, the Houston economy produced $363.2 billion in goods and services.

Houston’s economy demonstrated significant resilience in the most recent economic downturn. The unemployment rate was 8.2% as of May 2011, compared to the national average of 8.7%. Houston also benefits from a relatively affluent population, with average per capita income of $46,570 in 2009, 13.0% above the national average of approximately $41,223. Moreover, the 3 mile radius outside of AmREIT’s Houston assets has an average household income of $110,162. We believe Houston’s robust economy and its affluent and growing population make it one of the most attractive markets in the U.S. for retail real estate.

Retail Market. The Houston community and neighborhood shopping center retail market consisted of approximately 84 million square feet of GLA as of the end of the second quarter of 2011. Despite the challenging economic environment facing the nation’s retail real estate markets, the Houston market has fared relatively well. Asking rent was $15.78 for the second quarter of 2011 and is projected to reach $16.64 by 2014. According to Reis, at the end of the second quarter of 2011, the vacancy rate in Houston was 12.8% and is projected to decline to 11.8% by 2014. In addition, there were only 189,000 square feet of total completions in 2010, and Reis projects limited increases in supply from new completions over the next five years, with total completions of 3.9 million square feet expected during that period compared to 2.2 million square feet of completions in 2007 alone. We believe the limited completions will assist the recovery in real estate fundamentals. Additionally, we believe that projected completions in the Houston area generally involve property types and locations that are not competitive with our properties.

Comparison of AmREIT’s Houston Submarkets to Total Houston Submarkets. The table below illustrates certain key characteristics of our Houston assets and submarkets compared to those of other Houston submarkets as of June 30, 2011.

Dallas
Economy. The Dallas economic center is defined as the Dallas-Fort Worth-Arlington MSA (“Dallas”). With a population of 6.4 million as of 2010, Dallas is the largest MSA in Texas, and the fourth largest in the U.S. Dallas’ population had an average annual growth rate of 2.1% between 2000 and 2010, significantly greater than U.S. average annual growth rate of 0.9%.

Dallas has a diverse economy with a number of multinational companies headquartered within its city limits, including AT&T, Texas Instruments, and Southwest Airlines. Dallas is also home to the fourth largest airport in the nation and the eighth largest in the world (Dallas Fort Worth) as measured by total passenger volume per Airports Council International. Based on total employment, the largest economic sectors are transportation and utilities (including energy), professional and business services, government services (including defense) and education and healthcare.

While the Dallas economy suffered weakness during the recent downturn, it proved extremely resilient and is rebounding faster than that of the rest of the country as evidenced by its unemployment rate of 7.9% as of May 2011, compared to the national average of 8.7%. Dallas has an affluent population with an average per capita income of $41,764, which is above the national average of $41,223. Moreover, the three-mile radius outside of AmREIT’s Dallas assets has an average household income of $87,614.

Retail Market. The Dallas community and neighborhood shopping center retail market consisted of approximately 83.9 million square feet of GLA as of the second quarter of 2011. While market conditions were affected by the recent economic downturn, recent reports point to stabilization and an improvement in real estate fundamentals. Asking rents have stabilized and are expected to increase from 2012 to 2014, according to Reis. The market had negative net absorption of 133,000 square feet in the first quarter of 2011, but the trend reversed course in the second quarter of 2011 with positive net absorption of 70,000 square feet that is expected to grow to 899,000 square feet for full-year 2012, according to Reis. The vacancy rate fell 10 basis points to 14.7% from the first to the second quarter of 2011 and Reis projects that it will decline an additional 120 basis points to 13.5% by 2014. The recent demand strength continues to drive growth in asking rental rates, which were $15.61 as of the second quarter of 2011 and are expected to increase to $16.27 by 2014, according to Reis. Construction has been minimal, with only 20,000 square feet delivered in 2010, down significantly from 1.8 million square feet in 2008. We believe this significant decline in completions should support increased occupancy, which Reis projects to increase to 86.5% by 2014.

Comparison of AmREIT’s Submarkets to Total Dallas Submarkets. The table below illustrates certain key characteristics of our Dallas assets and submarkets compared to those of other Dallas submarkets as of June 30, 2011.

San Antonio
Economy. The economic center of San Antonio is defined as the San Antonio-New Braunfels MSA, which has a population of 2.1 million as of year-end 2010. San Antonio is known for its strong tourism sector, which is one of its main economic drivers. In addition to tourism, the city also benefits from sizable government (including defense), transport and utilities (including energy) and education and healthcare sectors. San Antonio is home to one of the largest defense industries in the United States, employing over 89,000 individuals and generating over $5 billion in revenue per year. Between 2000 and 2010 San Antonio’s population had an average annual growth rate of 2.3%, compared to the U.S. average annual growth rate of 0.9%.

San Antonio’s economy, is projected to rebound faster than the national average. The unemployment rate in San Antonio as of May 2011 was 7.3%, significantly lower than the national average of 8.7%. In November 2009, Forbes Magazine ranked San Antonio second in its list of the fastest growing economies in the U.S. In early 2010, the Brookings Institute cited San Antonio as a top economic performer due to the city’s economic and business strength and its reputation as a great place to live. We believe San Antonio’s status as a high-growth economy and its significant exposure to government institutions make the area one of the best in the country for retail real estate.

Retail Market. The San Antonio community and neighborhood shopping center retail market consisted of over 28.6 million square feet of GLA as of June 30, 2011. Asking rents in San Antonio were $14.65 per square foot in the second quarter of 2011, and are expected to reach $15.21 by 2014. Net absorption was positive in 2010 and is expected to increase significantly to 551,000 square feet by 2014. Vacancy, which was 12.3% as of June 30, 2011, is expected to peak in 2011 before declining to 11.1% by 2014. Completions are expected to show moderate growth over the next few years; however, we believe that the projected completions in San Antonio generally involve property types and locations that are not competitive with our properties.

Comparison of AmREIT’s Submarkets to Total San Antonio Submarkets. The table below illustrates certain key characteristics of our San Antonio and submarkets compared to those of other San Antonio submarkets as of June 30, 2011.

Austin
Economy. The economic center of Austin is defined as the Austin-Round Rock MSA (“Austin”). With a recorded population of 1.7 million as of year-end 2010, Austin is the fourth largest MSA in Texas. Austin’s population had an average annual growth rate of 3.2% between 2000 and 2010, significantly greater than U.S. average annual growth rate of 0.9%.

Austin is a major economic center for technology, pharmaceutical and biotechnology companies. In addition, Austin has strong government and transport and utilities sectors (including energy). The unemployment rate in Austin was 6.8% as of May 2011, which was significantly lower than the U.S. unemployment rate of 8.7%. Between year-end 2009 and the second quarter of 2011, Austin added 23,470 jobs, or the equivalent of 3.1% growth in employment.

Retail Market. The Austin neighborhood and community shopping center retail market consisted of approximately 20.3 million square feet of GLA as of the second quarter of 2011. As of June 30, 2011, Austin’s asking rents were $20.26. Before the recent economic downturn, the Austin neighborhood and community shopping center market experienced average annual rental growth of approximately 3.7% between 2006 and 2008. Reis projects Austin will achieve rental growth of 1.2% in 2012 and average rental growth of approximately 1.9% between 2012 and 2014. As of June 30, 2011, the vacancy rate was 7.8%, significantly lower than the U.S. average vacancy rate of 11.0%. According to Reis, Austin is one of the few retail markets to have experienced positive net absorption during the recent economic downturn. Development activity is expected to increase gradually beginning in 2012, but net absorption is expected to rise significantly through 2014, largely offsetting new supply growth. Reis projects net demand for retail space to increase considerably in 2012, which should help maintain vacancy rates at current levels throughout the forecast period.

Comparison of AmREIT’s Submarkets to Total Austin Submarkets. The table below illustrates certain key characteristics of our Austin assets and submarkets compared to those of other Austin submarkets as of June 30, 2011.

Atlanta
Economy. The economic center of Atlanta is defined as the Atlanta-Sandy Springs-Marietta, GA MSA (“Atlanta”). With a recorded population of 5,268,860 in 2010, Atlanta is a major economic center in the Southeast and is the most populous city in the state of Georgia. Between 2000 and 2010 Atlanta’s population had an average annual growth rate of 2.2%, compared to the U.S. average annual growth rate of 0.9%. Atlanta is the third largest economic center in the Southeast as measured by population, placing it just behind the Miami-Fort Lauderdale and Washington-Arlington-Alexandria MSAs.

Atlanta’s economy benefits from its role as a major transportation and distribution hub. Atlanta’s geographic positioning in the Southeast allows distributors to access major markets throughout the Southeast and Mid-Atlantic regions within a day. The Atlanta MSA has transportation infrastructure composed of interstate highways, public transportation and an international airport, and the area is one of the few U.S. cities where three interstate highways converge (Interstate Highways 20, 75 and 85). The Atlanta MSA also is served by Interstate 285, an interstate highway that encircles the metropolitan area and provides the city with a “spoke-and-wheel” design for its interstate network.

In addition to trade, transport and utilities, Atlanta also benefits from its robust professional and business services, government and education and healthcare sectors. Atlanta has one of the most favorable business environments nationwide in terms of taxes and other business costs, which are expected to benefit the local economy in the long term. According to Fortune Magazine’s Fortune 500 ranking of America’s largest corporations in 2010, there are a total of ten Fortune 500 companies headquartered in Atlanta, which ranks the city fourth in the U.S.

Retail Market. The Atlanta neighborhood and community shopping center retail market consisted of over 81.1 million square feet of GLA as of the second quarter of 2011. As of June 30, 2011, Atlanta’s asking rental rate was $17.14, representing a slight increase over the prior year. Before the recent economic downturn, the Atlanta neighborhood and community shopping center market experienced average annual rental growth of approximately 1.9% from 2004 to 2008. Reis projects that Atlanta will achieve annual rental growth of 0.9% in 2012 and average annual rental growth of approximately 1.6% between 2012 and 2014. As of the second quarter of 2011, the vacancy rate was 14.4% and, according to Reis, is expected to decrease to 13.7% by 2014. Reis projects that absorption will be negative for full-year 2011, but expects it to grow to positive 1.6 million square feet in 2014.

Comparison of AmREIT’s Submarkets to Total Atlanta Submarkets. The table below illustrates certain key characteristics of our submarkets compared to those of other Atlanta submarkets as of June 30, 2011.

BUSINESS AND PROPERTIES

Overview

We are a full-service, vertically integrated and self-administered REIT that owns, operates, acquires and selectively develops and redevelops primarily neighborhood and community shopping centers located in high-traffic, densely populated, affluent areas with significant barriers to entry. Our shopping centers are often anchored by strong national and local retailers, including supermarket chains, drug stores and other necessity-based retailers. Our remaining tenants consist primarily of specialty retailers and national and local restaurants. Our portfolio is predominantly concentrated in the affluent, high-growth submarkets of Houston, Dallas, San Antonio, Austin and Atlanta, which represent five of the top population and job growth markets in the United States. Going forward, we intend to continue to acquire high-quality, well-located properties in these densely populated, affluent submarkets with high barriers to entry and to pursue acquisitions in similar submarkets of major U.S. cities with characteristics comparable to those of our core markets.

As of June 30, 2011, our portfolio consisted of 30 wholly-owned properties with approximately 1.2 million square feet of GLA, which were approximately 92% leased with a weighted average remaining lease term of 5.3 years. Our neighborhood and community shopping centers accounted for approximately 90% of our annualized base rent as of June 30, 2011, with our single-tenant retail properties accounting for the remaining 10% of our annualized base rent. In addition to our wholly-owned properties, we manage and have varying minority ownership interests in eight real estate funds that own properties in our core markets, including five high net worth advised funds and three institutional joint ventures, which we collectively refer to as our advised funds. As the sole owner of the general partner of each of the high net worth advised funds, and as the exclusive operator of each of the properties owned in whole or in part by the advised funds, we believe that our advised funds provide us with a pipeline of acquisition opportunities in our core markets. If these properties meet our investment criteria, we may acquire these assets (i) from our high net worth advised funds based on fair market value as determined by an independent appraisal process and (ii) from our institutional joint venture partners pursuant to contractual buy-sell rights or rights of first offer, as applicable. See “– Acquisition Process from Advised Funds.” As of June 30, 2011, our advised funds held 19 properties with approximately 2.3 million square feet of GLA and an undepreciated book value of over $495 million. We believe that eight of these properties, with approximately 1.3 million square feet of GLA and an undepreciated book value of $273 million, meet our investment criteria.

We have been in business for 27 years and through our ownership, operation, development and re-development of retail properties in 19 states during this time, we have gained significant experience, long-standing relationships and deep knowledge of our markets and submarkets. Each member of our senior management team, consisting of H. Kerr Taylor, our chairman, president and chief executive officer, Chad C. Braun, our executive vice president, chief financial officer, chief operating officer, treasurer and secretary, Tenel H. Tayar, our senior vice president and chief investment officer, Charles Scoville, our managing vice president and director of leasing/property management, and Brett Treadwell, our managing vice president – finance and chief accounting officer, has over 15 years of real estate industry experience through several real estate, credit and retail cycles. Including our senior management team, we employ 42 individuals across all areas of real estate operations who have been integrally involved in the acquisition, financing, leasing, management, development and redevelopment of our portfolio and the portfolios of our advised funds. Upon completion of this offering, our senior management team will own an aggregate of approximately     % of our outstanding shares of Class A and Class B common stock, which we believe aligns their interests with those of our stockholders.

We are a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes and have been a reporting company with the SEC since 1995. In addition, two of our advised funds are subject to SEC reporting obligations.

Operating History

We have been in business for 27 years and have owned, operated, acquired, developed and redeveloped retail properties in 19 states. From 1985 to 2000, companies led by Mr. Taylor, including AmREIT and its predecessors, acquired and developed mainly single-tenant retail properties across the United States, including in markets in California, Colorado, Georgia, Illinois, Kansas, Louisiana, Maryland, Minnesota, Missouri, New Mexico, New York, North Carolina, Oregon, Tennessee, Texas, Utah and Virginia.

In 1995, we began investing in multi-tenant shopping centers, and in 2000, we refined our investment strategy to focus on total investor returns and value creation with less emphasis on current yield. We began to accumulate multi-tenant shopping centers in high-barrier in-fill locations with strong demographics, taking advantage of population growth and increased affluence in Houston, Dallas, San Antonio and Austin and leveraging our expertise in Texas and our experienced property management team. Since 2000, we have recycled capital by selectively disposing of single-tenant retail properties located outside of our core markets and redeploying the proceeds into high-quality multi-tenant shopping centers in our core markets. As a result of this focused capital recycling strategy, as of June 30, 2011, we owned approximately 1.0 million square feet of multi-tenant shopping centers and 150,000 square feet of single-tenant retail properties, with our multi-tenant shopping centers comprising approximately 90% of our annualized base rent, and our single-tenant retail properties comprising the remaining 10% of our annualized base rent.

Over the past 27 years, AmREIT and its predecessors have raised, sponsored and managed 20 advised funds targeting third-party equity capital, 12 of which have since been fully liquidated. With respect to the remaining eight advised funds, as of June 30, 2011, we managed three institutional joint ventures and five high net worth advised funds, which owned an aggregate of 2.3 million square feet of retail shopping center space. Our institutional partners in the joint ventures are J.P. Morgan Investment Management and AEW Capital. Through our sponsorship, our advised funds have raised approximately $250 million of equity capital which has been invested in high-quality retail centers and mixed-use developments.

Our Competitive Strengths

We believe that the following competitive strengths distinguish us from other owners and operators of retail real estate and will enable us to take advantage of numerous internal and external growth opportunities:

■	High-Quality Portfolio with Strong Real Estate Fundamentals and Attractive Demographic Profile. We own and operate a high-quality portfolio of 30 retail centers that we believe yield premium rents and occupancy rates due in part to high population densities and high per capita income levels in our properties’ submarkets. According to Nielsen, the average population within a three-mile radius of our properties is 105,464 and the average household income within a three-mile radius of our properties is $116,165, which we believe are superior to our peers. In addition, our properties are located in areas that we believe have high barriers to entry for competitive retail centers, including high land prices and a limited supply of developable land. We believe the strong demographic trends for the submarkets in which our properties are located, combined with the high quality of our properties, will allow us to continue to achieve higher occupancy rates and higher annualized base rents than those achieved by similar properties in less desirable locations.

Specifically, we believe that the demographic characteristics of our submarkets make our properties desirable to potential tenants, and that the quality and location of our assets generate significant consumer traffic, lessening our reliance on traditional big box and junior anchor tenants that typically pay lower average annual base rents. As a result, our anchor tenants are primarily premier grocers, restaurants and pharmacies attracted by the demographic characteristics of our submarkets and the high quality of our assets.

Consequently, our tenant base is more heavily weighted towards smaller stores, with an average lease of approximately 4,600 square feet and anchor tenants representing only 38% of our leased GLA. The table below illustrates, as of June 30, 2011, the rental rates and occupancy levels for shopping center space in the Houston, Dallas, San Antonio and Austin submarkets in which we operate compared to the other Houston, Dallas, San Antonio and Austin submarkets.

	AMREIT	NON-AMREIT
	SUBMARKETS (1)	SUBMARKETS (2)

Houston
Asking rents	$18.12	$15.16
Occupancy	87.6%	87.1%
Dallas
Asking rents	$17.25	$15.46
Occupancy	89.6%	84.9%
San Antonio
Asking rents	$16.20	$14.16
Occupancy	88.8%	87.4%
Austin
Asking rents	$21.64	$16.60
Occupancy	94.0%	87.5%
Atlanta
Asking rents	$20.95	$16.03
Occupancy	84.1%	86.1%

Source: Reis

(1)	Represents the submarkets in which we own shopping centers; Houston (Innerloop NW, Woodlands/Far North and West/Katy Freeway); Dallas (Oaklawn and Irving); San Antonio (North/North Central); Austin (South Austin and Central/Downtown Austin); and Atlanta (CBO/Midtown/Buckhead and Sandy Springs/North Fulton).

(2)	Represents all submarkets in the specified city in which we do not have a presence.

■	Strong Internal Growth Prospects Through Significant Positive Re-leasing Spreads. We believe that our properties will generate increased cash flow as leases expiring in the near term are renewed or space is re-leased, including the leases expiring in 2011 and 2012, which represent 4% and 15%, respectively, of our annualized base rent as of June 30, 2011. From January 2006 to December 2010, we were able to increase rental rates an average of 7.3% upon renewal of existing leases and an average of 6.6% upon signing new leases. This rental rate growth has slowed recently as a result of the economic downturn. Changes in rental rates upon renewal of existing leases and the signing of new leases increased 6% and 1%, respectively, for the 12 months ended December 31, 2010 and decreased 2% and increased 5%, respectively, for the six months ended June 30, 2011. Despite recent slowed growth in rental rates related to the renewal of existing leases, we believe that our annualized base rents are below current market rates for comparable properties within our submarkets and that over the long term, this dynamic will provide us with the opportunity for significant positive re-leasing spreads and increased cash flow. In addition, our portfolio achieved same store net operating income growth of approximately 5% in the second quarter of 2011 when compared to the second quarter of 2010, which we believe positions us favorably in relation to other public retail REITs. We believe that the smaller tenants in our portfolio not only support attractive average annual base rents but also provide us with a deep roster of potential tenants at our properties, supporting our ability to realize positive re-leasing spreads and more predictable and sustainable cash flows. We believe that the depth of our potential tenant base is evidenced by the fact that, at its lowest point in 2009, our occupancy did not drop below 91% in spite of our relatively higher concentration of in-line tenants.

■	Access to a Pipeline of Acquisition Opportunities. Our advised funds provide us with access to a pipeline of acquisition opportunities in our premier densely populated and affluent submarkets. As of June 30, 2011, our advised funds held 19 properties with approximately 2.3 million square feet of GLA and an undepreciated book value of over $495 million. We believe that eight of these properties, with approximately 1.3 million square feet of GLA and an undepreciated book value of $273 million, meet our investment criteria. As the sole owner of the general partner of each of the high net worth advised funds and the exclusive operator of each of the properties owned in whole or in part by the advised funds, we believe that our advised funds provide us with a pipeline of acquisition opportunities in our core markets. For example, we completed the acquisition of The Market at Lake Houston from two of our advised funds in February 2011 and, in the future, may purchase additional properties from our advised funds to the extent they meet our investment criteria. We believe that our experience as the current manager of these properties will mitigate potential integration risk upon acquisition. In addition, we believe our relationships with our existing institutional joint venture partners J.P. Morgan Investment Management and AEW Capital will provide us with critical market intelligence, future acquisition opportunities and other potential joint venture partners.

If the properties in our advised funds meet our investment criteria, we may acquire the assets (i) from our high net worth advised funds based on fair market value as determined by an independent appraisal process and (ii) from our institutional joint venture partners pursuant to contractual buy-sell rights or rights of first offer, as applicable. See “– Acquisition Process from Advised Funds.” Our board of directors has adopted a policy pursuant to which any acquisition from one of our high net worth funds will be completed at fair market value of the property, as determined by an independent appraisal process.

■	Established Platform with Localized Expertise. During the company’s 27 years in commercial real estate, our senior management team has developed long-standing industry, corporate and institutional relationships and extensive knowledge of our core markets and submarkets and of the shopping centers within such markets. We employ 42 individuals across all areas of real estate operations who have been integrally involved in the acquisition, financing, leasing, management, development and redevelopment of our portfolio and the portfolios of our advised funds. We believe that our in-depth market knowledge and extensive network of relationships with real estate owners, developers, brokers, national and regional lenders and other market participants provide us with access to an ongoing source of attractive acquisition and investment opportunities in our core markets. Consistent with our focus on local market knowledge and relationships, we are establishing an Atlanta office to provide operational support to our two recently acquired properties and to further develop our relationship network and acquisition pipeline outside of Texas. We are currently in discussions regarding a number of acquisition opportunities in our core markets that we have identified through this network of relationships. In particular, we are evaluating two properties, with an aggregate of approximately 403,000 square feet of GLA and an estimated aggregate purchase price of $60 million, that we believe meet our investment criteria, all of which were sourced through this network of relationships. In addition, we have an extensive network of relationships with national, regional and local tenants in our markets, many of which are current tenants in our properties, which we expect will enhance our ability to retain and attract high-quality tenants, facilitate our leasing efforts and provide us with opportunities to increase occupancy and rental rates at our properties, thereby allowing us to maximize cash flows from our properties.

■	Experienced Senior Management Team with Significant Ownership. Each member of our senior management team, which is led by Mr. Taylor, has more than 15 years of commercial real estate industry experience through several real estate, credit and retail cycles. Our senior management team has worked at AmREIT for an average of approximately 12 years, during which time they have operated our existing portfolio and executed our investment strategy overseeing more than 3.5 million square feet of retail property acquisitions, 1.0 million square feet of retail property dispositions and 1.0 million square feet of retail property development in our core markets, including the acquisition, financing, leasing, management and/or redevelopment of substantially all of the properties in our portfolio. In addition, many of our other real estate professionals have worked at AmREIT alongside our senior management team for several years. Collectively, our senior management team and real estate professionals have significant experience in all aspects of the commercial real estate industry. In addition, since we have been a reporting company with the SEC since 1995, our senior management team has significant experience operating a public company. Furthermore, upon the completion of this offering, our senior management team will own an aggregate of approximately % of our outstanding shares of Class A and Class B common stock, which we believe aligns their interests with those of our stockholders.

■	Conservative Capital Structure Poised for Growth. Upon completion of this offering and the application of the net proceeds of this offering, we expect to have a ratio of debt-to-total enterprise value of approximately %, with approximately $142 million of debt outstanding and no debt maturities before 2015. Going forward, we expect to target a ratio of debt-to-total enterprise value of no more than 45%. In addition, we expect to enter into a new $ million revolving credit facility upon completion of this offering, which, together with our available cash, should provide us with a significant amount of capital to pursue our growth strategies. We believe that this conservative capital structure will provide us with significant financial flexibility to fund future growth.

Our Business and Growth Strategies

Our primary business objective is to maximize stockholder value by increasing cash flows at existing properties, consummating acquisitions in our core markets and in other strategic markets, and selectively pursuing strategic development and redevelopment opportunities. We intend to achieve this objective by executing the following business and growth strategies:

■	Increase Scale by Capitalizing on Acquisition Opportunities. We intend to continue to focus on growing our portfolio through strategic acquisitions of high-quality properties that are well-located in their submarkets. We believe that properties located in the most prominent retail districts of high-barrier-to-entry markets will experience greater value appreciation, greater rental rate increases and higher and more stable occupancy rates than similar properties in less prominent locations of high-barrier-to-entry markets or than properties located in lower-barrier-to-entry markets. We intend to continue to seek acquisitions in our core markets, as well as submarkets in other selected major U.S. cities having attributes similar to those of our core markets. We believe that our recent acquisition of two properties in affluent Atlanta submarkets demonstrates our ability to source and execute acquisition outside of our traditional Texas markets. We are currently establishing a new office in Atlanta to provide operational support for our recently acquired assets, to facilitate greater connectivity with local tenants and market participants and to source additional acquisition opportunities. Our overall acquisition strategy focuses on acquiring properties in markets that are generally characterized by strong economic and demographic fundamentals, including significant density of population, high average household incomes and favorable supply and demand characteristics. We target attractively priced properties that complement our existing portfolio from a risk management and tenant diversification perspective. In particular, we focus on acquiring and operating properties that are well positioned in their respective markets and that are a primary shopping destination for local residents.

An integral part of our acquisition strategy involves taking advantage of our senior management team’s expertise and extensive relationships in the real estate industry. These relationships have been integral in compiling our portfolio of properties, approximately 75% of which were acquired in off-market transactions sourced through our network of relationships. We believe these relationships, as well as our advised funds, will provide us access to an ongoing pipeline of attractive acquisition opportunities that may not be available to our competitors. Furthermore, we believe that our established operating platform, access to capital and reputation within our core markets make us as a desirable buyer for those institutions and individuals seeking to sell properties.

■	Employ Disciplined Investment Screening. We generally seek to invest in properties that possess the following attributes:

–	Demographic purchasing power – average household incomes within a one-mile radius of $100,000, resulting in an affluent population with substantial disposable income;
–	Density of population – 100,000 people within a three-mile radius and additional retail drivers such as favorable daytime employment population, tourism and regional draws;
–	Demand for retail space – limited nearby retail properties or land available for the development of new retail properties, providing for favorable retail per capita figures as compared to the national and MSA averages;
–	Desirability of physical layout – physical attributes that provide the best opportunity for our tenants to attract and serve their target customers; and
–	Demarcation advantage – site-specific factors that will influence traffic to our properties and require analysis beyond the raw demographic data.

We carefully review potential acquisitions that meet our investment criteria, performing rigorous and detailed analyses, including analyses of submarket demographics, location, tenants, retail sales, rental rates and projected returns. Moreover, prior to expanding into new markets, we rigorously map local submarkets to ensure that potential acquisitions are in locations consistent with our strategy of owning assets in the most affluent and densely populated areas of a particular market. We believe that the demographic characteristics of our recent Atlanta area acquisitions of Brookwood Village in May 2011, and Alpharetta Commons in July 2011, illustrate the rigorous evaluation methodology employed by our acquisitions team. The average household income within a three-mile radius of Brookwood Village is $106,468 and the population within a three-mile radius of the property is 152,020, representing a population density of 5,546 per square mile. The average household income within a three-mile radius of Alpharetta Commons is $146,885 and the population within a three-mile radius is 80,722, representing a population density of 2,725 per square mile. The demographic profiles of both assets compare favorably to the Atlanta market as a whole, which has average household income and population density of $79,200 and 665 per square mile, respectively.

■	Proactively Manage and Lease Properties. We will continue to actively manage our portfolio, employ aggressive leasing strategies and leverage the extensive acquisition, development, redevelopment, leasing and property management experience of our team to increase occupancy rates at our properties, attract high-quality tenants, maximize tenant retention rates and increase property cash flows. As of June 30, 2011, we managed and controlled the leasing of over 3.5 million square feet of GLA, including properties owned by our advised funds. In addition, we utilize our extensive tenant relationships and leasing strategies to optimize our tenant mix to meet the needs of the local market and to maintain high occupancies across our portfolio. The following examples illustrate our proactive property management and leasing capabilities:

–	Plaza in the Park. When we acquired Plaza in the Park in 2004, this grocery-anchored shopping center was 90% leased with annualized base rent per leased square foot of $14.77. By focusing on the needs of the surrounding community, improving the customer experience by adding common area music, water features and improved pedestrian areas, we have increased occupancy to 98% and annualized base rent per leased square foot to $19.17 as of June 30, 2011. This has allowed us to increase property net operating income from approximately $2.5 million for the year ended December 31, 2005 (first full year of ownership) to approximately $2.6 million as of December 31, 2010.

–	Uptown Park. When we acquired Uptown Park in 2005, the retail center was 81% leased with annualized base rent per leased square foot of $22.33. Through our proactive management, aggressive leasing strategy, a focus on tenant mix, and leveraging our deep market knowledge and relationships, we have increased occupancy to 98% with an annualized base rent per leased square foot of $33.00 as of June 30, 2011. This, along with aggressive cost controls, has resulted in increased property net operating income, from approximately $4.3 million for the year ended December 31, 2006 (first full year of ownership) to approximately $5.0 million for the year ended December 31, 2010.

–	Southbank. When we acquired Southbank in 2005, the shopping center was 96% leased with an annualized base rent per leased square foot of $27.54. As of June 30, 2011, occupancy has decreased to 87%; however through strong management of the property, maintaining strong relationships with the tenants, and through maximizing the common area patios for tenant sales, we have increased annualized base rent per leased square foot to $39.48. The decrease in occupancy was the result of an abandoned concept from a national retailer; however, the space is currently being built out with rent commencement for a replacement tenant scheduled for the fourth quarter of 2011. The increase in annualized base rent per leased square foot, coupled with aggressive cost management, has resulted in an increase in property net operating income from approximately $1.7 million for the year ended December 31, 2006 (first full year of ownership) to approximately $1.9 million for the year ended December 31, 2010.

■	Expand Portfolio through Redevelopment and Expansion Opportunities at Our Properties. We intend to capitalize on the in-fill locations of our properties with high barriers to entry by selectively redeveloping and expanding our existing properties where we believe we can generate attractive risk-adjusted returns. By redeveloping and expanding our properties, we seek to increase cash flows, occupancy and rental rates at these properties, thereby improving risk-adjusted returns on our invested capital. We have historically added high-quality amenities to our properties such as additional parking, enhanced signage, and common areas situated around water or other natural features, which we believe improves tenant mix and generates higher average base rents.

Our redevelopment and expansion initiatives also may include expanding or reconfiguring existing retail space, developing pad sites or building other property types adjacent to our existing shopping centers, thereby creating mixed-use properties that augment our retail operations and generate revenue enhancing opportunities for such properties. For example, at Woodlake Square, a property owned by our advised funds that we may acquire in the future, we are completing a $15 million redevelopment that includes demolishing certain buildings to create more attractive access, site lines, visibility and traffic flow and re-building a 60,000 square foot Randall’s grocery store, a Safeway brand, as well as various free-standing and multi-tenant buildings. We also have other premier retail locations that have the potential for mixed-use additions. We will continue to utilize joint ventures or work with other third parties for development and redevelopment opportunities that support our existing shopping centers.

■	Fund Growth through Multiple Capital Sources and Recycling of Capital. In addition to continuing to access available capital from public and private markets, we intend to generate additional capital through selling selected properties that no longer meet our investment criteria and selectively redeploying capital into high-quality multi-tenant shopping centers with higher overall return prospects. For example, in the fourth quarter of 2010, we sold a portfolio of 19 single-tenant net leased properties, receiving proceeds of approximately $30.0 million with an estimated gain of $5.4 million generated over a 7.5 year hold period. We have redeployed a portion of the proceeds from this portfolio disposition into the acquisition of 500 Lamar, a high-quality multi-tenant property located in Austin. Initially, we intend to fund growth by utilizing approximately $ million of net proceeds from this offering, in addition to the funds available under a $ million revolving credit facility that we intend to have in place upon the completion of this offering.

Our Acquisition Pipeline

We have an extensive network of long-standing relationships with real estate owners, developers, brokers, national and regional lenders and other market participants in our core markets and in other major U.S. markets. We believe our network of relationships will provide us access to an ongoing pipeline of attractive acquisition opportunities that may not be available to our competitors. In addition, as the sole owner of the general partner of each of the high net worth advised funds and the exclusive operator of each of the properties owned in whole or in part by the advised funds, we believe that our advised funds provide us with a pipeline of acquisition opportunities in our core markets. As of June 30, 2011, our advised funds held 19 properties with approximately 2.3 million square feet of GLA and an undepreciated book value of over $495 million. We believe that eight of these properties, with approximately 1.3 million square feet of GLA and an undepreciated book value of $273 million, meet our investment criteria.

We are currently in discussions regarding a number of acquisition opportunities in our core markets that we have identified through our network of relationships and that we believe will enhance our growth and operating performance metrics. As of August 24, 2011, we were reviewing and pursuing acquisition opportunities that include three retail properties in Texas, including neighborhood grocery-anchored and community grocery-anchored shopping centers with an estimated aggregate purchase price of over $80 million. We believe each of the properties in our pipeline meet our investment criteria. One of the three potential acquisitions we are evaluating is an off-market transaction (meaning a transaction that is not widely marketed or subject to competitive bidding) sourced through our network of relationships, and another is a potential acquisition from our advised funds. Although we continue to engage in discussions and preliminary negotiations with the sellers and have commenced the process of conducting diligence on some of these assets or have submitted non-binding indications of interest, we have not agreed upon terms relating to, or entered into binding commitments with respect to, any of these potential acquisition opportunities. As such, there can be no assurance that we will complete any of the potential acquisitions we are currently evaluating.

We believe that our recent acquisitions of Brookwood Village and Alpharetta Commons in Atlanta demonstrate our ability to source, diligence, and execute acquisitions from our pipeline in a timely manner while remaining disciplined with respect to pricing and demographic characteristics. Over the course of our history, we have owned and operated single tenant assets in Atlanta for over ten years and we believe that our extensive market knowledge and network of local relationships, combined with our planned Atlanta office opening, will facilitate the growth of our Atlanta acquisition pipeline going forward.

Our Properties

As of June 30, 2011, our portfolio consisted of 30 wholly-owned properties with approximately 1.2 million square feet of GLA, which were approximately 92% leased with a weighted average remaining lease term of 5.3 years. The following table provides an overview of our properties as of June 30, 2011.

							AVERAGE NET
							EFFECTIVE
						ANNUALIZED	ANNUALIZED
						BASE	BASE
						RENT PER	RENT PER
						LEASED	LEASED
	PROPERTY	YEAR BUILT/		PERCENT	ANNUALIZED	SQUARE	SQUARE
PROPERTY	LOCATION	RENOVATED	GLA	LEASED (1)	BASE RENT (2)	FOOT (3)	FOOT (4)	KEY TENANTS

Neighborhood and Community Shopping Centers
Uptown Park	Houston, TX	1999/2005	169,112	98%	$5,478,949	$33.00	$32.27	Champps, McCormick & Schmicks
MacArthur Park	Dallas, TX	2000	237,381	84%	3,292,424	16.49	17.58	Kroger, Barnes & Noble, GAP
Plaza in the Park	Houston, TX	1999/2009	144,044	98%	2,698,573	19.17	19.57	Kroger
Southbank	San Antonio, TX	1995	46,673	87%	1,606,954	39.48	39.64	Hard Rock Café
The Market at Lake Houston	Houston, TX	2002	101,799	98%	1,528,163	15.38	15.45	H-E-B, Five Guys
Uptown Plaza – Dallas	Dallas, TX	2006	33,840	100%	1,395,656	41.24	44.08	Morton’s, Wells Fargo
Cinco Ranch	Houston, TX	2001	97,297	100%	1,304,546	13.41	13.55	Kroger
Uptown Plaza – Houston	Houston, TX	2002	28,000	94%	1,185,450	44.90	44.47	CVS/pharmacy, The Grotto (owned by Landry’s)
Bakery Square	Houston, TX	1996	34,614	100%	874,082	25.25	25.24	Walgreens, Boston Market
Brookwood Village	Atlanta, GA	1941/2000	28,774	96%	710,027	25.75	27.02	CVS/pharmacy, Subway
Courtyard on Post Oak	Houston, TX	1994	13,597	100%	545,368	40.11	40.04	Verizon
Woodlands Plaza	Houston, TX	1997/2003	20,018	100%	460,229	22.99	21.27	FedEx Kinko’s
Sugarland Plaza	Houston, TX	1998/2001	16,750	100%	430,028	25.67	24.86	Memorial Hermann
Terrace Shops	Houston, TX	2000	16,395	82%	411,142	30.43	29.78	Starbucks
500 Lamar	Austin, TX	1998	12,795	100%	384,853	30.08	31.50	Title Nine Sports

Neighborhood and Community Shopping Centers Subtotal/Weighted Average			1,001,089	94%	$22,306,444	$23.66	$23.93
Single Tenant (Ground Leases) (5)
CVS/Pharmacy	Houston, TX	2003	13,824	100%	$327,167	$23.67	$23.67	CVS/pharmacy
Landry’s Seafood	Houston, TX	2007	13,497	100%	155,677	11.53	12.18	Landry’s Seafood
Citibank	San Antonio, TX	2005	4,439	100%	155,000	34.92	36.04	Citibank
T.G.I. Friday’s (6)	Hanover, MD	2003	6,802	100%	148,458	21.83	20.83	T.G.I. Friday’s
Bank of America	Houston, TX	2007	4,251	100%	129,275	30.41	28.78	Bank of America
Macaroni Grill	Houston, TX	2007	7,825	100%	96,000	12.27	12.05	Macaroni Grill
T.G.I. Friday’s	Houston, TX	2007	6,543	100%	96,000	14.67	14.41	T.G.I. Friday’s
Smokey Bones	Atlanta, GA	1995	6,867	100%	94,922	13.82	13.82	Smokey Bones

Subtotal/Weighted Average			64,048	100%	$1,202,499	$18.77	$18.72
Single Tenant (Fee Simple) (7)
T.G.I. Friday’s	Houston, TX	1982	8,500	100%	$215,000	$25.29	$25.29	T.G.I. Friday’s
Golden Corral (6)	Houston, TX	1992	12,000	100%	210,450	17.54	17.54	Golden Corral
Golden Corral (6)	Houston, TX	1993	12,000	100%	208,941	17.41	17.41	Golden Corral
Sunbelt Rentals	Champaign, IL	2007	12,000	100%	176,970	14.75	14.72	Sunbelt Rentals
McAlister’s Deli (8)	Champaign, IL	2006	3,344	100%	175,397	52.45	53.03	McAlister’s Deli
McAlister’s Deli (8)	Peoria, IL	2007	3,426	100%	153,001	44.66	45.40	McAlister’s Deli
Vacant Pad Site (9)	Houston, TX	2007	34,233	0%	—	—	—	—
Subtotal/Weighted Average			85,503	60%	$1,139,759	$22.23	$22.31

Portfolio Total/Weighted Average			1,150,640	92%	$24,648,702	$23.29	$23.54

(1)	Percent leased is calculated as (i) GLA under commenced leases as of June 30, 2011, divided by (ii) total GLA, expressed as a percentage.

(2)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases that had commenced as of such date, by (ii) 12.

(3)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) GLA under commenced leases as of June 30, 2011.

(4)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for commenced leases as of June 30, 2011, calculated on a straight-line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of June 30, 2011.

(5)	For single-tenant ground leases, we own and lease the land to the tenant. The tenant owns the building during the term of the lease and is responsible for all expenses relating to the property. Upon expiration or termination of the lease, ownership of the building will revert to us as owner of the land. The weighted average remaining term of our ground leases is 7.9 years.

(6)	The tenants at these properties have rights of first refusal to purchase the property.

(7)	For single-tenant fee simple properties, we own the land and the building, and the tenant is responsible for all expenses relating to the property. The weighted average remaining term of our fee simple leases is 4.0 years.

(8)	These properties were sold on July 6, 2011 for aggregate net proceeds of $2.5 million.

(9)	As of June 30, 2011, we have executed a lease with The Container Store for 25,100 square feet, a term of 10 years and annual rent of $426,700.

Lease Expirations
The following table sets forth a summary schedule of the lease expirations at our properties for leases in place as of June 30, 2011 for each of the ten full calendar years beginning January 1, 2011. The information set forth in this table assumes that tenants exercise no renewal options and all early termination rights.

				ANNUALIZED
				BASE	PERCENTAGE	ANNUALIZED
	NUMBER OF	GLA OF	PERCENTAGE	RENT OF	OF TOTAL	BASE RENT
YEAR OF LEASE	EXPIRING	EXPIRING	OF TOTAL	EXPIRING	ANNUALIZED	PER LEASED
EXPIRATION	LEASES	LEASES	GLA	LEASES(1)	BASE RENT	SQUARE FOOT(2)

Vacant	—	92,421	8.0%	—	—	—
2011	11	35,620	3.1%	$902,063	3.7%	$25.32
2012	41	152,422	13.3%	3,658,401	14.8%	24.00
2013	39	116,026	10.1%	3,104,351	12.6%	26.76
2014	36	106,079	9.2%	3,257,178	13.2%	30.71
2015	39	120,141	10.4%	3,589,233	14.6%	29.88
2016	32	90,589	7.9%	2,681,384	10.9%	29.60
2017	6	108,908	9.5%	1,822,559	7.4%	16.73
2018	5	11,537	1.0%	308,994	1.3%	26.78
2019	4	16,261	1.4%	427,191	1.7%	26.27
2020	7	85,225	7.4%	1,248,733	5.0%	14.65
Thereafter	14	215,411	18.7%	3,648,615	14.8%	16.94

Total/Weighted Average	234	1,150,640	100.0%	$24,648,702	100.0%	23.29

(1)	Annualized base rent of expiring leases is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases expiring during the applicable period, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) GLA under such expiring leases.

Tenant Diversification
The following table sets forth information regarding the five largest tenants in our portfolio, based on annualized base rent, as of June 30, 2011.

							ANNUALIZED
						PERCENTAGE	BASE RENT
			TOTAL	PERCENTAGE		OF TOTAL	PER LEASED
	NUMBER OF	LEASE	LEASED	OF TOTAL	ANNUALIZED	ANNUALIZED	SQUARE
TENANT	PROPERTIES	EXPIRATION(S)	GLA	GLA	BASE RENT (1)	BASE RENT	FOOT (2)

Kroger	3	11/30/2020	207,963	19%	$2,116,165	9%	$10.18
		8/31/2021
		6/3/2023
CVS/pharmacy	3	1/31/2019	37,485	3%	1,183,177	5%	31.56
		1/7/2024
		8/31/2025

H-E-B	1	2/28/2017	80,641	7%	1,109,736	5%	13.76
The Grotto (owned by Landry’s)	2	10/31/2012	21,497	2%	*	*	*
		7/14/2025
Hard Rock Café	1	1/31/2015	15,752	1%	502,025	2%	31.87

Total/Weighted Average	10		363,338	32%

*	Data withheld pursuant to terms of lease.

(1)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) leased GLA.

Historical Capital Expenditures
The following table sets forth certain information regarding historical capital expenditures for our properties for the past five years and the three months ended June 30, 2011.

	FOR THE
	SIX
	MONTHS
	ENDED
	JUNE 30,	FOR THE YEAR ENDED DECEMBER 31,
	2011	2010	2009	2008	2007	2006

Recurring capital expenditures	$150,051	$100,732	$146,352	$63,445	$36,753	$36,503
GLA at period end	1,150,640	1,020,075	1,111,729	1,111,729	1,114,279	1,044,504
Recurring capital expenditures per square foot	$0.13	$0.10	$0.13	$0.06	$0.03	$0.03

Historical Leasing Activity
The following table sets forth certain information regarding historical leasing activities for our properties for the past five years and the three months ended June 30, 2011.

	FOR THE
	SIX
	MONTHS
	ENDED
	JUNE 30,	FOR THE YEAR ENDED DECEMBER 31,
	2011	2010	2009	2008	2007	2006

Expirations
Number of leases	26	50	34	22	20	18
GLA	72,089	224,578	110,693	75,601	55,124	29,529
New Leases
Number of leases	5	11	8	4	9	5
GLA	30,422	17,737	15,471	7,328	13,680	12,810
Expiring annualized base rent per square foot	$29.58	$31.07	$28.31	$23.52	$28.73	$28.09
New annualized base rent per square foot	$31.24	$31.44	$29.64	$21.70	$32.82	$32.46
Percentage change	6%	1%	5%	-8%	14%	16%
Lease commissions per square foot	$5.28	$6.63	$6.97	$4.13	$8.29	$15.28
Tenant improvements per square foot	$17.86	$12.41	$19.67	$6.61	$9.54	$11.31
Renewals (1)
Number of leases	20	39	24	13	12	13
GLA	52,023	140,236	86,462	22,464	43,003	21,127
Expiring annualized base rent per square foot	$23.03	$26.12	$25.62	$27.05	$19.88	$24,42
New annualized base rent per square foot	$22.53	$27.32	$26.85	$31.53	$22.79	$27.97
Percentage change	-2%	5%	5%	17%	15%	15%
Lease commissions per square foot	$1.95	$0.94	$1.95	$2.19	$0.02	$1.02
Tenant improvements per square foot	$0.26	$0.37	$5.08	$0.15	$0.12	$3.06
Total New Leases and Renewals
Number of leases	25	50	32	17	21	18
GLA	82,445	157,973	101,933	29,792	56,683	33,937
Expiring annualized base rent per square foot	$23.45	$26.68	$26.03	26.18	$22.02	$25.81
New annualized base rent per square foot	$23.08	$27.78	$27.27	$29.11	$25,21	$29.67
Percentage change	-2%	4%	5%	11%	14%	15%
Lease commissions per square foot	$2.16	$1.58	$2.71	$2.67	$2.02	$6.40
Tenant improvements per square foot	$1.38	$1.73	$7.30	$1.74	$2.39	$6.18

(1)	Represents existing tenants that, upon expiration of their leases, enter into new leases for the same space.

Lease Distribution
The following table sets forth information relating to the distribution of leases in our portfolio, based on leased GLA as of June 30, 2011.

	NUMBER OF			TOTAL				PERCENTAGE OF
	EXPIRING	PERCENTAGE	TOTAL	LEASED	PERCENT	PERCENTAGE OF	ANNUALIZED	ANNUALIZED
GLA RANGE	LEASES	OF LEASES	GLA	GLA	LEASED	LEASED GLA	BASE RENT (1)	BASE RENT

2,500 or less	138	59.0%	225,147	210,578	93,5%	19.9%	$6,092,856	24.7%
2,501 – 5,000	49	20.9%	176,164	173,514	98.5%	16.4%	5,723,353	23.2%
5,001 – 10,000	31	13.3%	229,051	223,082	97.4%	21.1%	5,955,952	24.2%
10,001 – 20,000	11	4.7%	139,988	139,988	100.0%	13.2%	3,450,640	14.0%
Greater than 20,000	5	2.1%	380,290	311,057	81.8%	29.4%	3,425,901	13.9%

Total Portfolio	234	100.0%	1,150,640	1,058,219	92.0%	100.0%	$24,648,702	100.0%

(1)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases that had commenced as of such date, by (ii) 12.

Historical Percent Leased and Base Rent
The following table sets forth, as of the dates indicated, the percentage leased and the annualized base rent per leased square foot (anchor, in-line and single tenant) for the properties in our portfolio as of June 30, 2011.

			ANNUALIZED BASE	ANNUALIZED BASE	ANNUALIZED BASE
			RENT PER LEASED	RENT PER LEASED	RENT PER LEASED
		PERCENT	SQUARE FOOT –	SQUARE FOOT –	SQUARE FOOT –
	TOTAL GLA	LEASED (1)	ANCHOR (2)	IN-LINE (3)	SINGLE TENANT (4)

June 30, 2011	1,150,640	92%	$15.27	$29.76	$20.31
December 31, 2010	1,020,075	92%	$15.04	$30.45	$20.31
December 31, 2009	1,111,729	91%	$14.86	$29.11	$25.64
December 31, 2008	1,111,729	97%	$14.53	$29.06	$21,45
December 31, 2007	1,114,279	98%	$14.59	$27.91	$17.13
December 31, 2006	1,044,504	97%	$13.91	$28.30	$18.11

(1)	Percent leased is calculated as (i) GLA under commenced leases as of the dates indicated above, divided by (ii) total GLA as of the dates indicated above, expressed as a percentage.
(2)	Annualized base rent per leased square foot – anchor is calculated by dividing (i) annualized base rent for anchor tenants as of the dates indicated above, by (ii) GLA under commenced leases for anchor tenants as of the dates indicated above. Anchor is defined as any tenant that leases at least 10,000 square feet at a multi-tenant property.
(3)	Annualized base rent per leased square foot – in-line is calculated by dividing (i) annualized base rent for in-line tenants as of the dates indicated above, by (ii) GLA under commenced leases for in-line tenants as of the dates indicated above. In-line is defined as any tenant that leases less than 10,000 square feet at a multi-tenant property.
(4)	Annualized base rent per leased square foot – single tenant is calculated by dividing (i) annualized base rent for single tenants as of the dates indicated above, by (ii) GLA under commenced leases for single tenants as of the dates indicated above.

Significant Properties

Set forth below is information with respect to each of our properties that accounted for 5% or more of our total consolidated assets, based on book value, or 5% or more of our gross consolidated revenue as of and for the year ended December 31, 2010. Additionally, we have included The Market at Lake Houston, as it would have accounted for 5% or more of our total consolidated assets or 5% or more of our gross consolidated revenue on a pro forma basis as of and for the year ended December 31, 2010.

Uptown Park, Houston, Texas
Uptown Park is a retail shopping center that accounted for 20% of our total consolidated assets, based on book value, and 21% of our gross consolidated revenue, as of June 30, 2011. The Uptown Park property, which was built in 1999 and then expanded in 2005, has a GLA of 169,112 square feet and is located in the Galleria area of Houston, Texas. We acquired the property in June 2005. As of June 30, 2011, the building was 99% leased to 51 tenants. Leases are generally net leases where the tenant pays a monthly base rent and a reimbursement of operating expenses to the landlord. These expense reimbursements include, but are not limited to, property taxes, insurance, security, utilities, landscaping and other common area maintenance items. Generally in-line leased space has a term of between three and seven years and anchor space has a term of between 10 and 20 years.

Uptown Park Demographics
The following table sets forth the demographics surrounding the property.

	1-MILE	3-MILE	5-MILE
	RADIUS	RADIUS	RADIUS	HOUSTON	TEXAS	UNITED STATES

Population
2010 Estimate	11,144	143,486	475,951	5,909,705	25,006,778	309,038,974
2015 Projection	12,295	156,532	515,140	6,480,092	26,983,559	321,675,005
Estimated Growth 2010-2015	10.3%	9.1%	8.2%	9.7%	7.9%	4.1%
Households
2010 Estimate	6,073	72,973	209,178	2,041,580	8,796,031	116,136,617
2015 Projection	6,596	79,237	225,141	2,229,229	9,473,062	120,947,177
Estimated Growth 2010-2015	8.6%	8.6%	7.6%	9.2%	7.7%	4.1%
2010 Estimated Average Household Income	$143,047	$112,530	$94,893	$77,540	$68,330	$71,071
Source: Census, Nielsen

Uptown Park Percent Leased and Base Rent
The following table sets forth the percent leased, annualized base rent per leased square foot and average net effective annual rent per leased square foot for the Uptown Park property as of each of the dates indicated.

			AVERAGE NET
			EFFECTIVE ANNUAL
		ANNUALIZED BASE	BASE RENT PER
	PERCENT	RENT PER LEASED	LEASED SQUARE
	LEASED (1)	SQUARE FOOT (2)	FOOT (3)

June 30, 2011	98%	$33.00	$32.27
December 31, 2010	100%	$33.37	$32.43
December 31, 2009	97%	$32.50	$33.01
December 31, 2008	98%	$32.31	$32.16
December 31, 2007	99%	$30.77	$31.43
December 31, 2006	93%	$28.74	$30.08

(1)	Percent leased is calculated as (i) GLA under commenced leases as of the dates indicated above, divided by (ii) total GLA as of the dates indicated above, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent as of the dates indicated above, by (ii) leased GLA as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for commenced leases as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of the same date.

Uptown Park Primary Tenants
The following table sets forth certain information with respect to the property’s primary tenants as of June 30, 2011.

	PRINCIPAL					ANNUALIZED	PERCENTAGE OF	ANNUALIZED BASE
	NATURE OF	LEASE	RENEWAL	LEASED	PERCENTAGE OF	BASE	ANNUALIZED	RENT PER LEASED
NAME	BUSINESS	EXPIRATION	OPTIONS	GLA	PROPERTY GLA	RENT (1)	BASE RENT	SQUARE FOOT (2)

Champps	Restaurant	8/5/2014	2 five-year options	11,384	7%	$432,592	8%	$38.00
McCormick & Schmicks	Restaurant	7/11/2014	3 five-year options	8,822	5%	352,254	6%	39.93

Total/ Weighted Average				20,206	12%	$784,846	14%	$38.84

(1)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) leased GLA.

Uptown Park Lease Expirations
The following table sets forth the lease expirations for leases in place at the Uptown Park property as of June 30, 2011, plus available space, for each of the ten full calendar years beginning January 1, 2011 and thereafter. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

					PERCENTAGE OF
	NUMBER OF	GLA OF		ANNUALIZED BASE	TOTAL	ANNUALIZED BASE
	EXPIRING	EXPIRING	PERCENTAGE OF	RENT OF EXPIRING	ANNUALIZED	RENT PER LEASED
YEAR OF LEASE EXPIRATION	LEASES	LEASES	PROPERTY GLA	LEASES(1)	BASE RENT	SQUARE FOOT(2)

Vacant	2	3,087	2%		—	—
2011	3	12,906	8%	$293,800	5%	$22.76
2012	10	22,701	13%	728,273	13%	32.08
2013	12	37,976	22%	1,217,772	22%	32.07
2014	12	47,787	28%	1,702,198	31%	35.62
2015	4	6,975	4%	223,139	4%	31.99
2016	4	14,792	9%	526,618	10%	35.60
2017	2	11,178	7%	382,254	7%	34.20
2018	1	1,337	1%	56,154	1%	42.00
2019	—	—	—	—	—	—
2020	1	4,578	3%	192,276	4%	42.00
Thereafter	1	5,795	3%	156,465	3%	27.00

Total/Weighted Average	52	169,112	100%	$5,478,949	100%	$33.00

(1)	Annualized base rent of expiring leases is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases expiring during the applicable period, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) GLA under such expiring leases.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of June 30, 2011, of approximately $49.0 million. The loan requires monthly interest-only payments for the entire term, bears interest at a fixed rate of 5.37%. While prepayment of the loan is permitted, under certain circumstances, prepayments are subject to a penalty provision. The outstanding balance at the time of maturity will be approximately $49.0 million.

We are in the early stages of creating a master development plan for Uptown Park that may require significant capital and may include additional uses of the property, such as office and hotel space. Subject to future market conditions, we may decide to develop the property pursuant to this development plan. The estimated costs and method of financing for the development plan have not yet been determined, but they may be funded out of cash on hand, borrowings under our anticipated credit facility, joint venture capital and/or standard construction loans.

Real estate taxes for 2010 on the Uptown Park property were $995,000, and the current real property tax rate with respect to the property is 2.7% of the assessed value. The federal income tax basis for the Uptown Park property is

$66.2 million. Depreciation on the Uptown Park property is taken on a straight-line basis over 15 to 41 years for book purposes, resulting in a depreciation rate of approximately 3% per year.

MacArthur Park, Dallas, Texas
MacArthur Park is a grocery-anchored retail shopping center that accounted for 16% of our total consolidated assets, based on book value, and 13% of our gross consolidated revenue as of June 30, 2011. The MacArthur park property, which was built in 2000, has a GLA of 237,381 square feet and is located in the city of Irving, Texas. We acquired the anchor portion of the property in 2004 and the remainder of the property in 2005. Leases are generally net leases where the tenant pays a monthly base rent and a reimbursement of operating expenses to the landlord. These expense reimbursements include, but are not limited to, property taxes, insurance, security, utilities, landscaping and other common area maintenance items. Generally in-line leased space has a term of between three and seven years and anchor space has a term of between 10 and 20 years. As of June 30, 2011, the building was 84% leased to 42 tenants, taking into account the Linens ’n Things vacancy of 35,000 square feet representing 15% of GLA.

MacArthur Park Demographics
The following table sets forth the demographics surrounding the property.

	1-MILE	3-MILE	5-MILE
	RADIUS	RADIUS	RADIUS	DALLAS	TEXAS	UNITED STATES

Population
2010 Estimate	9,714	43,993	172,279	6,493,230	25,006,778	309,038,974
2015 Projection	10,794	48,928	180,899	7,129,430	26,983,559	321,675,005
Estimated Growth 2010-2015	11.1%	11.2%	5.0%	9.8%	7.9%	4.1%

Households
2010 Estimate	4,691	22,291	68,099	2,320,136	8,796,031	116,136,617
2015 Projection	5,107	24,303	70,865	2,535,836	9,473,062	120,947,177
Estimated Growth 2010-2015	8.9%	9.0%	4.1%	9.3%	7.7%	4.1%
2010 Estimated Average Household Income	$99,574	$89,393	$82,488	$77,740	$68,330	$71,071
Source: Census, Nielsen

MacArthur Park Percent Leased and Base Rent
The following table sets forth the percent leased, annualized base rent per leased square foot and average net effective annual rent per leased square foot for the MacArthur Park property as of each of the dates indicated.

			AVERAGE NET
			EFFECTIVE ANNUAL
		ANNUALIZED BASE	BASE RENT PER
	PERCENT	RENT PER LEASED	LEASED SQUARE
	LEASED (1)	SQUARE FOOT (2)	FOOT (3)

June 30, 2011	84%	$16.49	$17.58
December 31, 2010	85%	$17.82	$17.13
December 31, 2009	81%	$16.81	$18.21
December 31, 2008	96%	$17.17	$17.14
December 31, 2007	97%	$16.57	$16.62
December 31, 2006	97%	$17.01	$16.51

(1)	Percent leased is calculated as (i) GLA under commenced leases as of the dates indicated above, divided by (ii) total GLA as of the dates indicated above, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent as of the dates indicated above, by (ii) leased GLA as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for commenced leases as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of the same date.

MacArthur Park Primary Tenants
The following table sets forth certain information with respect to the property’s primary tenants as of June 30, 2011.

	PRINCIPAL					ANNUALIZED	PERCENTAGE OF	ANNUALIZED BASE
	NATURE OF		RENEWAL	LEASED	PERCENTAGE OF	BASE	ANNUALIZED	RENT PER LEASED
NAME	BUSINESS	LEASE EXPIRATION	OPTIONS	GLA	PROPERTY GLA	RENT (1)	BASE RENT	SQUARE FOOT (2)

Kroger	Grocery	11/30/2020	6 five-year options	63,373	27%	$522,827	16%	$8.25
Barnes & Noble	Bookstore	1/31/2012	3 five-year options	22,453	9%	200,000	6%	8.91

Total/ Weighted Average				85,826	36%	$722,827	22%	$8.42

(1)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) leased GLA.

MacArthur Park Lease Expirations
The following table sets forth the lease expirations for leases in place at the MacArthur Park property as of June 30, 2011, plus available space, for each of the ten full calendar years beginning January 1, 2011 and thereafter. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

				ANNUALIZED
				BASE	PERCENTAGE OF
	NUMBER OF	GLA OF	PERCENTAGE OF	RENT OF	TOTAL	ANNUALIZED BASE
	EXPIRING	EXPIRING	PROPERTY	EXPIRING	ANNUALIZED	RENT PER LEASED
YEAR OF LEASE EXPIRATION	LEASES	LEASES	GLA	LEASES(1)	BASE RENT	SQUARE FOOT(2)

Vacant	3	37,727	16%	—	—	—
2011	3	6,616	3%	$178,835	5%	$27.03
2012	9	59,067	25%	856,552	26%	14.50
2013	7	13,630	6%	349,010	11%	25.61
2014	3	10,275	4%	299,250	9%	29.12
2015	6	20,189	8%	450,305	14%	22.30
2016	6	11,202	5%	156,095	5%	13.93
2017	2	5,089	2%	153,598	5%	30.18
2018	1	1,400	1%	39,200	1%	28.00
2019	—	—	—	—	—	—
2020	3	69,186	29%	704,579	21%	10.18
Thereafter	2	3,000	1%	105,000	3%	35.00

Total/Weighted Average	45	237,381	100%	$3,292,424	100%	$16.49

(1)	Annualized base rent of expiring leases is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases expiring during the applicable period, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) GLA under such expiring leases.

As of June 30, 2011, we held fee simple title to this property, subject to two mortgage loans with principal balances of $17 million and $6.8 million, respectively. The $17 million loan requires monthly interest-only payments for the entire term, bears interest at a fixed rate of 5.11% and matures on December 1, 2011. The $6.8 million loan requires monthly interest and principal payments based on a 30-year amortization period for the entire term, bears interest at a fixed rate of 6.17%, and matures on July 1, 2020. While the prepayment of these loans is not restricted, prepayments are subject to penalty provisions. We intend to repay the $17 million loan in full with a portion of the proceeds of this offering.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the MacArthur Park property.

Real estate taxes for 2010 on the MacArthur Park property were $970,000, and the current real property tax rate with respect to the property is 3.4% of the assessed value. The federal income tax basis for the MacArthur Park property is $47.3 million. Depreciation on the MacArthur Park property is taken on a straight-line basis up to 41 years for book purposes, resulting in a rate of approximately 3% per year.

Plaza in the Park, Houston, Texas
Plaza in the Park is a grocery-anchored retail shopping center that accounted for 9% of our total consolidated assets, based on book value, and 9% of our gross consolidated revenue as of June 30, 2011. The Plaza in the Park property, which was built in 1999 and then expanded in 2005 and further renovated in 2009, has a GLA of 144,062 square feet and is located in the Galleria area of Houston, Texas. We acquired the property in June 2005. As of June 30, 2011, the building was 98% leased to 27 tenants. Typical lease terms are generally net lease where the tenant pays a monthly base rent and a reimbursement of operating expenses to the landlord. These expense reimbursements include, but are not limited to, property taxes, insurance, security, utilities, landscaping and other common area maintenance items. Generally in-line leased space has a term of between three and seven years and anchor space has a term of between 10 and 20 years.

Plaza in the Park Demographics
The following table sets forth the demographics surrounding the property.

	1-MILE	3-MILE	5-MILE
	RADIUS	RADIUS	RADIUS	HOUSTON	TEXAS	UNITED STATES

Population
2010 Estimate	20,992	164,327	457,844	5,909,705	25,006,778	309,038,974
2015 Projection	22,762	177,982	495,557	6,480,092	26,983,559	321,675,005
Estimated Growth 2010-2015	8.4%	8.3%	8.2%	9.7%	7.9%	4.1%
Households
2010 Estimate	11,068	83,164	203,115	2,041,580	8,796,031	116,136,617
2015 Projection	12,000	89,753	219,006	2,229,229	9,473,062	120,947,177
Estimated Growth 2010-2015	8.4%	7.9%	7.8%	9.2%	7.7%	4.1%
2010 Estimated Average Household Income	$134,893	$120,283	$91,334	$77,540	$68,330	$71,071
Source: Census, Nielsen

Plaza in the Park Percent Leased and Base Rent
The following table sets forth the percent leased, annualized base rent per leased square foot and average net effective annual rent per leased square foot for the Plaza in the Park property as of each of the dates indicated.

			AVERAGE NET
			EFFECTIVE ANNUAL
		ANNUALIZED BASE	BASE RENT PER
	PERCENT	RENT PER LEASED	LEASED SQUARE
	LEASED (1)	SQUARE FOOT (2)	FOOT (3)

June 30, 2011	98%	$19.17	$19.57
December 31, 2010	98%	$19.22	$19.48
December 31, 2009	97%	$18.62	$18.48
December 31, 2008	98%	$18.86	$18.87
December 31, 2007	97%	$19.08	$19.14
December 31, 2006	95%	$18.24	$21.78

(1)	Percent leased is calculated as (i) GLA under commenced leases as of the dates indicated above, divided by (ii) total GLA as of the dates indicated above, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent as of the dates indicated above, by (ii) leased GLA as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for commenced leases as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of the same date.

Plaza in the Park Primary Tenants
The following table sets forth certain information with respect to the property’s primary tenants as of June 30, 2011.

	PRINCIPAL				PERCENTAGE OF		PERCENTAGE	ANNUALIZED BASE
	NATURE OF	LEASE	RENEWAL	LEASED	PROPERTY	ANNUALIZED	OF ANNUALIZED	RENT PER LEASED
NAME	BUSINESS	EXPIRATION	OPTIONS	GLA	GLA	BASE RENT (1)	BASE RENT	SQUARE FOOT (2)

Kroger	Grocery	8/31/2021	6 five-year options	81,217	56%	$1,041,754	39%	$12.83
Buca Di Beppo	Restaurant	8/31/2015	1 five-year option	7,573	5%	253,316	9%	33.45

Total/Weighted Average				88,790	61%	$1,295,070	48%	$14.59

(1)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) leased GLA.

Plaza in the Park Lease Expirations
The following table sets forth the lease expirations for leases in place at the Plaza in the Park property as of June 30, 2011, plus available space, for each of the ten full calendar years beginning January 1, 2011 and thereafter. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

				ANNUALIZED
				BASE	PERCENTAGE
	NUMBER OF	GLA OF	PERCENTAGE	RENT OF	OF TOTAL	ANNUALIZED BASE
YEAR OF LEASE	EXPIRING	EXPIRING	OF PROPERTY	EXPIRING	ANNUALIZED	RENT PER LEASED
EXPIRATION	LEASES	LEASES	GLA	LEASES(1)	BASE RENT	SQUARE FOOT(2)

Vacant	2	3,300	2%	—	—	—
2011	—	—	—	—	—	—
2012	4	8,184	6%	$237,711	9%	$29.05
2013	1	2,443	2%	63,518	2%	26.00
2014	9	15,739	11%	418,957	15%	26.62
2015	8	22,976	16%	662,787	25%	28.85
2016	4	10,185	7%	273,846	10%	26.89
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	—	—	—	—	—	—
Thereafter	1	81,217	56%	1,041,754	39%	12.83

Total / Weighted Average	29	144,044	100%	$2,698,573	100%	$19.17

(1)	Annualized base rent of expiring leases is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases expiring during the applicable period, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) GLA under such expiring leases.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of June 30, 2011, of approximately $23.3 million. The loan requires monthly interest-only payments for three years and principal and interest payments for the remainder of the term. It bears interest at a fixed rate of 3.45% and matures on January 1, 2016. While prepayment of the loan is permitted, under certain circumstances, prepayments are subject to a penalty provision. The outstanding balance at the time of maturity will be approximately $22.4 million.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Plaza in the Park property.

Real estate taxes for 2010 on the Plaza in the Park property were $179,000, and the current real property tax rate with respect to the property is 2.7% of the assessed value. The federal income tax basis for the Plaza in the Park property is $30.2 million. Depreciation on the Plaza in the Park property is taken on a straight-line basis over 15 to 41 years for book purposes, resulting in a depreciation rate of approximately 3% per year.

Southbank, San Antonio, Texas
The Southbank property accounted for 8% of our total consolidated assets, based on book value, and 7% of our gross consolidated revenue, as of June 30, 2011. The property has a GLA of 46,673 square feet and is a multi-level retail center with a full city block of river frontage on the famous San Antonio Riverwalk in San Antonio, Texas. The property was built in 1995, and we acquired it in September 2005. As of June 30, 2011, the property was 100% leased to eight tenants. Leases are generally net leases where the tenant pays a monthly base rent and a reimbursement of operating expenses to the landlord. These expense reimbursements include, but are not limited to, property taxes, insurance, security, utilities, landscaping and other common area maintenance items. Generally in-line leased space has a term of between three and seven years and anchor space has a term of between 10 and 20 years.

Southbank Demographics
The following table sets forth the demographics surrounding the property.

	1-MILE	3-MILE	5-MILE
	RADIUS	RADIUS	RADIUS	SAN ANTONIO	TEXAS	United States

Population
2010 Estimate	8,597	148,917	375,182	2,090,028	25,006,778	309,038,974
2015 Projection	8,864	151,830	386,219	2,270,338	26,983,559	321,675,005
Estimated Growth 2010-2015	3.1%	2.0%	2.9%	8.6%	7.9%	4.1%
Households
2010 Estimate	3,425	47,733	121,549	733,645	8,796,031	116,136,617
2015 Projection	3,534	48,596	124,952	797,419	9,473,062	120,947,177
Estimated Growth 2010-2015	3.2%	1.8%	2.8%	8.7%	7.7%	4.1%
2010 Estimated Average Household Income	$35,883	$38,220	$44,005	$64,361	$68,330	$71,071
Source: Census, Nielsen

Southbank Percent Leased and Base Rent
The following table sets forth the percent leased, annualized base rent per leased square foot and average net effective annual rent per leased rentable square foot for the Southbank property as of each of the dates indicated.

			AVERAGE NET
			EFFECTIVE ANNUAL
		ANNUALIZED BASE	BASE RENT PER
	PERCENT	RENT PER LEASED	LEASED SQUARE
	LEASED (1)	SQUARE FOOT (2)	FOOT (3)

June 30, 2011	87%	$39.48	$39.64
December 31, 2010	100%	$37.56	$38.10
December 31, 2009	100%	$33.07	$35.53
December 31, 2008	100%	$32.93	$32.93
December 31, 2007	100%	$32.88	$31.35
December 31, 2006	100%	$32.39	$32.39

(1)	Percent leased is calculated as (i) GLA under commenced leases as of the dates indicated above, divided by (ii) total GLA as of the dates indicated above, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent as of the dates indicated above, by (ii) leased GLA as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for commenced leases as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of the same date.

Southbank Primary Tenants
The following table sets forth certain information with respect to the property’s primary tenants as of June 30, 2011.

	PRINCIPAL				PERCENTAGE OF		PERCENTAGE OF	ANNUALIZED BASE
	NATURE OF	LEASE	RENEWAL	LEASED	PROPERTY	ANNUALIZED	ANNUALIZED	RENT PER LEASED
NAME	BUSINESS	EXPIRATION	OPTIONS	GLA	GLA	BASE RENT (1)	BASE RENT	SQUARE FOOT (2)

Hard Rock Cafe	Restaurant	1/31/2015	1 five-year option	15,752	34%	$502,025	31%	$31.87
Paesano’s	Restaurant	1/31/2015	None	8,017	17%	413,148	26%	51.53
Howl At the Moon	Restaurant	12/31/2020	None	7,055	15%	229,287	14%	32.50

Total/ Weighted Average				30,824	66%	$1,144,460	71%	$37.13

(1)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) leased GLA.

Southbank Lease Expirations
The following table sets forth the lease expirations for leases in place at the Southbank property as of June 30, 2011, plus available space, for each of the ten full calendar years beginning January 1, 2011 and thereafter. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

					PERCENTAGE OF
	NUMBER OF	GLA OF	PERCENTAGE OF	ANNUALIZED BASE	TOTAL	ANNUALIZED BASE
	EXPIRING	EXPIRING	PROPERTY	RENT OF EXPIRING	ANNUALIZED	RENT PER LEASED
YEAR OF LEASE EXPIRATION	LEASES	LEASES	GLA	LEASES (1)	BASE RENT	SQUARE FOOT (2)

Vacant	1	5,969	13%	—	—	—
2011	—	—	—	—	—	—
2012	1	2,308	5%	$50,776	3%	$22.00
2013	1	1,853	4%	92,868	6%	50.12
2014	2	1,105	2%	57,250	4%	51.81
2015	2	23,769	51%	915,173	57%	38.50
2016	1	4,614	10%	261,600	16%	56.70
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	1	7,055	15%	229,287	14%	32.50
Thereafter	—	—	—	—	—	—

Total/Weighted Average	9	46,673	100%	$1,606,954	100%	$39.48

(1)	Annualized base rent of expiring leases is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases expiring during the applicable period, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) GLA under such expiring leases.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of June 30, 2011, of approximately $20.0 million. The loan requires monthly interest-only payments for the entire term. It bears interest at a fixed rate of 5.91% and matures on June 1, 2016. While prepayment of the loan is permitted, under certain circumstances, prepayments are subject to a penalty provision. The outstanding balance at the time of maturity will be approximately $20.0 million.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Southbank property.

Real estate taxes for 2010 on the Southbank property were $348,000, and the current real property tax rate with respect to the property is 2.7% of the assessed value. The federal income tax basis for the Southbank property is

$25.5 million. Depreciation on the Southbank property is taken on a straight-line basis over 15 to 39 years for book purposes, resulting in a depreciation rate of approximately 3% per year.

The Market at Lake Houston, Houston, Texas
On February 25, 2011, we completed the acquisition of The Market at Lake Houston, which accounted for 7% of our total consolidated assets, based on book value as of June 30, 2011, and 5% of our gross consolidated revenues on a pro forma basis for the six months ended June 30, 2011. The property, which was completed in 2002, has a GLA of 101,791 square feet and is a grocery-anchored shopping center situated on 13.86 acres in Atascocita, Texas, a northern suburb of Houston, Texas. As of June 30, 2011, the property was 98% leased to 11 tenants. Leases are generally net leases where the tenant pays a monthly base rent and a reimbursement of operating expenses to the landlord. These expense reimbursements include, but are not limited to, property taxes, insurance, security, utilities, landscaping and other common area maintenance items. Generally in-line leased space has a term of between three and seven years and anchor space has a term of between 10 and 20 years.

The Market at Lake Houston Demographics
The following table sets forth the demographics surrounding the property.

	1-MILE	3-MILE	5-MILE
	RADIUS	RADIUS	RADIUS	HOUSTON	TEXAS	UNITED STATES

Population
2010 Estimate	6,270	79,044	255,258	5,909,705	25,006,778	309,038,974
2015 Projection	6,902	85,921	273,985	6,480,092	26,983,559	321,675,005
Estimated Growth 2010-2015	10.1%	8.7%	7.3%	9.7%	7.9%	4.1%
Households
2010 Estimate	2,941	29,570	86,692	2,041,580	8,796,031	116,136,617
2015 Projection	3,258	32,052	92,756	2,229,229	9,473,062	120,947,177
Estimated Growth 2010-2015	10.8%	8.4%	7.0%	9.2%	7.7%	4.1%
2010 Estimated Average Household Income	$89,325	$92,408	$91,804	$77,540	$68,330	$71,071
Source: Census, Nielsen

The Market at Lake Houston Percent Leased and Base Rent
The following table sets forth the percent leased, annualized base rent per leased square foot and average net effective annual rent per leased square foot for The Market at Lake Houston property as of each of the dates indicated.

			AVERAGE NET
			EFFECTIVE ANNUAL
		ANNUALIZED BASE	BASE RENT PER
	PERCENT	RENT PER LEASED	LEASED SQUARE
	LEASED (1)	SQUARE FOOT (2)	FOOT (3)

June 30, 2011	98%	$15.38	$15.45
December 31, 2010	100%	$15.53	$14.73
December 31, 2009	97%	$15.15	$15.18
December 31, 2008	100%	$15.30	$15.28
December 31, 2007	100%	$15.08	$15.04
December 31, 2006	100%	$14.84	$14.86

(1)	Percent leased is calculated as (i) GLA under commenced leases as of the dates indicated above, divided by (ii) total GLA as of the dates indicated above, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent as of the dates indicated above, by (ii) leased GLA as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for commenced leases as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of the same date.

The Market at Lake Houston Primary Tenants

The following table sets forth information with respect to the property’s major tenants and lease expirations.

	PRINCIPAL					ANNUALIZED	PERCENTAGE OF	ANNUALIZED BASE
	NATURE OF	LEASE	RENEWAL	LEASED	PERCENTAGE OF	BASE	ANNUALIZED	RENT PER LEASED
NAME	BUSINESS	EXPIRATION	OPTIONS	GLA	PROPERTY GLA	RENT (1)	BASE RENT	SQUARE FOOT (2)

H-E-B	Grocery	2/28/2017	6 five-year options	80,641	79%	$1,109,736	73%	$13.76

(1)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) leased GLA.

The Market at Lake Houston Lease Expirations
The following table sets forth the lease expirations for leases in place at The Market at Lake Houston property as of June 30, 2011, plus available space, for each of the ten full calendar years beginning January 1, 2011 and thereafter. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

					PERCENTAGE OF	ANNUALIZED
	NUMBER OF	GLA OF	PERCENTAGE OF	ANNUALIZED BASE	TOTAL	BASE RENT
YEAR OF LEASE	EXPIRING	EXPIRING	PROPERTY	RENT OF EXPIRING	ANNUALIZED	PER LEASED
EXPIRATION	LEASES	LEASES	GLA	LEASES (1)	BASE RENT	SQUARE FOOT (2)

Vacant	1	2,420	2%	—	—	—
2011	—	—	—	—	—	—
2012	5	9,348	9%	$182,938	12%	$19.57
2013	2	3,503	4%	86,774	6%	24.77
2014	1	1,442	1%	36,050	2%	25.00
2015	1	1,482	2%	34,086	2%	23.00
2016	—	—	—	—	—	—
2017	1	80,641	79%	1,109,736	73%	13.76
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	1	2,963	3%	78,579	5%	26.52
Thereafter	—	—	—	—	—	—

Total/Weighted Average	12	101,799	100%	$1,528,163	100%	$15.38

(1)	Annualized base rent of expiring leases is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases expiring during the applicable period, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) GLA under such expiring leases.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of June 30, 2011, of approximately $15.7 million. The loan requires monthly interest-only payments for the entire term. It bears interest at a fixed rate of 5.75% and matures on January 1, 2016. While prepayment of the loan is permitted, under certain circumstances, prepayments are subject to a penalty provision. The outstanding balance at the time of maturity will be approximately $15.7 million.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Lake Houston property.

Real estate taxes for 2010 on the Lake Houston property were $266,000, and the current real property tax rate with respect to the property is 2.7% of the assessed value. The federal income tax basis for the Lake Houston property is $19.5 million. Depreciation on the Lake Houston property is taken on a straight-line basis up to 39 years for book purposes, resulting in a depreciation rate of approximately 3% per year.

Uptown Plaza, Dallas, Texas
The Uptown Plaza, Dallas property is a retail shopping center that accounted for 7% of our total consolidated assets, based on book value, and 6% of our gross consolidated revenue, as of June 30, 2011. The property has a GLA of 33,840 square feet and is located in the prestigious Uptown District, just north of downtown Dallas. The Uptown District has seen a significant amount of hotel and residential development over the last several years. We acquired the property upon the completion of its development in March 2006. Leases are generally net leases where the tenant pays a monthly base rent and a reimbursement of operating expenses to the landlord. These expense reimbursements include, but are not limited to, property taxes, insurance, security, utilities, landscaping and other common area maintenance items. Generally in-line leased space has a term of between three and seven years and anchor space has a term of between 10 and 20 years.

Uptown Plaza, Dallas Demographics
The following table sets forth the demographics surrounding the property.

	1-MILE	3-MILE	5-MILE
	RADIUS	RADIUS	RADIUS	DALLAS	TEXAS	UNITED STATES

Population
2010 Estimate	17,755	165,424	364,355	6,493,230	25,006,778	309,038,974
2015 Projection	19,950	173,862	377,057	7,129,430	26,983,559	321,675,005
Estimated Growth 2010-2015	12.4%	5.1%	3.5%	9.8%	7.9%	4.1%
Households
2010 Estimate	11,231	63,969	135,456	2,320,136	8,796,031	116,136,617
2015 Projection	12,618	67,165	139,130	2,535,836	9,473,062	120,947,177
Estimated Growth 2010-2015	12.3%	5.0%	2.7%	9.3%	7.7%	4.1%
2010 Estimated Average Household Income	$93,650	$75,131	$76,742	$77,740	$68,330	$71,071
Source: Census, Nielsen

Uptown Plaza, Dallas Percent Leased and Base Rent
The following table sets forth the percent leased, annualized base rent per leased square foot and average net effective annual rent per leased square foot for the Uptown Plaza, Dallas property as of each of the dates indicated.

			AVERAGE NET
			EFFECTIVE ANNUAL
		ANNUALIZED BASE	BASE RENT PER
	PERCENT	RENT PER LEASED	LEASED SQUARE
	LEASED (1)	SQUARE FOOT (2)	FOOT (3)

June 30, 2011	100%	$41.24	$44.08
December 31, 2010	96%	$37.02	$32.63
December 31, 2009	70%	$47.73	$48.12
December 31, 2008	96%	$48.73	$48.73
December 31, 2007	100%	$47.87	$47.87
December 31, 2006	100%	$47.96	$48.77

(1)	Percent leased is calculated as (i) GLA under commenced leases as of the dates indicated above, divided by (ii) total GLA as of the dates indicated above, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent as of the dates indicated above, by (ii) leased GLA as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for commenced leases as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of the same date.

Uptown Plaza, Dallas Primary Tenants
The following table sets forth certain information with respect to the property’s primary tenants as of June 30, 2011.

	PRINCIPAL						PERCENTAGE OF	ANNUALIZED BASE
	NATURE OF	LEASE	RENEWAL	LEASED	PERCENTAGE OF	ANNUALIZED	ANNUALIZED	RENT PER LEASED
NAME	BUSINESS	EXPIRATION	OPTIONS	GLA	PROPERTY GLA	BASE RENT (1)	BASE RENT	SQUARE FOOT (2)

Morton’s	Restaurant	2/28/2026	2 five-year options	8,500	25%	$180,000	13%	$21.18
Wells Fargo	Bank	1/31/2016	None	3,731	11%	186,550	13%	50.00

Total/Weighted Average				12,231	36%	$366,550	26%	$29.97

(1)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) leased GLA.

Uptown Plaza, Dallas Lease Expirations
The following table sets forth the lease expirations for leases in place at the Uptown Plaza, Dallas property as of June 30, 2011, plus available space, for each of the ten full calendar years beginning January 1, 2011 and thereafter. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

				ANNUALIZED	PERCENTAGE OF	ANNUALIZED
	NUMBER OF	GLA OF	PERCENTAGE OF	BASE RENT OF	TOTAL	BASE RENT PER
	EXPIRING	EXPIRING	PROPERTY	EXPIRING	ANNUALIZED	LEASED SQUARE
YEAR OF LEASE EXPIRATION	LEASES	LEASES	GLA	LEASES (1)	BASE RENT	FOOT (2)

Vacant	—	—	—	—	—	—
2011	1	1,350	3.99%	$40,500	3%	$30.00
2012	1	4,256	12.57%	225,568	16%	53.00
2013	1	2,230	6.59%	84,740	6%	38.00
2014	—	—	—	—	—	—
2015	2	5,078	15.01%	224,808	16%	44.27
2016	7	12,426	36.72%	640,040	46%	51.51
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	—	—	—	—	—	—
Thereafter	1	8,500	25.12%	180,000	13%	21.18

Total/Weighted Average	13	33,840	100%	$1,395,656	100%	$41.24

(1)	Annualized base rent of expiring leases is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases expiring during the applicable period, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) GLA under such expiring leases.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of June 30, 2011, of approximately $10.6 million. The loan requires monthly principal and interest payments for the entire term. It bears interest at a variable rate of LIBOR plus a spread of 3.25% with a floor of 4.75% and matures on October 1, 2013. While prepayment of the loan is permitted, under certain circumstances, prepayments are subject to a penalty provision. We intend to repay this loan in full with a portion of the proceeds from this offering.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Uptown Plaza, Dallas property.

Real estate taxes for 2010 on the Uptown Plaza, Dallas property were $320,000, and the current real property tax rate with respect to the property is 2.7% of the assessed value. The federal income tax basis for the Uptown Plaza, Dallas property is $21.7 million. Depreciation on the Uptown Plaza, Dallas property is taken on a straight-line basis over 15 to 39 years for book purposes, resulting in a depreciation rate of approximately 3% per year.

Cinco Ranch, Houston, Texas
The Cinco Ranch property accounted for 4% of our total consolidated assets, based on book value, and 5% of our gross consolidated revenue, as of June 30, 2011. The Kroger-anchored property has a GLA of 97,297 square feet and is located in the Cinco Ranch submarket of Houston, Texas. The property was developed in 2001, and we acquired it in July 2004. As of June 30, 2011, the building was 100% leased to 19 tenants. Leases are generally net leases where the tenant pays a monthly base rent and a reimbursement of operating expenses to the landlord. These expense reimbursements include, but are not limited to, property taxes, insurance, security, utilities, landscaping and other common area maintenance items. Generally in-line leased space has a term of between three and seven years and anchor space has a term of between 10 and 20 years.

Cinco Ranch Demographics
The following table sets forth the demographics surrounding the property.

	1-MILE	3-MILE	5-MILE
	RADIUS	RADIUS	RADIUS	HOUSTON	TEXAS	UNITED STATES

Population
2010 Estimate	11,450	85,314	158,905	5,909,705	25,006,778	309,038,974
2015 Projection	14,085	98,625	182,581	6,480,092	26,983,559	321,675,005
Estimated Growth 2010-2015	23.0%	15.6%	14.9%	9.7%	7.9%	4.1%
Households
2010 Estimate	3,351	26,605	50,781	2,041,580	8,796,031	116,136,617
2015 Projection	4,066	30,484	58,109	2,229,229	9,473,062	120,947,177
Estimated Growth 2010-2015	21.3%	14.6%	14.4%	9.2%	7.7%	4.1%
2010 Estimated Average Household Income	$169,688	$134,942	$123,670	$77,540	$68,330	$71,071
Source: Census, Nielsen

Cinco Ranch Percent Leased and Base Rent
The following table sets forth the percent leased, annualized base rent per leased square foot and average net effective annual rent per leased square foot for the Cinco Ranch property as of each of the dates indicated.

			AVERAGE NET
			EFFECTIVE ANNUAL
		ANNUALIZED BASE	BASE RENT PER
	PERCENT	RENT PER LEASED	LEASED SQUARE
	LEASED (1)	SQUARE FOOT (2)	FOOT (3)

June 30, 2011	100%	$13.41	$13.55
December 31, 2010	100%	$12.83	$13.11
December 31, 2009	100%	$13.13	$13.03
December 31, 2008	100%	$12.99	$12.95
December 31, 2007	98%	$12.73	$12.91
December 31, 2006	100%	$12.41	$12.41

(1)	Percent leased is calculated as (i) GLA under commenced leases as of the dates indicated above, divided by (ii) total GLA as of the dates indicated above, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent as of the dates indicated above, by (ii) leased GLA as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for commenced leases as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of the same date.

Cinco Ranch Primary Tenants
The following table sets forth certain information with respect to the property’s primary tenants as of June 30, 2011.

								ANNUALIZED
	PRINCIPAL				PERCENTAGE OF		PERCENTAGE OF	BASE RENT PER
	NATURE OF	LEASE	RENEWAL	LEASED	PROPERTY	ANNUALIZED	ANNUALIZED	LEASED SQUARE
NAME	BUSINESS	EXPIRATION	OPTIONS	GLA	GLA	BASE RENT (1)	BASE RENT	FOOT (2)

Kroger	Grocery	6/03/2023	6 five-year options	63,373	65%	$551,584	42%	$8.70
Blockbuster (3)	Movie rental	3/31/2016	2 five-year options	4,417	5%	101,662	8%	23.02
Hallmark	Greeting Cards	2/28/2016	1 five-year option	4,500	5%	81,000	6%	18.00

Total/Weighted Average				72,290	75%	$734,246	56%	$10.16

(1)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) leased GLA.
(3)	This lease has been affirmed by the U.S. bankruptcy court in connection with Blockbuster’s bankruptcy proceeding.

Cinco Ranch Lease Expirations
The following table sets forth the lease expirations for leases in place at the Cinco Ranch property as of June 30, 2011, plus available space, for each of the ten full calendar years beginning January 1, 2011 and thereafter. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

				ANNUALIZED	PERCENTAGE OF	ANNUALIZED
	NUMBER OF	GLA OF	PERCENTAGE OF	BASE RENT OF	TOTAL	BASE RENT PER
	EXPIRING	EXPIRING	PROPERTY	EXPIRING	ANNUALIZED	LEASED SQUARE
YEAR OF LEASE EXPIRATION	LEASES	LEASES	GLA	LEASES (1)	BASE RENT	FOOT (2)

Vacant	—	—	—	—	—	—
2011	1	1,190	1%	$27,989	2%	$23.52
2012	—	—	—	—	—	—
2013	3	5,600	6%	129,800	10%	23.18
2014	—	—	—	—	—	—
2015	3	4,089	4%	91,536	7%	22.39
2016	7	16,994	17%	364,197	28%	21.43
2017	—	—	—	—	—	—
2018	2	2,800	3%	65,800	5%	23.50
2019	—	—	—	—	—	—
2020	—	—	—	—	—	—
Thereafter	3	66,624	69%	625,224	48%	9.38

Total/Weighted Average	19	97,297	100%	$1,304,546	100%	$13.41

(1)	Annualized base rent of expiring leases is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases expiring during the applicable period, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) GLA under such expiring leases.

We hold fee simple title to this property, subject to a mortgage loan with a principal balance, as of June 30, 2011, of approximately $9.8 million. The loan requires monthly interest-only payments for three years and principal and interest payments for the remainder of the term. It bears interest at a fixed rate of 3.45% and matures on January 1, 2016. While prepayment of the loan is permitted, under certain circumstances, prepayments are subject to a penalty provision. The outstanding balance at the time of maturity will be approximately $9.4 million.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Cinco Ranch property.

Real estate taxes for 2010 on the Cinco Ranch property were $133,000, and the current real property tax rate with respect to the property is 2.8% of the assessed value. The federal income tax basis for the Cinco Ranch property is

$13.5 million. Depreciation on the Cinco Ranch property is taken on a straight-line basis over 15 to 39 years for book purposes, resulting in a depreciation rate of approximately 3% per year.

Uptown Plaza, Houston, Texas
The Uptown Plaza Houston property is a retail shopping center that accounted for 5% of our total consolidated assets, based on book value, and 4% of our gross consolidated revenue, as of June 30, 2011. The property has a GLA of 28,000 square feet and is located in at the southeast corner of Westheimer and Loop 610 in the Galleria area of Houston, Texas. The property was developed in 2002, and we acquired it in December 2003. Uptown Plaza is located between two of Houston’s most upscale residential neighborhoods and convenient to Houston’s Central Business District. As of June 30, 2011, the building was 94% leased to six tenants. Leases are generally net leases where the tenant pays a monthly base rent and a reimbursement of operating expenses to the landlord. These expense reimbursements include, but are not limited to, property taxes, insurance, security, utilities, landscaping and other common area maintenance items. Generally in-line leased space has a term of between three and seven years and anchor space has a term of between 10 and 20 years.

Uptown Plaza, Houston Demographics

The following table sets forth the demographics surrounding the property.

	1-Mile	3-Mile	5-Mile
	Radius	Radius	Radius	Houston	Texas	United States

Population
2010 Estimate	19,828	184,646	479,183	5,909,705	25,006,778	309,038,974
2015 Projection	21,820	200,287	518,737	6,480,092	26,983,559	321,675,005
Estimated Growth 2010-2015	10.0%	8.5%	8.3%	9.7%	7.9%	4.1%
Households
2010 Estimate	11,582	88,073	213,795	2,041,580	8,796,031	116,136,617
2015 Projection	12,657	95,114	230,164	2,229,229	9,473,062	120,947,177
Estimated Growth 2010-2015	9.3%	8.0%	7.7%	9.2%	7.7%	4.1%
2010 Estimated Average Household Income	$122,666	$110,271	$95,087	$77,540	$68,330	$71,071
Source: Census, Nielsen

Uptown Plaza, Houston Percent Leased and Base Rent

The following table sets forth the percent leased, annualized base rent per leased square foot and average net effective annual rent per leased square foot for the Uptown Plaza, Houston property as of each of the dates indicated.

			AVERAGE NET
			EFFECTIVE ANNUAL
		ANNUALIZED BASE	BASE RENT PER
	PERCENT	RENT PER LEASED	LEASED SQUARE
	LEASED (1)	SQUARE FOOT (2)	FOOT (3)

June 30, 2011	94%	$44.90	$44.47
December 31, 2010	94%	$44.90	$44.47
December 31, 2009	94%	$44.97	$44.82
December 31, 2008	100%	$44.37	$44.37
December 31, 2007	100%	$44.21	$44.21
December 31, 2006	94%	$46.99	$44.92

(1)	Percent leased is calculated as (i) GLA under commenced leases as of the dates indicated above, divided by (ii) total GLA as of the dates indicated above, expressed as a percentage.
(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent as of the dates indicated above, by (ii) leased GLA as of the dates indicated above.
(3)	Average net effective annual base rent per leased square foot represents (i) the contractual base rent for commenced leases as of the dates indicated above, calculated on a straight-line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of the same date.

Uptown Plaza, Houston Primary Tenants

The following table sets forth certain information with respect to the property’s primary tenants as of June 30, 2011.

								ANNUALIZED
								BASE
	PRINCIPAL				PERCENTAGE OF		PERCENTAGE OF	RENT PER
	NATURE OF	LEASE	RENEWAL	LEASED	PROPERTY	ANNUALIZED	ANNUALIZED	LEASED
NAME	BUSINESS	EXPIRATION	OPTIONS	GLA	GLA	BASE RENT(1)	BASE RENT	SQUARE FOOT(2)

CVS/pharmacy	Pharmacy	8/31/2025	5 five-year options	12,000	43%	$573,930	48%	$47.83
The Grotto (owned by Landry’s)	Restaurant	8/31/2012	2 five-year options	8,000	29%	(*)	(*)	(*)
Omaha Steaks	Food Distribution	11/30/2014	2 five-year options	1,600	6%	64,000	5%	40.00

Total/ Weighted Average				21,600	78%

(*)	Data withheld pursuant to terms of lease.

(1)	Annualized base rent is calculated by multiplying (i) monthly base rent as of June 30, 2011, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) leased GLA.

Uptown Plaza, Houston Lease Expirations

The following table sets forth the lease expirations for leases in place at the Uptown Plaza, Houston property as of June 30, 2011, plus available space, for each of the ten full calendar years beginning January 1, 2011 and thereafter. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights.

				ANNUALIZED	PERCENTAGE OF	ANNUALIZED
	NUMBER OF	GLA OF	PERCENTAGE OF	BASE RENT OF	TOTAL	BASE RENT PER
	EXPIRING	EXPIRING	PROPERTY	EXPIRING	ANNUALIZED	LEASED SQUARE
YEAR OF LEASE EXPIRATION	LEASES	LEASES	GLA	LEASES (1)	BASE RENT	FOOT (2)

Vacant	1	1,600	6%	—	—	—
2011	—	—	—	$—	—	—
2012	2	9,600	34%	417,600	35%	$43.50
2013	—	—	—	—	—	—
2014	2	3,200	11%	134,720	12%	42.10
2015	1	1,600	6%	59,200	5%	37.00
2016	—	—	—	—	—	—
2017	—	—	—	—	—	—
2018	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	—	—	—	—	—	—
Thereafter	1	12,000	43%	573,930	48%	47.83

Total/Weighted Average	7	28,000	100%	$1,185,450	100%	$44.90

(1)	Annualized base rent of expiring leases is calculated by multiplying (i) monthly base rent as of June 30, 2011, for leases expiring during the applicable period, by (ii) 12.

(2)	Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent for leases expiring during the applicable period, by (ii) GLA under such expiring leases.

We hold fee simple title to this property, which is unencumbered.

Other than recurring capital expenditures, we have no immediate plans with respect to major renovation or redevelopment of the Uptown Plaza, Houston property.

Real estate taxes for 2010 on the Uptown Plaza, Houston property were $161,000, and the current real property tax rate with respect to the property is 2.5% of the assessed value. The federal income tax basis for the Uptown Plaza, Houston property is $12.3 million. Depreciation on the Uptown Plaza, Houston property is taken on a straight-line basis over 15 to 39 years for book purposes, resulting in a depreciation rate of approximately 3% per year.

Property Revenue and Operating Expenses

We lease our properties primarily pursuant to triple net leases. Under triple net leases, base rent does not include tenant reimbursements for real estate taxes, insurance, common area or other operating expenses. In order to provide a better understanding of how these expenses impact the comparability of the leases in place at the properties comprising our portfolio, the table below includes information regarding base rent, additional property income, billed expense reimbursements and property operating expenses associated with each of the neighborhood and community shopping centers in our portfolio.

		ADDITIONAL		PROPERTY
		PROPERTY	BILLED EXPENSE	OPERATING
NEIGHBORHOOD AND COMMUNITY SHOPPING CENTERS	BASE RENT (1)	INCOME (2)	REIMBURSEMENTS (3)	EXPENSES (4)

Uptown Park	$5,531,132	$192,510 (5)	$2,286,306	$(3,046,418)
MacArthur Park	3,574,198	17,299	1,332,890	(864,647)
Plaza in the Park	2,701,228	3,924	584,988	(683,608)
Southbank	1,744,298	276,440 (6)	602,253	(595,928)
Cinco Ranch	1,263,370	—	307,990	(375,932)
Uptown Plaza – Dallas	1,223,207	5,217	497,071	(592,757)
Uptown Plaza – Houston	1,170,332	(229)	322,282	(321,670)
Bakery Square	872,770	1,000	202,268	(179,541)
Courtyard on Post Oak	545,368	—	228,715	(191,316)
The Market at Lake Houston (7)	541,964	—	179,462	(216,658)
Terrace Shops	444,807	1,363	147,398	(257,967)
Woodlands Plaza	429,167	—	121,047	(160,103)
Sugarland Plaza	413,903	222	119,853	(103,137)
500 Lamar (7)	212,752	—	93,741	(113,176)
Brookwood Village	100,880	1,057	27,809	(82,639)

Total	$20,769,376	$498,803	$7,054,073	$(7,785,497)

(1)	Represents base rent for the 12 months ended June 30, 2011 and excludes the impact of straight-line rent and ASC 805-10 adjustments. In the case of triple net or modified gross leases, annualized base rent does not include tenant reimbursements for real estate taxes, insurance, common area or other operating expenses.

(2)	Represents additional property-related income for the 12 months ended June 30, 2011, which includes (i) percentage rent, (ii) other rent (such as sign rent income and satellite dish revenue) and (iii) other property income (such as late fees, default fees, lease termination fees, parking revenue and the reimbursement of general state taxes).

(3)	Represents billed tenant expense reimbursements relating to the 12 months ended June 30, 2011.

(4)	Represents property operating expenses for the 12 months ended June 30, 2011.

(5)	Includes approximately $189,416 of percentage rents and $3,133 of other income, including sign rent and late fees.
(6)	Includes approximately $167,088 of percentage rents.

(7)	We purchased 500 Lamar on December 9, 2010, The Market at Lake Houston on February 25, 2011 and Brookwood Village on May 10, 2011. The above represents earnings and expenses from the date of purchase through June 30, 2011. The table below represents historical earnings and expenses for 500 Lamar, The Market at Lake Houston and Brookwood Village for the 12 months ended June 30, 2011.

		ADDITIONAL		PROPERTY
		PROPERTY	BILLED EXPENSE	OPERATING
	BASE RENT	INCOME	REIMBURSEMENTS	EXPENSES

500 Lamar	$367,834	$—	$146,477	$(167,299)
The Market at Lake Houston (a)	1,576,990	—	495,181	(628,199)
Brookwood Village	690,295	1,057	218,057	(228,333)

Total	$2,635,119	$1,057	$859,715	$(1,023,831)

(a)	Property operating expenses includes $58,000 of property management fees paid to us. As a result of our acquisition of The Market at Lake Houston, we will not earn such fees in the future.

Investment Selection

Our real estate investment strategy focuses on expanding our presence in our core markets of Houston, Dallas, San Antonio and Austin, as well as growing into submarkets within other markets that exhibit our property selection criteria, with the ultimate goal of acquiring, developing and redeveloping additional shopping centers in the major retail corridors of these selected cities. In pursuing this growth strategy, we intend to utilize research-driven investment analysis, disciplined buy/sell decisions and proprietary operating systems. We believe our underwriting expertise and investment processes developed through our long history in Texas can be leveraged in other markets where urban in-fill retail properties are underutilized and affluent submarkets lack well planned and appropriately positioned retail real estate.

We will continue to invest in existing, newly-developed, development stage or undeveloped high-quality shopping centers. In evaluating prospective property investments, our senior management team considers the following factors, among others:

■	average household incomes within a one-mile radius of $100,000, resulting in an affluent population with substantial disposable income;

■	100,000 people within a three-mile radius and additional retail drivers such as favorable daytime employment population, tourism and regional draws;

■	under-retailed, with limited nearby retail properties or land available for retail properties, providing for favorable retail per capita figures as compared to the national and MSA average;

■	physical attributes that provide the best opportunity for our tenants to attract and serve their target customers;

■	positive location based on analysis beyond the raw demographic data to fully understand the site specific factors that will influence traffic;

■	the safety of the shopping center;

■	the suitability for a long-term net lease or a lease that otherwise limits the amount of expenses to be incurred by us;

■	the cash flow expected to be generated by the shopping center;

■	the terms of the proposed leases (including, specifically, provisions relating to rent increases or percentage rent and provisions relating to passing on operating expenses to tenants);

■	the creditworthiness of tenants (based upon the tenants’ most recent audited financial statements or other similar evidence establishing net worth) and the cash flow expected to be generated by the property;

■	the prospects for long-term appreciation of the shopping center;

■	the prospects for long-range liquidity of the investment; and

■	the stability and potential growth of the surrounding community.

We invest in shopping centers that are either currently leased or are to be anchored upon completion of development by national or regional credit-worthy tenants. However, in circumstances deemed appropriate, leases may be with sole proprietor or franchisee operators. We intend to target a leasing mix where anchor tenants consist of 25 to 50% of our portfolio’s GLA. Our anchor tenants are typically leading national or regional supermarket chains such as Kroger, Safeway or H-E-B, a regional supermarket, rather than big box commodity retailers. We will continue to limit the number of long-term big box retail leases within our portfolio. We believe three-to-five year leases with select local and national retailers provide a greater opportunity to increase rental revenue in the near term and over time and reduces our exposure to large scale national retailer bankruptcies. No tenant accounts for more than 9% of our annualized base rent and we actively maintain balanced lease maturities with no more than 15% of annualized base rent expiring in a single year.

We have no minimum financial requirements for tenants. Our tenant financial requirements vary depending upon individual circumstances within the property and with respect to the existing leases. With respect to the credit of a prospective tenant, we will evaluate the party’s creditworthiness in terms of its most recent audited financial statements, its general credit history, any trends exhibited by its credit rating, appropriate references, if available, the type of business in which it engages, the size and scope of its business, the length of its operating history, the background and experience of its management and similar types of factors.

Prior to the purchase of a shopping center, we conduct environmental due diligence to ascertain that all conditions imposed by a lender loaning funds towards the acquisition of such property, if applicable, have been satisfied and that all conditions imposed by the title insurer which exclude coverage due to environmental conditions are either removed, waived or found acceptable by a majority of our board of directors. Where neither lender nor title insurer conditions raise issues regarding environmental due diligence, we may, nevertheless, require certain protective representations and indemnification from the seller of a property, including a satisfactory Phase I environmental study of the property site.

We compete for both investment opportunities and the operation of our properties with other real estate investors (both domestic and foreign), including other REITs and limited partnerships which have investment objectives similar to ours and which are likely to have greater resources than us. Management continually monitors the real estate market in order to identify potential desirable property acquisitions and advantageous disposition opportunities for our properties.

We plan to explore possible acquisitions of shopping centers in whole or partial exchange for our equity securities. We have authority to issue additional shares or other securities in exchange for properties and other valid consideration and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future. We have authorized shares of preferred stock but have not issued any preferred stock.

Leasing

Selecting properties with high-quality tenants and mitigating risk by diversifying our tenant base is at the forefront of our acquisition and leasing strategy. Our internal leasing team identifies and qualifies prospective tenants, assists in the negotiation of the leases, provides statements as to the income and expense applicable to each such properties, receives and deposits monthly lease payments, periodically verifies tenant payment of real estate taxes and insurance coverage and periodically inspects such properties and tenants’ sales records, where applicable. We, however, pay no property management fees or advisory fees. The tenants will be responsible, at their expense, for day-to-day oversight and maintenance of the properties.

Advised Funds

Since 1995, AmREIT and its predecessors have raised 20 advised funds targeting third-party equity capital, 12 of which have been fully liquidated and eight of which currently have properties in operation under our management. As of June 30, 2011, we managed three institutional joint ventures and five high net worth advised funds, which we collectively refer to as our advised funds. Our institutional partners are J.P. Morgan Investment Management and AEW Capital. As of June 30, 2011, our advised funds owned 19 properties totaling approximately 2.3 million square feet of GLA with an undepreciated book value of over $495 million.

We utilize our personnel to provide a fully integrated range of advisory services to our advised funds including leasing, financing, acquiring and disposing of properties. Through our advised funds, we are able to (i) better match our capital with our property pipeline and (ii) generate fee income from providing asset and property management services, as well as construction management for development and redevelopment projects. As a sponsor, we typically structure investments such that the limited partners receive 99% of the available cash flow until 100% of their original invested capital has been returned and a preferred return has been met. Once this has been achieved, the general partner begins sharing in the available cash flow at various promote levels. We invest in the limited partnerships that we manage as both the general partner and as a minority limited partner.

Income from our advised funds is earned by AmREIT Realty Investment Corporation, or ARIC, which is one of our taxable REIT subsidiaries. ARIC contributes significantly to our profitability by generating brokerage, leasing, property management, construction management and development fee income. ARIC also provides comprehensive development and construction services from site selection and design through building completion for our tenants.

Acquisition Process from Advised Funds

High Net Worth Advised Funds
We own 100% of the general partner of each of our high net worth advised funds. As the sole owner of the general partner of each of the high net worth advised funds and the exclusive operator of each of the properties owned in whole or in part by the advised funds, we believe that our advised funds provide us with a pipeline of acquisition opportunities in our core markets. Our board of directors has adopted a policy with respect to acquisitions from our high net worth advised funds, pursuant to which we will acquire any property from one of our high net worth advised funds at market value, as determined by an independent appraisal process. Specifically, each of AmREIT and the selling fund, at its sole cost, is required to appoint a real estate appraiser to conduct an independent appraisal of the property, which appraisal shall be completed no later than 30 days after the two appraisers are appointed. If the two appraised values are within five percent of each other, the market value of the property is deemed to be the mean of the two appraisals. If the two appraisals are more than five percent apart, a third appraiser must be appointed by the two existing appraisers, and the third appraiser has 30 days to complete its appraisal of the property. Upon completion of the third appraisal, if the low appraisal and/or the high appraisal are/is more than five percent lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal is disregarded. If only one appraisal is disregarded, the average of the remaining two appraisals is deemed to be the fair market value. If both the low appraisal and the high appraisal are disregarded as set forth above, the middle appraisal is deemed to be the fair market value.

Institutional Joint Ventures
Pursuant to the agreements with each of our institutional joint venture partners, we, directly or through one of our high net worth advised funds, as applicable, have a buy-sell right to purchase the interest of our joint venture partner at a proposed price equal to the estimated amount of cash that would be distributed to the partner in a liquidation. In response to our offer, the joint venture partner within 30 days may sell its interest to us for the proposed price or purchase our interest for the estimated amount of cash that would be distributed to us in a liquidation based upon the same valuation as our proposed price. The buy-sell is effective beginning after a two-year lock-out period, which has expired for two of the three institutional joint ventures. In addition, if triggered, the joint venture agreements provide us or one of our high net worth advised funds, as applicable, with the right of first offer, for 30 days after proper notice, to purchase the property owned by the joint venture for a price equal to the joint venture partner’s estimate of the fair market value of the property. If, as a result of the exercise of one of the rights described above, one or more of our high net worth funds become the direct owners of a property, we may acquire the property from the fund pursuant to the process described above. See “– High Net Worth Advised Funds.”

Regulatory Matters

General
Our properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of the properties in our portfolio has the necessary permits and approvals to operate its business.

Environmental Regulations
Under various federal, state, and local environmental laws, ordinances, and regulations, a current or former owner or operator of real property may be liable for the cost to remove or remediate hazardous or toxic substances, wastes, or petroleum products at, on, under, from, or in such property. These costs could be substantial and liability under these laws may attach whether or not the owner or operator knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred (i.e., the liability may be joint and several). In addition, third parties may sue the current or former owner or operator of a property for damages based on personal injury, natural resources, or property damage and/or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to redevelop, sell, or lease the property or borrow using the property as collateral. In addition, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so.

Some of our properties are adjacent to or near other properties used for industrial or commercial purposes or that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. Releases from these properties could impact or properties. In addition, certain of our properties are currently used, have been used, and may be used in the future by others, including former owners or tenants of our properties, for commercial or industrial activities, e.g., gas stations and dry cleaners, that may release petroleum products or other hazardous or toxic substances at our properties or to surrounding properties.

We have obtained Phase I Environmental Site Assessments or similar environmental audits from an Independent environmental consultant for substantially all our properties. A Phase I Environmental Site Assessment is a written report that identifies existing or potential environmental conditions associated with a particular property. These environmental site assessments generally involve a review of records, interviews and visual inspection of the property; however, they have a limited scope (e.g., they do not include soil sampling or ground water analysis) and may not reveal all potential environmental liabilities. Further, material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose additional material environmental liability beyond what was known at the time the site assessment was conducted. While environmental assessments conducted prior to acquiring our properties have not revealed, nor are we aware of, any environmental liability that we believe will have a material adverse effect on our operations, certain properties that we have acquired contain, or contained, uses that could have impacted our properties, including dry-cleaning establishments utilizing solvents or gas stations. Where we believed it was warranted, subsurface investigations or samplings of building materials were undertaken with respect to these and other properties. To date, the costs associated with these investigations and any subsequent remedial measures taken to address any identified impacts have not resulted in material costs. Prior to purchasing property in the future, we plan on conducting Phase I Environmental Site Assessments and other environmental investigations, if warranted.

Our properties and the tenants of our properties are subject to various federal, state and local environmental, health and safety laws, including laws governing the management of wastes, underground and aboveground storage tanks, local fire safety requirements, and local land use and zoning regulations. For example, some of our tenants handle regulated substances or wastes as part of their operations on our properties. Noncompliance with these environmental, health and safety laws could subject us or our tenants to liability. These environmental liabilities could affect a tenant’s ability to make rental payments to us. Moreover, changes in laws could increase the potential costs of compliance with environmental laws, health, or and safety laws, including increasing liability for noncompliance or requiring significant unanticipated expenditures. We are not presently aware of any instances of material non-compliance with environmental, health and safety laws at our properties, and we believe that we have all permits and approvals necessary under current law to operate our properties.

As the owner or operator of real property, we may also incur liability based on various building conditions. For example, buildings and other structures on properties that we currently own or operate or those we acquire or operate in the future contain, may contain, or may have contained, asbestos-containing material, or ACM. Environmental, health and safety laws require that ACM be properly managed and maintained and may impose fines or penalties on owners, operators or employers for non-compliance with those requirements. These requirements include special precautions, such as removal, abatement or air monitoring, if ACM would be disturbed during maintenance, renovation or demolition of a building, potentially resulting in substantial costs. In addition, we may be subject to liability for personal injury or property damage sustained as a result of exposure to ACM or releases of ACM into the environment. We are not presently aware of any material liabilities related to building conditions, including any instances of material non-compliance with asbestos requirements or any material liabilities related to asbestos.

In addition, our properties may contain or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants, or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties.

Americans with Disabilities Act of 1990
Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA might require removal of structural barriers to handicapped access in certain public areas where such removal is “readily achievable.” We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. Noncompliance with the ADA, however, could result in the imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our Initial Properties and to make alterations as appropriate in this respect.

Insurance

We believe that each of our properties are covered by adequate fire, flood, earthquake, wind (as deemed necessary or as required by our lenders) and property insurance, as well as commercial liability insurance. We also carry terrorism insurance at levels we believe are commercially reasonable. We believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss, the cost of coverage and industry practice and, in the opinion of our management, the properties in our portfolio are adequately insured. Furthermore, we believe that our businesses and assets are likewise adequately insured against casualty loss and third-party liabilities. The cost of such insurance is passed through to tenants to the extent possible. We expect to maintain this type of insurance coverage and to obtain similar coverage with respect to any additional properties that we acquire in the future, including the properties in our acquisition portfolio. We will not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. See “Risk Factors – Risks Related to our Business, Operations and Initial Properties – Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flows.”

Competition

We believe that the market for investment grade retail properties and financially stable tenants has historically been extremely competitive and has become even more competitive as a result of the current economic downturn. We compete with an indeterminate number of other real estate investors, including domestic and foreign corporations and financial institutions, publicly-traded and privately-held REITs, private institutional investment funds, investment banking firms, life insurance companies and pension funds, some of which have greater financial resources than we do.

In operating and managing our properties, we compete for tenants based upon a number of factors including, but not limited to, location, rental rates, security, flexibility and expertise to design space to meet prospective tenants’ needs and the manner in which the property is operated, maintained and marketed. As leases at our properties expire, we may encounter significant competition to renew or re-lease space in light of the large number of competing properties within the markets in which we operate. As a result, we may be required to provide rent concessions, incur charges for tenant improvements and other inducements, or we may not be able to timely lease vacant space, all of which would adversely impact our results of operations. In light of the current economic downturn, we have had to utilize rent concessions and undertake tenant improvements to a greater extent than we historically have.

We also face competition when pursuing acquisition, development, redevelopment opportunities. Our competitors may be able to pay higher acquisition, development or redevelopment fees, may have private access to opportunities not available to us and otherwise be in a better position to acquire, develop or redevelop a commercial property. Competition may also have the effect of reducing the number of suitable acquisition, development or redevelopment opportunities available to us, increase the price required to consummate an acquisition, development or redevelopment opportunity and generally reduce the demand for commercial space in our geographic markets. Similarly, should we decide to dispose of an property, we may compete with third-party sellers of similar types of commercial properties for suitable purchasers which may result in our receiving lower net proceeds from a sale or in our not being able to dispose of such property at a time of our choosing due to the lack of an acceptable return.

Employees

As of June 30, 2011, we had 41 full-time employees and two part-time contract personnel. Our employees perform various acquisition, property management, maintenance, renovation, development, and redevelopment functions. We believe that our relationships with our employees are good. None of our employees are represented by a union.

Principal Executive Offices

Our corporate headquarters are located at 8 Greenway Plaza, Suite 1000, Houston, Texas 77046. We have regional offices located in Tampa, Florida and Houston, Texas. We believe that our current offices are adequate for our present and future business and operations although we may open regional offices depending upon the volume and nature of future acquisition, development and redevelopment projects.

Legal Proceedings

From time to time, we may be party to various lawsuits, claims and other legal proceedings arising in the ordinary course of our business. We currently are not a party, as a plaintiff or defendant, in any material litigation or legal proceedings nor, to our knowledge, is any material litigation pending or threatened against us, which, individually or in the aggregate, would be expected to have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

Our board of directors consists of seven directors, a majority of whom are independent within the meaning of the listing standards of the NYSE. Each director will serve until the annual meeting of stockholders at which his one-year term ends and until his successor has been duly elected and qualifies. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws – Our Board of Directors.” Our officers serve one-year terms at the discretion of our board of directors. The following table sets forth our executive officers and directors.

NAME	AGE	POSITION

H. Kerr Taylor *	60	Chairman of the Board of Directors, President and Chief Executive Officer
Chad C. Braun *	39	Executive Vice President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary
Tenel H. Tayar *	41	Senior Vice President and Chief Investment Officer
Charles Scoville	52	Managing Vice President and Director of Leasing/Property Management
Brett Treadwell	42	Managing Vice President – Finance and Chief Accounting Officer
Robert S. Cartwright, Jr. †	61	Director
Philip Taggart †	81	Director
H. L. “Hank” Rush, Jr. †	60	Director
Mack D. Pridgen III †	61	Director
Brent M. Longnecker †	55	Director
Scot J. Luther †	49	Director

*	Indicates our named executive officers
†	Indicates independent directors within the meaning of the NYSE listing standards.

Set forth below are descriptions of the backgrounds and business experience of each of our executive officers and directors and the period of time during which he has served in such position. There are no family relationships among any of the executive officers or directors.

H. Kerr Taylor. As founder, Chairman of our board of directors and Chief Executive Officer, Mr. Taylor is responsible for overseeing the building of our team of professionals, cultivating our “5C” corporate culture, directing our strategic initiatives and expanding our investor and partner relationships. Since founding AmREIT in 1985, Mr. Taylor has led the growth of our team from three to more than 50 professionals, has grown our property portfolio to approximately $1 billion of real estate assets and has increased our investor base to more than 6,000 stockholders and partners. Mr. Taylor is a member of Houston’s Uptown District Board of Directors, a lifetime member of the International Council of Shopping Centers, a past board member of Park National Bank (now Frost Bank) and a member of the Urban Land Institute and Texas Bar Association. Mr. Taylor received a Bachelor of Arts degree from Trinity University, a Masters of Business Administration degree from Southern Methodist University and a Doctor of Jurisprudence degree from South Texas College of Law. Mr. Taylor also pursued post baccalaureate studies at the College of Biblical Studies and Harvard Business School. Mr. Taylor was selected and is qualified to serve as the chairman of our board of directors because of his intimate knowledge of AmREIT and its affiliated companies and his extensive experience within the real estate industry.

Chad C. Braun. As our Executive Vice President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary, Mr. Braun is responsible for leading the corporate finance and accounting team as well as our equity capital and debt structuring initiatives. Mr. Braun has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since 2002 and as our Chief Operating Officer since March 2011. Mr. Braun joined us in 1999 and has helped lead our growth to approximately $1 billion in real estate assets. Prior to joining us in 1999, Mr. Braun served as a manager in the real estate advisory services group at Ernst & Young LLP where he provided extensive consulting and audit services to a number of real estate investment trusts, private real estate companies and other Fortune 500 companies. Mr. Braun is a member of the National Association of Real Estate Investment Trusts, Texas Society of Certified Public Accountants and Investment Program Association. Mr. Braun is a Certified Public Accountant in the State of Texas and received a Bachelor of Business Administration degree in accounting and in finance from Hardin-Simmons University.

Tenel H. Tayar. Mr. Tayar serves as our Senior Vice President and Chief Investment Officer. Mr. Tayar has been with AmREIT since January 2003 and has served in his current positions since 2007. He leads the team responsible for creating and executing the investment strategy for AmREIT and its advised funds. Under Mr. Tayar’s leadership, this team has sourced, negotiated and closed over $700 million in real estate transactions. Mr. Tayar has 16 years of real estate experience. Prior to joining AmREIT, he served as the director of finance at The Woodlands Operating Company where he directed dispositions, construction financing and permanent financing for office, retail, industrial, land and multi-family properties, resulting in over $300 million in real estate transactions. Mr. Tayar is a licensed Texas real estate broker and is a member of the International Council of Shopping Centers and the Urban Land Institute. Mr. Tayar received a Bachelor of Business Administration degree in finance from the University of Texas at Austin and a Masters of Business Administration degree from Southern Methodist University.

Charles Scoville. Mr. Scoville serves as our Senior Vice President and Director of Leasing and Property Management. Mr. Scoville has served in his current positions since joining AmREIT in 2007, and he leads the leasing and property management team for AmREIT’s property and advised fund portfolio. In that capacity, he supervises a team of 10 leasing and property management professionals who are dedicated to enhancing the value of AmREIT properties on a daily basis. Prior to joining AmREIT, Mr. Scoville was vice president of leasing for the southwest region of New Plan Excel Realty Trust, one of the nation’s largest retail REITs. In that capacity, he was responsible for all leasing activities for a portfolio of over 100 shopping centers in seven states. Mr. Scoville began his commercial real estate career in 1980 as a project leasing agent for a Texas-based shopping center development firm. Since then, he has been active in the industry in various roles including acquisitions, dispositions, development, and property management in addition to leasing. Mr. Scoville is a Certified Shopping Center Manager and a licensed Texas Real Estate Broker, and is an active member of the International Council of Shopping Centers. Mr. Scoville received a Bachelor of Business Administration degree with a concentration in real estate from Southern Methodist University.

Brett P. Treadwell. Mr. Treadwell serves as our Managing Vice President – Finance and Chief Accounting Officer. Mr. Treadwell has served in his current positions since joining AmREIT in 2004, and he is responsible for leading AmREIT’s financial reporting team as well as assisting in establishing and executing AmREIT’s strategic financial initiatives. He oversees our filings with the SEC, our periodic internal reporting to management and our compliance with the Sarbanes-Oxley Act of 2002. Mr. Treadwell has over 20 years of accounting, financial and SEC reporting experience and prior to joining us, he served as a senior manager with Arthur Andersen LLP and most recently with PricewaterhouseCoopers, LLP. He has provided extensive audit services, regularly dealt with both debt and equity offerings for publicly traded and privately owned clients in various industries and has strong experience with SEC reporting and registration statements and offerings. Mr. Treadwell is a member of the National Association of Real Estate Investment Trusts and Texas Society of Certified Public Accountants. Mr. Treadwell graduated Magna Cum Laude from Baylor University with a Bachelor of Business Administration degree and subsequently earned the CPA designation.

Robert S. Cartwright, Jr. Mr. Cartwright has been a director of AmREIT or one of our predecessors since 1993 and currently serves as the Chairman of our nominating and corporate governance committee. Mr. Cartwright is a Professor of Computer Science at Rice University. Mr. Cartwright earned a bachelor’s degree magna cum laude in Applied Mathematics from Harvard College (Phi Beta Kappa) in 1971 and a doctoral degree in Computer Science from Stanford University in 1977. Mr. Cartwright has been a member of the Rice faculty since 1980 and twice served as department Chair. Mr. Cartwright has compiled an extensive record of professional service. He is a Fellow of the Association for Computing Machinery (ACM) and a member of the Computer Science Advisory Committee for Prairie View A&M University. He served on the ACM Education Board from 1997 to 2007 and the board of directors of the Computing Research Association from 1994 to 2000. Mr. Cartwright has served as a charter member of the editorial boards of two professional journals and has also chaired several major ACM conferences. From 1991 to 1996, he was a member of the ACM Turing Award Committee which selects the annual recipient of the most prestigious international prize for computer science research. Mr. Cartwright’s knowledge of AmREIT, experience as a member of our board of directors and extensive educational and business experience contribute to the mix of qualifications and experience the board of directors seeks to maintain.

Philip Taggart. Mr. Taggart has been a director of AmREIT or one of our predecessors since 2000. Mr. Taggart currently serves on the boards of directors of International Expert Systems, Inc. and Wave Imaging Technology, Inc., and served on the board of directors of the Foundation of Texas State Technical College for 10 years. Mr. Taggart has specialized in investor relations activities since 1964 and is the President and Chief Executive Officer of Taggart Financial Group, Inc., an investment adviser firm registered in the State of Texas. He is the co-author of the book “Taking Your Company Public” and has provided communications services for 58 initial public offerings, more than 200 other new issues, 210 mergers and acquisitions, 3,500 analyst meetings and annual and quarterly reports for over 25 years. A distinguished alumnus of the University of Tulsa, he also has been a university instructor in investor relations at the University of Houston. Mr. Taggart’s knowledge of AmREIT, experience as a member of our board of directors and extensive investor and public relations experience for public and private companies contribute to the mix of qualifications and experience the board of directors seeks to maintain.

H. L. “Hank” Rush, Jr. Mr. Rush has been a director of AmREIT or one of our predecessors since 2006 and currently serves as our Lead Independent Director. In 2008, Mr. Rush was appointed to serve as the President and Chief Executive Officer of The Star of Hope Mission, Houston’s 102 year old mission to Houston’s homeless. This role answers a life-long desire to serve in full-time ministry while utilizing the business skills developed in his professional life. From 2005 to 2008, Mr. Rush served as Executive Vice President and Chief Operating Officer, President and Chief Executive Officer, and as a member of the Compensation committee of the board of directors of PropertyInfo Corporation, a wholly-owned subsidiary of Stewart Information Services Corp. PropertyInfo Corporation provides real estate information and online software tools for the title, realtor, lender, builder/developer and government sectors of the real estate industry. Mr. Rush has over 20 years of senior executive and start-up management experience in IT development and outsourcing, residential and commercial construction and energy. Prior to joining PropertyInfo Corporation, Mr. Rush served as chairman and co-founder of EC Power, Inc., an Internet transaction services company, for ten years. In addition, he founded and served for eight years as President and Chief Executive Officer of a high-end residential construction company in Houston and served as a senior executive with BMC Software, Inc., where he managed the initial phase of BMC’s new headquarters land acquisition and construction. Texas Eastern Corp., now a part of Duke Energy, was his professional home for almost 17 years prior to his move to BMC. Mr. Rush’s knowledge and experience as a President, Chief Executive Officer and Chief Operating Officer of a variety of different companies, combined with his experience and knowledge of AmREIT contribute to the mix of qualifications and experience the board of directors seeks to maintain.

Mack D. Pridgen III. Mr. Pridgen has been a director of AmREIT or one of our predecessors since 2007 and currently serves as the audit committee Chair. From 1997 until March 2007, Mr. Pridgen served as general counsel, vice president and secretary of Highwoods Properties, Inc. (NYSE:HIW), a commercial real estate investment trust that owns and operates primarily suburban office properties, as well as industrial, retail and residential properties. Prior to joining Highwoods Properties, Inc., Mr. Pridgen was a partner with Smith, Helms, Mulliss and Moore, LLP, with a specialized focus on the tax, corporate and REIT practices. Mr. Pridgen also served as a tax consultant for Arthur Andersen & Co. for 15 years. Mr. Pridgen received his Bachelor of Business Administration and Accounting degree from the University of North Carolina at Chapel Hill and his law degree from the University of California at Los Angeles School of Law. Mr. Pridgen’s knowledge and experience in the area of accounting and tax, especially for REITs, his experience as a former executive with a publicly-traded REIT, and his knowledge of AmREIT contribute to the mix of qualifications and experience the board of directors seeks to maintain.

Brent M. Longnecker. Mr. Longnecker has been a director of AmREIT or one of our predecessors since 2007 and currently serves as the Compensation committee Chair. Mr. Longnecker also serves as a director and on the audit and compensation committees for Momentum Healthcare Services, Inc. and ATP Oil and Gas Corporation. Since 2003, Mr. Longnecker has served as President of Longnecker & Associates, an executive compensation and corporate governance consulting firm. From June 1999 to 2003, Mr. Longnecker served as president of Resources Consulting Group, and executive vice president of Resources Connection. Mr. Longnecker has over 20 years of consulting experience, including as National Principal-In-Charge for the Performance Management and Compensation Consulting Practice of Deloitte & Touche and as partner at KPMG Peat Marwick. Mr. Longnecker’s consulting experience includes working with real estate companies, including publicly traded companies, on corporate governance issues and on the management of their assets. Mr. Longnecker received Bachelor of Business

Administration and Masters of Business Administration degrees from the University of Houston. Mr. Longnecker’s knowledge and experience in the area of executive compensation and corporate governance with both public and private real estate companies and REITs, and his knowledge of and experience with AmREIT contribute to the mix of qualifications and experience the board of directors seeks to maintain.

Scot J. Luther. Mr. Luther has been a director of AmREIT or one of our predecessors since 2007. Since 2003, Mr. Luther has served as president and sole owner of Luther Properties, LLC, a commercial real estate development company that develops and manages retail property. During the past eight years, Luther Properties, LLC has acquired and developed 22 retail and medical properties totaling over 250,000 square feet in three states. Prior to the formation of Luther Properties, LLC, Mr. Luther spent a combined 12 years as director of acquisitions for CenterAmerica Property Trust, a Morgan Stanley-owned real estate investment trust and as leasing executive at Weingarten Realty Investors, a publicly traded REIT (NYSE:WRI). Mr. Luther received his Bachelor of Finance and Masters in Land Economics & Real Estate degrees from Texas A&M University in College Station, Texas and a law degree from South Texas College of Law in Houston, Texas. Mr. Luther’s knowledge and experience in the real estate industry contribute to the mix of qualifications and experience the board of directors seeks to maintain.

Qualifications of Directors

When considering whether our director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our operational and organizational structure, the nominating and corporate governance committee and the board of directors focused primarily on the information discussed in each of the director nominees’ individual biographies set forth above and on the following particular attributes:

■	Independence as a director and any potential conflicts of interest	■	The required and appropriate expertise when combined with other board members
■	Significant level of experience in situations that have demonstrated strong character qualities within a business leadership role	■	Possesses the ‘5C’ elements of core values, character, competence, communication and community
■	Has a wide variety of successful business and personal experiences	■	Any other factors that the board of directors deems appropriate

Our directors have presided during periods in which we have operated as a private company and as a public company, traded on the American Stock Exchange, in addition to overseeing our role as general partner for our advised funds. Since 2000, we have raised approximately $170 million of equity capital, and our advised funds have raised approximately $250 million of equity capital. During our history, we have generated both positive and negative returns for our stockholders and fund investors. In particular, we have operated during periods of severe industry downturn, such as the late 1990s and the period following September 11, 2001, in which our stockholders and investors may have experienced a decline in the value of their equity or contributed capital.

Corporate Governance Profile

We are dedicated to establishing and maintaining the highest standards of corporate governance. Our board of directors has implemented corporate governance measures that are designed to serve the long-term interests of our stockholders and to further align the interests of executive officers and directors with our stockholders. Measures approved by the board of directors, including through the adoption of a Code of Business Conduct and Ethics and Corporate Governance Guidelines and other policies, include, but are not limited to, the following:

■	prohibiting the re-pricing of options issued pursuant to our incentive plan;

■	of the seven persons who currently serve on our board of directors, six have been affirmatively determined by our board of directors to be independent for purposes of the NYSE’s listing standards and Rule 10A-3 under the Exchange Act;

■	scheduling executive sessions of the non-management directors on a regular basis;

■	conducting annual evaluations of our board of directors, its constituent committees and individual directors;

■	establishing share ownership guidelines for our executive officers and directors;

■	requesting that directors visit our properties every year;

■	limiting members of our audit committee to service on not more than two other public company audit committees without the prior approval from our board of directors;

■	adopting a Pre-Approval Policy for audit and non-audit services rendered by our independent auditors;

■	limiting our Chief Executive Officer’s service to not more than two other public company boards of directors;

■	adopting formal charters for the constituent committees of our board of directors;

■	annually reviewing and, if necessary, revising our existing committee charters;

■	we have opted out of the Maryland business combination and control share acquisition statutes; and

■	we do not have a stockholder rights plan.

Board of Directors

Pursuant to our charter and our bylaws, our business, property and affairs are managed under the direction of our board of directors. Directors are kept informed of our business through discussions with the Chairman and our other executive officers, by reviewing materials provided to them and by participating in meetings of our board of directors and its constituent committees. Directors have complete access to our executive officers and our independent auditors. Our board of directors and each of its constituent committees also have the authority to retain, at AmREIT’s expense, outside counsel, consultants or other advisors in the fulfillment of their duties.

Independence of Directors

Pursuant to our Corporate Governance Guidelines, which require that a majority of our directors be “independent” as the term is defined by the NYSE listing standards, our board of directors has reviewed the independence of each of our directors. During this review, our board of directors considered all transactions that occurred and all relationships that existed during 2010 between AmREIT and each director or any member of his or her immediate family. The purpose of this review is to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent pursuant to the NYSE listing standards.

As a result of this review, our board of directors affirmatively determined that each of our directors are, with the exception of Mr. Taylor, independent.

Committees of the Board of Directors

The board of directors has established permanent committees that have certain responsibilities for our governance and management. These committees are the audit committee, compensation committee, and nominating and corporate governance committee. The board of directors has adopted charters for the audit committee, compensation committee and nominating and corporate governance committees which can be found on the Stockholder Relations page of our corporate website at www.amreit.com under the heading “Corporate Governance.” AmREIT will also provide a copy of these charters to any stockholder, without charge, upon written request to our Secretary, Chad C. Braun, at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

The board of directors has determined that our audit committee is comprised entirely of directors who meet the independence and financial literacy requirements of the NYSE listing standards and that Mr. Pridgen, the Chairman of the audit committee, is an “audit committee financial expert” as defined by the rules of the SEC. In addition, the board of directors has determined that our compensation and nominating and corporate governance committees are comprised entirely of directors who meet the independence requirements of the NYSE listing standards. The current membership of each constituent committee of the board of directors is set forth below.

NOMINATING AND
CORPORATE
	AUDIT	COMPENSATION	GOVERNANCE
NAME	COMMITTEE	COMMITTEE	COMMITTEE

H. Kerr Taylor (1)
Robert S. Cartwright, Jr.	X		Chairman
Philip Taggart	X	X
H. L. “Hank” Rush, Jr. (2)		X
Mack D. Pridgen III	Chairman
Brent M. Longnecker		Chairman	X
Scot J. Luther			X

(1)	Chairman of the board of directors.
(2)	Lead Independent Director.

Audit Committee

The audit committee’s responsibilities include preparing the audit committee report for inclusion in our annual proxy statement, reviewing the audit committee charter and the audit committee’s performance, and providing assistance to our board of directors in fulfilling its responsibilities with respect to the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications, performance and independence and the performance of our internal audit function. In addition, the audit committee has the authority to recommend to the board of directors the selection of the independent registered public accounting firm which reports directly to the audit committee, approve the engagement fee of such firm and pre-approve the audit services and any permitted non-audit services that the firm may provide to us. Further, our audit committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to our audit and internal controls. The audit committee also oversees investigations into complaints concerning financial matters. During 2010, our audit committee met four times. In addition to its regular quarterly meetings, our audit committee also holds separate executive sessions, outside the presence of senior management, with our independent auditors on a quarterly basis.

Compensation Committee

The compensation committee’s responsibilities include reviewing management’s recommendations and advising management and the board of directors on the Company’s overall compensation philosophy, reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer and other executive officers’ compensation, evaluating the performance of our Chief Executive Officer and other executive officers in light of our corporate goals and objectives and recommending to the independent directors the compensation level for each such person, reviewing and recommending to our board of directors any changes in incentive compensation and equity-based compensation plans and establishing such processes and procedures as the committee deems appropriate for assessing the appropriate level of risk in our compensation policies and practices for its employees. The compensation committee may delegate its responsibilities to a sub-committee comprised solely of its members and may retain consultants or advisors to assist it in carrying out its duties. During 2010, the compensation committee met three times.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s duties include adopting criteria for recommending candidates for election or re-election to our board of directors and its constituent committees, retaining consultants or advisors to assist in the identification or evaluation of director nominees, considering issues and making recommendations regarding the size and composition of the membership our board of directors. During 2010, the nominating and corporate governance committee met one time.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all directors, executive officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We have posted this document on the Stockholder Relations page of our corporate website at www.amreit.com under the category “Corporate Governance.” AmREIT will also provide a copy of this document to any person, without charge, upon written request to 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attention: Chad C. Braun, Secretary. The purpose of the Code of Business Conduct and Ethics is to (i) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; and (iii) promote compliance with all applicable rules and regulations that apply to AmREIT and our directors and executive officers. Any waiver of or amendment to the Code of Business Conduct and Ethics for an executive officer or director will be promptly disclosed to stockholders by posting such information on our corporate website.

Corporate Leadership Structure

Since our inception, Mr. Taylor has served as Chairman of our board of directors and Chief Executive Officer. The board of directors believes that our consolidated leadership structure is in the best interests of our stockholders because it provides an efficient and effective management model which fosters direct accountability, effective decision-making and alignment of corporate strategy between our board of directors and management. Because we have combined the role of Chairman and Chief Executive Officer, Mr. Rush, one of our independent directors, serves as the lead independent director for all meetings. Mr. Rush presides at all executive sessions of the board of directors, consults with Mr. Taylor regarding agendas for meetings of the board of directors and its constituent committees and acts as a liaison to facilitate teamwork and communication between our executive officers and the independent directors.

Board Oversight of Risk

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of risks applicable to us. Our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. At the committee level, (i) the audit committee oversees the management of accounting, financial, legal and regulatory risks; (ii) the compensation committee oversees the management of risks relating to our executive compensation program; and (iii) the nominating and corporate governance committee oversees the management of risks associated with the independence of the members of the board of directors and potential conflicts of interest. While each committee is directly responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is generally responsible for and is regularly informed through committee reports about such risks and any corresponding efforts designed to mitigate such risks.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program
The compensation committee is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. The compensation committee ensures that the total compensation paid to our executive leadership team is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to members of our executive leadership team, including the named executive officers, are similar to those provided to other executive officers of other REITs. The following Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and the Chief Investment Officer, whom we refer to collectively as our named executive officers, as determined in accordance with applicable SEC rules

Compensation Objectives and Philosophy
The compensation committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. The compensation committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the compensation committee believes that executive compensation packages provided by us to our executives, including our named executive officers, should include both cash and share-based compensation that reward performance as measured against established goals.

The compensation committee believes that measures such as FFO and growth in assets play an important part in setting compensation; however, the compensation committee also recognizes that often outside forces beyond the control of management, such as economic conditions, capital market conditions, changing retail and real estate markets and other factors, may contribute to less favorable near-term results. The compensation committee also strives to assess whether management is making appropriate strategic decisions that will allow us to succeed over the long term and build long-term stockholder value. These may include ensuring that we have the appropriate leasing pipelines to ensure a future stream of recurring and increasing revenues, assessing our risks associated with real estate markets and tenant credit, managing our debt maturities, and determining whether our staffing and general and administrative expenses are appropriate given our projected operating requirements.

Role of Executive Officers in Compensation Decisions
The compensation committee makes compensation decisions with respect to the compensation of Mr. H. Kerr Taylor, our Chairman, President and Chief Executive Officer, and establishes the general parameters within which he establishes the compensation for our other named executive officers and management team. The compensation committee also approves recommendations regarding equity awards to all of our other officers and employees.

Mr. Taylor reviews the performance of our other named executive officers and management team annually, and makes recommendations to the compensation committee with respect to salary adjustments and annual award amounts. The compensation committee can exercise its discretion in modifying any recommended adjustment or award. The compensation committee also reviews the performance of our executive officers.

Peer Groups for Executive Compensation Purposes
The compensation committee used the 2010 NAREIT Compensation and Benefits Survey and the 2010 National Real Estate Compensation and Benefits Survey prepared by CEL & Associates, Inc., or the Compensation Surveys, as well as SEC filings from the below peer group companies to assist it in considering compensation for our executive officers. Among other items, the Compensation Surveys provided company specific, sector specific and position specific compensation information including base salary, total annual cash compensation and long term compensation for various percentiles. The compensation committee relied on the Compensation Surveys to provide it with relevant market compensation data for our executive officers compared to the peer companies, sector averages and position averages in order to make compensation decisions for our executive officers. The information provided from the various REITs was based upon 2009 compensation data which was the most recent available data at such time.

The initial REIT peer group had total capitalization ranging from approximately $900 million to $4 billion. Our total capitalization at that time was $900 million, including $450 million of total capitalization in our advised funds through our asset advisory group. Accordingly, we further refined the peer group for compensation purposes to those companies that more closely approximated our total capitalization. Therefore, the following REITs, whose total capitalization ranged from approximately $680 million to $1.4 billion, comprised our peer group:

■	Urstadt Biddle Properties Inc.

■	Ramco – Gershenson Properties Trust

■	Cedar Shopping Centers, Inc.

As our peer group still has a greater capitalization than AmREIT, we have further discounted our compensation metrics in order to more appropriately compare to the peer group. As we are able to grow our capitalization in relation to the peer group, it is anticipated that this additional discount will be reduced and that, as our total capitalization becomes more comparable, we will not utilize the discount.

Total Compensation
In setting compensation for our named executive officers and management team, the compensation committee focuses on total annual compensation as well as the components of total annual compensation. For this purpose, total annual compensation consists of base salary, cash incentives at target levels of performance and long-term equity incentive compensation in the form of restricted stock. In setting the total annual compensation for our executive officers, the compensation committee evaluates market data provided by the Compensation Surveys and information on the performance of each executive officer for the prior year and as compared to the peer group. This evaluation is comprised of both quantitative assessment as well as qualitative assessment. In order to remain competitive in the marketplace for executive talent, the target levels for the total annual compensation of our named executive officers and management team are set to the average of the peer group. We believe that this is an appropriate target that contemplates both the quantitative and qualitative elements of each position and rewards for performance. In addition, each executive officer has corporate level quantitative goals, qualitative strategic goals and team oriented goals. The compensation committee believes that this approach allows us to attract and retain skilled and talented executives to guide and lead our business and supports a “pay for performance” culture. Additionally, to ensure that the company was aligned with stockholders, the named executive officers and management team subordinated 100% of their cash incentives to achieving the corporate FFO goal of $0.56 per share. Our 2010 target total compensation was comprised of the following components:

■	base salary: 38.5% of target total compensation

■	cash incentives: 30.6% of target total compensation

■	equity incentives: 30.9% of target total compensation

Annual Cash Compensation
In order to remain competitive in the marketplace for executive talent, the targeted levels for the total annual compensation of our named executive officers and management team are set to the average of the peer group, and then discounted for size.

Base Salary. Each of our executive officers receives a base salary to compensate him for services performed during the year. When determining the base salary for each of our executive officers, the compensation committee considers the market levels of similar positions, discounted for size, at the peer group companies through the data provided to them by the Compensation Surveys, the performance of the executive officer, the experience of the executive officer in his position, and the other components of compensation and total compensation. The base salaries of our executive officers are established by the terms of their employment agreements. The executive officers are eligible for annual increases in their base salaries as determined by the compensation committee. The base salaries paid to our executive officers in 2010 are set forth below in the “Executive Compensation – Summary Compensation Table.”

Annual Non-Equity Compensation. The compensation committee’s practice is to provide a significant portion of each executive officer’s compensation in the form of an annual cash bonus. These annual bonuses are primarily based upon quantifiable company performance objectives. This practice is consistent with our compensation objective of supporting a performance-based environment. The compensation committee makes an annual determination as to the appropriate split between company-wide and executive specific goals based upon its assessment of the appropriate balance. Each year, the compensation committee sets for the executive officers the threshold target and maximum bonus that may be awarded to those officers if the threshold goals are achieved.

For 2010, the compensation committee established the following goals for Mr. Taylor and set a target bonus of 100% of base salary:

		% OF		INCENTIVE PAID,
		COMPANY		AS PERCENTAGE
2010 GOAL	2010 ACTUAL	GOAL	% ATTAINED	OF BASE SALARY

Increase FFO to $0.56	$0.57	50%	100%	35.7%
Strategic initiatives and advancement – Vision 2012	Created and implemented Vision 2012	25%	100%	17.8%
Successfully execute established debt & equity plans	Partially achieved	25%	90%	16.0%

For 2010, the compensation committee established the following goals for Mr. Chad C. Braun, our executive vice president, chief financial officer, treasurer and secretary:

		% OF		INCENTIVE PAID,
		COMPANY		AS PERCENTAGE
2010 GOAL	2010 ACTUAL	GOAL	% ATTAINED	OF BASE SALARY

Increase FFO to $0.56	$0.57	40%	100%	33.6%
Successfully execute established debt & equity plans	Partially Achieved	30%	90%	22.7%
Establish & execute communication plan – internal & external	Partially Achieved	10%	90%	7.6%
Strategic initiatives and advancement – Vision 2012	Created and implemented Vision 2012	10%	100%	8.4%
Reduce department costs per budget by 5%	Achieved	5%	100%	4.2%
Evidence all “A” players on team	Achieved	5%	100%	4.2%

For 2010, the compensation committee established the following goals for Mr. Tenel H. Tayar, our Senior Vice President and Chief Investment Officer:

		% OF		INCENTIVE PAID,
		COMPANY		AS PERCENTAGE
2010 GOAL	2010 ACTUAL	GOAL	% ATTAINED	OF BASE SALARY

Increase FFO to $0.56	$0.57	30%	100%	27.0%
Successfully execute established debt & equity plans	Partially Achieved	20%	90%	18.0%
Create joint venture with 3rd party institution	Achieved	15%	100%	13.5%
Real Estate dept. perform to budget plus $500,000	Achieved	15%	100%	13.5%
Strategic initiatives and advancement – Vision 2012	Created and implemented Vision 2012	10%	100%	9.0%
Evidence all “A” players on team	Achieved	5%	100%	4.5%
Build CTL pipeline	Not Achieved	5%	0%	0.0%

Based upon actual achievements, the compensation committee awarded Mr. Taylor $243,750, an amount which was 97.5% of his potential bonus, Mr. Braun $159,700, which was 96% of his potential bonus and Mr. Tayar $162,450, which was 95% of his potential bonus.

Long-Term Incentive Compensation
We award long-term equity incentive grants to our executive officers as part of our overall compensation package. These awards are consistent with our policies of fostering a performance-based environment and aligning the interests of our senior management with the financial interests of our stockholders. When determining the amount of long-term equity incentive awards to be granted to our executive officers, the compensation committee considered, among other things, the following factors, based upon current year performance and three-year historical performance: our business performance, such as growth in FFO and performance of real estate assets (including but not limited to occupancy, same property net operating income, growth and leasing spreads); the responsibilities and performance of the executive, such as how they performed relative to their delineated goals; value created for our stockholders, such as total stockholder return (defined as distributions plus capital appreciation for a given year or period) compared to sector average and net asset value; strategic accomplishment, such as identifying strategic direction for us; and direction of us and other market factors, such as navigating the current economic recession and the strength of the balance sheet and debt maturities.

We compensate our executive officers for long-term service to us and for sustained increases in our share performances through grants of restricted shares. Historically these shares have vested ratably over four years for the Chief Executive Officer and 70% in the fifth year and 15% in each of the sixth and seventh years for the Chief Financial Officer. Currently, all restricted share grants for both the Chief Executive Officer and Chief Financial Officer vest over a seven-year period, which the compensation committee believes appropriately aligns the interest of senior management with that of the stockholders. The aggregate value of the long-term incentive compensation granted is based upon established goals set by the compensation committee, including an assessment of FFO as compared to budgeted or targeted goals; FFO growth year over year as compared against the peer group; the identification of strategic initiatives, their execution and the anticipated long term benefits to stockholders; and overall stockholder value and performance based upon the above metrics and in relation to the peer group performance.

The compensation committee determines the number of restricted shares and the period and conditions for vesting. The compensation committee awarded equity compensation to our executive officers and senior management team based primarily on the strategic initiatives and decisions made during 2010 surrounding our Vision 2012 strategic plan and the operating performance and success achieved during 2010. The Chief Executive Officer received 45,900 restricted shares that vest over seven years, the Chief Financial Officer received 9,500 restricted shares that vest over seven years, and the Chief Investment Officer received 7,000 restricted shares that vest over seven years.

The following table provides information with respect to compensation plans under which our equity securities are authorized for issuance as of December 31, 2010.

		WEIGHTED AVERAGE	NUMBER OF SECURITIES
	NUMBER OF SECURITIES TO BE	EXERCISE PRICE OF	REMAINING AVAILABLE FOR
	ISSUED UPON EXERCISE OF	OUTSTANDING	FUTURE ISSUANCES UNDER
PLAN CATEGORY	OUTSTANDING OPTIONS	OPTIONS	EQUITY COMPENSATION PLANS

Equity compensation plans approved by security holders	—	—	3,288,739 (1)
Equity compensation plans not approved by security holders	—	—	—
TOTAL			3,288,739 (1)

(1)	Includes 2,000,000 shares of our Class A common stock previously reserved under our 2007 Independent Directors Stock Incentive Plan, which plan was terminated by our board of directors on June 10, 2011. As such, the 2,000,000 shares previously reserved under our 2007 Independent Directors Stock Incentive Plan are no longer available for future issuance under any equity compensation plan. Also includes 1,288,739 shares of our Class A common stock available for issuance under our 1999 Flexible Incentive Plan. Prior to the completion of this offering, we intend to amend this plan so that all future awards are in or related to Class B common stock.

Perquisites and Other Personal Benefits
We provide our executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

We maintain a 401(k) retirement savings plan for all of our employees on the same basis, which provides matching contributions at the rate of 50% of the employees’ contributions, not to exceed 2% of those salaries. Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

We have entered into employment agreements with our senior executive officers, which provide severance payments under specified conditions within one year following a change in control. These severance agreements are described below under “Employment Agreements.” We believe that these agreements help us to retain executives who are essential to our long-term success.

Other Compensation Policies
Equity Grant Practices. All equity-based compensation awards to our executive officers are made under our 1999 Flexible Incentive Plan which our stockholders approved. Our equity awards are determined and granted in the first quarter of each year, at the same time as management and the compensation committee conclude their evaluation of the performance of our senior executives as a group and each executive individually. In addition and from time to time, additional equity awards may be granted in connection with new hires or promotions. We have never granted options.

Employment, Severance and Change of Control Agreements. We do, from time to time, enter into employment agreements with some of our senior executive officers, which we negotiate on a case-by-case basis in connection with a new employment arrangement or a new agreement governing an existing employment arrangement. Otherwise, our senior executives and other employees serve “at will.” Except as may be provided in these employment agreements or pursuant to our compensation plans generally, we have not entered into any separate severance or change of control agreements. For those of our senior executives who have employment agreements, these agreements generally provide for a severance payment for termination by us ‘without cause’ or by the executive with ‘good reason’ (each as defined in the applicable employment agreement and further described below under “– Employment Agreements”) and change of control payments if employment is terminated following a change of control (as defined in the applicable employment agreement and further described below under “– Employment Agreements”) in the range of one to two times the applicable executive’s annual salary and bonus. In addition, the employment agreements generally provide that equity grants will vest automatically on a change of control. These change of control arrangements are designed to compensate management in the event of a fundamental change in the company, and to provide an incentive to these executives to continue with us at least through such time. A more complete description of employment agreements, severance and change of control arrangements pertaining to named executive officers is set forth under “– Employment Agreements.”

Deductibility of Executive Compensation. Section 162(m) of the Code generally limits our ability to deduct, for federal income tax purposes, compensation in excess of $1 million to certain of our executive officers. However, certain performance-based compensation that is approved by our stockholders and that meets certain other requirements is not subject to Section 162(m). We currently have an incentive plan under which we may provide performance-based compensation which would not be subject Section 162(m). We did not pay any compensation during 2010, the deductibility of which would be limited by Section 162(m). We believe that, because we qualify as a REIT under the Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our federal income tax liability. However, to the extent that compensation does not qualify for deduction under

Section 162(m), our stockholders may recognize, for federal income tax purposes, a larger portion of our distributions as ordinary income rather than as a return of capital. We do not believe that Section 162(m) will materially affect the tax liabilities of our stockholders resulting from our distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the compensation committee’s compensation policy and practices are not directly governed by Section 162(m).

2010 Summary Compensation
The following table sets forth certain summary information for the years 2010, 2009 and 2008 with respect to the compensation earned by and awarded to each of our named executive officers.

				NON-EQUITY
			SHARE	INCENTIVE PLAN	ALL OTHER
			AWARDS (1)	COMPENSATION (2)	COMPENSATION (3)	TOTAL
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	($)	($)	($)	($)

H. Kerr Taylor	2010	$350,000	$436,050	$243,750	$23,391	$1,053,191
President and Chief	2009	$350,000	$1,101,050	$282,500	$15,887	$1,749,437
Executive Officer
Chad C. Braun	2010	$198,000	$90,250	$159,700	$12,982	$460,932
Executive Vice-President,	2009	$198,000	$204,250	$188,000	$9,377	$599,627
Chief Financial Officer, Treasurer and Secretary
Tenel H. Tayar	2010	$190,000	$66,500	$162,450	$10,867	$429,817
Senior Vice President and	2009	$190,000	$142,500	$171,800	$9,961	$514,261
Chief Investment Officer

(1)	Represents the total value of shares of restricted stock granted. All shares of restricted stock vest over a period of five to seven years. See “Compensation Discussion and Analysis – Long Term Incentive Compensation” above for a more detailed discussion of vesting of restricted share awards for our named executive officers. The amounts listed in this column for 2010 reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2010, in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are set forth in Note 2 – “Summary of Significant Accounting Policies” to our audited consolidated financial statements for the fiscal year ended December 31, 2010 included in this prospectus.
(2)	Non-Equity Incentive Plan Compensation represents the portion of the named executive officer’s incentive compensation that is paid in cash. These annual incentives are primarily based upon company performance objectives. For more information, see “Annual Cash Compensation – Annual Non-Equity Compensation.”
(3)	All Other Compensation includes amounts paid on behalf of each named executive officer for employer matching contributions to the tax qualified 401(k) plan and insurance premiums paid as part of the employer sponsored group benefit plans such as medical, dental, group life, and disability insurance, offered by us to all of our employees.

Grants of Plan-Based Awards
The compensation committee determines the number of shares of restricted stock and the period and conditions for vesting. This determination is based on a review of the overall compensation plan for our executive officers, the relation of stock and cash to total compensation and a comparison to the our peer group. Based upon this analysis, Mr. Taylor was awarded 45,900 shares that vest over seven years, Mr. Braun was awarded 9,500 shares that vest over seven years and Mr. Tayar was awarded 7,000 shares that vest over seven years. The average vesting of restricted shares for our peer group was approximately three years, however the compensation committee believed that a seven year vesting was appropriate and aligned the interests of the executive officers with the long term interests of stockholders.

Outstanding Equity Awards
The following table sets forth certain information with respect to the value of all shares previously awarded to the named executive officers as of December 31, 2010. Our board of directors has not granted any options to our named executive officers.

	STOCK AWARDS
	NUMBER OF SHARES	MARKET VALUE OF
	THAT HAVE NOT	SHARES THAT HAVE
NAME	VESTED (#)	NOT VESTED ($) (1)

H. Kerr Taylor	175,851	$1,670,641	(2)
Chad C. Braun	60,796	577,562	(3)
Tenel H. Tayar	46,110	438,045	(4)

(1)	The market value of shares that have not vested is calculated by using an estimate of market value of $9.50 per share, which was the per share price used in connection with our merger into REITPlus, Inc. in 2009. The actual market value may be higher or lower than the value used for this table.
(2)	21,923 shares vest in 2011, 25,419 shares vest in 2012, 14,286 shares vest in 2013, 14,288 shares vest in 2014, 11,504 shares vest in 2015, 11,504 shares vest in 2016, and 76,929 shares vest in 2017.
(3)	4,724 shares vest in 2011, 17,698 shares vest in 2012, 12,085 shares vest in 2013, 6,965 shares vest in 2014, 4,327 shares vest in 2015, 3,047 shares vest in 2016, and 12,000 shares vest in 2017.
(4)	4,692 shares vest in 2011, 14,170 shares vest in 2012, 8,707 shares vest in 2013, 5,247 shares vest in 2014, 3,008 shares vest in 2015, 2,143 shares vest in 2016, and 8,143 shares vest in 2017.

Non-Qualified Deferred Compensation Table
We do not offer, and our named executive officers did not participate in, any non-qualified deferred compensation programs.

Employment Agreements
During 2010, the employment of our named executive officers (Messrs. Taylor, Braun and Tayar) and certain of our management team (Mr. Scoville) was governed by employment agreements. In March 2011, we entered into new employment agreements with each of our executive officers, Mr. Taylor, Mr. Braun, Mr. Tayar, Mr. Scoville and Mr. Treadwell. The agreements are substantially similar to the employment agreements that were in place prior to the new agreements. See “2011 Compensation Actions” below for additional discussion with respect to the new agreements. While Mr. Treadwell did not previously have an employment agreement, Mr. Treadwell’s 2011 employment agreement is based upon the same form as the agreements of the other executive officers.

The agreements provide that during the term of the respective agreements, that officer’s base salary will not be reduced and that the officer will remain eligible for participation in our executive compensation and benefit programs. The employment agreements provide that each officer receives a base salary, is eligible to participate in our annual cash and share incentive awards as provided for in our “pay for performance” incentive plans as approved by our compensation committee, and is eligible to participate in all other employee benefit programs (such as medical insurance and 401(k) plan), which are applicable to all of our employees.

Each employment agreement provides that the respective officer may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case he will be subject to a 12 month non-competition agreement and entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time.

The employment agreements provide that, if we terminate an officer’s employment without “cause” or the officer terminates his employment for “good reason” (each as defined below), the officer will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:

■	a cash payment equal to one times officer’s annual base salary at the time of termination and one times the officer’s annual bonus, computed as the average of the last three years’ bonuses received by the officer, payable in equal monthly installments over 12 months;

■	all unvested restricted shares and equity interests will immediately vest; and

■	health and medical benefits shall continue for a period of one year.

For purposes of the employment agreements, “cause” has the following definition and meaning:

(A)	continued failure by officer (other than for reason of mental or physical illness), after notice by us, to perform his duties;

(B)	intentional misconduct or gross negligence in the performance of officer’s duties;

(C)	any act by officer of fraud or dishonesty with respect to any aspect of our company’s business including, but not limited to, falsification of records;

(D)	conviction of officer of a felony (or a plea of nolo contendere with respect thereto);

(E)	acceptance by officer of employment with another employer; or
(F)	officer’s breach of certain sections of the employment agreement addressing confidential information and records, non-competition and solicitation of employees.

For purposes of the employment agreements, “good reason” has the following definition and meaning:

(A)	a reduction by us, without officer’s consent, in officer’s position, duties, responsibilities or status with the company that represents a substantial adverse change from his position, duties, responsibilities or status, but specifically excluding any action in connection with the termination of officer’s employment for death, disability, Cause (as defined herein) or by officer for normal retirement; provided, however, that our company (i) hiring or promoting of one or more new or existing employees to whom the officer may report or (ii) otherwise undertaking an internal reorganization that results in officer reporting to a new or different person shall not be considered “Good Reason”;

(B)	our requiring, as a condition of employment, officer to relocate his employment more than fifty (50) miles from the location of his principal office on the date of the employment agreement, without his consent;

(C)	any willful and material breach by us (or by the acquiring or successor business entity) of any material provision of the employment agreement or any other agreement between our company or any of its subsidiaries and officer that, in any case, is not cured within thirty (30) days of our receipt of written notice from officer of such breach; or

(D)	the failure by us to obtain the assumption of the employment agreement by any successor or assign of the company.

The employment agreements also provide for a “change of control” (as defined below) provision. On the date of a “change of control” all of the officer’s unvested restricted shares and equity interests will immediately vest. Additionally, if within a period beginning six months before, and ending 12 months after, the date of a “change of control,” the officer’s employment is terminated without cause or terminated for good reason, then the officer will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:

■	a cash payment equal to 2.0 times for Mr. Taylor, 1.5 times for Mr. Braun and 1.0 times for Messrs. Tayar, Treadwell and Scoville, the officer’s annual base salary at the time of termination and annual bonus, computed as the average of the last three years’ bonuses received by the officer, payable in equal monthly installments over twelve months; and

■	health and medical benefits for a period of one year.

For purposes of the employment agreement, a “change in control” shall be deemed to have occurred at such time as:

(A)	any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our voting securities representing more than 50% of our outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of our company or its subsidiaries; or

(B)	a plan of reorganization, merger, consolidation, sale of all or substantially all of our assets or similar transaction is approved or occurs or is effectuated pursuant to which we are not the resulting or surviving entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated only upon receipt of all required regulatory approvals not including the lapse of any required waiting periods; or

(C)	a plan of liquidation of our company or an agreement for our sale or liquidation is approved and completed; or

(D)	the board determines in its sole discretion that a change in control has occurred, whether or not any event described above has occurred or is contemplated.

Each employment agreement expired on December 31, 2010 and was automatically renewed through December 31, 2012. Effective March 29, 2011, we entered into new employment agreements, which supersede the existing employment agreements, with each of our executive officers, Mr. Taylor, Mr. Braun, Mr. Tayar, Mr. Scoville and Mr. Treadwell. The agreements are substantially similar to the employment agreements that were in place prior to the new agreements. While Mr. Treadwell did not previously have an employment agreement, Mr. Treadwell’s 2011 employment agreement is based upon the same form as the agreements of the other executive officers. See – “2011 Compensation Actions” below for additional information regarding the new agreements. The new agreements will continue to renew annually for successive one-year periods until either party gives written notice of non-renewal, which will be subject to the terms and conditions of the employment agreement.

As part of “All Other Compensation,” we are required to report any payments that were made to named executive officers due to any obligation under our employment contracts and any amounts accrued by us for the benefit of the named executive officers relating to any obligation under our employment contracts. There have been no such payments, nor have there been any amounts accrued as of December 31, 2010.

The following tables quantify compensation that would become payable under the employment agreements with Messrs. Taylor, Braun, and Tayar if the named executive officer’s employment had terminated on December 31, 2010. Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

Involuntary Termination Without Cause or Quit with Good Reason

				VALUE OF
				UNVESTED
			CONTINUATION OF	RESTRICTED
			HEALTH	SHARE
NAME AND PRINCIPAL POSITION	SALARY (1)	BONUS (2)	BENEFITS (3)	AWARDS (4)	TOTAL

H. Kerr Taylor	$350,000	$241,666	$13,145	$1,670,584	$2,275,395
(President & CEO)
Chad C. Braun	$198,000	$158,694	$13,145	$577,562	$947,401
(EVP & CFO)
Tenel H. Tayar	$190,000	$145,920	$13,145	$438,045	$787,110
(SVP & CIO)

(1)	Amount equal to one times annual base salary.
(2)	Amount equal to one times the average of the last three years’ bonuses.
(3)	Benefits amounts include the cost of continued medical and dental coverage to the executive, spouse and dependents for one year.
(4)	Because our shares are not traded on a national exchange, the value of the restricted shares is based upon an estimate of market value of $9.50 per share.

Involuntary Termination or Quit with Good Reason Following a Change in Control

				VALUE OF
				UNVESTED
			CONTINUATION OF	RESTRICTED
			HEALTH	SHARE
NAME AND PRINCIPAL POSITION	SALARY (1)	BONUS (2)	BENEFITS (3)	AWARDS (4)	TOTAL

H. Kerr Taylor	$700,000	$483,333	$13,145	$1,670,584	$2,867,062
(President & CEO)
Chad C. Braun	$297,000	$238,041	$13,145	$577,562	$1,125,748
(EVP & CFO)
Tenel H. Tayar	$190,000	$145,920	$13,145	$438,045	$787,110
(SVP & CIO)

(1)	Amount equal to 2.0 times annual base salary for Mr. Taylor, 1.5 times annual base salary for Mr. Braun, and 1.0 times annual base salary for Mr. Tayar.

(2)	Amount equal to 2.0 times the average of the last three years’ bonuses for Mr. Taylor, 1.5 times the average of the last three years’ bonuses for Mr. Braun, and 1.0 times the average of the last three years’ bonuses for Mr. Tayar.
(3)	Benefits amounts include the cost of continued medical and dental coverage to the executive, spouse and dependents for one year.
(4)	Because our shares are not traded on a national exchange, the value of the restricted shares is based upon an estimate of market value of $9.50 per share.

Director Compensation
It is the role of the nominating and corporate governance committee, on behalf of the board of directors, to review, approve and recommend to the board of directors any changes to the compensation of independent directors. The board of directors and the nominating and corporate governance committee believe that director compensation should fairly compensate directors for the work required by publicly-traded real estate investment trusts of comparable size and scope as AmREIT, that the compensation should align the directors’ interests with the long-term interests of stockholders and that the structure of the compensation should be simple, transparent and easy for stockholders to understand. Equity awards may be granted to our directors pursuant to our 1999 Flexible Incentive Plan. The cash and restricted stock compensation of non-employee directors for 2010 is set forth below.

	CASH	STOCK

Annual Retainer	$15,000	2,000
Attendance Fee per Meeting of board of directors (in person)	$1,000	—
Attendance Fee per Meeting of board of directors (via teleconference)	$750	—
Attendance Fee per Meeting of Committee (in person)	$1,000	—
Attendance Fee per Meeting of Committee (via teleconference)	$750	—
Additional Retainer for Lead Independent Director	$6,500	1,000
Additional Retainer for Chairman of Audit Committee	$3,000	500
Additional Retainer for Chairman of the Compensation and Nominating and Corporate Governance Committees	$1,500	300

In 2010, each non-management director received an award of 2,000 restricted shares that vested 33% on the date of grant and will vest ratably on each of the two grant date anniversaries thereafter. Additionally, Mr. Rush, our lead independent director, Mr. Pridgen, our audit committee chair, Mr. Longnecker, our compensation committee chair, and Mr. Cartwright, our nominating and corporate governance committee chair received additional awards of 1,000, 500, 300 and 300 restricted shares, respectively, that vest similarly. We reimburse our independent directors for all reasonable expenses incurred in connection with their service on the board of directors. Any director who is an employee of our company does not receive compensation for his service as a director.

The following table provides compensation information for the one year period ended December 31, 2010 for each non-employee member of our board of directors:

	FEES EARNED OR	STOCK
NAME	PAID IN CASH	AWARDS	TOTAL

Robert S. Cartwright, Jr. (1)	$29,500	$21,850	$51,350
Philip Taggart (2)	$30,500	$19,000	$49,500
H. L. “Hank” Rush, Jr. (3)	$32,000	$28,500	$60,500
Mack D. Pridgen III (4)	$30,000	$23,750	$53,750
Brent M. Longnecker (5)	$27,000	$21,850	$48,850
Scot J. Luther (6)	$21,750	$19,000	$40,750

(1)	Mr. Cartwright holds an aggregate of 2,200 shares in unvested share awards.
(2)	Mr. Taggart holds an aggregate of 2,000 shares in unvested share awards.
(3)	Mr. Rush holds an aggregate of 3,333 shares in unvested share awards.
(4)	Mr. Pridgen holds an aggregate of 2,338 shares in unvested share awards.
(5)	Mr. Longnecker holds an aggregate of 2,204 shares in unvested share awards.
(6)	Mr. Luther holds an aggregate of 2,004 shares in unvested share awards.

2011 Compensation Actions

Appointment of Chief Operating Officer
Effective March 29, 2011, the board of directors appointed Chad C. Braun to serve as our Chief Operating Officer. Mr. Braun continues to serve as Executive Vice President, Chief Financial Officer, Treasurer and Secretary.

New Employment Agreements
Effective March 29, 2011, we entered into new executive employment agreements with each of our executive officers, Messrs. Taylor, Braun, Tayar, Scoville and Treadwell. The new agreements are materially the same as the previous employment agreements, except as described below. While Mr. Treadwell did not previously have an employment agreement, Mr. Treadwell’s new employment agreement is based upon the same form as the agreements of the other executive officers.

■	The new agreements increased the severance payments upon a change of control of the Company. Upon a change of control, as defined in the agreements, each executive officer will receive the following multiple of his respective annual base salary and average of past three years’ cash incentive compensation: 2.99 times for Mr. Taylor, 2.5 times for Mr. Braun and two times for Messrs. Tayar, Scoville and Treadwell.

■	The new agreements have an original expiration of December 31, 2012 and automatically renew for consecutive 12 month terms, unless cancelled by either party with 90 days notice prior to the then current expiration.

Salary Increases
Our named executives and employees were not awarded any increase to their base salaries for 2009 and 2010 due to the macroeconomic conditions and our performance goals during those periods. Based on improving economic conditions and our 2010 performance, the compensation committee felt that it was appropriate to award increases to both executive officers and employees for 2011, resulting in an average increase of 4.5%.

Grants in Connection with the Offering
Concurrently with the completion of this offering, we intend to grant an aggregate of           restricted shares of Class B common stock to our officers and directors, which will vest on the tenth anniversary of the date of the awards.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and may be amended or revised from time to time by our board of directors without a vote of our stockholders, except as set forth below. Any change to any of these policies, however, would be made by our board of directors only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our and our stockholders’ best interests.

Investment Policies

Investments in Real Estate or Interests in Real Estate

Our primary investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders through increases in the value of our company, maximize the cash flow of our properties and acquire properties with growth potential. For a discussion of our properties and acquisition and other strategic objectives, see “Business and Properties.”

We pursue our investment objectives primarily through our ownership of our properties. We intend to focus on the acquisition and ownership of high-quality retail and mixed-use properties with high-credit-quality tenants, using low to moderate leverage. We also may invest in certain real estate assets by either buying existing secured debt at substantial discounts and/or providing mezzanine debt/preferred equity or equity. In determining the appropriateness of an investment in real estate, we consider the creditworthiness of the tenants, the location of a property, its presence in one of our concentration or opportunistic markets, the appropriateness for any development contemplated or in progress, its income-producing capacity, the prospects for long-term appreciation, and liquidity and tax considerations. We also consider the impact of the acquisition on our portfolio as a whole, with particular regard to diversification by geography, tenants, industry group of tenants and timing of lease expirations. Prior to an acquisition, we perform an assessment to ensure that our portfolio is diversified with regard to these criteria in order to minimize the effect on our portfolio of concentrating our assets in a single geographic area, type of property or industry group of tenants. Additionally, we monitor and analyze annual lease expirations in an attempt to minimize the effect of vacancies on the consolidated cash flows from operations of the portfolio as a whole. We also have developed specific standards for determining the creditworthiness of potential tenants, which we use to assess the desirability of tenants in buildings being considered for acquisition and to evaluate prospective tenants seeking to lease space in one of our existing retail properties.

We do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing retail and other types of properties for long-term investment, expand and improve the properties we presently own or subsequently acquire or sell such properties, in whole or in part, when circumstances warrant.

We also will own property jointly with third parties, either through joint ventures or other types of co-ownership. Such investments permit us to own interests in larger assets while simultaneously mitigating our risk through diversification and enhancing our flexibility to structure our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would otherwise not meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. We do not have any limit on the number of mortgages which can be placed on one of our properties. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended.

Purchase and Sale of Investments
Our policy is to acquire assets primarily for generation of current income and long-term value appreciation. However, we will sell certain properties if and when our board of directors determines that such properties no longer fit our strategic objectives. Factors that our Board may consider when deciding whether to dispose of a property are, among other things, the price being offered for the property, the operating performance of the property and the tax consequences of the sale.

Investments in Real Estate Mortgages
Except as described under “– Investments in Other Securities” below, although we have no current intention of doing so, we may, at the discretion of our board of directors and without a vote of our stockholders, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. If we choose to invest in mortgages, we would expect to invest in mortgages secured by retail and commercial properties. However, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage.

Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment. We will limit our investment in any securities so that we do not fall within the definition of an “investment company” under the 1940 Act.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
Although we have no current intention of doing so, subject to the percentage of ownership limitations, asset tests and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or other issuers, including for the purpose of exercising control over such entities. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. While we may attempt to diversify our investments, in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in one entity, property or geographic area. In any event, we do not intend that any such investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, and we intend to divest securities before any registration would be required.

Investments in Other Securities
Although we have no current intention of doing so, subject to the percentage of ownership limitations, asset tests and gross income tests for REIT qualification, we may invest in certain real estate assets by either buying existing secured debt at substantial discounts and/or providing mezzanine debt, preferred equity or common equity.

Financing Policies

As of June 30, 2011 and after giving effect to this offering and the application of the net proceeds as set forth under “Use of Proceeds,” we would have had a ratio of debt-to-total enterprise value of approximately          %. Going forward, we intend to target a debt-to-enterprise value ratio of no more than 45%.

Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Accordingly, we may increase or decrease our ratio of debt-to-total enterprise value beyond the level set forth above. Therefore, we could become more highly leveraged, resulting in increased debt service requirements, and a greater risk of default on our obligations, which could adversely affect our financial condition, results of operations and ability to make distributions to our stockholders. See “Risk Factors – Risks Related to Our Financings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may also make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Policies Relating to the Repurchase of Our Securities

We do not currently have a stock repurchase program in place. However, our board of directors has authorized repurchases of up to $500,000 in cases where our stockholders initiate a repurchase request due to financial hardship. As of June 30, 2011, we had repurchased approximately $115,000 of Class A common stock in the aggregate for these cases. Shares of stock repurchased pursuant to this authorization by the board of directors are generally repurchased at a price equal to or at a discount to the purchase price the stockholder paid for the shares being repurchased. The discount varies based upon the length of time the stockholder held the shares subject to repurchase. We are not obligated to repurchase shares of our common stock, and stock repurchases are made at the sole discretion of the board of directors.

Following this offering, we intend to conduct a series of exchange offers, commencing approximately six months from the date of this prospectus, that will allow for the exchange of one share of Class A common stock for one share of Class B common stock. See “Shares Eligible for Future Sale – Exchange Offers.” We may in the future repurchase shares of our Class B common stock should market conditions lead us to conclude that such repurchases would be prudent and the best use of our cash and debt capacity, which will depend on factors such as interest rates, the trading price of our shares and the expected yields from potential investments. Even if we repurchase shares of our Class B common stock, such repurchases likely will be at their prevailing prices and, therefore, are not likely to influence the trading price of our Class B common stock except to the extent repurchases may, as intended, improve our FFO per share or other key per-share performance measures.

Policies with respect to Issuance and Underwriting of Securities

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property, and we may engage in such activities in the future. Our board of directors has the power, without further stockholder approval, to amend our charter from time to time to increase or decrease the number of authorized shares of common stock or preferred stock, or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration, it deems appropriate, including in exchange for property. See “Description of Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so.

Reporting Policies

We intend to make available to our stockholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we file periodic reports, current reports, proxy statements and other information, including audited financial statements, with the SEC.

Conflicts of Interest

General
Our charter and bylaws do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct. However, we have adopted a code of business conduct and ethics which requires any director who may be interested in a transaction to recuse himself or herself from any decisions with respect to transactions or other matters involving the company as to which they are interested parties or with respect to which a real or apparent conflict of interest exists. The code of business conduct and ethics also provides that all of our directors, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without our consent. Waivers of our code of business conduct and ethics will be required to be disclosed in accordance with NYSE and SEC requirements. However, we cannot assure you that these policies will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

In addition, pursuant to his employment agreement, Mr. Taylor, our Chairman, President and Chief Executive Officer, is prohibited from engaging in competitive real estate activities, including any real estate acquisitions, development or management activities in connection therewith, during his employment with us, except as may be approved by the independent directors.

Advised Funds
We are subject to conflicts of interest arising out of our relationships with our advised funds. We invest in and advise eight real estate funds, including five high net worth advised funds and three joint ventures, which we refer to collectively as our advised funds, which acquire, manage, develop and redevelop retail properties similar to those in which we invest. In evaluating potential acquisitions, certain retail properties may be appropriate for acquisition by either us or one of our advised funds. Our stockholders do not have the opportunity to evaluate the manner in which these conflicts of interest are resolved. Generally, we evaluate each retail property, considering the investment objectives, creditworthiness of the tenants, expected holding period of such property, available capital and geographic and tenant concentration issues, when determining the allocation of ownership of such property among us and our advised funds. With certain limited exceptions, we have the first right to any property identified for acquisition, development or redevelopment and there are no rights of first offer or refusal between us and any of our advised funds for new acquisition properties. In addition, a de minimis amount of capital remains to be deployed by the advised funds.

As the sole owner of the general partner of each of the high net worth advised funds and the exclusive operator of each of the properties owned in whole or in part by the advised funds, we believe that our advised funds provide us with a pipeline of acquisition opportunities in our core markets. If such properties meet our investment criteria, we will acquire these assets (i) from our high net worth advised funds based on fair market value as determined by an independent appraisal process and (ii) from our institutional joint ventures pursuant to contractual buy-sell rights or rights of first offer, as applicable. Specifically, our board of directors has adopted a policy with respect to acquisitions from our high net worth advised funds pursuant to which we will acquire any property from one of our high net worth advised funds at fair market value as determined by an independent appraisal process. Pursuant to this process, each of AmREIT and the selling fund, at its sole cost, is required to appoint a real estate appraiser to conduct an independent appraisal of the property, which appraisal shall be completed no later than 30 days after the two appraisers are appointed. If the two appraised values are within five percent of each other, the market value of the property is deemed to be the mean of the two appraisals. If the two appraisals are more than five percent apart, a third appraiser must be appointed by the two existing appraisers, and the third appraiser has 30 days to complete its appraisal of the property. Upon completion of the third appraisal, if the low appraisal and/or the high appraisal are/is more than five percent lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal is disregarded. If only one appraisal is disregarded, the average of the remaining two appraisals is deemed to be the fair market value. If both the low appraisal and the high appraisal are disregarded as set forth above, the middle appraisal is deemed to be the fair market value. For a discussion of the risks associated with our advised funds, see “Risk Factors – Risks Related to our Organization and Structure – We are subject to conflicts of interest arising out of our relationships with our advised funds, which could result in decisions that are not in the best interests of our stockholders.”

Pursuant to the agreements with each of our institutional joint venture partners, we, directly or through one of our high net worth advised funds, as applicable, have a buy-sell right to purchase the interest of our joint venture partner at a proposed price equal to the estimated amount of cash that would be distributed to the partner in a liquidation. In response to our offer, the joint venture partner, within 30 days must elect to sell its interest to us for the proposed price or purchase our interest for the estimated amount of cash that would be distributed to us in a liquidation based upon the same valuation as our proposed price. The buy-sell is effective beginning after a two-year lock-out period, which has expired for two of the three institutional joint ventures. In addition, if triggered, the joint venture agreements provide us or one of our high net worth advised funds, as applicable, with the right of first offer, for 30 days after proper notice, to purchase the property owned by the joint venture for a price equal to the joint venture partner’s estimate of the fair market value of the property. If, as a result of the exercise of one of the rights described above, one or more of our high net worth funds become the direct owners of a property, we may acquire the property from the fund pursuant to the process described in the preceding paragraph.

There are competing demands on our senior management as they have a fiduciary duty not only to our stockholders but also to the limited partners in our advised funds. For this reason, members of our senior management team divide their management time and services among us and those funds, do not devote all of their attention to us and could take actions that are more favorable to the funds than to us. Despite these potential conflicts, we believe that there is sufficient capacity within our senior management team to fulfill its responsibilities to both our stockholders and the limited partners of our advised funds.

Depending on the circumstances, we may co-invest with our advised funds, and we may also invest in joint ventures, partnerships or limited liability companies for the purpose of owning or developing retail real estate projects. In either event, we may be a general partner and fiduciary for, and owe certain duties to, other partners in such ventures. The interests, investment objectives and expectations regarding timing of dispositions may be different for the other partners than those of our stockholders, and there are no assurances that our stockholders’ interests and investment objectives will take priority.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director, or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest, is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

■	the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum,

■	the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity, or

■	the transaction or contract is fair and reasonable to us at the time it is authorized, approved or ratified.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock upon completion of this offering by (i) each of our directors, (ii) each of our executive officers, (iii) each person known by us to own beneficially more than 5% of our outstanding shares of common stock and (iv) all directors and executive officers as a group.

Unless otherwise indicated, all shares of common stock are owned directly and the named person has sole voting and investment power. None of the shares of common stock beneficially owned by our named executive officers or directors have been pledged as security for an obligation.

						PERCENTAGE
	SHARES OF CLASS A		PERCENTAGE	SHARES OF CLASS B	PERCENTAGE	OWNERSHIP
	COMMON STOCK		OWNERSHIP OF	COMMON STOCK	OWNERSHIP OF	OF CLASS A
NAME AND ADDRESS OF	BENEFICIALLY		CLASS A	BENEFICIALLY	CLASS B	AND CLASS B
BENEFICIAL OWNER (1)	OWNED (2)		COMMON STOCK	OWNED	COMMON STOCK	COMMON STOCK

Executive Officers:
H. Kerr Taylor	1,428,158	(3)	6.16%
Chad C. Braun	126,979	(4)	*
Tenel H. Tayar	72,818	(5)	*
Charles Scoville	23,000	(6)	*
Brett P. Treadwell	32,260	(7)	*
Directors:
Robert S. Cartwright, Jr.	46,391	(8)	*
Philip Taggart	30,374	(9)	*
H. L. “Hank” Rush, Jr.	26,400	(10)	*
Brent M. Longnecker	108,500	(11)	*
Scot J. Luther	6,000	(12)	*
Mack D. Pridgen III	21,062	(13)	*
All Executive Officers and Directors as a Group (11 persons)	1,921,912		8.28%

*	Denotes less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o AmREIT, Inc., 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(3)	Includes 221,751 restricted shares of Class A common stock issued pursuant to the 1999 Flexible Incentive Plan.
(4)	Includes 70,296 restricted shares of Class A common stock issued pursuant to the 1999 Flexible Incentive Plan.
(5)	Includes 53,110 restricted shares of Class A common stock issued pursuant to the 1999 Flexible Incentive Plan.
(6)	Includes 22,143 restricted shares of Class A common stock issued pursuant to the 1999 Flexible Incentive Plan.
(7)	Includes 26,575 restricted shares of Class A common stock issued pursuant to the 1999 Flexible Incentive Plan.
(8)	Includes 4,500 restricted shares of Class A common stock issued pursuant to the 1999 Flexible Incentive Plan.
(9)	Includes 4,000 restricted shares of Class A common stock issued pursuant to the 1999 Flexible Incentive Plan.
(10)	Includes 6,333 restricted shares of Class A common stock issued pursuant to the 1999 Flexible Incentive Plan.
(11)	Includes 4,504 restricted shares of Class A common stock issued pursuant to the 1999 Flexible Incentive Plan.
(12)	Includes 4,004 restricted shares of Class A common stock issued pursuant to the 1999 Flexible Incentive Plan.
(13)	Includes 4,838 restricted shares of Class A common stock issued pursuant to the 1999 Flexible Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase of The Market at Lake Houston

On February 25, 2011, we completed the acquisition of the property known as The Market at Lake Houston, a 101,791 square foot grocery-anchored shopping center situated on 13.86 acres in Atascocita, Texas, a northern suburb of Houston, Texas. The property was completed in 2002 and is 100% leased. The anchor tenant is H-E-B, a regional supermarket, and other major tenants include Five Guys Burgers, Payless ShoeSource and Subway. The property was owned by two of our advised funds, 60% by AmREIT Monthly Income & Growth Fund III, Ltd., or MIG III, and 40% by AmREIT Monthly Income & Growth Fund, Ltd., or MIG. We own 100% of the general partner of each of MIG and MIG III.

Pursuant to a policy adopted by our board of directors for acquisitions from our high net worth advised funds, the transaction was completed at fair market value pursuant to an independent appraisal process. See “Policies with Respect to Certain Activities – Conflicts of Interest – Advised Funds.” As a result of this process, we acquired the property for $20.1 million, of which $4.4 million was paid in cash. The balance was paid through our assumption of $15.7 million of mortgage debt, which matures on January 1, 2016 and is payable interest-only at a fixed rate of 5.75% per year.

Sale of IHOP Properties

AAA CTL Notes I Corporation, our wholly-owned subsidiary, invested as a general partner and limited partner in AAA CTL Notes, Ltd., or AAA. AAA is a majority-owned subsidiary through which we purchased 15 IHOP Corp., or IHOP, leasehold estate properties and two IHOP fee simple properties. We have consolidated AAA in our financial statements. During 2009, AmREIT Income and Growth Fund, Ltd., one of our advised funds, assigned to AmREIT its 19.6% ownership interest in AAA which was valued at $1.2 million in exchange for a corresponding reduction in AIGF’s note payable to AmREIT.

In September 2010, AAA sold its 17 IHOP properties to a third party, generating proceeds of $14.1 million and a gain of $4.9 million. The remaining proceeds have been distributed to the partners of AAA. We had previously assigned 50% of the residual economic interest in the general partner of AAA to certain of our key employees. As a result of this sale and the performance of AAA since its inception, $3.0 million was distributed to these partners and is presented as a reduction of the gain on real estate acquired for resale in our consolidated financial statements, which included approximately $2.3 million that was distributed to Mr. Taylor, $360,000 that was distributed to Mr. Braun, $220,000 that was distributed to Mr. Tayar and $125,000 that was distributed to Mr. Scoville.

DESCRIPTION OF STOCK

The following description of the terms of our stock assumes the effectiveness of our (i) Articles of Amendment renaming all of our currently outstanding shares of common stock “Class A common stock” and (ii) Articles Supplementary designating a new class of shares of common stock entitled “Class B common stock.” The following description is not complete, is a summary and is qualified in its entirety by reference to our charter and bylaws. For a complete description of the terms of our stock, we refer you to the Maryland General Corporation Law, our charter and our bylaws. Our charter and bylaws are included as exhibits to the registration statement of which this prospectus is a part.

General

Our charter provides that we may issue up to 1,050,000,000 total shares, consisting of 100,000,000 shares of Class A common stock, $0.01 par value per share, 900,000,000 shares of Class B common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. In addition, our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. As of July 1, 2011, we had 6,957 record holders of our Class A common stock. Pursuant to Maryland law and our charter, stockholders are generally not personally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

All shares of Class B common stock offered by this prospectus will be duly authorized, fully paid and non-assessable. Holders of shares of our common stock are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. Shares of Class B common stock will be entitled to dividends equal to the dividends paid with respect to shares of Class A common stock. Holders of shares of our common stock are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. All of these rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our charter regarding restrictions on transfer of our shares.

Subject to the provisions of our charter regarding restrictions on transfer and ownership of our shares, each outstanding share of Class A common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and each outstanding share of Class B common stock entitles the holder to one vote on all matters submitted to stockholders, including the election of directors. The Class A and Class B common stockholders vote together as a single class. There is no cumulative voting in the election of directors, which means that the holders of shares of Class A and Class B common stock entitled to cast a majority of all the votes entitled to be cast can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights, and have no preemptive rights to subscribe for any of our securities. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Power to Reclassify Our Shares

Our charter authorizes our board of directors to classify and reclassify any shares of our unissued common stock and preferred stock into other classes or series of shares. Prior to the issuance of classified or reclassified shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the restrictions on transfer and ownership of shares contained in our charter, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise be in their best interests. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Issue Additional Shares of Common Stock and Shares of Preferred Stock

We believe that our board of directors’ power to amend our charter to increase the aggregate number of shares or the number of shares of any class or series that we have authority to issue, to issue additional shares of common stock or preferred stock, and to classify or reclassify shares of unissued common or preferred stock and thereafter to issue the shares of classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements do not apply to the first year for which an election to be a REIT is made.

Our charter contains restrictions on the number of our shares that a person may own. No person may acquire or hold, directly or indirectly, more than 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of Class A or Class B common stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our preferred stock.

Our charter further prohibits (a) any person from owning our shares if that ownership would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire any of our shares that may violate any of these restrictions, or who is the intended transferee of our shares that are transferred to the trust for the charitable beneficiary, as described below, is required to provide us with immediate written notice or, in the case of a proposed or attempted transaction, 15 days prior written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a person from the 9.8% ownership limits. However, the board of directors may not exempt a person unless, among other information, such person submits to the board of directors information satisfactory to the board of directors, in its reasonable discretion, demonstrating that (i) such person is not an individual, (ii) no individual would be considered to beneficially own shares in excess of the 9.8% ownership limits by reason of the exemption of such person from the 9.8% ownership limits and (iii) the exemption of such person from the 9.8% ownership limits will not cause us to fail to qualify as a REIT. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares causing the violation to the trust for the charitable beneficiary, as described below. Our board of directors may require a ruling from the Internal Revenue Service, or IRS, or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our shares that, if effective, would result in our shares being beneficially owned by fewer than 100 persons will be null and void, and the proposed transferee will not acquire any rights in the shares. Any attempted transfer of our shares that, if effective, would result in violation of the 9.8% ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in the charter) prior to the date of the transfer. Shares held in the trust for the charitable beneficiary will continue to be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in that trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in that trust. The trustee of the trust for the charitable beneficiary will have all voting rights and rights to dividends or other distributions with respect to shares held in that trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that the shares have been transferred to the trust for the charitable beneficiary will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trust will sell those shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sales proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our outstanding stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our stock which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interests of the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is American Stock Transfer & Trust Company, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our predecessor was organized under the laws of the state of Maryland in 1993, and we were formed as a Maryland corporation in April 2007. We have a perpetual duration.

Our Board of Directors

Our charter provides that the number of our directors may be determined pursuant to our bylaws and our bylaws provide that such number may be established, increased or decreased by the board of directors but shall never be less than the minimum number required by Maryland law, nor more than fifteen. Our board of directors is not divided into classes. Any vacancy may be filled only by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

The board of directors is responsible for the management of our business and affairs. We currently have a total of seven members on our board of directors. Of our seven current directors, six are considered independent directors. Each director will serve until the annual meeting of stockholders at which his one-year term ends and until his successor has been duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director. Any director may resign at any time upon written notice to the board of directors.

Our directors must perform their duties in good faith and in a manner reasonably believed to be in our best interests. Further, directors must act with such care as an ordinarily prudent person in a like position would use under similar circumstances, including exercising reasonable inquiry, when taking actions.

Removal of Directors

Our charter provides that a director may be removed only for cause upon the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on the board of directors, precludes stockholders from (1) removing incumbent directors except for cause upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Amendments to Our Charter and Bylaws

Amendments to our charter must be declared advisable by our board of directors and approved by the affirmative vote of holders of a majority of all shares entitled to vote on the matter, except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the charter and except that any amendment to the provisions of our charter addressing the removal of directors and certain amendments to our charter must be approved by the affirmative vote of holders of two-thirds of all shares entitled to vote on the matter. Our board of directors has the exclusive power to adopt, alter and repeal any provision of our bylaws or to make new bylaws.

Meetings and Special Voting Requirements

An annual meeting of our stockholders will be held each year. Special meetings of stockholders may be called by the chairman of the board, the chief executive officer, the president and the board of directors. Additionally, subject to the provisions of our bylaws, a special meeting of stockholders must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. The written request must state the purpose of such meeting and the matters proposed to be acted on at such meeting.

Not less than ten nor more than 90 days before each meeting of stockholders, the secretary will give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law. The presence, either in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum at any meeting of stockholders. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which may properly come before a meeting, unless more than a majority of the votes cast is required by statute or by our charter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice provisions of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) by or at the direction of the board of directors, or (ii) provided that the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

■	any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or

■	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

■	80% of the votes entitled to be cast by holders of outstanding shares of the voting stock of the corporation; and

■	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted from the business combination provisions of the MGCL any business combination including us and any person, and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to, business combinations between us and any person. As a result, anyone who is or later becomes an interested stockholder may be able to enter into business combinations with us without compliance by us with the five-year moratorium, supermajority vote requirements and the other provisions of the statute.

We cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any effect on business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

■	one-tenth or more but less than one-third,

■	one-third or more but less than a majority, or

■	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

■	a classified board,

■	two-thirds vote requirement for removing a director,

■	a requirement that the number of directors be fixed only by vote of the directors,

■	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class in which the vacancy occurred until a successor is elected and qualifies, and

■	a majority stockholder requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from our board of directors, (b) vest in our board of directors the exclusive power to fix the number of directorships and (c) require to call a special meeting of stockholders, unless called by our chairman of the board, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast a majority of all votes entitled to be cast at such meeting.

We have made an election under Subtitle 8 that any and all vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the class in which the vacancy occurred until a successor is elected and qualifies.

Ownership Limit

Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of Class A or Class B common stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our preferred stock. We refer to these restrictions as the “ownership limits.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Stock – Restrictions on Ownership and Transfer.”

Anti-Takeover Effect of Certain Provisions of Maryland Law and our Charter and Bylaws

The business combination provisions of Maryland law (if our board of directors opts back into them), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the two-thirds vote and cause requirements for removing a director, the restrictions on transfer and ownership of shares in our charter, and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

■	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

■	the director or officer actually received an improper personal benefit in money, property or services; or

■	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

■	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

■	a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter and bylaws provide that the company will, to the maximum extent permitted by Maryland law, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former stockholder, director or officer of the company and (b) any individual who, while a director or officer of the company and at the request of the company, serves or has served as a director, officer, partner, trustee, member or manager of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which he or she may become subject by reason of his or her status as a present or former stockholder, director or officer of the company or service in any such capacity. Our charter and bylaws provide the company with the power, with the approval of the board of directors, to provide such indemnification or advancement of expenses to any present or former director or officer who served a predecessor of the company, and to any employee or agent of the company or a predecessor of the company.

We have also entered into indemnification agreements with our officers and directors granting them express indemnification rights.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, we will have outstanding           shares of Class B common stock (           shares of Class B common stock if the underwriters exercise their over-allotment option in full) and           shares of Class A common stock.

The           shares of Class B common stock sold in this offering (           shares of Class B common stock if underwriters exercise their over-allotment option in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares of Class B common stock held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All of the shares of our Class B common stock held by our affiliates, including our officers and directors, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below. In addition, subject to the same limitations described above with respect to shares of our Class B common stock, shares of our Class A common stock are freely transferable. However, shares of our Class A common stock will not be listed on a national securities exchange, and we do not expect an established trading market to develop for shares of our Class A common stock.

Prior to this offering, there has been no public market for our common stock. Trading of our Class B common stock on the NYSE is expected to commence immediately following the completion of this offering. No assurance can be given as to (1) the likelihood that an active market for our Class B common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell their shares of Class B common stock or (4) the prices that stockholders may obtain for any of their shares of Class B common stock. No prediction can be made as to the effect, if any, that future sales of shares of our Class B common stock, or the availability of shares of our Class B common stock for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our Class B common stock, or the perception that such sales could occur, may adversely affect prevailing market price of our Class B common stock. See “Risk Factors – Risks Related to This Offering and Ownership of Our Capital Stock.”

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume of shares of our common stock reported through the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Exchange Offers

Commencing no sooner than six months following the completion of this offering, we intend to conduct a series of exchange offers to exchange shares of our Class A common stock for shares of Class B common stock. As of June 30, 2011, we had           shares of Class A common stock outstanding. As of the date of this prospectus, we have issued an additional          shares of Class A common stock. In exchange for one share of Class A common stock, we will issue one share of Class B common stock. We intend to commence the exchange offers for all outstanding shares of Class A common stock in increments set forth below on the following schedule:

■	an exchange offer for approximately % of the shares of Class A common stock outstanding as of the date hereof, approximately 6 months following the date of this prospectus;

■	an exchange offer for approximately % of the shares of Class A common stock outstanding as of the date hereof, approximately 12 months following the date of this prospectus; and

■	an exchange offer for approximately % of the shares of Class A common stock outstanding as of the date hereof, approximately 18 months following the date of this prospectus.

While we intend to conduct the exchange offers as described above, the conduct of and any terms related to any exchange offer must be approved by our board of directors in their sole discretion, and any commencement of an exchange offer may be delayed or not occur. In any event, we will not commence any exchange offer prior to six months following the date of this prospectus. At any time after 12 months from the date of this prospectus, our board of directors may, in its sole discretion, accelerate the timing of the last scheduled exchange offer and any additional exchange offers for the remaining outstanding shares of Class A common stock. Following the completion of the series of exchange offers, we intend to submit to our stockholders for approval at our 2013 Annual Meeting of Stockholders an amendment to our charter to change the Class A common shares remaining outstanding after the completion of the exchange offers into shares of Class B common stock and rename our Class B common stock as “common stock.”

Incentive Award Plans

Under the AmREIT, Inc. 1999 Flexible Incentive Plan,      shares of our Class A common stock are available for awards of stock options, restricted stock awards, stock appreciation rights and other awards to our employees and non-employee directors. Prior to the completion of this offering, we intend to amend this incentive plan so that all future awards are in or related to Class B common stock. Of the shares available under our incentive plan, we expect that          restricted shares of Class B common stock will be granted to officers and directors upon completion of this offering and will be subject to the lock-up agreements discussed below.

Lock-up Agreements and Other Contractual Restrictions on Resale

In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, (i) our officers and directors have agreed, subject to certain limited exceptions, not to sell or otherwise transfer or encumber any common shares or securities convertible into common shares owned by them upon the completion of this offering or thereafter acquired by them for a period of 180 days after the date of this prospectus without the prior consent of the underwriters, and (ii) we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common shares or securities convertible into or exchangeable or exercisable for any common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representative of the underwriters for a period of 180 days after the date of this prospectus, subject to certain limited exceptions. See “Underwriting.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the current material federal income tax consequences generally resulting from our election to be taxed as a REIT and the current material federal income tax considerations relating to the ownership and disposition of our Class B common stock. As used in this section, the terms “we” and “our” refer solely to AmREIT, Inc. and not to our subsidiaries and affiliates which have not elected to be taxed as REITs for federal income tax purposes.

This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. This discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed below under “– Taxation of Tax-Exempt Stockholders”), financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed below under “– Taxation of Non-U.S. Stockholders”) and other persons subject to special tax rules. Moreover, this summary assumes that our stockholders hold our Class B common stock as a capital asset for federal income tax purposes, which generally means property held for investment. The statements in this section are based on the current federal income tax laws, including the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, rulings and other administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of acquisition, ownership and disposition of our Class B common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws beginning with our short taxable year ended December 31, 2008. We believe that, beginning with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

The sections of the Code relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations, and administrative and judicial interpretations thereof.

In connection with this offering, Bass, Berry & Sims PLC will render an opinion that (i) we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2008 through December 31, 2010, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2011 and thereafter; (ii) our Predecessor (as defined below) qualified to be taxed as a REIT under the federal income tax laws commencing with its taxable year ending December 31, 2007, through its taxable year ending on the date of its merger with and into us on November 24, 2009; and (iii) our qualification and taxation as a REIT could not be adversely affected by the failure of our Predecessor to qualify as a REIT under the Code for any taxable year prior to the taxable year ended December 31, 2007. Investors should be aware that Bass, Berry & Sims PLC’s opinion will be based on the federal income tax law governing qualification as a REIT as of the date of such opinion, which will be subject to change, possibly on a retroactive basis, will not binding on the IRS or any court, and will speak only as of the date issued. In addition, Bass, Berry & Sims PLC’s opinion will be based on customary assumptions and will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. Moreover, our continued qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of our income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Bass, Berry & Sims PLC will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Bass, Berry & Sims PLC’s opinion will not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “– Failure to Qualify as a REIT” below.

On November 24, 2009, AmREIT, a Maryland real estate investment trust that had made an election to be taxed as a REIT for federal income tax purposes, or our Predecessor, merged with and into us in a transaction that qualified as a “reorganization” under Section 368(a)(1)(A) of the Code, or the Merger. Because a substantial portion of the assets currently held by us were assets of our Predecessor and because the stockholders of our Predecessor, in the aggregate, became the holders of 96.7% of our capital stock, by value, as a result of the Merger, we would be considered a “successor corporation,” as defined under Section 1.856-8(c)(2) of the Treasury Regulations, if our Predecessor’s REIT status terminated prior to the Merger. Therefore, if our Predecessor’s REIT status terminated prior to the Merger, we would be prohibited from making an election to be treated as a REIT for federal income tax purposes for any taxable year prior to the fifth calendar year beginning after the taxable year in which such termination was effective. For a discussion of the tax consequences of our failure to qualify as a REIT, see “– Failure to Qualify as a REIT” below.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders because we will be entitled to a deduction for dividends that we pay. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. In general, income generated by a REIT is taxed only at the stockholder level if such income is distributed by the REIT to its stockholders. We will be subject to federal tax, however, in the following circumstances:

■	We are subject to the corporate federal income tax on any REIT taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

■	We may be subject to the corporate “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses.

■	We are subject to tax, at the highest corporate rate, on:

–	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”), as described below under “– Gross Income Tests – Foreclosure Property,” that we hold primarily for sale to customers in the ordinary course of business, and
–	other non-qualifying income from foreclosure property.

■	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

■	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “– Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

–	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by
–	a fraction intended to reflect our profitability.

■	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

■	If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “– Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the IRS, and (3) we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal corporate income tax rate (currently 35%) multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

■	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

■	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

■	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax generally is the lesser of:

–	the amount of gain that we recognize at the time of the sale or disposition, and
–	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

■	The earnings of our subsidiary entities that are C corporations, including taxable REIT subsidiaries, are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We also could be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

A REIT is a corporation, trust or association that meets each of the following requirements:

(1)	It is managed by one or more trustees or directors;
(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial interest;
(3)	It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code, i.e. the REIT provisions;
(4)	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;
(5)	At least 100 persons are beneficial owners of its stock or ownership shares or certificates (determined without reference to any rules of attribution);
(6)	Not more than 50% in value of its outstanding stock or ownership shares or certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax law defines to include certain entities, during the last half of any taxable year;
(7)	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;
(8)	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and
(9)	It meets certain other qualifications, tests described below, regarding the sources of its income, the nature and diversification of its assets and the distribution of its income.

We must meet requirements 1 through 4, and 8 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with certain requirements for ascertaining the beneficial ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6. Our charter provides for restrictions regarding the ownership and transfer of our stock that should allow us to continue to satisfy these requirements. The provisions of the charter restricting the ownership and transfer of our stock are described in “Description of Stock – Restrictions on Ownership and Transfer.” We believe we have issued sufficient stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. For purposes of requirement 8, we have adopted December 31 as our year end, and thereby satisfy this requirement.

Qualified REIT Subsidiaries. A “qualified REIT subsidiary” is a corporation, all of the stock of which is owned, directly or indirectly, by a REIT and that has not elected to be a taxable REIT subsidiary. A corporation that is a “qualified REIT subsidiary” is treated as a division of its owner and not as a separate entity for federal income tax purposes. Thus, all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT that directly or indirectly owns the qualified REIT subsidiary. Consequently, in applying the REIT requirements described herein, the separate existence of any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, as determined under federal income tax law, generally is not treated as an entity separate from its owner for federal income tax purposes. We own various direct and indirect interests in entities that are classified as partnerships, limited liability companies and trusts for state law purposes. Nevertheless, many of these entities currently are not treated as entities separate from us for federal income tax purposes because we currently own, directly or indirectly, all of the ownership interests in these entities. Consequently, the assets and items of gross income of such entities will be treated as our assets and items of gross income for purposes of applying the various REIT qualification tests.

An unincorporated domestic entity with two or more owners, as determined under the federal income tax laws, generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of gross income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes is treated as our assets and items of gross income for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “– Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by a partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership.

Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary is not ignored for federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income for purposes of the gross income tests, as described below, if earned directly by the parent REIT. Accordingly, a taxable REIT subsidiary generally would be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our stockholders. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the securities is automatically treated as a taxable REIT subsidiary without an election.

We are not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by a taxable REIT subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable REIT subsidiary, if any, as income. This treatment may affect our compliance with the gross income tests and asset tests. Because a REIT does not include the assets and income of taxable REIT subsidiaries in determining the REIT’s compliance with REIT requirements, such entities may be used by the REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly or through a pass-through subsidiary (e.g., a partnership). If dividends are paid to us by one or more of our domestic taxable REIT subsidiaries we may own, then a portion of such dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential dividend income tax rates rather than at ordinary income rates. See “– Annual Distribution Requirements” and “– Taxation of Taxable U.S. Stockholders – Distributions.”

A taxable REIT subsidiary pays federal income tax at corporate rates on any income that it earns. Restrictions imposed on REITs and their taxable REIT subsidiaries are intended to ensure that taxable REIT subsidiaries will be subject to appropriate levels of federal income taxation. These restrictions limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT and impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Our taxable REIT subsidiaries currently engage in activities that would jeopardize our REIT status if we engaged in the activities directly or through one or more of our pass-through subsidiaries. In particular, our taxable REIT subsidiaries generally would conduct third party services and other business activities, including asset sales, that might give rise to income from prohibited transactions if such services or activities were conducted by us or through one or more of our pass-through subsidiaries. See description below under “– Gross Income Tests – Prohibited Transactions.”

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

■	rents from real property;

■	interest on debt secured by mortgages on real property or on interests in real property;

■	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

■	gain from the sale of real estate assets;

■	income and gain derived from foreclosure property; and

■	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we receive such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these.

Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, any gains from “hedging transactions,” as defined in “– Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 95% gross income test. Income and gain from “hedging transactions” entered into after July 30, 2008 that are clearly and timely identified as such will also be excluded from gross income for purposes of the 75% gross income test; however, income and gain from “hedging transactions” entered into on or before July 30, 2008 will be treated as non-qualifying income for purposes of the 75% gross income test. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. See “– Foreign Currency Gain.”

The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive for the use of our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

■	are fixed at the time the leases are entered into;

■	are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

■	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent determined by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a “related-party tenant,” other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. However, because the constructive ownership rules are broad and it is not possible to monitor direct and indirect transfers of our stock continually, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a taxable REIT subsidiary at some future date.

Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related-party tenant. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled taxable REIT subsidiary”) will not be treated as “rents from real property.”

Third, we must not furnish or render noncustomary services, other than a de minimis amount of noncustomary services, as described below, to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost for performing such services) does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without our rents from the related properties being treated as nonqualifying income for purposes of the 75% and 95% gross income tests. We have not performed, and do not intend to perform, any services other than customary ones for our tenants, unless such services are provided through independent contractors or taxable REIT subsidiaries.

If the rent from a lease of property does not qualify as “rents from real property” because (1) the rent is based on the net income or profits of the tenant, (2) the lessee is a related-party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries, or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary, that are in excess of 1% of our income from the related property, none of the rent from the property would qualify as “rents from real property.” In any of these circumstances, we could lose our REIT status, unless we qualified for certain statutory relief provisions, because we might be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, in addition to base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

In addition, rent attributable to any personal property leased in connection with a lease of real property will not qualify as “rents from real property” if the rent attributable to such personal property exceeds 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year, or the personal property ratio. If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status, unless we qualified for certain statutory relief provisions. With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

Interest. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

We may invest opportunistically from time to time in mortgage debt and mezzanine loans when we believe our investment will allow us to acquire control of the related real estate. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of such loan that was outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property. The principal amount of the loan that is not secured by real property is the amount by which the loan exceeds the value of the real estate that is security for the loan.

Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We anticipate that any mezzanine loans that we acquire typically will not meet all of the requirements for reliance on this safe harbor. Nevertheless, we intend to invest in mezzanine loans in manner that will enable us to continue to satisfy the gross income tests and asset tests.

Dividends. Our share of any dividends received from any corporation (including any taxable REIT subsidiary, but excluding any REIT or qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests. Any dividends received by us from a qualified REIT subsidiary will be excluded from gross income for purposes of the 75% and 95% gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business, and net income derived from such prohibited transactions is excluded from gross income solely for purposes of the 75% and 95% gross income tests. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances that exist from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

■	the REIT has held the property for not less than two years (or, for sales made on or before July 30, 2008, four years);

■	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period (or, for sales made on or before July 30, 2008, four-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

■	either (1) during the year in question, the REIT did not make more than seven property sales other than sales of foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

■	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years (or, for sales made on or before July 30, 2008, four years) for the production of rental income; and

■	if the REIT has made more than seven property sales (excluding sales of foreclosure property) during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may hold and dispose of certain properties through a taxable REIT subsidiary if we conclude that the sale or other disposition of such property may not fall within the safe-harbor provisions. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be taxed to the taxable REIT subsidiary or other taxable corporation at federal corporate income tax rates.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

■	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

■	for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated; and

■	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the U.S. Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

■	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

■	on which any construction takes place on the property, other than completion of a building, or any other improvement, where more than 10% of the construction was completed before default became imminent; or

■	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions. From time to time, we or our subsidiaries may enter into hedging transactions with respect to one or more of our or our subsidiaries’ assets or liabilities. Our or our subsidiaries’ hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For hedging transactions entered into on or before July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our or our subsidiaries’ trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that qualifies for purposes of either or both of the gross income tests.

Foreign Currency Gain. Certain foreign currency gains recognized after June 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain, as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) debt obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain that is derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests. We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

■	our failure to meet the applicable test is due to reasonable cause and not to willful neglect; and

■	following such failure for any taxable year, we file a schedule of the sources of our income with the IRS in accordance with the Treasury Regulations.

We cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. In addition, as discussed above in “– Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets, or the “75% asset test,” must consist of:

■	cash or cash items, including certain receivables;

■	government securities;

■	interests in real property, including leaseholds and options to acquire real property and leaseholds;

■	interests in mortgage loans secured by real property;

■	stock in other REITs; and

■	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our assets that are not qualifying assets for purposes of the 75% asset test described above, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the “5% asset test.”

Third, of our assets that are not qualifying assets for purposes of the 75% asset test described above, we may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”

Fourth, no more than 25% of the value of our total assets (or, prior to our 2009 taxable year, 20% of the value of our total assets) may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

■	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

–	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

–	a contingency relating to the time or amount of payment on a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

■	Any loan to an individual or an estate.

■	Any “section 467 rental agreement,” other than an agreement with a related-party tenant.

■	Any obligation to pay “rents from real property.”

■	Certain securities issued by governmental entities.

■	Any security issued by a REIT.

■	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the debt and equity securities of the partnership.

■	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “– Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the preceding two bullet points above.

We believe that the assets that we hold satisfy the foregoing asset test requirements. However, we will not obtain, nor are we required to obtain under the federal income tax laws, independent appraisals to support our conclusions as to the value of our assets and securities or the real estate collateral for the mortgage or mezzanine loans that we may acquire. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

As noted above, we may invest opportunistically in loans secured by interests in real property when we believe our investment will allow us to acquire control of the related real property. If the outstanding principal balance of a loan during a taxable year exceeds the fair market value of the real property securing such loan as of the date we agreed to originate or acquire the loan, a portion of such loan likely will not constitute a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the nonqualifying portion of such loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that serves as security for that loan.

Failure to Satisfy Asset Tests. We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:

■	we satisfied the asset tests at the end of the preceding calendar quarter; and

■	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet point immediately above, we still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, we will not lose our REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset causing the failure with the IRS, (3) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and (4) we pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

■	the sum of

–	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and
–	90% of our after-tax net income, if any, from foreclosure property, minus

■	the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) we declare the distribution in October, November, or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. In both instances, these distributions relate to our prior taxable year for purposes of the annual distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

■	85% of our REIT ordinary income for the year,

■	95% of our REIT capital gain income for the year, and

■	any undistributed taxable income from prior years,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed.

We may elect to retain and pay federal income tax on the net long-term capital gain that we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirement and to minimize corporate income tax and avoid the 4% nondeductible excise tax.

In addition, if we were to recognize “built-in gain” on the disposition of any assets acquired from a C corporation in a transaction in which our basis in the assets was determined by reference to the C corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax we would pay on such gain. “Built-in gain” is the excess of (a) the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain from a partnership (or an entity treated as a partnership for federal income tax purposes) in which we own an interest that is attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to make distributions to our stockholders that are sufficient to avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income or even to meet the annual distribution requirement. In such a situation, we may need to borrow funds or issue additional stock or, if possible, pay dividends consisting, in whole or in part, of our stock or debt securities.

In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and

(2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. Shares of our Class A common stock and shares our Class B common stock have identical distribution rights without any preferences between classes.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based on the amount of any deduction we take for deficiency dividends.

IRS guidance permits certain distributions made by a publicly-traded REIT that (i) are declared before 2013 with respect to a taxable year ending before 2012 and (ii) consist of both cash and its stock, to be treated as dividend distributions for purposes of satisfying the annual distribution requirement applicable to REITs. Based on that guidance, if we are publicly traded on an established securities market in the United States and if we satisfy certain requirements, including the requirement that at least 10% of the total value of any such distribution consists of cash, the cash and our stock that we distribute will be treated as a dividend, to the extent of our earnings and profits. If we make such a distribution to our stockholders, each of our stockholders will be required to treat the total value of the distribution that each stockholder receives as a dividend, to the extent of each stockholder’s pro-rata share of our earnings and profits, regardless of whether such stockholder receives cash, our stock or a combination of cash and our stock. For a general discussion of the federal income tax consequences to our stockholders on the receipt of dividends, see below, “– Taxation of Taxable U.S. Stockholders,” “– Taxation of Tax-Exempt Stockholders” and “– Taxation of Non-U.S. Stockholders.”

We advise each of our stockholders that the taxes resulting from your receipt of a distribution consisting of cash and our stock may exceed the cash that you receive in the distribution. We urge each of our stockholders to consult your tax advisor regarding the specific federal, state, local and foreign income and other tax consequences of distributions consisting of both cash and our stock.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. To avoid paying monetary penalties, we must demand, on an annual basis, information from certain of our stockholders designed to disclose the actual ownership of our outstanding stock, and we must maintain a list of those persons failing or refusing to comply with such demand as part of our records. A stockholder that fails or refuses to comply with such demand is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. We intend to comply with these recordkeeping requirements.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are statutory relief provisions for a failure of the gross income tests and asset tests, as described in “– Gross Income Tests” and “– Asset Tests.”

If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at federal corporate income tax rates and any applicable alternative minimum tax. In calculating our taxable income for a year in which we failed to qualify as a REIT, we would not be able to deduct amounts distributed to our stockholders, and we would not be required to distribute any amounts to stockholders for that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable to our stockholders as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders may be eligible for the dividends received deduction, and stockholders taxed at individual rates may be eligible for a reduced federal income tax rate (15% through 2012) on such dividends. Unless we qualified for relief under the statutory relief provisions described in the preceding paragraph, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

If our Predecessor failed to qualify as a REIT for any of its taxable years, and no relief provision applied, we would be liable for corporate federal income tax and any applicable federal corporate alternative minimum tax on our Predecessor’s taxable income, but only to the extent that our Predecessor would have owed such tax in the event that the Merger had not occurred. In calculating its taxable income for a year in which it failed to qualify as a REIT, our Predecessor would not be able to deduct any amounts that it distributed to its stockholders, and to the extent of our Predecessor’s then current and accumulated earnings and profits, any distributions to our Predecessor’s stockholders for any year in which our Predecessor was not taxed as a REIT generally would be taxable to such stockholders for federal income tax purposes at rates applicable to qualified dividend income (currently 15% through 2012). Unless our Predecessor qualified for relief under the statutory relief provisions described above, we also would be disqualified from taxation as a REIT for any post-Merger year that ended within the four calendar years following the year for which our Predecessor was disqualified as a REIT. We cannot predict whether in all circumstances our Predecessor would qualify for such statutory relief. In addition, if our Predecessor failed to qualify as a REIT for a prior taxable year, then with respect to any assets of our Predecessor that we acquired through the Merger, we would be required to pay tax at the highest corporate rate applicable on any built-in gain on the sale or disposition of such asset during the 10-year period following the date on which we or our Predecessor, as applicable, requalifies for taxation as a REIT.

Taxation of Taxable U.S. Stockholders

For purposes of our discussion, the term “U.S. stockholder” means a holder of our Class B common stock that, for federal income tax purposes, is:

■	a citizen or resident of the United States;

■	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

■	an estate whose income is subject to federal income taxation regardless of its source; or

■	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our Class B common stock, the federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Class B common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our Class B common stock by the partnership.

Distributions. As long as we qualify as a REIT, distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gains will be dividend income to taxable U.S. stockholders. In determining the extent to which a distribution with respect to our stock constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. A corporate U.S. stockholder will not qualify for the dividends-received deduction generally available to corporations. Dividends paid to a U.S. stockholder generally will not qualify for the tax rates applicable to “qualified dividend income.” Legislation enacted in 2003, 2006 and 2010 reduced the maximum tax rate for qualified dividend income to 15% for tax years 2003 through 2012. Without future Congressional action, the maximum tax rate on qualified dividend income will increase to 39.6% in 2013. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income that we distribute to our stockholders, our dividends generally will not constitute qualified dividend income. As a result, our REIT dividends generally will be taxed at the higher tax rates applicable to ordinary income. The highest marginal individual income tax rate on ordinary income is 35% through 2012. Without future Congressional action, the maximum individual income tax rate on ordinary income will increase to 39.6% in 2013. The federal income tax rates applicable to qualified dividend income generally will apply, however, to our ordinary REIT dividends, if any, that are (1) attributable to qualified dividends received by us prior to 2013 from non-REIT corporations, such as any taxable REIT subsidiaries, or (2) attributable to income recognized by us prior to 2013 and on which we have paid federal corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced federal income tax rate on qualified dividend income under such circumstances, a U.S. stockholder must hold our Class B common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our Class B common stock becomes ex-dividend. In addition, dividends paid to certain individuals, estates or trusts after 2012 will be subject to a 3.8% Medicare tax.

Any distribution we declare in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. stockholder on December 31 of that year, provided that we actually pay the distribution during January of the following calendar year.

Distributions to a U.S. stockholder which we designate as capital gain dividends generally will be treated as long-term capital gain, without regard to the period for which the U.S. stockholder has held our Class B common stock. See “– Capital Gains and Losses” below. A corporate U.S. stockholder may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay federal corporate income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to our stockholders, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the federal corporate income tax we paid. The U.S. stockholder would increase its basis in our Class B common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the federal corporate income tax that we paid.

A U.S. stockholder will not incur federal income tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the U.S. stockholder’s adjusted basis in our Class B common stock. Instead, the distribution will reduce the U.S. stockholder’s adjusted basis in such stock, and any amount in excess of both its share of our current and accumulated earnings and profits and its adjusted basis will be treated as capital gain, long-term if the stock has been held for more than one year, provided the stock is a capital asset in the hands of the U.S. stockholder.

U.S. stockholders may not include in their individual federal income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our Class B common stock will not be treated as passive activity income; and, therefore, U.S. stockholders generally will not be able to apply any “passive activity losses,” such as, for example, losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our Class B common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Dispositions. A U.S. stockholder who is not a dealer in securities generally must treat any gain or loss realized on a taxable disposition of our Class B common stock as long-term capital gain or loss if the U.S. stockholder has held such stock for more than one year, and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between (i) the sum of the fair market value of any property and the amount of cash received in such disposition and (ii) the U.S. stockholder’s adjusted tax basis in such stock. A U.S. stockholder’s adjusted tax basis in our Class B stock generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of undistributed net capital gains deemed distributed to the U.S. stockholder over the federal corporate income tax deemed paid by the U.S. stockholder on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss on a sale or exchange of our Class B common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes on a taxable disposition of shares of our Class B common stock may be disallowed if the U.S. stockholder purchases other shares of our stock within 30 days before or after the disposition. In addition, capital gain recognized by certain individuals, estates or trusts after 2012 will be subject to a 3.8% Medicare tax.

Capital Gains and Losses. The tax-rate differential between long-term capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate, absent Congressional action, will increase to 39.6% in 2013). The maximum tax rate on long-term capital gain applicable to U.S. stockholders taxed at individual rates currently is 15% (which rate, absent Congressional action, will increase to 20% in 2013). The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution that we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is attributable to the sale or exchange of “section 1250 property.” The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at federal corporate income tax rates, whether or not such gains are classified as long-term capital gains. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” Although many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the stock or shares of beneficial interest of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of our Class B common stock with debt, a portion of the income that it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of the value of our stock must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. Such rule applies to a pension trust holding more than 10% of the value of our stock only if:

■	the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

■	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

■	either:

–	one pension trust owns more than 25% of the value of our stock; or
–	a group of pension trusts, of which each pension trust holds more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock.

As a result of limitations included in our charter on the transfer and ownership of our stock, we do not expect to be classified as a “pension-held REIT,” and, therefore, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because we expect shares of our Class B common stock to be publicly traded on the completion of the offering, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

For purposes of our discussion, the term “non-U.S. stockholder” means a holder of our Class B common stock that is not a U.S. stockholder, a partnership (or an entity treated as a partnership for federal income tax purposes) or a tax-exempt stockholder. The rules governing federal income taxation of non-U.S. stockholders, including nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders, are complex. This section is only a summary of certain of those rules.

We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, local and foreign income tax laws on the acquisition, ownership and disposition of our Class B common stock, including any reporting requirements.

Distributions. A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or a USRPI (discussed below), and that we do not designate as a capital gain dividend or retained long-term capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. A non-U.S. stockholder generally will be subject to federal income tax at graduated rates, however, on any distribution treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, in the same manner as U.S. stockholders are taxed on distributions. A corporate non-U.S. stockholder may, in addition, be subject to the 30% branch profits tax with respect to any such distribution. We plan to withhold federal income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

■	a lower treaty rate applies and the non-U.S. stockholder submits an IRS Form W-8BEN to us evidencing eligibility for that reduced rate;

■	the non-U.S. stockholder submits an IRS Form W-8ECI to us claiming that the distribution is effectively connected income; or

■	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed such non-U.S. stockholder’s adjusted basis in our Class B common stock. Instead, the excess portion of such distribution will reduce the non-U.S. stockholder’s adjusted basis in our Class B common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted basis in our Class B common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of our Class B common stock, as described below. See “– Dispositions” below. Under FIRPTA (discussed below), we may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Although we intend to withhold at a rate of 30% on the entire amount of any distribution (other than a distribution attributable to a sale of a USRPI), to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we may withhold tax on the entire amount of any distribution. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, may apply to our sale or exchange of a USRPI. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with the conduct of a U.S. trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

If shares of our Class B common stock are regularly traded on an established securities market in the United States, capital gain distributions to a non-U.S. stockholder in respect of our Class B common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as such non-U.S. stockholder did not own more than 5% of our outstanding Class B common stock any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders owning 5% or less of our Class B common stock generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on other distributions. We expect that our Class B common stock will be regularly traded on an established securities market in the United States following this offering. If our Class B common stock is not regularly traded on an established securities market in the United States or if a non-U.S. stockholder owned more than 5% of our outstanding Class B common stock any time during the one-year period preceding the distribution, capital gain distributions to such non-U.S. stockholder in respect of such Class B common stock that are attributable to our sales of USRPIs would be subject to tax under FIRPTA, as described in the preceding paragraph.

If a distribution in respect of our Class B common stock is subject to FIRPTA, we must withhold 35% of such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount that we withhold. Moreover, if a non-U.S. stockholder disposes of our Class B common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Dispositions. Non-U.S. stockholders may incur tax under FIRPTA with respect to gain realized on a disposition of our Class B common stock since our Class B common stock will constitute a USRPI unless one of the applicable exceptions, as described below, applies. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

Non-U.S. stockholders generally will not incur tax under FIRPTA with respect to gain on a sale of our Class B common stock, however, as long as, at all times during a specified testing period, we are domestically controlled, i.e., non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding stock. We cannot assure you that we will be domestically controlled. In addition, even if we are not domestically controlled, a non-U.S. stockholder that owned, actually or constructively, 5% or less of our outstanding Class B common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of our Class B common stock if our Class B common stock is “regularly traded” on an established securities market. We expect that our Class B common stock will be “regularly traded” on an established securities market following this offering.

A non-U.S. stockholder generally will incur tax on gain from a disposition of our Class B common stock not subject to FIRPTA if:

■	the gain is effectively connected with the conduct of the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

■	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on its capital gains.

Information Reporting Requirements, Backup Withholding and Certain Other Required Withholding

We will report to our stockholders and to the IRS the amount of distributions that we pay during each calendar year, and the amount of tax that we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding (at a rate of 28% through 2012 and 31% thereafter, absent Congressional action) with respect to distributions unless the stockholder:

■	qualifies for certain exempt categories and, when required, demonstrates this fact; or

■	provides a taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that such non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a “U.S. person” that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption of our Class B common stock that occurs outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that demonstrates that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition of our Class B common stock by a non-U.S. stockholder made by or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

For taxable years beginning after December 31, 2013, if certain disclosure requirements related to U.S. accounts or ownership are not satisfied, a U.S. withholding tax at a 30% rate will be imposed on dividends received by (i) U.S. stockholders that own their stock through foreign accounts or foreign intermediaries and (ii) certain non-U.S. stockholders. In addition, for taxable years beginning after December 31, 2014, if certain disclosure requirements related to U.S. accounts or ownership are not satisfied, a U.S. withholding tax at a 30% rate will be imposed on proceeds of sale in respect of our Class B common stock received by (i) U.S. stockholders that own their stock through foreign accounts or foreign intermediaries and (ii) certain non-U.S. stockholders. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Tax Aspects of Our Investments in Our Subsidiary Partnerships.

We currently hold, directly and indirectly, all of the ownership interests in certain of our subsidiaries, and such subsidiaries (other than any taxable REIT subsidiaries), therefore, currently are disregarded for federal income tax purposes. See “– Requirements for Qualification as a REIT – Qualified REIT Subsidiaries” and “– Requirements for Qualification as a REIT – Other Disregarded Entities and Partnerships” above. If additional partners or members are admitted to any such noncorporate subsidiary, we intend for such noncorporate subsidiary to be treated as a partnership for federal income tax purposes. The following discussion summarizes certain federal income tax considerations that are applicable to our subsidiaries that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as the “Partnerships.” The following discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We are required to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses but only if such Partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members, as determined for federal income tax purposes, will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

■	is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations;” and

■	is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. If any Partnership does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such Partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the IRS that any of the Partnerships is or will be classified as a partnership for federal income tax purposes. If, for any reason, a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain statutory relief provisions. See “– Gross Income Tests” and “– Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “– Annual Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to us, and we would be treated as a stockholder for federal income tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution that is less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution (the “704(c) Allocations”). The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” at the time of contribution is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at that time, referred to as a book-tax difference. A book-tax difference attributable to depreciable property generally is decreased on an annual basis as a result of the allocation of depreciation deductions to the contributing partner for book purposes, but not for tax purposes. The 704(c) Allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Treasury Regulations require partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

If any of our wholly-owned noncorporate subsidiaries were to admit additional partners or members and therefore be treated as a partnership for federal income tax purposes, the properties owned by such noncorporate subsidiary would be deemed to have been contributed by us to a partnership for federal income tax purposes, which could result in future 704(c) Allocations to us. In addition, the carryover basis of any properties actually contributed to any of our noncorporate subsidiaries by an additional partner or member, under certain reasonable methods available to us, including the “traditional method,” (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding tax benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

■	the amount of cash and the basis of any other property we contribute to the partnership;

■	increased by our allocable share of the partnership’s income (including tax-exempt income) and any increase in our allocable share of indebtedness of the partnership; and

■	reduced, but not below zero, by our allocable share of the partnership’s loss (excluding any non-deductible items), the amount of cash and the basis of property distributed to us, and any reduction in our allocable share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account for federal income tax purposes until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Our share of any Partnership’s gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “– Gross Income Tests.” We presently do not intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or any Partnership’s, trade or business.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provision generally provides that for taxable years beginning after December 31, 2012, certain provisions that currently are in the Code will revert back to an earlier version of those provisions. Those provisions include provisions related to the reduced federal income tax rates for taxpayers taxed at individual rates as to ordinary income, long-term capital gains and qualified dividend income, and certain other tax rate provisions described herein. The impact of this sunset is not discussed in detail herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our Class B common stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our Class B common stock.

ERISA CONSIDERATIONS

Overview

The following is a summary of some considerations associated with an investment in our shares of Class B common stock by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) or a plan or arrangement which is described in Section 4975(e)(1) of the Code or an entity, the assets of which are treated as “plan assets” under the U.S. Department of Labor’s Plan Asset Regulations as currently set forth at 29 C.F.R. Section 2510.3-101, except as expressly modified by Section 3(42) of ERISA (each a “Benefit Plan”). We cannot assure you that there will be no adverse tax or labor decisions or legislative, regulatory or administrative changes with respect to ERISA or the Code or the Plan Asset Regulations that could significantly modify the discussion of ERISA Considerations which follow.

General

Each fiduciary of a Benefit Plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or Section 4975 of the Code (such as an IRA) seeking to invest plan assets in shares of our Class B common stock should consider (after taking into account the facts and circumstances unique to such Benefit Plan) among other matters:

■	whether the investment is consistent with the applicable provisions of ERISA and the Code;

■	whether, under the facts and circumstances relevant to the Benefit Plan in questions, the fiduciary’s responsibility to the plan has been satisfied; and

■	whether the investment will produce “unrelated business taxable income” (“UBTI”) to the Benefit Plan (see “Federal Income Tax Considerations – Taxation of U.S. Stockholders – Treatment of Tax-Exempt Stockholders”).

Under ERISA, a fiduciary for a Benefit Plan has responsibilities which include the following:

■	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

■	to invest in plan assets prudently;

■	to diversify the investments of the plan unless it is clearly prudent not to do so;

■	to ensure sufficient liquidity for the plan;

■	to ensure that plan investments are made in accordance with plan documents; and

■	to consider whether making or holding an investment could constitute or give rise to a prohibited transaction under ERISA or the Code.

ERISA also requires that, with certain exceptions, the assets of a Benefit Plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Code prohibit specific transactions involving the assets of a Benefit Plan if the transactions are between the plan and any “party in interest” (as defined in ERISA) or “disqualified person” (as defined in the Code) with respect to that Benefit Plan unless there is an administrative or statutory exemption for the transaction. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. Prohibited transactions include the sale, exchange or leasing of property, and the lending of money or the extension of credit, between a Benefit Plan and a party in interest or disqualified person with respect to such plan. The transfer to (or use by or for the benefit of) a party in interest or disqualified person of any assets of a Benefit Plan is also prohibited, as is the furnishing of services between a plan and a party in interest. A fiduciary of a Benefit Plan is also prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan in connection with a transaction involving the plan or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets. Furthermore, there are adverse tax consequences for an IRA if the assets of the IRA are commingled with other assets except in a common trust fund or common investment fund.

Plan Asset Considerations

One key question related to the prohibited transaction issue and the IRA asset commingling issue is whether our underlying assets will be treated as the assets of each Benefit Plan which purchases and holds our common stock. The general rule is that the underlying assets of the entity in which a Benefit Plan makes an equity investment will be treated as the assets of the Benefit Plan absent a statutory or administrative exemption, and there are administrative exemptions under the Plan Asset Regulations.

The most appropriate exemption for us under the Plan Assets Regulations is the exemption for a “publicly-offered security.” A publicly-offered security must be:

■	sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Exchange Act within a specified time period;

■	part of a class of securities that is owned by 100 or more investors who are independent of the issuer and one another; and

■	“freely transferable.”

Our shares of Class B common stock are being sold as part of an underwritten offering of securities to the public pursuant to an effective registration statement under the Securities Act and are part of a class of securities that has been registered under the Exchange Act within the specified period, we have well in excess of 100 independent stockholders and we believe that our shares of Class B common stock will be treated as “freely transferable” under the Plan Asset Regulations. Accordingly, we do not believe that our underlying assets will be treated under the Plan Asset Regulations as the assets of any Benefit Plan which purchases and holds our Class B common stock.

On the other hand, if we fail to qualify for any exemption under the Plan Asset Regulations, we could be treated as a fiduciary with respect to each Benefit Plan stockholder, and the fiduciary of each Benefit Plan stockholder could be exposed to co-fiduciary liability under ERISA for any breach by us of our fiduciary duties under ERISA. Furthermore, if we were treated as a fiduciary with respect to Benefit Plan stockholders, there is a risk that transactions entered into by us in the ordinary course of business could be treated as prohibited transactions under ERISA and the Code. We therefore might need to avoid transactions with persons who are affiliated with or related to us or our affiliates or restructure our activities in order to come within an exemption from the prohibited transaction provisions of ERISA and the Code. Finally, if our assets were deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in shares of Class B common stock, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status.

Other Prohibited Transactions

Even if the shares of our Class B common stock qualify for the “publicly-offered security” exemption under the plan assets regulations, a prohibited transaction could occur if we, any of our underwriters or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) or otherwise is a party in interest or disqualified person with respect to a benefit plan, and the plan purchases shares of our Class B common stock, unless a statutory or administrative exemption is available and all conditions for such exemption are satisfied. Such exemptions could include Section 408(b)(17) of ERISA, which exempts certain transactions with non-fiduciary service providers;

prohibited transaction class exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a plan by a “qualified professional asset manager”; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an “in-house asset manager”; and PTCE 75-1, which exempts certain transactions involving a plan and certain members of an underwriting syndicate. Such exemptions might not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a plan’s investment in common shares. If a purchase were to result in a non-exempt prohibited transaction, such purchase might have to be rescinded. Each holder of our Class B common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or section 4975 of the Code or violate any similar laws.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated as of the date of this prospectus, the underwriters named below, for whom Jefferies & Company, Inc. is acting as representative and sole book-running manager, have severally agreed to purchase the number of shares of our Class B common stock indicated below:

NUMBER OF
NAME	SHARES

Jefferies & Company, Inc.

Total

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of our Class B common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our Class B common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our Class B common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option described below.

The underwriters initially propose to offer part of the shares of our Class B common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $      per share After the initial offering of the shares of Class B common stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to           additional shares of our Class B common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class B common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares of our Class B common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our Class B common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional           shares of our Class B common stock.

TOTAL
	PER SHARE	NO EXERCISE	FULL EXERCISE

Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $     .

We intend to apply to have our Class B common stock listed on the NYSE following the completion of this offering under the trading symbol “AMRE.”

We have agreed that, without the prior written consent of the representative on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus:

■	offer, pledge, sell, contract to sell, sell any option or any contract to purchase, purchase any option or any contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock,

■	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, or

■	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to: (i) the sale of shares to the underwriters; (ii) the issuance of any shares of our common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing; (iii) the filing of a registration statement in connection with the exchange of up to     % of the then outstanding shares of our Class A common stock in accordance with the terms described in this prospectus under “Reclassification of Shares of Common Stock and Exchange of Class A Common Stock,” provided, however, that we shall not distribute any materials in connection with any exchange offer (other than in response to unsolicited tender offers from third parties), or commence any exchange offer, during the 180-day restricted period (as such period may be extended as described below); (iv) the issuance of shares of our common stock or securities exchangeable or exercisable for or convertible into our common stock, in the aggregate not to exceed 10% of the number of shares of common stock outstanding, issued in connection with the acquisition of real estate assets, provided, however, that recipients of shares of our common stock issued in connection with such an acquisition shall agree to similar restrictions described above; (v) the filing of a registration statement on Form S-8 relating to the 1999 Flexible Incentive Plan and grants of shares of restricted common stock pursuant to such plan as described in this prospectus, provided, that the restricted common stock will not vest during the 180-day restricted period without the prior written consent of the representative; (vi) the filing of a registration statement or the issuance of our common stock pursuant to a dividend reinvestment plan; (vii) the repurchase of shares of our Class A common stock in response to hardship requests of holders of Class A common stock, in the aggregate not to exceed 2% of the number of shares of our Class A common stock outstanding; or (viii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our Class B common stock, provided, that such plan does not provide for the transfer of Class B common stock during the 180-day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the directors or officers or us.

In addition, each of our directors and officers have agreed that, without the prior written consent of the representative on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus:

■	offer, pledge, sell, contract to sell, sell any option or any contract to purchase, purchase any option or any contract to sell, grant any option, right or warrant to purchase lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock,

■	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, or

■	make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments, with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock or any other securities of ours, whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to: (i) transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering, provided, that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions; (ii) transfers of shares of our common stock or any security convertible into our common stock as a bona fide gift; (iii) distributions of shares of our common stock or any security convertible into our common stock to limited partners or stockholders of the transferor; provided, that in the case of any transfer or distribution pursuant to clauses (ii) or (iii), (a) each donee or distributee shall sign and deliver a lock-up letter for the balance of the 180-day restricted period and (b) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transfers or distributions during the 180-day restricted period; or (iv) the establishment of a written trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our Class B common stock, provided, that such plan does not provide for the sale, transfer or other disposition of our Class B common stock during the 180-day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of such director or officer or us.

The 180-day restricted period described above will be extended if:

■	during the last 17 days of the 180-day restricted period we issue an earnings release or material news event relating to us occurs, or

■	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the Class B common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class B common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Class B common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to           shares of our Class B common stock offered by this prospectus for sale to our directors, officers, employees and certain other persons associated with us. The number of shares of our Class B common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares of our Class B common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class B common stock offered by this prospectus. All purchasers of reserved shares will be subject to a 180-day lock-up with respect to any shares sold to them pursuant to the reserved share program. This lock-up will have similar restrictions and an identical extension provision to the lock-up agreements described above.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class B common stock. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Affiliations

Some of the underwriters and their affiliates may from time to time engage in investment banking and other commercial transactions with us and perform services for us in the ordinary course of business. They are expected to receive customary fees and commissions for these transactions.

Certain affiliates of the underwriters will participate as lenders under the $      million secured revolving credit facility that we anticipate entering into upon the completion of this offering. In their capacity as lenders, these affiliates of the underwriters will receive certain financing fees in connection with the credit facility in addition to the underwriting discounts and commissions that may result from this offering.

LEGAL MATTERS

Certain legal matters, including our qualification as a REIT for federal income tax purposes, will be passed upon for us by Bass, Berry & Sims PLC, Memphis, Tennessee. Certain legal matters will be passed upon for the underwriters by Hogan Lovells US LLP. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the shares of Class B common stock offered hereby. Members of Bass, Berry & Sims PLC own an aggregate of 39,500 shares of our Class A common stock.

EXPERTS

The consolidated financial statements and schedule of AmREIT, Inc. and its subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report with respect to the 2010 consolidated financial statements makes reference to the Company retrospectively applying certain reclassifications associated with discontinued operations.

The historical summary of gross income and direct operating expenses for The Market at Lake Houston Retail Center for the years ended December 31, 2010, 2009 and 2008, has been included herein in reliance upon the report of KPMG LLP, independent auditor, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The historical summary of gross income and direct operating expenses for Alpharetta Commons for the year ended December 31, 2010, has been included herein in reliance upon the report of KPMG LLP, independent auditor, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our Class B common stock to be issued in this offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information that you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us and the shares of our Class B common stock to be issued in this offering, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are necessarily summaries of such contract or document, and, in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We are presently subject to the reporting requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as well as our definitive proxy statement and Section 16 reports on Forms 3, 4 and 5. Our website address is http://www.amreit.com. The information located on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC.

AmREIT, INC. AND SUBSIDIARIES

PRO FORMA FINANCIAL INFORMATION
(UNAUDITED)

The following pro forma financial statements of AmREIT, Inc. (together with its consolidated subsidiaries, the “Company,” “we,” “our,” or “us”) have been prepared to provide pro forma financial information with regard to this offering (the “Offering”) and the use of proceeds therefrom as described under “Use of Proceeds,” as well as certain acquisitions that have been completed since December 9, 2010. We estimate that the net proceeds from this Offering will be approximately $69 million, net of the underwriting discount and commissions and estimated expenses of this Offering (“Offering Costs”), and assuming no exercise of the underwriters’ over-allotment option. In connection with this Offering, we expect to use approximately $61.4 million to repay indebtedness and to fund associated prepayment penalties. The remaining net proceeds will be used for general corporate and working capital purposes, including future acquisition, development and redevelopment activities. Upon completion of this Offering, we expect to enter into a $      million revolving credit facility, the full amount of which would be available upon the closing of this Offering.

On December 9, 2010, we completed the acquisition of 500 Lamar, a 12,795 square foot multi-tenant retail center at the intersection of 5th Street and Lamar. The property consists of local boutique tenants and is 100% occupied.

On February 25, 2011, we completed the acquisition of The Market at Lake Houston, a 101,791 square foot grocery-anchored shopping center located in a northern suburb of Houston, Texas (“The Market”). The property was completed in 2002 and is 100% leased. The anchor tenant is H-E-B, a regional supermarket, and other major tenants include Five Guys, Payless ShoeSource and Subway. We acquired the property for approximately $20.1 million, of which $4.4 million was paid in cash. The balance was paid through our assumption of $15.7 million of mortgage debt, which matures on January 1, 2016 and is payable interest-only at a fixed rate of 5.75% per year. The property was owned by two of our advised funds, and we completed the acquisition pursuant to an independent appraisal process.

On May 10, 2011, we completed the acquisition of Brookwood Village (“Brookwood”), a 28,774 square foot pharmacy-anchored, neighborhood shopping center located in the Buckhead District of Atlanta, Georgia. The property was renovated in 2000 and was 96% leased as of June 30, 2011. The anchor tenant is CVS/pharmacy and other tenants include Sprint, FedEx and Subway. We acquired the property for $10.6 million in cash using proceeds from our existing line of credit.

On July 29, 2011, we completed the acquisition of Alpharetta Commons (“Alpharetta”), a 94,544 square foot grocery-anchored neighborhood shopping center located in the Alpharetta submarket of Atlanta, Georgia. The property was 100% leased at closing and is located between two intersections with an average daily drive-by rate in excess of 66,000 cars. The property is anchored by Publix, with remaining tenants comprised primarily of local and regional convenience retailers. We acquired the property for $18.8 million using $6.3 million of proceeds from our existing line of credit and a mortgage loan of $12.5 million.

We account for the acquisition of operating properties under the acquisition method of accounting and record the estimated fair value of acquired assets and assumed liabilities on the date of acquisition. The fair value of these assets and liabilities is allocated in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Our methodology of allocating the cost of acquisitions to assets acquired and liabilities assumed is based on estimated fair values, replacement cost and appraised values. We estimate the fair value of acquired tangible assets (consisting of land, building and improvements), identified intangible lease assets and liabilities (consisting of acquired above-market leases, acquired in-place lease value, and acquired below-market leases) and assumed debt. Based on these estimates, we have allocated the purchase price of our acquisitions to the applicable assets and liabilities. The value allocated to in-place leases is amortized over the related lease term and reflected as depreciation and amortization. The value of above- and below-market in-place leases are amortized over the related lease term and reflected as either an increase (for below-market leases) or a decrease (for above-market leases) to rental income. The fair value of any debt assumed is determined using current market interest rates for comparable debt financings.

The following unaudited pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2011 and for the year ended December 31, 2010, are derived from our historical financial statements, as well as the financial statements of The Market, Brookwood, 500 Lamar and Alpharetta.

The unaudited pro forma financial information has been adjusted to give effect to:

■	the acquisition of Alpharetta as of June 30, 2011 for purposes of the unaudited pro forma condensed consolidated balance sheet and, as of January 1, 2010 for purposes of the unaudited pro forma condensed consolidated statements of operations, to reflect Alpharetta’s historical results of operations;

■	the historical results of operations of 500 Lamar (acquired on December 9, 2010), The Market (acquired on February 25, 2011) and Brookwood (acquired on May 10, 2011) to reflect the results of these properties as if they were acquired on January 1, 2010 for purposes of the unaudited pro forma condensed consolidated statements of operations;

■	certain incremental general and administrative expenses expected to be incurred upon the successful completion of this Offering; and

■	the completion of this Offering, repayment of indebtedness with a portion of the proceeds therefrom and the payment as well as amortization of financing fees related to the line of credit that we expect to enter into in connection with this offering.

The pro forma condensed consolidated financial information includes adjustments relating to the acquisition of outside ownership interests only when it is probable that we will take control of the entities that own those properties.

Our pro forma condensed consolidated financial statements are presented for informational purposes only. You should read the information below along with all other financial information and analysis presented in this prospectus, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” the AmREIT, Inc. and Subsidiaries historical financial statements and related notes thereto; and The Market at Lake Houston Retail Center audited historical summary of gross income and direct operating expenses and related notes included elsewhere in this prospectus. The unaudited pro forma adjustments to our pro forma consolidated financial statements are based on available information and assumptions that we consider reasonable. Our pro forma consolidated financial statements do not purport to (1) represent our financial position that would have actually occurred had the acquisition of Alpharetta, this Offering and the related use of proceeds occurred therefrom on June 30, 2011, (2) represent the results of our operations that would have actually occurred had this Offering and the related use of proceeds therefrom, and the acquisitions of 500 Lamar, The Market, Brookwood and Alpharetta, occurred on January 1, 2010, or (3) project our financial position or results of operations as of any future date or for any future period, as applicable.

AmREIT, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2011

			PRO FORMA	NET PROCEEDS
			BEFORE	FROM	USE OF
	HISTORICAL	ACQUISITIONS	OFFERING	OFFERING	PROCEEDS	PRO FORMA
	(A)	(B)		(C)	(D)
	(Unaudited and in thousands, except share data)

ASSETS
Real estate investments at cost:
Land	$133,741	$5,936	$139,677	$—	$—	$139,677
Buildings	158,749	10,679	169,428	—	—	169,428
Tenant improvements	12,036	279	12,315	—	—	12,315

	304,526	16,894	321,420	—	—	321,420
Less accumulated depreciation and amortization	(31,017)	—	(31,017)	—	—	(31,017)

	273,509	16,894	290,403	—	—	290,403
Real estate held for sale, net	1,989	—	1,989	—	—	1,989
Acquired lease intangibles, net	9,430	1,921	11,351	—	—	11,351
Investment in advised funds and other affiliates	7,795	—	7,795	—	—	7,795

Net real estate investments	292,723	18,815	311,538	—	—	311,538
Cash and cash equivalents	1,284	(106)	1,178	69,000	(61,352)	8,826
Tenant receivables, net	2,328	—	2,328	—	—	2,328
Accounts receivable, net	1,201	—	1,201	—	—	1,201
Accounts receivable — related party, net	904	—	904	—	—	904
Notes receivable	3,328	—	3,328	—	—	3,328
Notes receivable — related party, net	4,516	—	4,516	—	—	4,516
Deferred costs, net	2,787	—	2,787	—	(496)	2,291
Other assets	3,757	—	3,757	—	—	3,757

TOTAL ASSETS	$312,828	$18,709	$331,537	$69,000	$(61,848)	$338,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable	$184,304	$18,750	$203,054	$—	$(61,286)	$141,768
Accounts payable and other liabilities	5,464	—	5,464	—	—	5,464
Acquired below market lease intangibles, net	1,467	65	1,532	—	—	1,532
Security deposits	828	—	828	—	—	828

TOTAL LIABILITIES	192,063	18,815	210,878	—	(61,286)	149,592

Stockholders’ equity:
Class A common stock	233	—	233	—	—	233
Class B common stock	—	—	—	—	—	—
Capital in excess of par value	191,663	—	191,663	69,000	—	260,663
Accumulated distributions in excess of earnings	(70,896)	(106)	(71,002)	—	(562)	(71,564)
Accumulated other comprehensive loss	(183)	—	(183)	—	—	(183)
Cost of treasury stock	(52)	—	(52)	—	—	(52)

TOTAL STOCKHOLDERS’ EQUITY	120,765	(106)	120,659	69,000	(562)	189,097

TOTAL EQUITY	120,765	(106)	120,659	69,000	(562)	189,097

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$312,828	$18,709	$331,537	$69,000	$(61,848)	$338,689

AmREIT, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2011

			PRO FORMA	OTHER PRO
			BEFORE	FORMA
	HISTORICAL	ACQUISITIONS	OFFERING	ADJUSTMENTS	PRO FORMA
	(AA)	(BB)		(CC) (DD)
	(Unaudited and in thousands, except per share data)

Revenues:
Rental income from operating leases	$15,296	$1,431	$16,727	$—	$16,727
Lease termination income	109	—	109	—	109
Real estate fee income — related party	1,384	(12)	1,372	—	1,372
Construction management fee income — related party	128	—	128	—	128
Asset management fee income — related party	601	—	601	—	601

Total revenues	17,518	1,419	18,937	—	18,937

Expenses:
General and administrative	2,710	53	2,763	184	2,947
Property expense	3,677	298	3,975	—	3,975
Legal and professional	522	—	522	—	522
Real estate commissions	186	—	186	—	186
Acquisition costs	115	—	115	(115)	—
Depreciation and amortization	3,948	604	4,552	—	4,552

Total expenses	11,158	955	12,113	69	12,182

Operating income	6,360	464	6,824	(69)	6,755
Other income (expense):
Interest and other income	257	—	257	—	257
Interest and other income — related party	61	—	61	—	61
Loss from advised funds and other affiliates	(250)	—	(250)	—	(250)
Income tax benefit (expense) for taxable REIT subsidiary	(54)	—	(54)	—	(54)
Interest expense	(4,618)	(763)	(5,381)	1,524	(3,857)

Income (loss) from continuing operations	1,756	(299)	1,457	1,455	2,912
Net loss attributable to noncontrolling interest	—	—	—	—	—
Dividends attributable to unvested restricted shares	(83)	—	(83)	(105)	(188)
Net income (loss) per share of common stock — basic and diluted
Income (loss) from continuing operations	$0.07	$—	$—	$—	$—
Weighted average shares of common stock used to compute net income (loss) per share, basic and diluted (EE)	22,750	—	—	—	—

AmREIT, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010

			PRO FORMA	OTHER PRO
			BEFORE	FORMA	PRO
	HISTORICAL	ACQUISITIONS	OFFERING	ADJUSTMENTS	FORMA
	(AA)	(BB)		(CC) (DD)
	(Unaudited and in thousands, except per share data)

Revenues:
Rental income from operating leases	$29,155	$5,004	$34,159	$—	$34,159
Real estate fee income	15	—	15	—	15
Real estate fee income – related party	2,375	(82)	2,293	—	2,293
Construction management fee income – related party	349	—	349	—	349
Asset management fee income – related party	1,480	—	1,480	—	1,480

Total revenues	33,374	4,922	38,296	—	38,296

Expenses:
General and administrative	5,944	107	6,051	369	6,420
Property expense	8,314	1,171	9,485	—	9,485
Legal and professional	1,165	—	1,165	—	1,165
Real estate commissions	191	—	191	—	191
Acquisition costs	12	—	12	221	233
Depreciation and amortization	6,634	2,162	8,796	—	8,796
Impairment – properties	2,268	—	2,268	—	2,268
Impairment – notes receivable	1,800	—	1,800	—	1,800

Total expenses	26,328	3,440	29,768	590	30,358

Operating income	7,046	1,482	8,528	(590)	7,938
Other income (expense):
Interest and other income	459	—	459	—	459
Interest and other income – related party	274	—	274	—	274
Gain on debt extinguishment	5,374	—	5,374	—	5,374
Loss from advised funds and other affiliates	(1,186)	—	(1,186)	—	(1,186)
Income tax benefit (expense) for taxable REIT subsidiary	(1,515)	—	(1,515)	—	(1,515)
Interest expense	(9,541)	(2,376)	(11,917)	3,049	(8,868)
Debt prepayment penalties	(988)	—	(988)	—	(988)

Income (loss) from continuing operations	(77)	(894)	(971)	2,459	1,488
Net loss attributable to noncontrolling interest	(173)	—	(173)	—	(173)
Dividends attributable to unvested restricted shares	(194)	—	(194)	(237)	(431)
Net income (loss) per share of common stock – basic and diluted income (loss) from continuing operations	$(0.02)	$—	$—	$—	$—
Weighted average shares of common stock used to Compute net income (loss) per share, basic and diluted (EE)	22,672	—	—	—	—

AmREIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
(UNAUDITED AND IN THOUSANDS, EXCEPT SHARE DATA)

The adjustments to the consolidated pro forma balance sheet as of June 30, 2011 are as follows:

(A)	Reflects the historical consolidated balance sheet of AmREIT, Inc. and Subsidiaries as of June 30, 2011.

(B)	Reflects the acquisition by us of Alpharetta, which we acquired on July 29, 2011 from an unrelated third party using $6.3 million of proceeds from our existing line of credit and a $12.5 million mortgage loan. The acquisition of Alpharetta has been accounted for as an acquisition under the purchase method of accounting in accordance with ASC 805, Business Combinations. The acquisition method of accounting was used to allocate the fair value to tangible and identified intangible assets and liabilities acquired. The amounts allocated to tangible assets, which includes buildings, are depreciated over the estimated weighted average remaining useful lives ranging from 35 to 40 years. The amounts allocated to above- and below-market leases and to intangible lease assets are amortized over the weighted average lives of the remaining lease terms, which range from one to nine years.

(C)	Reflects net proceeds of this Offering of $69,000, assuming no exercise of the underwriters’ over-allotment option. A summary is as follows:

Gross proceeds	$75,000
Less: Underwriting discounts and commissions and Offering Costs	(6,000)

Net proceeds	$69,000

(D)	In connection with this offering, we anticipate repaying $61,352 of secured mortgage debt and funding associated prepayment penalties as follows:

PRINCIPAL BALANCE AS OF
DEBT TO BE REPAID	JUNE 30, 2011

Existing Credit Facility	$11,550
MacArthur Park	16,800
Uptown Plaza – Dallas	10,559
Lake Woodlands/Ring Road	6,636
Sugarland Plaza	2,141
Brookwood Village	7,350

Total balance as of June 30, 2011	$55,036
Additional draw under existing credit facility in connection with the Alpharetta acquisition	5,448
Additional working capital draws prior to closing of this offering	802
Prepayment penalties as of the date of offering	66

Total	$61,352

The prepayment penalties of $66 that we expect to incur in connection with these mortgage prepayments have been reflected as a reduction of cash and as a one-time charge to Accumulated Distributions in Excess of Earnings. Additionally, we will record a one-time charge of $496, which represents the unamortized portion of deferred financing fees associated with these loans to be repaid. This one-time charge has been reflected as a reduction of Deferred Costs along with a corresponding increase in Accumulated Distributions in Excess of Earnings.

AmREIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
(UNAUDITED AND IN THOUSANDS, EXCEPT SHARE DATA)

In connection with this Offering we expect to enter into a new $     revolving credit facility. In connection with this credit facility, we expect to incur $     in financing fees, which will be amortized over the life of the respective credit facility as an adjustment to interest expense.

The adjustments to the consolidated statements of operations for the six months ended June 30, 2011 and for the year ended December 31, 2010 are as follows:

(AA)	Reflects the historical consolidated statements of operations for the six months ended June 30, 2011 and for the year ended December 31, 2010.

(BB)	Reflects the historical results of operations prior to the date of acquisition for properties acquired during the period presented. We acquired 500 Lamar on December 9, 2010, The Market on February 25, 2011, Brookwood on May 10, 2011, and Alpharetta on July 29, 2011 as further described in the introduction to the pro forma financial statements.
The Market was owned by two of our advised funds and was managed by us prior to the acquisition. As a result of our acquisition, we will no longer earn a property management fee. Accordingly, we have reduced “Real estate fee income – related property” by the amount of property management fees that we earned on The Market during the six months ended June 30, 2011 and during the year ended December 31, 2010.

(CC)	Reflects the decrease in net interest expense as a result of the debt paydowns described more fully in Note (D) above. As a result of these repayments, we expect interest expense to decrease $1,524 for the six months ended June 30, 2011 and $3,049 for the year ended December 31, 2010. The one-time charges associated with the write-off of the unamortized deferred financing costs ($496) and the debt prepayment penalties ($66), both of which will be recorded as a reduction of our income upon consummation of the prepayments, have been excluded from the consolidated pro forma statements of operations as these represent non-recurring charges that result directly from the debt repayments. The pro forma adjustment also includes amortization of capitalized fees of $ and $ and estimated unused fees of $ and $ in connection with our revolving credit facility for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.

(DD)	We expect to incur additional non-cash stock-based compensation expense as a result of restricted stock awards that are to be granted to certain members of management and our directors upon completion of this Offering. These restricted stock awards will vest on the tenth anniversary of the awards and will not contain performance provisions. The stock-based compensation cost attributable to these awards was based on the estimated offering price of the shares in this Offering, which we have amortized ratably over the ten-year vesting period in determining the annual compensation expense. Additionally, we expect to incur approximately $200 in incremental costs associated with being a publicly-traded company, which have not been reflected as an increase in general and administrative expenses because such amounts are not contractually obligated.

We also adjusted for the acquisition costs associated with the property acquisitions in (BB). The pro forma consolidated statements of operations assumes the acquisition of these properties took place on January 1, 2010.

(EE)	Pro forma earnings (loss) per share from continuing operations – basic and diluted are calculated by dividing pro forma consolidated net income (loss) available to stockholders, by the weighted average number of shares outstanding, assuming that this Offering took place on January 1, 2010.

AmREIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
(UNAUDITED AND IN THOUSANDS, EXCEPT SHARE DATA)

Set forth below is a reconciliation of pro forma weighted average shares outstanding:

FOR THE SIX
	MONTHS ENDED	FOR THE YEAR ENDED
	JUNE 30, 2011	DECEMBER 21, 2010

Shares outstanding before the Offering
Shares issued in the Offering, including restricted shares to officers and directors
Weighted average shares outstanding after the Offering

AmREIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
	(Unaudited)
	(In thousands except share data)

ASSETS
Real estate investments at cost:
Land	$133,741	$127,699
Buildings	158,749	140,532
Tenant improvements	12,036	11,083

	304,526	279,314
Less accumulated depreciation and amortization	(31,017)	(28,620)

	273,509	250,694
Real estate held for sale, net	1,989	—
Acquired lease intangibles, net	9,430	5,975
Investments in advised funds and other affiliates	7,795	8,036

Net real estate investments	292,723	264,705
Cash and cash equivalents	1,284	655
Cash on deposit with qualified intermediary	—	9,370
Tenant receivables, net	2,328	3,058
Accounts receivable, net	1,201	2,206
Accounts receivable – related party, net	904	521
Notes receivable, net	3,328	3,375
Notes receivable – related party, net	4,516	4,860
Deferred costs, net	2,787	2,869
Other assets	3,757	2,229

TOTAL ASSETS	$312,828	$293,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable	$184,304	$161,848
Accounts payable and other liabilities	5,464	6,670
Acquired below market lease intangibles, net	1,467	1,485
Security deposits	828	778

TOTAL LIABILITIES	192,063	170,781
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 23,207,351 and 23,118,133 shares issued and 23,200,207 and 23,113,916 outstanding as of June 30, 2011 and December 31, 2010, respectively	233	232
Capital in excess of par value	191,663	191,369
Accumulated distributions in excess of earnings	(70,896)	(68,160)
Accumulated other comprehensive loss	(183)	(346)
Cost of treasury stock, 7,144 and 4,217 shares as of June 30, 2011 and December 31, 2010, respectively	(52)	(28)

TOTAL STOCKHOLDERS’ EQUITY	120,765	123,067

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$312,828	$293,848

See Notes to Consolidated Financial Statements.

AmREIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2011	2010	2011	2010
	(In thousands except per share data)
	(Unaudited)

Revenues:
Rental income from operating leases	$7,846	$7,211	$15,296	$14,223
Lease termination income	109	—	109	—
Real estate fee income – related party	825	485	1,384	908
Construction management fee income – related party	56	93	128	170
Asset management fee income – related party	231	370	601	740

Total revenues	9,067	8,159	17,518	16,041
Expenses:
General and administrative	1,426	1,452	2,710	2,700
Property expense	1,950	1,958	3,677	3,653
Legal and professional	267	144	522	386
Real estate commissions	157	53	186	93
Acquisition costs	75	—	115	—
Depreciation and amortization	2,308	1,651	3,948	3,356

Total expenses	6,183	5,258	11,158	10,188

Operating income	2,884	2,901	6,360	5,853
Other income (expense):
Interest and other income	129	106	257	257
Interest and other income – related party	31	66	61	128
Loss from advised funds and other affiliates	(146)	(397)	(250)	(938)
Income tax benefit (expense) for taxable REIT subsidiary	(3)	62	(54)	146
Interest expense	(2,415)	(2,438)	(4,618)	(4,837)

Income from continuing operations	480	300	1,756	609
Income from discontinued operations	86	350	146	729

Net income	566	650	1,902	1,338
Net loss attributable to non-controlling interest	—	(13)	—	(24)

Net income available to stockholders	$566	$637	$1,902	$1,314

Net income per share of common stock – basic and diluted
Income before discontinued operations	$0.02	$0.01	$0.07	$0.02
Income from discontinued operations	$—	$0.02	$0.01	$0.03

Net income	$0.02	$0.03	$0.08	$0.05

Weighted average shares of common stock used to compute net income per share, basic and diluted	22,771	22,700	22,750	22,669

Dividends per share of common stock	$0.10	$0.13	$0.20	$0.25

See Notes to Consolidated Financial Statements.

AmREIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2011

			ACCUMULATED	ACCUMULATED
		CAPITAL IN	DISTRIBUTIONS IN	OTHER
	COMMON	EXCESS OF PAR	EXCESS OF	COMPREHENSIVE
	STOCK	VALUE	EARNINGS	LOSS	TREASURY STOCK	TOTAL
	(In thousands)
	(unaudited)

Balance at December 31, 2010	$232	$191,369	$(68,160)	$(346)	$(28)	$123,067

Net income	—	—	1,902	—	—	1,902
Change in fair value of hedge liability	—	—	—	163	—	163
Deferred compensation issuance of restricted shares	—	(762)	—	—	—	(762)
Issuance of shares of common stock	1	761	—	—	—	762
Amortization of deferred compensation	—	274	—	—	—	274
Forfeitures of shares of common stock	—	21	—	—	(24)	(3)
Distributions	—	—	(4,638)	—	—	(4,638)

Balance at June 30, 2011	$233	$191,663	$(70,896)	$(183)	$(52)	$120,765

See Notes to Consolidated Financial Statements.

AmREIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	SIX MONTHS ENDED JUNE 30,
	2011	2010
	(In thousands)
	(Unaudited)

Cash flows from operating activities:
Net income	$1,902	$1,338
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense (recoveries)	(186)	164
Loss from advised funds and other affiliates	250	938
Cash receipts (deferrals) for related party fees	13	13
Depreciation and amortization	3,962	3,388
Amortization of above/below market rent	(68)	(90)
Amortization of loan premium and financing cost	199	226
Amortization of deferred compensation	274	190
Distributions from advised funds and other affiliates	—	11
Decrease in tenant receivables	963	3
Decrease in accounts receivable	1,005	84
Increase in accounts receivable – related party	(323)	(113)
Cash receipts from direct financing leases more than income recognized	—	189
Increase in other assets	(1,296)	(112)
Decrease in accounts payable and other liabilities	(1,111)	(2,485)
Decrease in security deposits	(29)	—

Net cash provided by operating activities	5,555	3,744

Cash flows from investing activities:
Improvements to real estate, including leasing costs	(1,100)	(1,216)
Net cash paid for acquisition of investment properties	(15,204)	—
Loans to affiliates	(656)	(1,683)
Payments from affiliates	1,000	1,000
Additions to furniture, fixtures and equipment	(14)	(22)
Investments in advised funds and other affiliates	(38)	(68)
Distributions from advised funds and other affiliates	16	85
Cash received from qualified intermediary	9,370	—

Net cash provided by (used in) investing activities	(6,626)	(1,904)

Cash flows from financing activities:
Proceeds from notes payable	21,309	11,700
Payments of notes payable	(14,850)	(8,054)
Payments for financing costs	(121)	(150)
Purchase of treasury stock	—	(22)
Issuance of shares of common stock	—	(26)
Common dividends paid	(4,638)	(5,761)
Distributions to noncontrolling interests	—	(18)

Net cash used in financing activities	1,700	(2,331)

Net increase (decrease) in cash and cash equivalents	629	(491)
Cash and cash equivalents, beginning of period	655	1,067

Cash and cash equivalents, end of period	$1,284	$576

Supplemental schedule of cash flow information:
Cash paid during the year for:
Interest	$4,278	$6,789
Taxes	562	302
Supplemental schedule of non-cash investing and financing activities:
Net cash paid for acquisition of investment properties:
Land	(7,096)	—
Buildings	(19,058)	—
Tenant improvements	(488)	—
Acquired lease intangibles, net	(4,393)	—
Notes payable	16,010	—
Accounts receivable – related party	(60)	—
Deferred costs	(42)	—
Other assets	(221)	—
Accounts payable and other liabilities	65	—
Security deposits	79	—

	$(15,204)	$—

During the six months ended June 30, 2011, we issued 85,000 restricted shares of common stock to employees and directors as part of their compensation arrangements. The restricted shares vest over a three to seven-year period. We recorded approximately $762,000 in deferred compensation related to the issuance of the restricted shares.

During the six months ended June 30, 2010, we issued 185,500 restricted shares of common stock to employees and directors as part of their compensation arrangements. The restricted shares vest over a three to seven-year period. We recorded approximately $1.7 million in deferred compensation related to the issuance of the restricted shares.

See Notes to Consolidated Financial Statements.

AmREIT, Inc. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011
(UNAUDITED)

1.	Our Business and Our Recent History

Our Business
We are a full service, vertically integrated and self-administered real estate investment trust (“REIT”) that owns, operates, acquires and selectively develops and redevelops primarily neighborhood and community shopping centers located in high-traffic, densely populated, affluent areas with high barriers to entry. We seek to own properties in major cities in the United States that contain submarkets with characteristics comparable to our existing markets. Our shopping centers are often anchored by strong national and local retailers, including supermarket chains, drug stores and other necessity-based retailers. Our remaining tenants consist primarily of specialty retailers and local restaurants. Over our 27-year history, we have acquired, owned and operated retail properties across 19 states. We have elected to be taxed as a REIT for federal income tax purposes.

Our investment focus is predominantly concentrated in the affluent, high-growth submarkets of Houston, Dallas, San Antonio, Austin and Atlanta, which represent five of the top population and job growth markets in the United States. We believe these metropolitan areas are compelling real estate markets given their favorable demographics, robust job growth and large and diverse economies. The primary economic drivers in these markets are transport and utilities (including energy), government (including defense), education and healthcare, professional and business services, and leisure and hospitality. As part of our ongoing investment strategy, we expanded our presence in Atlanta, Georgia with the acquisition of a multi-tenant property in May 2011, and we intend to continue to acquire additional properties within these markets, or other U.S. cities, that exhibit comparable population, affluence and growth characteristics. Our targeted properties will include premier retail frontage locations in high-traffic, highly populated, affluent areas with high barriers to entry.

As of June 30, 2011, our portfolio consisted of 30 wholly-owned properties. In addition to our portfolio, we have an advisory services business that provides a full suite of real estate services to the properties within our wholly-owned portfolio as well as to eight real estate funds in which we have varying ownership interests in and manage on behalf of institutional and individual high-net-worth investors. The investment strategy of these funds is focused upon the development and re-development of retail and mixed-use properties situated on premium-quality locations. As of June 30, 2011, these funds held 19 properties.

Recent History
We were organized by our predecessor, AmREIT, in April 2007 as REITPlus, Inc. (“REITPlus”), a Maryland corporation that elected to be taxed as a REIT. REITPlus was structured as an externally managed and advised REIT, with a wholly owned subsidiary of AmREIT providing investment advisory and property and corporate management services.

In November 2009, we completed a restructuring, which consisted of the merger of AmREIT with and into REITPlus, wherein AmREIT acquired REITPlus’s net assets, and the surviving entity was renamed AmREIT, Inc. The restructuring resulted in the combination of AmREIT’s three classes of common shares of beneficial interest into a single common class of common stock. All of the independent members of the boards of both AmREIT and REITPlus, as well as H. Kerr Taylor, who served as chairman and chief executive officer of both companies, now form our seven-member Board of Directors.

In these notes to the financial statements, “we”, “us”, “our”, or “the Company,” refers to AmREIT, Inc., the combined company following the merger of REITPlus with AmREIT, together with its predecessors and subsidiaries, including joint ventures, unless the context requires otherwise.

2.	Summary of Significant Accounting Policies

Basis Of Presentation
Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred. The consolidated financial statements include our accounts as well as the accounts of any wholly- or majority-owned subsidiaries in which we have a controlling financial interest. Investments in joint ventures and partnerships where we have the ability to exercise significant influence but do not exercise financial and operating control, are accounted for using the equity method. All significant inter-company accounts and transactions have been eliminated through consolidation.

The accompanying consolidated financial statements included in this Report as of and for the six months ended June 30, 2011 and 2010, are unaudited. In our opinion, all adjustments necessary for a fair presentation of such consolidated financial statements have been included, and such adjustments consisted of normal recurring items.

Revenue Recognition
We lease space to tenants under agreements with varying terms. Our leases are accounted for as operating leases and, although certain leases of the properties provide for tenant occupancy during periods for which no rent is due and/or for increases or decreases in the minimum lease payments over the terms of the leases, revenue is recognized on a straight-line basis over the terms of the individual leases. Revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, possession or control occurs on the lease commencement date. In all cases, we have determined that we are the owner of any tenant improvements that we fund pursuant to the lease terms. In cases where significant tenant improvements are made prior to lease commencement, the leased asset is considered to be the finished space, and revenue recognition therefore begins when the improvements are substantially complete. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. During the six months ended June 30, 2011 and 2010, we recognized percentage rents of $10,000 and $82,000, respectively.

We recognize lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. Upon early lease termination, we provide for losses related to unrecovered intangibles and other assets. We recognized lease termination fees of $109,000 and $0 during the six months ended June 30, 2011 and 2010, respectively.

We have investments in advised funds and other affiliates that are accounted for under the equity method because we exercise significant influence over such entities. We record our percentage interest in the earnings and losses of these entities in income (loss) from advised funds and other affiliates in our statement of operations. We serve as the general partner of our advised funds and receive asset management fees for such service, which are calculated as a percentage of equity under management.

We account for profit recognition on sales of real estate in accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment. Pursuant to ASC 360, profits from sales will not be recognized under the full accrual method by the Company until certain criteria are met. Gains relating to transactions which do not meet the criteria for full accrual method of accounting are deferred and recognized when the full accrual method of accounting criteria are met or by using the installment or deposit methods of profit recognition, as appropriate in the circumstances.

We provide various real estate services, including development, construction management, property management, leasing and brokerage. The fees for these services are recognized as services are provided and are generally calculated as a percentage of revenues earned or to be earned or of property cost, as appropriate. Construction management contracts are recognized only to the extent of the fee revenue.

Real Estate Investments
Development Properties – Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost, which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs, and direct and indirect development costs related to buildings under construction, are capitalized as part of construction in progress. The capitalization of such costs ceases at the earlier of one year from the date of completion of major construction or when the property, or any completed portion, becomes available for occupancy. We capitalize as incurred costs associated with pending acquisitions of raw land. We did not capitalize any interest or taxes during the six months ended June 30, 2011 or 2010.

Acquired Properties and Acquired Lease Intangibles – We account for operating real estate acquisitions pursuant to ASC 805, Business Combinations as we believe most operating real estate meets the definition of a “business” pursuant to this guidance. Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired above and below market leases, out of market debt, the value of in-place leases and customer relationship value, if any. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include (i) an estimate of carrying costs during the expected lease-up periods, considering market conditions, and (ii) costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to in-place lease value and above and below-market leases are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. Below market leases include fixed-rate renewal periods. Premiums or discounts on debt are amortized to interest expense over the remaining term of such debt. Costs related to acquiring operating properties are expensed as incurred.

Depreciation – Depreciation is computed using the straight-line method over an estimated useful life of up to 39 years for buildings, up to 20 years for site improvements and over the term of the lease for tenant improvements. Leasehold estate properties, which are properties where we own the building and improvements but not the related ground, are amortized over the life of the lease.

Properties Held for Sale – Properties are classified as held for sale if we have decided to market the property for immediate sale in its present condition with the belief that the sale will be completed within one year. Properties held for sale are carried at the lower of cost or fair value less cost to sell. Depreciation and amortization are suspended during the held for sale period. As of June 30, 2011, we owned two properties with a net carrying value of approximately $2.0 million that were classified as real estate held for sale and were subsequently sold on July 6, 2011. No properties were classified as held for sale as of December 31, 2010.

Our properties generally have operations and cash flows that can be clearly distinguished from the rest of the Company. The operations and gains on sales reported in discontinued operations include those properties that have been sold or are held for sale and for which operations and cash flows have been clearly distinguished. The operations of these properties have been eliminated from ongoing operations, and we will not have continuing involvement after disposition. Prior period operating activity related to such properties has been reclassified as discontinued operations in the accompanying statements of operations.

Impairment – We review our properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. We determine whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value. During the six months ended June 30, 2011 and 2010, we did not recognize any impairment charges related to any of our properties. Both the estimated undiscounted cash flow analysis and fair value determination are based upon various factors which require complex and subjective judgments to be made by management. Such assumptions include projecting lease-up periods, holding periods, cap rates, rental rates, operating expenses, lease terms, tenant credit-worthiness, tenant improvement allowances, terminal sales value and certain macroeconomic factors among other assumptions to be made for each property.

Receivables and Allowance for Uncollectible Accounts
Tenant receivables – Included in tenant receivables are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels and current economic trends. Bad debt expenses and any recoveries related to tenant receivables are included in property expense. Following is a summary of activity within our allowance for uncollectible accounts ($ in thousands):

	SIX MONTHS ENDED JUNE 30,
	2011	2010

Beginning balance	$2,068	$1,026
Additional reserves	326	286
Collections/reversals	(492)	(122)
Write-offs	(15)	(87)

Ending balance	$1,887	$1,103

Accounts receivable – Included in accounts receivable are various receivables that arise in the normal course of operating our business, including a $1.2 million receivable from the City of Pearland, Texas. We acquired this receivable in June 2008 in conjunction with the acquisition of Shadow Creek Ranch Shopping Center by our affiliated funds in February 2008. The receivable is to be funded by 1/3 of the 1.5% sales tax that the City of Pearland collects from the shopping center. We did not record any bad debt expense related to accounts receivable during the six months ended June 30, 2011 or 2010. Bad debt expense, if any, and any related recoveries on accounts receivable are included in general and administrative expense.

Notes receivable  – Included in notes receivable is $4.6 million due from the sale of a tract of land adjacent to our Uptown Plaza – Dallas property located outside of downtown Dallas, Texas. In January 2010, we granted an extension to the buyer and extended the loan to December 31, 2010. Included was an option to extend to December 31, 2011 if the borrower could provide a commitment for a construction loan on the property. The borrower was unable to obtain a commitment for a construction loan, and the note matured, unpaid, on December 31, 2010. The borrower is making principal and interest payments as if the loan had been extended. We are currently in discussions with the borrower as to possible remedies and recorded a $1.3 million impairment on the note in 2010. The impairment reduced the note receivable to the fair value of the underlying collateral, which was determined by calculating an average, per-acre price of vacant tracts of land sold near downtown Dallas, Texas within the past three years. Interest accruals are recorded directly to the reserve balance. Interest income is recorded to the extent that cash is received from the borrower. During the six months ended June 30, 2011, we collected $192,000 from the borrower on this note, and we have recorded all of such payments in interest income in the accompanying consolidated statements of operations.

Also included in notes receivable is $144,000 in notes receivable from various tenants. An allowance for the uncollectible portion of notes receivable from tenants is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. As of June 30, 2011, and December 31, 2010, we had an allowance for uncollectible notes receivable from tenants of $104,000 and $99,000, respectively. During the six months ended June 30, 2011 and 2010, we recorded net bad debt expense related to tenant notes receivable of $5,000 and $0, respectively.

Notes receivable  – related party – Included in related party notes receivable are loans made to certain of our affiliated advised funds related to the acquisition or development of properties and the deferral of asset management fees. These loans bear interest at LIBOR plus a spread and are due upon demand. The notes are secured by the funds’ ownership interests in various unencumbered properties. During the six months ended June 30, 2011, AmREIT Income and Growth Fund (“AIGF”), disposed of one of its investment properties and used a portion of the proceeds to pay down $900,000 of its note to us. During the year ended December 31, 2010, we, as the general partner of AIGF, approved a plan to begin marketing the fund’s assets for sale, and recorded a $500,000 impairment on the note from AIGF as we believe that the fund will be unable to repay the full balance after settlement of its other obligations. As a result of the impairment, we have ceased recording interest income on the note. Instead, interest accruals are recorded directly to the reserve balance. Interest income is recorded to the extent that cash is received from the borrower. During the six months ended June 30, 2011, we did not record any interest income from cash receipts from this note receivable.

The following is a summary of the notes receivable due from related parties ($ in thousands):

	JUNE 30, 2011			DECEMBER 31, 2010
	FACE		CARRYING	FACE		CARRYING
RELATED PARTY	AMOUNT	RESERVE	AMOUNT	AMOUNT	RESERVE	AMOUNT

AmREIT Income and Growth Fund, Ltd	$2,400	$(585)	$1,815	$3,157	$(500)	$2,657
AmREIT Monthly Income and Growth Fund III, Ltd	1,166	—	1,166	913	—	913
AmREIT Monthly Income and Growth Fund IV, L.P.	1,535	—	1,535	1,290	—	1,290

Total	$5,101	$(585)	$4,516	$5,360	$(500)	$4,860

Derivative Financial Instruments
We account for our derivative financial instruments pursuant to ASC 815, Derivatives and Hedging. ASC 815 requires that all derivative instruments, whether designated in hedging relationships or not, be recorded on the balance sheet at their fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Our use of derivative financial instruments to date has been limited to the use of interest rate swaps to mitigate our interest rate risk on variable-rate debt and are immaterial to our consolidated financial statements. We have designated our interest rate swaps as cash flow hedges for financial reporting purposes and have therefore recorded any changes in their fair value to other comprehensive income.

ASC 815 requires that changes in fair value of derivatives that qualify as cash flow hedges be recognized in other comprehensive income (“OCI”) while the ineffective portion of the derivative’s change in fair value be recognized in the income statement. As the hedge transactions settle, gains and losses associated with the transaction are reclassified out of OCI and into earnings. We assess, both at inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the cash flows of the hedged items. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

Deferred Costs, Net
Deferred costs include deferred leasing costs and deferred loan costs, net of amortization. Deferred loan costs are incurred in obtaining financing and are amortized using a method that approximates the effective interest method to interest expense over the term of the debt agreements. Deferred leasing costs consist of internal and external commissions associated with leasing our properties and are amortized to depreciation and amortization expense over the lease term. Accumulated amortization related to deferred loan costs totaled $1.5 million and $1.3 million as of June 30, 2011, and December 31, 2010, respectively. Accumulated amortization related to leasing costs totaled $1.4 million and $1.2 million as of June 30, 2011, and December 31, 2010, respectively.

Deferred Compensation
Our deferred compensation and long term incentive plan is designed to attract and retain the services of our directors and employees that we consider essential to our long-term growth and success. As such, it is designed to provide them with the opportunity to own restricted common stock in us. All long-term compensation awards are designed to vest over a period of three to seven years and promote retention of our team.

Restricted Stock Issuances – Deferred compensation includes grants of restricted stock to our directors and employees as a form of long-term compensation. The stock grants vest over a period of three to seven years. We determine the fair value of the restricted stock as the number of shares awarded multiplied by the fair value per share of our common shares on the grant date. We amortize such fair value ratably over the vesting periods of the respective awards. The following table presents restricted stock activity during the six months ended June 30, 2011:

		WEIGHTED
	NON-VESTED	AVERAGE GRANT
	SHARES	DATE FAIR VALUE

Beginning of period	431,175	$8.78
Granted	85,000	8.97
Vested	(96,559)	8.33
Forfeited	(2,928)	8.52

End of period	416,688	$8.92

The weighted-average grant date fair value of restricted stock issued during the six months ended June 30, 2011 was $8.97 per share, which is based on our best estimate as our shares are not publicly traded. The total grant date fair value of shares of restricted stock which vested during the six months ended June 30, 2011 was $804,000. Total compensation cost recognized related to restricted stock during the six months ended June 30, 2011 and 2010, was $274,000 and $245,000, respectively. As of June 30, 2011, total unrecognized compensation cost related to restricted stock was $3.7 million, and the weighted average period over which we expect this cost to be recognized is 4.2 years.

Tax-Deferred Retirement Plan (401k) – We maintain a defined contribution 401k retirement plan for our employees. This plan is available for all employees immediately upon employment. The plan allows for contributions to be invested in an array of large, mid and small cap mutual funds. We match 50% of the employee’s contribution, up to a maximum employee contribution of 4%. As of June 30, 2011, and December 31, 2010, there were 30 and 36 participants, respectively, enrolled in the plan.

Income Taxes
We account for federal and state income taxes under the asset and liability method.

Federal – We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) and are, therefore, not subject to Federal income taxes to the extent of dividends paid, provided we meet all conditions specified by the Internal Revenue Code for retaining our REIT status, including the requirement that at least 90% of our real estate investment trust taxable income be distributed to stockholders.

Our real estate development and operating business, AmREIT Realty Investment Corporation and subsidiaries (“ARIC”), is a fully integrated and wholly-owned business consisting of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction, asset and property management services to our portfolio and advised funds as well as to third parties. ARIC and its subsidiaries are treated for federal income tax purposes as taxable REIT subsidiaries (collectively, the “Taxable REIT Subsidiaries”).

State – In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with one based on margin (often referred to as the

“Texas Margin Tax”) effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for us) to the profit margin, which, generally, will be determined for us as total revenue less a 30% standard deduction. Although House Bill 3 states that the Texas Margin Tax is not an income tax, we believe ASC 740, Income Taxes, applies to the Texas Margin Tax. We recorded a margin tax provision of $71,000 and $110,000 for the Texas Margin Tax for the six months ended June 30, 2011 and 2010, respectively.

Deferred Tax Assets – To the extent that we have deferred tax assets at period end, we will determine whether it is more likely than not that we will generate sufficient future taxable income in order to realize those assets. In making that determination, we will consider our current financial position, our results of operations for the current and preceding years, and our expectation of future operations. As of June 30, 2011, and December 31, 2010, we had a valuation allowance of $2.5 million, which represents the full balance of our deferred tax asset as we believe it is not more likely than not to be realized.

Earnings Per Share
Effective January 1, 2009, we report both basic and diluted earnings per share (“EPS”) using the two-class method as prescribed by ASC 260, Earnings Per Share. The two-class method is an earnings allocation method for computing EPS when an entity’s capital structure includes either two or more classes of common stock or includes common stock and participating securities. The two-class method determines EPS based on distributed earnings (i.e. dividends declared on common stock and any participating securities) and undistributed earnings. Undistributed losses are not allocated to participating securities under the two-class method unless the participating security has a contractual obligation to share in losses on a basis that is objectively determinable. Our unvested shares of restricted stock contain rights to receive non-forfeitable dividends and thus are participating securities. Pursuant to the two-class method, our unvested shares of restricted stock have not been allocated any undistributed losses.

In 2010, we determined that undistributed losses had been allocated to both our common and unvested shares of restricted stock in prior periods. As such, prior period amounts have been adjusted to reflect our EPS using the two-class method. EPS for the three and six months ended June 30, 2010, was initially reported at $0.03 and $0.05, respectively, in previously filed financial statements. This adjustment was not material to any current or prior period financial statements.

The following table provides a reconciliation of net (loss) income from continuing operations and the number of common shares used in the computations of basic and diluted EPS under the two-class method (in thousands, except per share amounts):

			FOR THE SIX
	FOR THE THREE MONTHS ENDED		MONTHS ENDED
	JUNE 30,		JUNE 30,
	2011	2010	2011	2010

Continuing Operations
Income from continuing operations attributable to common stockholders	$480	$300	$1,756	$609
Less: Dividends attributable to unvested restricted stockholders	(42)	(52)	(83)	(104)
Less: Income attributable to non-controlling interests	—	(13)	—	(24)

Basic and Diluted – Income from continuing operations	438	235	1,673	481
Discontinued Operations
Basic and Diluted – Income from discontinued operations	86	350	146	729

Net income attributable to common stockholders after allocation to participating securities	$524	$585	$1,819	$1,210
Number of Shares:
Basic and Diluted – Weighted average shares outstanding	22,771	22,700	22,750	22,669
Basic and Diluted Earnings Per Share
Income from continuing operations attributable to common stockholders	$0.02	$0.01	$0.07	$0.02
Income from discontinued operations attributable to common stockholders	$—	$0.02	$0.01	$0.03

Net income attributable to common stockholders	$0.02	$0.03	$0.08	$0.05

Weighted average shares outstanding do not include unvested restricted shares totaling 417 and 413 at June 30, 2011 and 2010, respectively.

Use Of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements
We account for assets and liabilities measured at fair value in accordance with ASC 820, Fair Value Measurement and Disclosures. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). The three levels of inputs used to measure fair value are as follows:

■	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

■	Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

■	Level 3 – Unobservable inputs for the asset or liability, which are typically based on the Company’s own assumptions, as there is little, if any, related market activity.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. Observable inputs are inputs that the market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of ours. Unobservable inputs are inputs that reflect our assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Notes Payable and Other Financial Instruments – We disclose the fair value of our financial instruments in accordance with ASC 825, Financial Instruments, on a recurring basis. Our consolidated financial instruments consist of cash and cash equivalents, tenant receivables, accounts receivable, accounts receivable – related party, notes receivable, notes receivable – related party, notes payable, and accounts payable and other liabilities. The carrying values of all but the notes payable are representative of the fair values due to the short term nature of the instruments and/or recent impairments. Our notes payable consist of both variable-rate and fixed-rate notes. The fair value of the variable-rate notes and revolving line of credit approximate their carrying values. In determining the fair value of our fixed-rate notes, we determine the appropriate Treasury Bill Rate based on the remaining time to maturity for each of the debt instruments. We then add the appropriate yield spread to the Treasury Bill Rate. The yield spread is a risk premium estimated by investors to account for credit risk involved in debt financing. The spread is typically estimated based on the property type and loan-to-value ratio of the debt instrument. The result is an estimate of the market interest rate a typical investor would expect to receive given the underlying subject asset (property type) and remaining time to maturity. Fixed-rate loans assumed in connection with real estate acquisitions are recorded in the accompanying consolidated financial statements at fair value at the time of acquisition. We believe the fair value of our notes payable is classified in Level 2 of the fair value hierarchy.

Derivative Financial Instruments – We measure our derivative financial instruments at fair value on a recurring basis. In determining the fair value of our derivative instruments, we consider whether credit valuation adjustments are necessary to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. Although we have determined that the majority of the inputs used to value our derivatives fall within level 2 of the fair value hierarchy, the credit valuation assumptions associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, as of June 30, 2011, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Notes Receivable – In 2010, we recorded an impairment on a note receivable related to the disposition of a tract of land adjacent to our Uptown Plaza – Dallas property. As of December 31, 2010, the fair value of that note was $3.3 million and was determined by calculating an average, per-acre price of vacant tracts of land sold near downtown Dallas, Texas, within the last three years. The valuation was classified in Level 2 of the fair value hierarchy.

The following table presents our assets and liabilities and related valuation inputs within the fair value hierarchy utilized to measure fair value as of June 30, 2011, and December 31, 2010 (in thousands):

JUNE 30, 2011	LEVEL 1	LEVEL 2	LEVEL 3

Notes payable	$—	$155,323	$—
Derivative liability	—	183	—

DECEMBER 31, 2010	LEVEL 1	LEVEL 2	LEVEL 3

Notes receivable	$—	$3,288	$—
Notes payable	—	140,751	—
Derivative liability	—	346	—

Discontinued Operations
As of June 30, 2011, we had two properties that were classified as held for sale. Also, during the year ended December 31, 2010, we sold 21 non-core, single-tenant assets. These properties have been reflected as discontinued operations in the accompanying statement of operations. The following is a summary of our discontinued operations for the three and six months ended June 30, 2011 and 2010 (in thousands, except for per share data):

	FOR THE THREE MONTHS
	ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2011	2010	2011	2010

Revenues:
Rental income from operating leases	$114	$210	$197	$418
Earned income from direct financing leases	—	513	—	1,069

Total revenues	114	723	197	1,487
Expenses:
General and administrative	—	5	—	5
Property expense	—	4	1	5
Legal and professional	16	7	35	24
Depreciation and amortization	7	15	14	32
Total expenses	23	31	50	66

Operating income	91	692	147	1,421
Other income (expense):
Interest and other income	—	—	4	—
Interest and other income – related party	—	2	—	4
Income tax expense for taxable REIT subsidiary	(5)	(15)	(5)	(29)
Interest expense	—	(329)	—	(667)

Income from discontinued operations	$86	$350	$146	$729

Basic and diluted income from discontinued operations per share	$—	$0.02	$0.01	$0.03

Stock Issuance Costs
Issuance costs incurred in the raising of capital through the sale of common stock are treated as a reduction of stockholders’ equity.

Cash and Cash Equivalents
We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

Reclassifications
Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the presentation used in the current year consolidated financial statement.

New Accounting Pronouncements
Other comprehensive income – In June 2011, the Financial Accounting Standards Board (“FASB”) amended U.S. GAAP with Accounting Standard Update 2011-05 “Comprehensive Income (Topic 220) Presentation of Comprehensive Income.” This update does not change the recognition criteria of other comprehensive income (“OCI”); however, it eliminates the option that previously allowed reporting entities to present components of OCI as part of the statement of changes in stockholders’ equity. Instead, an entity will be limited to the option to present the components of OCI either in a single continuous statement of net income and comprehensive income or in two separate but consecutive statements, and, under either option, an entity is required to present reclassification adjustments for items that are reclassified from OCI to net income and where those reclassifications are presented on the face of the financial statements. The update is effective for fiscal years, and interim periods beginning after December 15, 2011. Since our OCI is limited to the change in fair value of our interest rate swap and is immaterial (See Note 6), implementation of this update is not expected to have a material impact to our consolidated financial statements.

3.	Investments in Advised Funds

As of June 30, 2011, we owned, through wholly-owned subsidiaries, interests in five limited partnerships which are accounted for under the equity method as we exercise significant influence over, but do not control, the investee. In each of the partnerships, the unrelated limited partners have the right, with or without cause, to remove and replace the general partner by a vote of the unrelated limited partners owning a majority of the outstanding units. These advised funds were formed to develop, own, manage and add value to properties with an average holding period of two to four years. Our interests in these advised funds range from 2.1% to 3.0%. See Note 9 regarding transactions we have entered into with our advised funds.

AmREIT Income & Growth Fund, Ltd. (“AIGF”) – AmREIT Income & Growth Corporation (“AIGC”), our wholly-owned subsidiary, invested $200,000 as a limited partner and $1,000 as a general partner in AIGF. We currently own a 2.0% limited partner interest in AIGF. Pursuant to the AIGF limited partnership agreement, net sales proceeds from its liquidation will be allocated to the limited partners, and to the general partner (AIGC) as, if and when the annual return thresholds have been achieved by the limited partners. AIGF is currently in liquidation.

AmREIT Monthly Income & Growth Fund (“MIG”) – AmREIT Monthly Income & Growth Corporation (“MIGC”), our wholly-owned subsidiary, invested $200,000 as a limited partner and $1,000 as a general partner in MIG. We currently own a 1.4% limited partner interest in MIG. Pursuant to the MIG limited partnership agreement, net sales proceeds from its liquidation will be allocated to the limited partners and MIGC as, if and when the annual return thresholds have been achieved by the limited partners. MIG was originally scheduled to begin liquidation in November 2009; however, the liquidation has been extended to March 2013, pursuant to the approval of a majority of the limited partners.

AmREIT Monthly Income & Growth Fund II (“MIG II”) – AmREIT Monthly Income & Growth II Corporation (“MIGC II”), our wholly-owned subsidiary, invested $400,000 as a limited partner and $1,000 as a general partner in MIG II. We currently own a 1.6% limited partner interest in MIG II. Pursuant to the MIG II limited partnership agreement, net sales proceeds from its liquidation will be allocated to the limited partners and MIGC II as, if and when the annual return thresholds have been achieved by the limited partners. MIG II was originally scheduled to begin liquidation in March 2011; however, the liquidation has been extended to March 2013, pursuant to the approval of a majority of the limited partners.

AmREIT Monthly Income & Growth Fund III (“MIG III”) – AmREIT Monthly Income & Growth III Corporation (“MIGC III”), our wholly-owned subsidiary, invested $800,000 as a limited partner and $1,000 as a general partner in MIG III. We currently own a 1.1% limited partner interest in MIG III. Pursuant to the MIG III limited partnership agreement, net sales proceeds from its liquidation will be allocated to the limited partners, and to the general partner (MIGC III) as, if and when the annual return thresholds have been achieved by the limited partners.

AmREIT Monthly Income & Growth Fund IV (“MIG IV”) – AmREIT Monthly Income & Growth IV Corporation (“MIGC IV”), our wholly-owned subsidiary, invested $800,000 as a limited partner and $1,000 as a general partner in MIG

IV. We currently own a 1.6% limited partner interest in MIG IV. Pursuant to the MIG IV limited partnership agreement, net sales proceeds from its liquidation will be allocated to the limited partners, and to the general partner (MIGC IV) as, if and when the annual return thresholds have been achieved by the limited partners.

Advised funds – Financial Information
The following table sets forth certain financial information for the AIGF, MIG, MIG II, MIG III and MIG IV advised funds:

	CAPITAL UNDER	LP	GP	SHARING RATIOS (1)
ADVISED FUND	MANAGEMENT	INTEREST	INTEREST	LP	GP	LP PREFERENCE

AIGF	—	2.0%	1.0%	99%	1%	8%
				90%	10%	10%
				80%	20%	12%
				70%	30%	15%
				0%	100%	40% Catch Up
				60%	40%	Thereafter
MIG	$9 million	1.4%	1.0%	99%	1%	8%
				90%	10%	10%
				80%	20%	12%
				0%	100%	40% Catch Up
				60%	40%	Thereafter
MIG II	$11 million	1.6%	1.0%	99%	1%	8%
				85%	15%	12%
				0%	100%	40% Catch Up
				60%	40%	Thereafter
MIG III	$51 million	1.1%	1.0%	99%	1%	10%
				0%	100%	40% Catch Up
				60%	40%	Thereafter
MIG IV	$35 million	1.6%	1.0%	99%	1%	8.5%
				0%	100%	40% Catch Up
				60%	40%	Thereafter

(1)	Using AIGF as an example of how the sharing ratios and LP preference provisions are applied, the LPs share in 99% of the cash distributions until they receive an 8% preferred return. The LPs share in 90% of the cash distributions until they receive a 10% preferred return and so on.

Other Affiliates
We have investments in entities other than the advised funds that are accounted for under the equity method because we exercise significant influence over such entities. We record our pro rata share of income or loss from the underlying entities based on our ownership interest.

AmREIT Woodlake, L.P. – In 2007, we invested $3.4 million in AmREIT Woodlake LP, for a 30% limited partnership interest. AmREIT Woodlake, LP was formed in 2007 to acquire, lease and manage Woodlake Square, a grocery-anchored shopping center located in Houston, Texas at the intersection of Westheimer and Gessner. In June 2008, we sold two-thirds (20%) of our interest in Woodlake Square to MIG IV. Pursuant to the purchase agreement, the interest in the property was sold at its carrying value, resulting in no gain or loss to us. In July 2010, we and our affiliated partners entered into a joint venture with a third-party institutional partner wherein the partner acquired a 90% interest in the joint venture. As a result of this transaction, we now hold a 1% interest in Woodlake Square, which carries a promoted interest in profits and cash flows once an 11.65% return is met on the project.

AmREIT Westheimer Gessner, L.P. – In 2007, we invested $3.8 million in AmREIT Westheimer Gessner, LP, for a 30% limited partner interest in the partnership. AmREIT Westheimer Gessner, LP was formed in 2007 to acquire, lease and manage the Woodlake Pointe Shopping Center, a shopping center located on the west side of Houston, Texas at the intersection of Westheimer and Gessner. In June 2008, we sold two-thirds of our interest (a 20% limited partner interest) in the Woodlake Pointe Shopping Center to MIG IV. Pursuant to the purchase agreement, our interest in the property was sold at its carrying value, resulting in no gain or loss to us. At June 30, 2011, we hold a 10% interest in the Woodlake Pointe Shopping Center.

AmREIT SPF Shadow Creek, L.P. – As part of the AmREIT and REITPlus merger in November 2009 (see further discussion in Note 2), we acquired a 10% investment in AmREIT SPF Shadow Creek, LP which was formed in 2008 to acquire, lease and manage Shadow Creek Ranch, a shopping center located in Pearland, Texas at the intersection of Highway 288 and FM 518. The investment was recorded at $5.8 million on the date of the acquisition, net of acquisition costs of $441,000, which were expensed as part of the acquisition as an other-than-temporary impairment.

4.	Acquired Lease Intangibles

In accordance with ASC 805, Business Combinations, we have identified and recorded the value of intangibles at the property acquisition date. Such intangibles include the value of acquired in-place leases and above and below market leases. Acquired lease intangible assets (in-place leases and above-market leases), are amortized over the leases’ remaining terms, which range from one month to 20 years. The amortization expense related to in-place leases was $988,000 and $730,000 during the six months ended June 30, 2011 and 2010, respectively. The amortization of above-market leases, which was recorded as a reduction of rental income, was $60,000 and $69,000 during the six months ended June 30, 2011 and 2010, respectively. Acquired lease intangible liabilities (below-market leases) are accreted over the leases’ remaining terms, which range from one month to 20 years. Accretion of below-market leases was $128,000 and $159,000 during the six months ended June 30, 2011 and 2010, respectively. Such accretion is recorded as an increase to rental income. In connection with our acquisitions of Market at Lake Houston and Brookwood Village (see Note 10), we recorded acquired lease intangible assets related to in-place leases and above-market leases of $4.2 million and $255,000, respectively. We also recorded acquired lease intangible liabilities related to below-market leases of $110,000.

Acquired lease intangible assets and liabilities and their respective accumulated amortization as of June 30, 2011 and December 31, 2010 are as follows (in thousands):

	JUNE 30,	DECEMBER 31,
	2011	2010

Acquired lease intangible assets:
In-place leases	$20,909	$16,891
In-place leases – accumulated amortization	(11,880)	(11,122)
Above-market leases	2,203	2,014
Above-market leases – accumulated amortization	(1,802)	(1,808)

Acquired leases intangibles, net	$9,430	$5,975

Acquired lease intangible liabilities:
Below-market leases	$3,923	$3,813
Below-market leases – accumulated amortization	(2,456)	(2,328)

Acquired below-market lease intangibles, net	$1,467	$1,485

5.	Notes Payable

Our outstanding debt consists of the following (in thousands):

	JUNE 30,	DECEMBER 31,
	2011	2010

Fixed-rate mortgage loans(1)	$148,208	$132,729
Variable-rate secured line of credit	11,550	11,700
Variable-rate secured loans	24,546	17,419

Total	$184,304	$161,848

(1)	Included in fixed-rate mortgage loans is a $17 million variable-rate debt instrument that has been effectively converted to a fixed-rate instrument pursuant to an interest rate swap agreement entered into with a third party.

As of June 30, 2011, the weighted average interest rate on our fixed-rate debt was 5.15%, and the weighted average remaining life of such debt was 4.1 years. In December 2010, we extended our $25.0 million secured credit facility (the “Facility”) available to us for the acquisition of properties and for working capital. The Facility’s interest rate is LIBOR plus a spread of 3.50%, with a floor of 4.75%. The maturity date is June 30, 2013. The Facility’s borrowing base is determined based on the properties that are pledged as security on the Facility, and it contains covenants applicable to those pledged properties which, among other restrictions, require us to maintain a minimum net worth and, in certain cases of the occurrence of default, limit distributions to our shareholders. As of June 30, 2011, we were in compliance with all covenants. As of June 30, 2011, the interest rate was 4.75% and we had $11.6 million outstanding on the Facility. We have approximately $13.1 million available under the Facility, subject to the covenants above.

As of June 30, 2011, scheduled principal repayments on notes payable were as follows (in thousands):

	SCHEDULED
	PRINCIPAL	TERM-LOAN
Year	PAYMENTS	MATURITIES	TOTAL PAYMENTS

2011	$374	$18,830	$19,204
2012	562	7,350	7,912
2013	606	22,109	22,715
2014	1,238	—	1,238
2015	1,265	50,428	51,693
Beyond five years	1,162	79,876	81,038
Unamortized debt premiums	—	504	504

Total	$5,207	$179,097	$184,304

6.	Derivative Instruments

In order to manage the volatility relating to interest rate risk, we may enter into interest rate swaps from time to time primarily to manage exposures to interest rate risks. We do not use derivative financial instruments for trading or speculative purposes. We have entered into an interest rate swap with a notional amount of $17 million and a fixed rate of 5.11% to hedge the interest rate risk on the $17 million variable-rate loan on our MacArthur Park property. The fair value of the swap was a liability of $183,000 and $346,000 at June 30, 2011, and December 31, 2010, respectively, and is included in accounts payable and other liabilities on the consolidated balance sheet. The swap settles monthly with an amount paid to or received from our counterparty, which is recorded as an adjustment to interest expense. For the six months ended June 30, 2011 and 2010, we paid $181,000 and $179,000, respectively, related to this swap, which is included in interest expense.

Valuations are not actual market prices on which an offer would be for unwinding any transactions or the prices at which the forecasted transactions will settle in the future, but rather calculated mathematical approximations of market values derived from proprietary models as of a given date. These valuations are calculated on a mid market basis and do not include bid/offered spread that would be reflected in an actual price quotations, therefore, actual price quotations for unwinding our transactions would be different than those in our valuation. These valuations and models rely on certain assumptions regarding past, present, and future market conditions. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

We have designated this interest rate swap as a hedge for financial reporting purposes. To the extent the hedge is effective, we record gains or losses resulting from changes in the value of our derivative in accumulated other comprehensive loss on our balance sheet. Currently, we believe the hedge is 100% effective. To the extent a hedge is determined to be ineffective, GAAP requires that the ineffective portion of gains and losses be recorded into net income.

7.	Concentrations

As of June 30, 2011, two properties individually accounted for more than 10% of our consolidated total assets – Uptown Park in Houston, Texas and MacArthur Park in Irving, Texas, which accounted for 20% and 16% of total assets, respectively. Consistent with our strategy of investing in geographic areas that we know well, 19 of our properties are located in the Houston metropolitan area. These Houston properties represent 65% and 67% of our base rental income for the six months ended June 30, 2011 and 2010, respectively. Houston is Texas’ largest city and the fourth largest city in the United States.

The following are the annualized base rents generated by our top tenants for the three and six months ended June 30, 2011 and 2010 (in thousands):

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2011	2010	2011	2010

Kroger	$529	$510	$1,058	$1,058
CVS/pharmacy	273	230	504	461
H-E-B Grocery(1)	277	—	383	—
Landry’s Seafood House	126	126	251	251
Hard Rock Café	124	124	248	248
TGI Friday’s	113	113	225	225
Champps Americana	106	106	211	211
Golden Corral	105	105	210	210
Paesanos	102	102	203	204
McAlister’s Deli(2)	114	82	196	164

	$1,869	$1,498	$3,489	$3,032

(1)	We acquired the Market at Lake Houston on February 25, 2011.

(2)	In July of 2011, we sold both of our McAlister’s Deli properties. See further discussion in Note 12.

The above base rents have been recorded in the accompanying consolidated statement of operations as rental income from operating leases (see Note 2).

8.	Stockholders’ Equity

Common Stock – Our charter authorizes us to issue 1,050,000,000 shares of capital stock, of which 1,000,000,000 shares of capital stock are designated as common stock with a par value of $0.01 per share and 50,000,000 shares of capital stock are designated as preferred stock with a par value of $0.01 per share. As of June 30, 2011, there were 23,200,207 shares of our common stock outstanding. Our payment of any future dividends to our common stockholders is dependent upon applicable legal and contractual restrictions, as well as our earnings and financial needs.

Incentive Plans – Under the AmREIT, Inc. 2007 Independent Directors Stock Incentive Plan, 2,000,000 shares of our common stock were reserved for future awards of options, restricted stock, stock purchase rights, stock appreciation rights or other awards; however this plan was terminated by our board of directors on June 10, 2011 and these shares are no longer available for issuance under any equity compensation plan. Under the AmREIT, Inc. 1999 Flexible Incentive Plan, 1,288,739 shares of our common stock are available for future awards of stock options, restricted stock, stock appreciation rights and other awards to our employees and non-employee directors.

9.	Related-Party Transactions

See Note 3 regarding investments in advised funds and other affiliates and Note 2 regarding notes receivable from affiliates.

We earn real estate fee income by providing property acquisition, leasing, property management, and construction management services to our advised funds. We are the sole owner of the companies that serve as the general partner for the advised funds. Real estate fee income of $1.4 million and $908,000 were paid by the funds to the Company during the six months ended June 30, 2011, and 2010, respectively. Construction management fee income of $128,000 and $170,000 were earned from the advised funds during the six months ended June 30, 2011, and 2010, respectively. The Company earns asset management fees from the funds for providing accounting related services, investor relations, facilitating the deployment of capital, and other services provided in conjunction with operating the fund. Asset management fees of $601,000 and $740,000 were paid by the funds to us during the six months ended June 30, 2011, and 2010, respectively. Additionally, we were reimbursed by the advised funds $356,000 and $504,000 during the six months ended June 30, 2011, and 2010, respectively, for reimbursements of administrative costs incurred on behalf of those funds. Such reimbursements are recorded as a reduction of general and administrative expense on our consolidated statements of operations.

We maintain a 1% general partner interest in the advised funds that we sponsor. The funds are typically structured such that the limited partners receive 99% of the available cash flow until 100% of their original invested capital has been returned and a preferred return has been paid. Once limited partner capital has been returned and the limited partner’s preferred return has been paid, the general partner thereafter shares in the available cash flow at various promoted levels (see Note 3).

See Note 10 below for a discussion of our acquisition of the property known as The Market at Lake Houston.

10.	Real Estate Acquisitions And Dispositions

As discussed in Note 9 above, we completed the acquisition of The Market at Lake Houston, a 101,799 square foot grocery anchored shopping center situated on 13.86 acres in Atascocita, Texas, a northern suburb of Houston, Texas, on February 25, 2011. The property was completed in 2002 and was 100% leased and occupied at the time of purchase. The anchor tenant is H-E-B, a regional supermarket, and other major tenants include Five Guys Burgers, Payless ShoeSource and Subway. We acquired the property for $20.1 million, of which, $4.4 million was paid in cash and the balance was paid through the assumption of $15.7 million of mortgage debt. This debt matures on January 1, 2016 and is payable interest-only at a fixed rate of 5.75% per year. This property was owned by two of our advised funds, 60% by MIG III, and 40% by MIG. We own 100% of the general partner of each of MIG and MIG III.

On May 10, 2011 we completed the acquisition of the Brookwood Village, a 28,774 square foot multi-tenant retail complex located in the Buckhead district in Atlanta, Georgia. The property was renovated in 2000 and was 96% leased and occupied at the time of purchase. The anchor tenant is CVS/pharmacy with other tenants including Sprint, FedEx/Kinko’s and Subway. This acquisition allowed us to expand and diversify our presence in Atlanta. We acquired the property for $10.6 million in cash using proceeds from our existing line of credit.

Included in our consolidated statements of operations are total revenues of $855,000 and net loss of $241,000 related to the operations of the Market at Lake Houston and Brookwood Village beginning on the respective dates of acquisition. Following are our pro forma results of operations, assuming that we acquired both properties on January 1, 2010 (in thousands):

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2011	2010	2011	2010

Total revenues	$9,195	$8,799	$18,263	$17,492
Net income available to stockholders	$482	$448	$1,644	$955

11.	Commitments and Contingencies

In April 2010, we signed a new lease agreement for our office facilities that expires October 31, 2012. In addition, we lease various office equipment. Rental expense for the six months ended June 30, 2011, and 2010, was $139,000 and $170,000, respectively.

As the owner or operator of real property, we may incur liability based on various property conditions and may be subject to liability for personal injury or property damage sustained as a result of such conditions. In addition, we are subject to ongoing compliance requirements imposed on us by environmental laws. We are not aware of any environmental matters or liabilities with respect to our properties that would have a material adverse effect on our consolidated financial statements.

We are involved in various matters of litigation arising in the normal course of business; however, we believe that we maintain comprehensive, general liability and extended insurance coverage in amounts we deem necessary with respect to our properties. We believe that no estimate of loss or range of loss, if any, can be made at this time for such matters; however, our management, based in part upon consultation with legal counsel, is of the opinion that, when such litigation is resolved, any liability in excess of amounts covered by insurance or already included in our consolidated financial statements, if any, will not have a material effect on our consolidated financial statements.

12.	Subsequent Events

On July 6, 2011, we sold two non-core, single-tenant assets to a third party, which generated total proceeds of $2.5 million and resulted in a gain of approximately $550,000. These properties were classified as held for sale as of June 30, 2010, and the operations are included in income from discontinued operations on the accompanying consolidated statements of operations. See Note 2 for a discussion of the income from discontinued operations.

On July 29, 2011 we completed the acquisition of Alpharetta, a 94,544 square foot multi-tenant retail complex located in Alpharetta, Georgia, a northern suburb of Atlanta, Georgia. The property was built in 1997 and was 100% leased and occupied at the time of purchase. The anchor tenant is Publix, a regional supermarket. This acquisition allowed us to further expand and diversify our presence in Atlanta. We acquired the property for $18.8 million using cash on hand, $5.4 million from borrowings on our existing line of credit and a loan of $12.5 million.

13.	Segment Reporting

The operating segments presented are the segments of AmREIT for which separate financial information is available, and revenue and operating performance is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance. However, this operating performance data might not be indicative of what a third party would assess or evaluate for purposes of determining fair value of our segments.

The portfolio segment consists of our portfolio of single and multi-tenant shopping center projects. This segment consists of 27 properties located in four states. Expenses for this segment include depreciation, interest, minority interest, legal cost directly related to the portfolio of properties and property level expenses. Substantially all of our consolidated assets are in this segment.

Our advisory services segment consists of our real estate operating and development business as well as our advised funds. The real estate operating and development business is a fully integrated and wholly-owned business consisting of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, and asset and property management services to our portfolio and advised funds. The advised funds that we sponsor have sold limited partnership interests and non-listed REIT securities to retail investors. These funds were formed to develop, own, manage and add value to properties with an average holding period of two to four years with respect to the limited partnerships. We have invested in these funds as both the general partner and a limited partner in the case of the limited partnerships.

Segment results for the three and six months ended June 30, 2011 and 2010, are as follows:

		ADVISORY SERVICES
		REAL ESTATE
		OPERATING AND	ADVISED
FOR THE THREE MONTHS ENDED JUNE 30, 2011	PORTFOLIO	DEVELOPMENT	FUNDS	TOTAL
	(In thousands)

Rental income from operating leases	$7,792	$54	$—	$7,846
Lease termination fee income	109	—	—	109
Real estate fee income – related party	—	825	—	825
Construction management fee income – related party	—	56	—	56
Asset management fee income – related party	—	—	231	231

Total revenue	7,901	935	231	9,067
General and administrative	611	787	28	1,426
Property expense	1,933	17	—	1,950
Legal and professional	248	19	—	267
Real estate commissions	—	157	—	157
Acquisition costs	—	75	—	75
Depreciation and amortization	2,302	6	—	2,308

Total expenses	5,094	1,061	28	6,183
Interest expense	(2,415)	—	—	(2,415)
Other income/(expense)	90	(14)	(65)	11

Income from continuing operations	$482	$(140)	$138	$480

		ADVISORY SERVICES
		REAL ESTATE
		OPERATING AND	ADVISED
FOR THE THREE MONTHS ENDED JUNE 30, 2010	PORTFOLIO	DEVELOPMENT	FUNDS	TOTAL
	(In thousands)

Rental income from operating leases	$7,157	$54	$—	$7,211
Real estate fee income – related party	(6)	491	—	485
Construction management fee income – related party	—	93	—	93
Asset management fee income – related party	—	—	370	370

Total revenue	7,151	638	370	8,159
General and administrative	492	917	43	1,452
Property expense	1,947	11	—	1,958
Legal and professional	196	(52)	—	144
Real estate commissions	—	53	—	53
Depreciation and amortization	1,640	11	—	1,651

Total expenses	4,275	940	43	5,258
Interest expense	(2,438)	—	—	(2,438)
Other income/(expense)	174	36	(373)	(163)

Income from continuing operations	$612	$(266)	$(46)	$300

		ADVISORY SERVICES
		REAL ESTATE
		OPERATING AND	ADVISED
FOR THE SIX MONTHS ENDED JUNE 30, 2011	PORTFOLIO	DEVELOPMENT	FUNDS	TOTAL
	(In thousands)

Rental income from operating leases	$15,198	$98	$—	$15,296
Lease termination fee income	109	—	—	109
Real estate fee income – related party	—	1,384	—	1,384
Construction management fee income – related party	—	128	—	128
Asset management fee income – related party	—	—	601	601

Total revenue	15,307	1,610	601	17,518
General and administrative	1,044	1,603	63	2,710
Property expense	3,651	26	—	3,677
Legal and professional	489	32	1	522
Real estate commissions	1	185	—	186
Acquisition costs	—	115	—	115
Depreciation and amortization	3,936	12	—	3,948

Total expenses	9,121	1,973	64	11,158
Interest expense	(4,618)	—	—	(4,618)
Other income/(expense)	231	7	(224)	14

Income from continuing operations	$1,799	$(356)	$313	$1,756

		ADVISORY SERVICES
		REAL ESTATE
		OPERATING AND	ADVISED
FOR THE SIX MONTHS ENDED JUNE 30, 2010	PORTFOLIO	DEVELOPMENT	FUNDS	TOTAL
	(In thousands)

Rental income from operating leases	$14,125	$98	$—	$14,223
Real estate fee income – related party	(10)	918	—	908
Construction management fee income – related party	—	170	—	170
Asset management fee income – related party	—	—	740	740

Total revenue	14,115	1,186	740	16,041
General and administrative	911	1,715	74	2,700
Property expense	3,642	11	—	3,653
Legal and professional	425	(40)	1	386
Real estate commissions	1	92	—	93
Depreciation and amortization	3,334	22	—	3,356

Total expenses	8,313	1,800	75	10,188
Interest expense	(4,837)	—	—	(4,837)
Other income/(expense)	326	130	(863)	(407)

Income from continuing operations	$1,291	$(484)	$(198)	$609

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
AmREIT, Inc.:

We have audited the accompanying consolidated balance sheets of AmREIT, Inc. and subsidiaries (“the Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. In connection with our audit of the consolidated financial statements, we have also audited the related financial statement schedule. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. As such, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmREIT, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in notes 2, 15 and 16 to the consolidated financial statements, AmREIT, Inc. and subsidiaries retrospectively applied certain reclassifications associated with discontinued operations.

/s/ KPMG LLP

Houston, Texas
March 18, 2011, except for notes 2, 15 and 16, which are as of August 29, 2011

AmREIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

	DECEMBER 31,	DECEMBER 31,
	2010	2009
	(In thousands, except share data)

ASSETS
Real estate investments at cost:
Land	$127,699	$131,351
Buildings	140,532	142,575
Tenant improvements	11,083	9,883

	279,314	283,809
Less accumulated depreciation and amortization	(28,620)	(24,934)

	250,694	258,875
Net investment in direct financing leases	—	21,057
Acquired lease intangibles, net	5,975	7,194
Investments in advised funds and other affiliates	8,036	9,527

Net real estate investments	264,705	296,653
Cash and cash equivalents	655	1,067
Cash on deposit with qualified intermediary	9,370	—
Tenant receivables, net	3,058	3,697
Accounts receivable, net	2,206	1,674
Accounts receivable – related party, net	521	152
Notes receivable, net	3,375	4,383
Notes receivable – related party, net	4,860	4,669
Deferred costs, net	2,869	2,703
Other assets	2,229	5,334

TOTAL ASSETS	$293,848	$320,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable	$161,848	$182,976
Accounts payable and other liabilities	6,670	7,741
Acquired below market lease intangibles, net	1,485	1,732
Security deposits	778	705

TOTAL LIABILITIES	170,781	193,154

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 23,118,133 and 22,950,952 shares issued and outstanding as of December 31, 2010 and 2009, respectively	232	230
Capital in excess of par value	191,369	190,975
Accumulated distributions in excess of earnings	(68,160)	(63,908)
Accumulated other comprehensive loss	(346)	(384)
Cost of treasury stock, 4,217 and 0 shares as of December 31, 2010 and 2009, respectively	(28)	—

TOTAL STOCKHOLDERS’ EQUITY	123,067	126,913

Non-controlling interest	—	265

TOTAL EQUITY	123,067	127,178

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$293,848	$320,332

See Notes to Consolidated Financial Statements.

AmREIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31,
	2010	2009	2008
	(In thousands, except per share data)

Revenues:
Rental income from operating leases	$29,155	$29,367	$31,413
Lease termination income	—	1,065	100
Real estate fee income	15	—	—
Real estate fee income – related party	2,375	2,604	4,316
Construction management fee income	—	—	41
Construction management fee income – related party	349	450	410
Asset management fee income – related party	1,480	1,530	1,501

Total revenues	33,374	35,016	37,781

Expenses:
General and administrative	5,944	6,320	7,096
Property expense	8,314	8,206	8,903
Legal and professional	1,165	1,667	1,559
Real estate commissions	191	157	162
Acquisition costs	12	—	—
Depreciation and amortization	6,634	7,350	8,969
Impairment – properties	2,268	441	484
Impairment – notes receivable	1,800	—	—

Total expenses	26,328	24,141	27,173

Operating income	7,046	10,875	10,608
Other income (expense):
Interest and other income	459	446	11
Interest and other income – related party	274	201	1,018
Gain on debt extinguishment	5,374	—	—
Loss from advised funds and other affiliates	(1,186)	(604)	(894)
Income tax benefit (expense) for taxable REIT subsidiary	(1,515)	851	492
Interest expense	(9,541)	(9,146)	(9,196)
Debt prepayment penalties	(988)	—	—

Income (loss) from continuing operations	(77)	2,623	2,039
Income (loss) from discontinued operations	6,382	2,632	(1,896)

Net income	6,305	5,255	143
Net loss attributable to noncontrolling interest	(173)	(121)	(331)

Net income (loss) attributable to AmREIT stockholders	6,132	5,134	(188)
Distributions paid to Class C and D stockholders	—	(18,528)	(10,013)

Net income (loss) available to stockholders	$6,132	$(13,394)	$(10,201)

Net income (loss) per share of common stock – basic and diluted
Income (loss) before discontinued operations	$(0.02)	$(2.37)	$(1.47)
Income (loss) from discontinued operations	$0.28	$0.39	$(0.33)

Net income (loss)	$0.26	$(1.98)	$(1.80)

Weighted average shares of common stock used to
Compute net income (loss) per share, basic and diluted	22,672	6,824	5,667

See Notes to Consolidated Financial Statements.

AmREIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

			ACCUMULATED	ACCUMULATED
		CAPITAL IN	DISTRIBUTIONS	OTHER	COST OF
	AMOUNT OF	EXCESS OF	IN EXCESS OF	COMPREHENSIVE	TREASURY	NONCONTROLLING
	COMMON STOCK	PAR VALUE	EARNINGS	LOSS	STOCK	INTEREST	TOTAL
	(In thousands)

Balance at December 31, 2007	$217	$185,165	$(33,365)	$—	$(2,584)	$1,179	$150,612

Net income	—	—	143	—	—	—	143
Net loss attributable to noncontrolling interest	—	—	(331)	—	—	331	—
Fair value of hedge liability		—	—	(409)	—	—	(409)
Deferred compensation issuance of restricted shares, Class A	—	492	—	—	(559)	—	(67)
Issuance of common shares, Class A	—	47	—	—	67	—	114
Repurchase of common shares, Class A	—	—	—	—	(7,075)	—	(7,075)
Amortization of deferred compensation	—	437	—	—	—	—	437
Issuance of common shares, Class C	—	1,545	—	—	—	—	1,545
Retirement of common shares, Class C	—	(1,590)	—	—	—	—	(1,590)
Issuance of common shares, Class D	—	4,016	—	—	—	—	4,016
Retirement of common shares, Class D	—	(4,762)	—	—	—	—	(4,762)
Distributions	—	—	(12,830)	—	—	(266)	(13,096)

Balance at December 31, 2008	$217	$185,350	$(46,383)	$(409)	$(10,151)	$1,244	$129,868

Net income	—	—	5,255	—	—	—	5,255
Net income attributable to noncontrolling interest	—	—	(121)	—	—	121	—
Fair value of hedge liability	—	—	—	25	—	—	25
Deferred compensation issuance of restricted shares, Class A	—	(464)	—	—	464	—	—
Merger between AmREIT and REITPlus	13	6,098	(10,171)	—	9,687	—	5,627
Retirement of AmREIT common shares, Class A, C, and D	—	(348)	—	—	—	—	(348)
Amortization of deferred compensation	—	499	—	—	—	—	499
Purchase of ownership in consolidated entity	—	(160)	—	—	—	(992)	(1,152)
Distributions	—	—	(12,488)	—	—	(108)	(12,596)

Balance at December 31, 2009	$230	$190,975	$(63,908)	$(384)	$—	$265	$127,178

Net income	—	—	6,305	—	—	—	6,305
Net loss attributable to noncontrolling interest	—	—	(173)	—	—	173	—
Change in fair value of hedge liability	—	—	—	38	—	—	38
Deferred compensation issuance of restricted shares	—	(1,669)	—	—	—	—	(1,669)
Issuance of shares of common stock	2	1,621	—	—	115	—	1,738
Amortization of deferred compensation	—	442	—	—	—	—	442
Repurchase of shares of common stock	—	—	—	—	(143)	—	(143)
Distributions	—	—	(10,384)	—	—	(438)	(10,822)

Balance at December 31, 2010	$232	$191,369	$(68,160)	$(346)	$(28)	$—	$123,067

AmREIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,
	2010	2009	2008
	(In thousands, except share data)

Cash flows from operating activities:
Net income	$6,305	$5,255	$143
Adjustments to reconcile net income to net cash provided by operating activities:
Investment in real estate acquired for resale	—	—	(2,476)
Proceeds from sale of real estate acquired for resale	886	1,500	466
Gain on sale of real estate acquired for resale	(5,384)	(2,875)	(229)
Gain on sale of real estate acquired for investment	(1,216)	—	(924)
Gain on debt extinguishment	(5,374)	—	—
Impairment – properties	3,487	441	1,494
Impairment – notes receivable	1,800	—	—
Bad debt expense	1,265	781	1,403
Restructuring charges	—	—	1,919
Lease termination income	—	(1,065)	—
Loss from advised funds and other affiliates	1,186	604	894
Cash receipts (deferrals) for related party fees	(166)	26	(400)
Depreciation and amortization	6,685	7,419	9,081
Amortization of above/below market rent	(196)	(55)	(944)
Amortization of loan premium and financing cost	445	385	113
Amortization of deferred compensation	442	499	437
Distributions from advised funds and other affiliates	11	2	539
Increase in tenant receivables	(546)	(602)	(473)
Decrease (increase) in accounts receivable	(726)	(194)	453
Decrease (increase) in accounts receivable – related party	(369)	1,289	2,026
Cash receipts from direct financing leases more than income recognized	237	253	209
Decrease (increase) in other assets	2,310	(465)	(948)
Increase (decrease) in accounts payable and other liabilities	(1,428)	2,067	(2,584)
Increase in security deposits	24	—	30

Net cash provided by operating activities	9,678	15,265	10,229

Cash flows from investing activities:
Improvements to real estate, including leasing costs	(1,963)	(1,977)	(3,107)
Acquisition of investment properties	(2,760)	—	—
Loans to affiliates	(2,241)	(2,045)	(4,986)
Payments from affiliates	1,550	1,531	10,121
Investment in receivable	—	—	(1,621)
Additions to furniture, fixtures and equipment	(74)	(7)	(120)
Proceeds from sale to related party of investment in other affiliates	—	—	10,126
Investment in advised funds and other affiliates	(97)	—	(5,490)
Distributions from advised funds and other affiliates	557	112	333
Proceeds from sale of real estate acquired for resale	14,053	—	—
Residual economic interest paid (see Note 5)	(2,866)	—	—
Cash deposited with a qualified intermediary	(12,804)	—	—
Cash received from qualified intermediary	3,434	—	—
Proceeds from sale of investment property	4,608	—	3,530
REITPlus cash on hand at time of acquisition	—	667	—
Decrease in preacquisition costs	—	16	194

Net cash provided by (used in) investing activities	1,397	(1,703)	8,980

Cash flows from financing activities:
Proceeds from notes payable	32,423	8,475	66,037
Payments of notes payable	(32,536)	(9,771)	(62,817)
Payments for financing costs	(478)	(590)	(508)
Purchase of treasury stock	(48)	—	(7,075)
Issuance of shares of common stock	(26)	—	81
Retirement of shares of common stock	—	(348)	(6,352)
Issuance costs	—	—	(42)
Common dividends paid	(10,384)	(12,488)	(7,261)
Distributions to noncontrolling interests	(438)	(108)	(158)

Net cash used in financing activities	(11,487)	(14,830)	(18,095)

Net increase (decrease) in cash and cash equivalents	(412)	(1,268)	1,114
Cash and cash equivalents, beginning of period	1,067	2,335	1,221

Cash and cash equivalents, end of period	$655	$1,067	$2,335

Supplemental schedule of cash flow information:
Cash paid during the year for:
Interest	$10,149	$10,187	$10,683
Income taxes	382	445	210

AmREIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (CONTINUED)

Supplemental Schedule of Noncash Investing and Financing Activities

See Note 2 for further discussion of non-cash investing and financing activities associated with the recapitalization and merger, including the issuance of AmREIT, Inc. shares of common stock in exchange for AmREIT class A, class C, and class D common shares of beneficial ownership.

In 2010, we issued 185,500 restricted shares of common stock to employees and directors as part of their compensation arrangements. The restricted shares vest over a three to seven-year period. We recorded approximately $1.7 million in deferred compensation related to the issuance of the restricted shares.

During 2010, we sold 21 properties, all to third parties. These transactions generated proceeds of $19.5 million (after debt extinguishment), $12.8 million of which were deposited with a qualified intermediary to be used for future property acquisitions in accordance with section 1031 of the Internal Revenue Code of 1986, as amended (“the Code”). In conjunction with these dispositions, we extinguished $17.4 million of notes payable. We used $2.8 million of the proceeds to acquire a property in December 2010 and transferred $674,000 of the section 1031 proceeds to our operating account. We also assumed a $1.8 million note in conjunction with the acquisition.

In 2009, we issued 64,000 restricted shares of common stock to AmREIT employees and directors as part of their compensation arrangements. The restricted shares vest over a three to seven year period. We recorded approximately $580,000 in deferred compensation related to the issuance of the restricted shares.

During 2009, we recognized $1.1 million in lease termination income related to a national tenant that declared bankruptcy and subsequently defaulted upon their operating ground lease with us. Upon default, ownership of the building transferred from the tenant to us as the ground lessor. Accordingly, we recorded lease termination income in an amount equal to the fair value of the building.

See Notes to Consolidated Financial Statements.

AmREIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009 AND 2008

1.	Our Business and Our Recent History

Our Business
We are a full service, vertically integrated and self-administered real estate investment trust, or REIT, that primarily owns, operates, acquires and selectively develops and redevelops high-quality grocery anchored lifestyle and neighborhood and community shopping centers in high-traffic, densely populated, affluent areas with high barriers to entry. We have elected to be taxed as a REIT for federal income tax purposes. We seek to own properties in major cities in the United States that contain submarkets with characteristics comparable to our existing markets. Our shopping centers are typically anchored by national or regional supermarket chains, with the remaining tenant base being comprised predominantly of select national and local retailers. Over our 27-year history, we have acquired, owned and operated retail properties across 19 states.

Today, our portfolio is predominantly concentrated in the affluent high-growth submarkets of Houston, Dallas, San Antonio and Austin, which represent four of the top population and job growth markets in the United States. We believe these metropolitan areas are compelling real estate markets given their favorable demographics, robust job growth and large and diverse economies. The Texas economy is diverse, with employment spread broadly over sectors such as government services (including defense), professional and business services, education, healthcare and leisure and hospitality. As part of our ongoing investment strategy, we intend to acquire properties located in submarkets within other major U.S. cities outside of Texas that have market characteristics similar to our existing Texas markets. Our targeted properties will include premier retail frontage locations in high-traffic, densely populated, affluent areas with high barriers to entry.

As of December 31, 2010, our portfolio consisted of 28 wholly-owned properties totaling approximately 1.0 million gross rentable square feet which was 92% leased with a weighted average remaining lease term of 6.4 years. In addition to our portfolio, we have an advisory services business which provides a full complement of real estate services to the properties within our portfolio as well as to eight real estate funds in which we have varying ownership interests in and manage on behalf of institutional and individual high-net-worth investors. We refer to these real estate funds as the advised funds. As of December 31, 2010, our advised funds held 21 properties with approximately 2.3 million gross rentable square feet which is 75% leased.

Recent History
We were organized by our predecessor, AmREIT, in April 2007 as REITPlus, Inc. (“REITPlus”), a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”). REITPlus was structured as an externally managed and advised REIT, with a wholly owned subsidiary of AmREIT providing investment advisory and property and corporate management services.

During 2007, AmREIT initiated a strategic plan referred to as “Vision 2010”. Vision 2010 was designed to create a more conforming business platform that would reduce the earnings volatility of AmREIT’s business model while also simplifying its capital structure, with the ultimate goal of growing its portfolio of properties. Vision 2010 includes three phases as follows:

■	Phase I consisted of business model changes which were designed to reduce the earnings volatility created by some of AmREIT’s transactional operating subsidiaries. In connection with Phase I of the plan, AmREIT simplified its operating platform and reduced its transactional volatility by exiting the general contracting business and the independent broker-dealer fund-raising business. Additionally, it terminated the best efforts equity offering of REITPlus.

Together, these restructuring initiatives resulted in a one-time restructuring charge of approximately $2.5 million during 2008, but reduced AmREIT’s annual overhead and general and administrative expenses.

■	Phase II consisted of changes which were designed to simplify AmREIT’s equity capital structure. As the first step in Phase II, in December 2008, AmREIT voluntarily de-listed its Class A common shares from trading on the NYSE Alternext Exchange. As the last step in Phase II, at special meetings on November 24, 2009, both AmREIT and REITPlus shareholders approved a merger of AmREIT with and into REITPlus, resulting in a combined, conforming entity with a single class of common stock, which was renamed AmREIT, Inc. We believe that this simplified capital structure will better position us to raise Wall Street and/or institutional capital either through joint ventures at the entity level or through an initial public offering and re-listing of our shares.

■	For the combined company, Phase III will consist of growing our portfolio of properties and identifying additional sources of liquidity for shareholders as the United States begins to exit the current recession and transition into recovery. This growth objective is the sole focus of management’s “Vision 2012.”

Following our strategic combination with our predecessor, AmREIT, all of the independent members of the boards of both AmREIT and REITPlus, as well as H. Kerr Taylor, who served as chairman and chief executive officer of both companies, now form our seven-member Board of Directors. After the merger, we are internally managed by the former management team of AmREIT. Accordingly, the following discussion describes the business of AmREIT, Inc. which is comprised of the combined businesses previously conducted by AmREIT and REITPlus. As further discussed in Note 2, for accounting purposes, the transaction was treated as an asset acquisition, with AmREIT being the accounting acquirer deemed to have acquired the net assets of REITPlus. As a result, the financial statements beginning on page F-3 reflect the historical position and results of operations of AmREIT prior to the merger and those of the combined company following the merger.

In these notes to the financial statements, “we”, “us”, “our”, or “the Company”, refers to AmREIT, Inc., the combined company following the merger of REITPlus with AmREIT, together with its predecessors and subsidiaries, including joint ventures, unless the context requires otherwise.

2.	Summary of Significant Accounting Policies

Accounting for Merger with Reitplus – November 2009
Simultaneously with the November 2009 merger of AmREIT with and into REITPlus, wherein AmREIT acquired REITPlus’s net assets, AmREIT consummated a recapitalization of its equity structure by combining its three classes of common shares into a single common class of common stock. The following discussion addresses the accounting treatment for the recapitalization as well as for the acquisition of REITPlus’s net assets.

Recapitalization – Prior to the merger, AmREIT had Class A common shares (“Class A”), Class C common shares (“Class C”) and Class D common shares (“Class D”) outstanding (collectively, the “AmREIT Shares”). The AmREIT Declaration of Trust provided that any merger of AmREIT that resulted in Class A being converted into another security or other form of consideration must also result in Class C and Class D being converted or convertible into such securities or other consideration as if the Class C and Class D had first been converted into Class A at the conversion prices and fair market value per share of Class A as set forth in the Declaration of Trust. The Class C and Class D were each convertible into Class A at their respective premiums pursuant to the Declaration of Trust. In conjunction with the merger, the AmREIT Shares were converted into a single class of AmREIT, Inc. common stock at exchange ratios reflecting the foregoing conversion principles. The premium, which was $10.2 million, was recorded as an additional dividend in accordance with Generally Accepted Accounting Principles (“GAAP”). Given that AmREIT was the accounting acquirer, as discussed further below, the foregoing exchange/conversion was treated for accounting purposes as a deemed recapitalization of AmREIT immediately prior to the acquisition of REITPlus’s net assets. The following table reflects the shares of Class A that were issued to the holders of Class C and Class D in the recapitalization as well as the shares of Class A that were outstanding immediately prior to the merger with REITPlus:

		CLASS C		CLASS D
	CLASS A	PURCHASE	DRIP	PURCHASE	DRIP	TOTAL

Shares outstanding, net of treasury	5,318,925	3,369,439	770,363	9,374,938	1,591,317	—
Amount invested per share	—	$10.00	$10.00	$10.00	$10.00

Total invested	—	33,694,390	7,703,630	93,749,380	15,913,170
Premium on total invested (a)	—	10.0%	10.0%	5.5%	5.5%

Premium	—	$3,369,439	$770,363	$5,156,216	$875,224	$10,171,242
Total value to be exchanged	—	$37,063,829	$8,473,993	$98,905,596	$16,788,394	$161,231,812
Value of A Shares (b)	—	$9.50	$9.50	$9.50	$9.50	$9.50

A Shares to be issued	—	3,901,456	891,999	10,411,115	1,767,199	16,971,769
A Shares currently outstanding						5,318,925

A Shares outstanding post-recap						22,290,694
A Shares to be issued						16,971,769
Shares issued from treasury						(1,315,564)

Newly issued shares						15,656,205

A Shares outstanding post-recap						22,290,694

(a)	The conversion price of Class C Shares as set forth in the AmREIT Declaration of Trust was equal to $11.00 per share (i.e., a 10% premium on the $10.00 issuance price), which is referred to as the Class C Conversion Price. The conversion price of Class D Shares as set forth in the Declaration of Trust was equal to the original $10.00 issuance price of the Class D Shares, increased by a premium of 1.1% per year outstanding (with a maximum increase of 7.7%), such increased price being referred to as the Class D Conversion Price. The conversion ratio of Class C Shares or Class D Shares, as the case may be, into Class A Shares was determined under the Declaration of Trust by dividing the applicable conversion price by the fair market value of the Class A Shares.
(b)	AmREIT management conducted a “bottom-up” valuation of the real estate assets of both AmREIT and REITPlus. Management based its valuation of the real estate assets on appraisals from two nationally-recognized real estate appraisal firms. After valuing the real estate assets of both companies prior to the merger, management estimated the value of the common shares of the constituent companies as going-concerns utilizing generally accepted valuation methodologies. Such methodologies included analyzing the net value of the assets of the respective companies, determining equity value based on the discounted cash flows of the companies, and evaluating the companies in comparison to peer companies in the REIT industry. On the basis of its analyses, management estimated the value of AmREIT’s Class A Shares to be between $9.00 and $12.00 per share after assigning to AmREIT’s Class C Shares and Class D Shares the $11.00 and $10.55 per share values, respectively, mandated by the conversion prices for those classes of shares as set forth in the AmREIT Declaration of Trust. Management recommended, and the AmREIT Board approved, a valuation of the AmREIT Class A Shares at $9.50 per share, near the bottom of the valuation range estimated by management, based on the facts that the Class A Shares lacked an established trading market and AmREIT’s business was currently subject to economic and market conditions that countered a higher valuation. Management believed that such valuation was an approximately 20% discount from the estimated net asset value per share of Class A Shares, which management believed to be appropriate when compared to the discounts to net asset value of the shares of other REITs that management deemed comparable to AmREIT. Management recognized that shares of Class A Shares were traded on The Pink Sheets since AmREIT’s delisting from the NYSE Alternext in December 2008. Those trades were at values significantly less than management’s estimate of fair value. Management believed that The Pink Sheets were not a reliable measure of value for AmREIT shares because it did not represent an active market for AmREIT shares, did not contemplate the fair value of AmREIT’s assets, including its properties, as there were no published fair value information or analyst reports and did not contemplate a unified capital structure with a single dividend rate. At the time management determined the estimated value of the Class A Shares, management did not have the benefit of the valuation fairness opinion provided by KeyBanc, our fairness expert. KeyBanc delivered its opinion to the AmREIT Board on May 20, 2009, at the time the Board was considering approval of the merger agreement and recommendation of the merger to AmREIT’s shareholders. KeyBanc’s opinion was that the exchange ratios provided in the merger agreement were fair, from a financial point of view, to the AmREIT shareholders. In reaching its opinion, KeyBanc utilized a comparable company analysis that estimated the value per share of Class A Shares to be between $7.25 and $9.75, a discounted cash flow analysis that estimated the value per share of Class A Shares to be between $7.47 and $10.73 and a net asset value analysis that estimated the net asset value per share of Class A Shares to be between $10.83 and $11.87 per share. In opining as to the fairness of the various exchange ratios, KeyBanc did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion and ultimately reached its opinion based on the results of all analyses taken as a whole. Neither management nor KeyBanc placed particular reliance or weight on any individual analyses.

Acquisition – Although REITPlus was the surviving legal entity in the merger, AmREIT was deemed to be the acquirer for financial reporting purposes pursuant to Accounting Standards Codification (“ASC”) ASC 805, Business Combinations. The transaction was treated legally as a merger of the two entities; however, for accounting purposes the transaction was treated as an asset acquisition pursuant to ASC 805. The merger was therefore treated as an acquisition by AmREIT of REITPlus’s net assets. Accordingly, the accompanying statements of operations for the periods prior to the merger represent the historical operating results of AmREIT. The operating results generated by REITPlus’s net assets are included in our 2009 and 2010 operating results from the date of the merger.

The acquisition of REITPlus was accounted for by applying the acquisition method under ASC 805. The purchase price for REITPlus was determined based on the fair value of the consideration given in exchange for the REITPlus net assets received in the acquisition. The fair value of the consideration given was $7.2 million, (calculated as the 758,604 AmREIT shares deemed given in the transaction valued at $9.50/share) which management believes reflects the fair value of the net assets of REITPlus deemed acquired by AmREIT.

AmREIT incurred costs of approximately $1.3 million in connection with the merger which included fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and various other services necessary to complete the transaction. Costs incurred in connection with the issuance of our equity securities in the amount of $858,000 were recorded as a reduction of shareholders’ equity. The remaining costs incurred in the amount of $441,000 were associated with the acquisition of REITPlus’s net assets. Accordingly, they were initially capitalized as part of the assets acquired pursuant to GAAP applied to asset acquisitions, resulting in a total cost to AmREIT of approximately $7.6 million. However, we subsequently expensed such acquisition costs as an other-than-temporary impairment given that the carrying amount of REITPlus’s net assets acquired was in excess of their fair value to the extent of these costs.

In connection with the merger, we obtained an appraisal of Shadow Creek Ranch, REITPlus’s sole real estate investment in which it held a 10% interest. The combination of the appraised value of REITPlus’s interest in Shadow Creek Ranch and REITPlus’s other net assets equaled approximately $5.8 million. We believe that the $7.2 million cost ($7.6 million total consideration, net of the $441,000 transaction costs which were expensed as an other-than-temporary impairment) to AmREIT is a more clearly evident and reliable measure than the value of REITPlus’s net assets, including the appraised value of its interest in Shadow Creek Ranch. We believe that the $1.4 million difference in these values is attributable to the use of an ‘as is’ appraised value of Shadow Creek Ranch versus the use of a “stabilized value” of Shadow Creek Ranch using a 10-year discounted cash flow analysis. As such, we believe that this difference represents a temporary impairment.

The following represents the assets acquired and liabilities assumed by AmREIT in the acquisition. No other tangible or intangible assets were identified as part of the acquisition:

(In thousands)

Assets
Cash	$743
Remaining interest in Shadow Creek Ranch (a)	5,769
Investment in AmREIT (90,241 Class A shares) (b)	720
Prepaid expenses	48

Total assets acquired	$7,280
Liabilities
Accounts payable and accrued liabilities	—
Accounts payable – related party	75

Total liabilities assumed	75

Net assets acquired	$7,205

Less: Treasury shares	(720)
Acquisition costs	(858)

Net effect on equity	$5,627

(a)	AmREIT owned a 16% interest in REITPlus Operating Partnership, LP (“REITPlus OP”) which held the investment in Shadow Creek Ranch and in AmREIT. The $5.8 million represents AmREIT’s cost in acquiring the remaining 84% interest in Shadow Creek Ranch owned by REITPlus OP, after expensing the $441,000 in acquisition costs as an other-than-temporary impairment.
(b)	The value of the investment in AmREIT was determined using a $9.50/share value of an AmREIT Class A share (as further discussed in note (b) to the recapitalization table above) and represents the remaining 84% interest in the AmREIT shares owned by REITPlus OP.

In connection with the merger, each AmREIT Class A share was exchanged for one share of AmREIT, Inc. common stock. The following table calculates the number of AmREIT, Inc. shares outstanding after the effects of the AmREIT recapitalization and subsequent merger with REITPlus:

		SHARES

REITPlus shares pre-merger		758,604
AmREIT shares exchanged in the merger –
AmREIT shares post-recapitalization	22,290,695
Merger exchange rate	1:1	22,290,695

Less: Cancellation of AmREIT shares owned by REITPlus pre-merger		(90,241)

AmREIT, Inc. shares immediately post-merger (November 24, 2009)		22,959,058

Basis of Presentation
Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred. The consolidated financial statements include our accounts as well as the accounts of any wholly- or majority-owned subsidiaries in which we have a controlling financial interest. Investments in joint ventures and partnerships where we have the ability to exercise significant influence but do not exercise financial and operating control, are accounted for using the equity method. All significant inter-company accounts and transactions have been eliminated through consolidation.

As discussed above, AmREIT exited the general contracting business and the fund-raising business prior to the merger. Accordingly, the operating activity of these businesses, including all prior activity, has been reclassified as discontinued operations in the accompanying statements of operations. See “Discontinued Operations” below for further detail.

Revenue Recognition
We lease space to tenants under agreements with varying terms. Our leases are accounted for as operating leases and, although certain leases of the properties provide for tenant occupancy during periods for which no rent is due and/or increases or decreases in the minimum lease payments over the terms of the leases, revenue is recognized on a straight-line basis over the terms of the individual leases. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, possession or control occurs on the lease commencement date. In all cases we have determined we are the owner of any tenant improvements that we fund pursuant to the lease terms. In cases where significant tenant improvements are made prior to lease commencement, the leased asset is considered to be the finished space, and revenue recognition therefore begins when the improvements are substantially complete. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are recognized when the tenants achieve the specified targets as defined in their lease agreements. During the years ended December 31, 2010, 2009 and 2008, we recognized percentage rents of $524,000, $449,000 and $559,000, respectively.

We recognize lease termination fees in the period that the lease is terminated and collection of the fees is reasonably assured. Upon early lease termination, we provide for losses related to unrecovered intangibles and other assets. We did not recognize any lease termination fees during the year ended December 31, 2010. During the year ended December 31, 2009, we recognized $1.1 million in lease termination income related to a national tenant that declared bankruptcy and subsequently rejected their operating ground lease with us. Upon rejection of the operating lease, ownership of the building transferred from the tenant to us as the ground lessor. Accordingly, we recorded lease termination income in an amount equal to the fair value of the building. We recognized $100,000 of lease termination fee income during the year ended December 31, 2008.

We have investments in advised funds and other affiliates that are accounted for under the equity method because we exercise significant influence over such entities. We record our percentage interest in the earnings and losses of these entities in income (loss) from advised funds and other affiliates in our statement of operations. We serve as the general partner of our advised funds and receive asset management fees for such service, which are calculated as a percentage of equity under management.

We account for profit recognition on sales of real estate in accordance with ASC 360, Property, Plant and Equipment. Pursuant to ASC 360, profits from sales will not be recognized under the full accrual method by the Company until certain criteria are met. Gains relating to transactions which do not meet the criteria for full accrual method of accounting are deferred and recognized when the full accrual method of accounting criteria are met or by using the installment or deposit methods of profit recognition, as appropriate in the circumstances.

We provide various real estate services, including development, construction (discontinued operations), construction management, property management, leasing and brokerage. The fees for these services are recognized as services are provided and are generally calculated as a percentage of revenues earned or to be earned or of property cost, as appropriate. Construction management contracts are recognized only to the extent of the fee revenue.

Real Estate Investments
Development Properties – Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs, and direct and indirect development costs related to buildings under construction, are capitalized as part of construction in progress. The capitalization of such costs ceases at the earlier of one year from the date of completion of major construction or when the property, or any completed portion, becomes available for occupancy. We capitalize as incurred costs associated with pending acquisitions of raw land. We did not capitalize any interest or taxes during the year ended December 31, 2010. During the year ended December 31, 2009, we capitalized interest and taxes in the amount of $20,000 related to properties under development.

Acquired Properties and Acquired Lease Intangibles – We account for operating real estate acquisitions pursuant to ASC 805, Business Combinations as we believe most operating real estate meets the definition of a “business” pursuant to this guidance. Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired above and below market leases, out of market debt, the value of in-place leases and customer relationship value, if any. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include (i) an estimate of carrying costs during the expected lease-up periods, considering market conditions, and (ii) costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to above market and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases. Below market leases include fixed-rate renewal periods. Premiums or discounts on debt are amortized to interest expense over the remaining term of such debt. Costs related to acquiring operating properties are expensed as incurred.

Depreciation – Depreciation is computed using the straight-line method over an estimated useful life of up to 39 years for buildings, up to 20 years for site improvements and over the term of lease for tenant improvements. Leasehold estate properties, properties on which we own the building and improvements but not the related ground, are amortized over the life of the lease.

Properties Held for Sale – Properties are classified as held for sale if we have decided to market the property for immediate sale in its present condition with the belief that the sale will be completed within one year. Properties held for sale are carried at the lower of cost or fair value less cost to sell. Depreciation and amortization are suspended during the held for sale period. At December 31, 2010, we owned no properties which were classified as real estate held for sale. During 2009, we reclassified $2.7 million of real estate held for sale to held for investment. Additionally, we reclassified $2.2 million of building to investment in direct financing leases upon execution of a lease.

Our properties generally have operations and cash flows that can be clearly distinguished from the rest of the Company. The operations and gains on sales reported in discontinued operations include those properties that have been sold or are held for sale and for which operations and cash flows have been clearly distinguished. The operations of these properties have been eliminated from ongoing operations, and we will not have continuing involvement after disposition. Prior period operating activity related to such properties has been reclassified as discontinued operations in the accompanying statements of operations.

Impairment – We review our properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. We determine whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value. During the year ended December 31, 2010, we recognized impairment charges of $2,268 in income (loss) from continuing operations related to four non-core, single-tenant properties and impairment charges of $1,219 in income (loss) from discontinued operations related to two non-core, single-tenant properties that were sold in July 2011. We recognized an impairment charge of $441,000 for the year ended December 31, 2009 related to our acquisition of REITPlus’s net assets. We recognized an impairment charge of $1.5 million for the year ended December 31, 2008 related to four properties that represent non-core real estate assets, three of which have subsequently been disposed. Both the estimated undiscounted cash flow analysis and fair value determination are based upon various factors which require complex and subjective judgments to be made by management. Such assumptions include projecting lease-up periods, holding periods, cap rates, rental rates, operating expenses, lease terms, tenant credit-worthiness, tenant improvement allowances, terminal sales value and certain macroeconomic factors among other assumptions to be made for each property.

Receivables and Allowance for Uncollectible Accounts
Tenant receivables – Included in tenant receivables are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. As of December 31, 2010 and 2009, we had an allowance for uncollectible accounts of $2.1 million and $1.0 million, respectively, related to our tenant receivables. During the years ended December 31, 2010, 2009 and 2008, we recorded bad debt expense in the amount of $1.6 million, $1.0 million and $1.3 million, respectively, related to tenant receivables that we specifically identified as potentially uncollectible based on our assessment of the tenant’s credit-worthiness. Bad debt expenses and any recoveries related to tenant receivables are included in property expense. Following is a summary of activity within our allowance for uncollectible accounts ($ in thousands):

	YEARS ENDED DECEMBER 31,
	2010	2009	2008

Beginning of period	1,025	501	157
Additional reserves	1,579	1,008	1,291
Collections/reversals	(360)	(386)	(184)
Write-offs	(176)	(98)	(763)

End of period	2,068	1,025	501

Accounts receivable – Included in accounts receivable are various receivables that arise in the normal course of operating our business including a $1.3 million receivable from the City of Pearland, Texas. We acquired this receivable in June 2008 in conjunction with the acquisition of Shadow Creek Ranch Shopping Center by our affiliated funds in February 2008. The receivable is to be funded by 1/3 of the 1.5% sales tax that the City of Pearland collects from the shopping center. During the year ended December 31, 2010, we reversed $51,000 of bad debt expense related to miscellaneous receivables that were collected during the period. During the years ended December 31, 2009 and 2008, we recorded bad debt expense of $109,000 and $50,000, respectively, related to miscellaneous receivables. Bad debt expense and any related recoveries on general receivables are included in general and administrative expense. Additionally, during 2008, we recorded bad debt expense of $282,000 related to construction receivables that we specifically identified as potentially uncollectible based on our assessment of the customer’s credit-worthiness. We believe such reserved amounts to be potentially uncollectible based on our assessment of the vendor’s credit-worthiness and other considerations. Bad debt expense and any related recoveries on construction services receivables are included in construction expense (discontinued operations).

Notes receivable – Included in notes receivable is $4.6 million due from the sale of a tract of land adjacent to our Uptown Plaza – Dallas property located outside of downtown Dallas, Texas. During the first quarter of 2009, we collected $1.5 million on this note from the buyer. In January 2010, we received a $50,000 extension fee from the buyer ($25,000 in cash and $25,000 added to the balance of the note) and extended the loan to December 31, 2010. Included was an option to extend to December 31, 2011 if the borrower could provide a commitment for a construction loan on the property. The borrower was unable to obtain a commitment for a construction loan, and the note matured, unpaid, on December 31, 2010. The borrower is making principal and interest payments as if the loan had been extended. We are currently in discussions with the borrower as to possible remedies and have recorded a $1.3 million impairment on the note (see “Fair Value Measurements” section below).

Also included in notes receivable is $187,000 in notes receivable from various tenants. An allowance for the uncollectible portion of notes receivable from tenants is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. As of December 31, 2010 and 2009, we had an allowance for uncollectible notes receivable of $99,000 and $0, respectively. During the years ended December 31, 2010, 2009 and 2008, we recorded bad debt expense related to tenant notes receivable of $99,000, $0, and $0, respectively.

Notes receivable – related party – Included in related party notes receivable are loans made to our affiliated advised funds related to the acquisition or development of properties. These loans bear interest at LIBOR plus a spread and are due upon demand. The notes are secured by the funds’ ownership interests in various properties. During the year ended December 31, 2010, we, as the general partner of AmREIT Income and Growth Fund (“AIGF”), approved a plan to begin marketing the fund’s assets for sale, and recorded a $500,000 impairment on the note from AIGF as we believe that the fund will be unable to repay the full balance after settlement of its other obligations.

	DECEMBER 31, 2010			DECEMBER 31, 2009
	FACE		CARRYING	FACE		CARRYING
RELATED PARTY	AMOUNT	RESERVE	AMOUNT	AMOUNT	RESERVE	AMOUNT

AmREIT Income and Growth Fund, Ltd	$3,157	$(500)	$2,657	$2,919	—	$2,919
AmREIT Monthly Income and Growth Fund III, Ltd	913	—	$913	1,376	—	$1,376
AmREIT Monthly Income and Growth Fund IV, L.P.	1,290	—	$1,290	229	—	$229
Casa Linda, LP	—	—	$0	145	—	$145

Total	$5,360	$(500)	$4,860	$4,669	$—	$4,669

Derivative Financial Instruments
We account for our derivative financial instruments pursuant to ASC 815, Derivatives and Hedging. ASC 815 requires that all derivative instruments, whether designated in hedging relationships or not, be recorded on the balance sheet at their fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Our use of derivative financial instruments to date has been limited to the use of interest rate swaps to mitigate our interest rate risk on variable-rate debt. In December 2008, we entered into an interest rate swap for the purpose of hedging the interest rate risk on a variable-rate loan placed in conjunction with the refinancing of one of our properties. We have designated this interest rate swap as a cash flow hedge for financial reporting purposes and have therefore recorded changes in the fair value of this hedge instrument to other comprehensive income.

ASC 815 requires that changes in fair value of derivatives that qualify as cash flow hedges be recognized in other comprehensive income (“OCI”) while the ineffective portion of the derivative’s change in fair value be recognized in the income statement as interest expense. Upon the settlement of a hedge, gains and losses associated with the transaction are recorded in OCI and amortized over the underlying term of the hedge transaction. We assess, both at inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the cash flows of the hedged items. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

Deferred Costs, Net
Deferred costs include deferred leasing costs and deferred loan costs, net of amortization. Deferred loan costs are incurred in obtaining financing and are amortized using a method that approximates the effective interest method to interest expense over the term of the debt agreements. Deferred leasing costs consist of internal and external commissions associated with leasing our properties and are amortized to depreciation and amortization expense over the lease term. Accumulated amortization related to deferred loan costs totaled $1.3 million as of December 31, 2010 and 2009. Accumulated amortization related to leasing costs totaled $1.2 million and $902,000 as of December 31, 2010 and 2009, respectively.

Deferred Compensation
Our deferred compensation and long term incentive plan is designed to attract and retain the services of our directors and employees that we consider essential to our long-term growth and success. As such, it is designed to provide them with the opportunity to own shares, in the form of restricted shares, in us, and provide key employees the opportunity to participate in the success of our affiliated actively-managed advised funds through the economic participation in our general partner companies. All long term compensation awards are designed to vest over a period of three to seven years and promote retention of our team.

Restricted Share Issuances – Deferred compensation includes grants of restricted shares to our directors and employees as a form of long-term compensation. The share grants vest over a period of three to seven years. We determine the fair value of the restricted shares as the number of shares awarded multiplied by the fair value per share of our common shares on the grant date. We amortize such fair value ratably over the vesting periods of the respective awards.

The following table presents restricted share activity during the years ended December 31, 2010 and 2009:

	2010		2009
		WEIGHTED AVERAGE		WEIGHTED AVERAGE
	NON-VESTED	GRANT DATE FAIR	NON-VESTED	GRANT DATE FAIR
	SHARES	VALUE	SHARES	VALUE

Beginning of period	278,192	$8.20	292,305	$7.67
Granted	185,500	9.50	64,055	9.06
Vested	(21,095)	8.23	(78,168)	6.99
Forfeited	(11,422)	7.59	—	—

End of period	431,175	$8.78	278,192	$8.20

The weighted-average grant date fair value of restricted shares issued during the years ended December 31, 2010 and 2009 was $9.50 per share and $9.06 per share, respectively. The total fair value of shares vested during the years ended December 31, 2010 and 2009 was $174,000 and $546,000 respectively. Total compensation cost recognized related to restricted shares during the three years in the period ended December 31, 2010 was $496,000, $499,000 and $478,000, respectively. As of December 31, 2010, total unrecognized compensation cost related to restricted shares was $2.5 million, and the weighted average period over which we expect this cost to be recognized is 3.7 years.

Tax-Deferred Retirement Plan (401k) – We maintain a defined contribution 401k retirement plan for our employees. This plan is available for all employees immediately upon employment. The plan allows for contributions to be invested in an array of large, mid and small cap mutual funds. We match 50% of the employee’s contribution, up to a maximum employee contribution of 4%. As of December 31, 2010, and 2009, there were 33, and 36 participants enrolled in the plan. Employer contributions to the plan were $87,000, $86,000 and $109,000, respectively, for the three years ended December 31, 2010, 2009 and 2008.

Federal Income Taxes
We account for federal and state income taxes under the asset and liability method.

Federal – We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) and are, therefore, not subject to Federal income taxes to the extent of dividends paid, provided we meet all conditions specified by the Internal Revenue Code for retaining our REIT status, including the requirement that at least 90% of our real estate investment trust taxable income be distributed to shareholders.

Our real estate development and operating business, AmREIT Realty Investment Corporation and subsidiaries (“ARIC”), is a fully integrated and wholly-owned business consisting of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction, asset and property management services to our publicly traded portfolio and advised funds as well as to third parties. ARIC and our wholly-owned corporations that serve as the general partners of our advised funds are treated for federal income tax purposes as taxable REIT subsidiaries (collectively, the “Taxable REIT Subsidiaries”).

State – In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with one based on margin (often referred to as the “Texas Margin Tax”) effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for us) to the profit margin, which, generally, will be determined for us as total revenue less a 30% standard deduction. Although House Bill 3 states that the Texas Margin Tax is not an income tax, we believe ASC 740, Income Taxes, applies to the Texas Margin Tax. We have recorded a margin tax provision of $320,000, $271,000 and $279,000 respectively, for the Texas Margin Tax for the years ended December 31, 2010 2009 and 2008.

Deferred Tax Assets – To the extent that we have deferred tax assets at period end, we will determine whether it is more likely than not that we will generate sufficient future taxable income in order to realize those asset. In making that determination, we will consider our current financial position, our results of operations for the current and preceding years, and our expectation of future operations. During the year ended December 31, 2010, we recorded a valuation allowance of $2.5 million which represents the full balance of our deferred tax asset as we believe it is not more likely than not to be realized.

Earnings Per Share
Effective January 1, 2009, we report both basic and diluted earnings per share using the two-class method as prescribed by ASC 260, Earnings Per Share. The two-class method is an earnings allocation method for computing EPS when an entity’s capital structure includes either two or more classes of common stock or includes common stock and participating securities. The two-class method determines EPS based on distributed earnings (i.e. dividends declared on common stock and any participating securities) and undistributed earnings. Undistributed losses are not allocated to participating securities under the two-class method unless the participating security has a contractual obligation to share in losses on a basis that is objectively determinable. Our unvested restricted shares contain rights to receive non-forfeitable dividends and thus are participating securities. However, our unvested restricted shares do not have a contractual obligation to share in losses and therefore are not allocated any undistributed losses.

In the current year, we determined that undistributed losses had been allocated to both our common and unvested restricted shares in prior periods. As such, prior period amounts have been adjusted to reflect our EPS using the two-class method. EPS for the year ended December 31, 2009, was initially reported at $(1.88) in previously filed financial statements. This adjustment was not material to any current or prior period financial statements.

The following table provides a reconciliation of net (loss) income from continuing operations and the number of common shares used in the computations of basic and diluted EPS under the two-class method (in thousands, except per share amounts):

	FOR THE YEARS ENDED DECEMBER 31,
	2010	2009

Continuing Operations
Income (loss) from continuing operations attributable to common shareholders	(77)	2,623
Less: Dividends paid to Class C and D stockholders	—	(18,528)
Less: Dividends attributable to unvested restricted shareholders	(194)	(139)
Plus: Loss attributable to non-controlling interests	(173)	(121)

Basic and Diluted – Loss from continuing operations	(444)	(16,165)
Discontinued Operations
Basic and Diluted – Income from discontinued operations	6,382	2,632

Net income (loss) attributable to common shareholders after allocation to participating securities	5,938	(13,533)
Number of Shares:
Basic and Diluted – Weighted average shares outstanding	22,672	6,824
Basic and Diluted Earnings Per Share
Loss from continuing operations attributable to common shareholders	$(0.02)	$(2.37)
Income from discontinued operations attributable to common shareholders	$0.28	$0.39

Net income (loss) attributable to common shareholders	$0.26	$(1.98)

Weighted average shares outstanding do not include unvested restricted shares totaling 431 and 278 at December 31, 2010 and 2009, respectively. Earnings per share for 2008 was determined by dividing let loss available to stockholders divided by the total weighted average shares, which includes restricted stock. As stated above, the two-class method requirements were effective January 1, 2009 and were not retroactive to the 2008 period.

Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements
We account for assets and liabilities measured at fair value in accordance with ASC 820, Fair Value Measurement and Disclosures. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). The three levels of inputs used to measure fair value are as follows:

■	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

■	Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

■	Level 3 – Unobservable inputs for the asset or liability, which are typically based on the Company’s own assumptions, as there is little, if any, related market activity.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. Observable inputs are inputs that the market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of ours. Unobservable inputs are inputs that reflect our assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Real Estate Investments
We are actively marketing several of our non-core, single-tenant assets for sale. As a result of these marketing efforts, we discovered a negative trend in the market for non-credit, single tenant assets which triggered an impairment analysis. As noted in the “Impairments” paragraph above, we determined the fair value of the properties using assumptions about holding periods, cap rates, market rental rates, operating expenses, tenant credit-worthiness and tenant improvement allowances for each property as well as certain macroeconomic factors. As such, we have determined that the fair value measurements fall within Level 3 of the fair value hierarchy.

Notes Receivable
Our notes receivable consist of $4.6 million due from the sale of a tract of land adjacent to our Uptown Plaza – Dallas property as well as $87,000 in notes receivable, net, from various tenants. Our determination of the fair value of notes receivable from tenants is treated similar to tenant accounts receivable in that we determine an allowance for the uncollectible portion based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends. We also recorded a $1.3 million impairment on a note receivable related to the sale of a tract of land adjacent to our Uptown Plaza – Dallas property. On December 31, 2010, the borrower was unable to provide a commitment for a construction loan necessary to extend the maturity date, and the note matured, unpaid. Accordingly, we reduced the note receivable to the fair value of the underlying collateral which was determined by calculating an average, per-acre price of vacant tracts of land sold near downtown Dallas, Texas within the past three years. We have concluded that our valuation of tenant notes receivable are classified in Level 3 of the fair value hierarchy, and our valuation of the seller-financing note is classified in Level 2 of the fair value hierarchy.

Notes Receivable – Related Party
During the year ended December 31, 2010, we approved a plan to begin liquidating the assets owned by AIGF, one of our advised funds. Using valuation techniques similar to those used for our own properties (described in the “Real Estate Investments” paragraph above), we determined likely terminal values for these properties and assessed the likelihood that we would be able to recover the carrying value of our note receivable from AIGF after it settles its obligations with its other creditors. Accordingly, we recorded an impairment of $500,000 to reduce the carrying value of our notes receivable – related party. We have determined that these fair value measurements fall within Level 3 of the fair value hierarchy.

Notes Payable and Other Financial Instruments
Our notes payable consist of both variable-rate and fixed-rate notes. The fair value of the variable-rate notes and revolving line of credit approximate their carrying values. In determining the fair value of our fixed-rate notes, we determine the appropriate Treasury Bill Rate based on the remaining time to maturity for each of the debt instruments. We then add the appropriate yield spread to the Treasury Bill Rate. The yield spread is a risk premium estimated by investors to account for credit risk involved in debt financing. The spread is typically estimated based on the property type and loan-to-value ratio of the debt instrument. The result is an estimate of the market interest rate a typical investor would expect to receive given the underlying subject asset (property type) and remaining time to maturity. We believe the fair value of our notes payable is classified in Level 2 of the fair value hierarchy. Fixed-rate loans assumed in connection with real estate acquisitions are recorded in the accompanying consolidated financial statements at fair value at the time of acquisition. Based on our estimates, the fair value of our fixed-rate notes payable was approximately $141 million and $133 million at December 31, 2010 and 2009, respectively.

Derivative Financial Instruments
In determining the fair value of our derivative instruments, we consider whether credit valuation adjustments are necessary to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. Although we have determined that the majority of the inputs used to value our derivatives fall within level 2 of the fair value hierarchy, the credit valuation assumptions associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, as of December 31, 2010, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The following table presents our assets and liabilities and related valuation inputs within the fair value hierarchy utilized to measure fair value as of December 31, 2010 (in thousands):

	LEVEL 1	LEVEL 2	LEVEL 3

Real estate investments	$—	$—	$5,981
Notes receivable	—	3,288	87
Notes receivable – related party	—	—	2,657
Notes payable	—	140,751	—
Derivative liability	—	346	—

New Accounting Standards
In June 2009, the FASB amended the consolidation guidance applicable to variable interest entities in ASC 810 – Consolidation. The amendments significantly affect the overall consolidation analysis under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities – an interpretation of ARB No. 51, and changes the way entities account for securitizations and variable interest entities as a result of the elimination of the Qualified Special Purpose Entity concept. We adopted the provisions of ASC 810 on January 1, 2010. Such adoption did not have an effect on our results of operations or financial position.

Discontinued Operations
As further discussed in Note 13, we sold 21 single-tenant, non-core assets during the year ended December 31, 2010, and we sold two single-tenant, non-core assets in July 2011. Also, during the third quarter of 2008, we exited the general contracting business and the fund-raising business. These businesses and the disposed properties have been reflected as discontinued operations in the accompanying statement of operations. We ceased all of the general contracting operations during 2009 and had no properties that were held for sale as of December 31, 2010 or 2009. We had two properties held for sale as of December 31, 2008. The following is a summary of our discontinued operations for the years ended December 31, 2010, 2009, and 2008 (in thousands, except for per share data):

	FOR THE YEARS ENDED DECEMBER 31,
	2010	2009	2008

Rental revenue	$642	$816	$911
Earned income from direct financing leases	1,405	2,240	2,009
Real estate fee income – related party	—	—	114
Construction management fee income	—	—	1,475
Construction management fee income – related party	—	1,002	7,186
Securities commission income – related party	—	—	1,365
Interest and other income	19	—	143
Interest and other income – related party	—	—	5
Gain on sale of real estate held for investment	1,216	—	924
Gain on sale of real estate held for resale, net of tax	5,384	1,897	229

Total revenues	8,666	5,955	14,361

Other general and administrative	(63)	47	2,971
Property expense	5	51	251
Construction costs	3	981	8,050
Legal and professional	23	125	254
Securities commissions	—	—	963
Depreciation and amortization	51	77	111
Restructuring charges	—	—	2,456
Impairment charge	1,219	—	1,011
Interest expense	926	1,373	1,593
Federal income tax expense (benefit)	120	669	(1,403)

Total expenses	2,284	3,323	16,257

Income (loss) from discontinued operations	6,382	2,632	(1,896)
Basic and diluted Income (loss) from discontinued operations per class A common share	$0.28	$0.39	$(0.33)

Restructuring charges – Restructuring charges consists of $1.9 million related to the write-off of organization and offering costs incurred by AmREIT’s securities business attributable to REITPlus and approximately $536,000 related to the wind down and severance costs related to employees terminated as part of the restructuring. Of the $536,000 in costs, $66,000 is attributable to our general contracting business (included in our real estate segment) and $470,000 is attributable to our securities operation. We incurred no further severance costs during the years ended December 31, 2010 and 2009.

Following is a discussion of significant accounting policies that were applicable to the general contracting and fund-raising business that we exited in the third quarter of 2008:

General Contracting – Revenues from fixed-price construction contracts were recognized on the percentage-of-completion method, measured by the physical completion of the structure. Revenues from cost-plus-percentage-fee contracts were recognized on the basis of costs incurred during the period plus the percentage fee earned on those costs. Construction contract costs included all direct material and labor costs and any indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts were made in the period in which such losses were determined. Changes in job performance, job conditions, and estimated profitability, including those arising from any contract penalty provisions, and final contract settlements that resulted in revisions to costs and income and were recognized in the period in which the revisions were determined. Any profit incentives were included in revenues when their realization was reasonably assured. An amount equal to contract costs attributable to any claims was included in revenues when realization was probable and the amount could be reliably estimated. Unbilled construction receivables represent reimbursable costs and amounts earned under contracts in progress as of the date of our balance sheet. Such amounts become billable according to contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project. Advance billings represent billings to or collections from clients on contracts in advance of revenues earned thereon. Unbilled construction receivables were generally billed and collected within the twelve months following the date of our balance sheet, and advance billings were generally earned within the twelve months following the date of our balance sheet.

Fund raising business – Securities commission income was recognized as units of our advised funds were sold through our wholly-owned subsidiary, AmREIT Securities Company. Securities commission income was earned as the services were performed and pursuant to the corresponding prospectus or private offering memorandum. Generally, it included a selling commission of between 6.5% and 7.5%, a dealer-manager fee of between 2.5% and 3.25% and offering and organizational costs of 1.0% to 1.50%. The selling commission was then paid to the unaffiliated selling broker-dealer and reflected as securities commission expense.

Stock Issuance Costs
Issuance costs incurred in the raising of capital through the sale of common shares are treated as a reduction of stockholders’ equity.

Cash and Cash Equivalents
For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

Cash on deposit with qualified intermediary represents the proceeds that remain on deposit from the sale of properties owned by AAA CTL Notes, Ltd. (See Note 5) in September 2010. The sale generated $14.1 million in proceeds, $9.4 million of which remains on deposit with a qualified intermediary in accordance with Section 1031 of the Code. See Note 15 for a subsequent event involving an acquisition partially financed with this cash.

Reclassifications
Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the presentation used in the current year consolidated financial statement. During 2009, we reclassified $2.6 million of real estate held for sale to real estate held for investment and $2.2 million of building to investment in direct financing lease.

3.	Operating Leases

Our operating leases range from one to twenty-five years and generally include one or more five year renewal options. A summary of minimum future base rentals to be received, exclusive of any renewals, under non-cancelable operating leases in existence at December 31, 2010 is as follows (in thousands):

2011	$21,829
2012	19,790
2013	16,923
2014	14,396
2015	10,412
Thereafter	51,472

$134,822

4.	Net Investment in Direct Financing Leases

The Company’s net investment in its direct financing leases at December 31, 2010 and 2009 included (in thousands):

	2010	2009

Minimum lease payments receivable	$—	$44,891
Unguaranteed Residual Value	—	2,360
Less: Unearned Income	—	(26,194)

	$—	$21,057

During the year ended December 31, 2010, we sold our IHOP portfolio, which consisted of 19 single-tenant properties leased to IHOP in various states around the country, as well as a single tenant asset in San Antonio, Texas, on which we constructed a building and executed a long-term lease with Walgreens. Together, these sold portfolios represented 100% of our investment in direct financing leases.

5.	Investments in Advised Funds and Other Affiliates

AAA CTL Notes, Ltd.
AAA CTL Notes I Corporation (“AAA Corp”), our wholly-owned subsidiary, invested as a general partner and limited partner in AAA CTL Notes, Ltd. (“AAA”). AAA is a majority-owned subsidiary through which we purchased 15 IHOP Corp. (“IHOP”) leasehold estate properties and two IHOP fee simple properties. We consolidate AAA in our financial statements. During 2009, AmREIT Income & Growth Fund, Ltd. (“AIGF”), an affiliated fund, assigned to AmREIT its 19.6% ownership interest in AAA valued at $1.2 million in exchange for a corresponding reduction in AIGF’s note payable to AmREIT.

In September 2010, AAA sold its 17 IHOP properties to a third party for a gain of $4.9 million. This transaction generated proceeds of $14.1 million, of which $9.4 million remains on deposit with a qualified intermediary to be used for future property acquisitions in accordance with Section 1031 of the Code. The remaining proceeds have been distributed to the partners of AAA CTL Notes, Ltd. We had previously assigned 50% of the residual economic interest in the general partner of AAA CTL Notes, Ltd. to certain of our key employees. As a result of this sale and the performance of the AAA CTL Notes, Ltd. partnership since its inception, $2.9 million was distributed to these key employees and is presented as a reduction of the gain on real estate acquired for resale in the accompanying consolidated financial statements.

Advised Funds
As of December 31, 2010, we owned, through wholly-owned subsidiaries, interests in five limited partnerships which are accounted for under the equity method as we exercise significant influence over, but do not control, the investee. In each of the partnerships, the unrelated limited partners have the right, with or without cause, to remove and replace the general partner by a vote of the unrelated limited partners owning a majority of the outstanding units. These advised funds were formed to develop, own, manage and add value to properties with an average holding period of two to four years. Our interests in these advised funds range from 2.1% to 3.0%. See Note 12 regarding transactions we have entered into with our advised funds.

AmREIT Income & Growth Fund, Ltd. (“AIGF”) – AmREIT Income & Growth Corporation (“AIGC”), our wholly-owned subsidiary, invested $200,000 as a limited partner and $1,000 as a general partner in AIGF. We currently own an approximate 2.0% limited partner interest in AIGF. Pursuant to the AIGF limited partnership agreement, net sales proceeds from its liquidation will be allocated to the limited partners, and to the general partner (AIGC) as, if and when the annual return thresholds have been achieved by the limited partners.

AmREIT Monthly Income & Growth Fund (“MIG”) – AmREIT Monthly Income & Growth Corporation (“MIGC”), our wholly-owned subsidiary, invested $200,000 as a limited partner and $1,000 as a general partner in MIG. We currently own an approximate 1.4% limited partner interest in MIG. Pursuant to the MIG limited partnership agreement, net sales proceeds from its liquidation will be allocated to the limited partners and MIGC as, if and when the annual return thresholds have been achieved by the limited partners.

AmREIT Monthly Income & Growth Fund II (“MIG II”) –  AmREIT Monthly Income & Growth II Corporation (“MIGC II”), our wholly-owned subsidiary, invested $400,000 as a limited partner and $1,000 as a general partner in MIG II. We currently own an approximate 1.6% limited partner interest in MIG II. Pursuant to the MIG II limited partnership agreement, net sales proceeds from its liquidation will be allocated to the limited partners and MIGC II as, if and when the annual return thresholds have been achieved by the limited partners.

AmREIT Monthly Income & Growth Fund III (“MIG III”) – AmREIT Monthly Income & Growth III Corporation (“MIGC III”), our wholly-owned subsidiary, invested $800,000 as a limited partner and $1,000 as a general partner in MIG III. We currently own an approximate 1.1% limited partner interest in MIG III. Certain members of our management team have been assigned a 28.5% aggregate residual interest in the income and cash flow of MIGC III. Pursuant to the MIG III limited partnership agreement, net sales proceeds from its liquidation will be allocated to the limited partners, and to the general partner (MIGC III) as, if and when the annual return thresholds have been achieved by the limited partners.

AmREIT Monthly Income & Growth Fund IV (“MIG IV”) – AmREIT Monthly Income & Growth IV Corporation (“MIGC IV”), our wholly-owned subsidiary, invested $800,000 as a limited partner and $1,000 as a general partner in MIG IV. We currently own an approximate 1.6% limited partner interest in MIG IV. Certain members of our management team have been assigned a 28.5% general partner’s share of aggregate interest in the income and cash flow of MIGC IV. Pursuant to the MIG IV limited partnership agreement, net sales proceeds from its liquidation will be allocated to the limited partners, and to the general partner (MIGC IV) as, if and when the annual return thresholds have been achieved by the limited partners.

The following table sets forth certain financial information for the AIGF, MIG, MIG II, MIG III and MIG IV advised funds:

	CAPITAL UNDER	LP	GP	SHARING RATIOS (1)
ADVISED FUND	MANAGEMENT	INTEREST	INTEREST	LP	GP	LP PREFERENCE

AIGF	$3 million	2.0%	1.0%	99%	1%	8%
				90%	10%	10%
				80%	20%	12%
				70%	30%	15%
				0%	100%	40% Catch Up
				60%	40%	Thereafter
MIG	$15 million	1.4%	1.0%	99%	1%	8%
				90%	10%	10%
				80%	20%	12%
				0%	100%	40% Catch Up
				60%	40%	Thereafter
MIG II	$25 million	1.6%	1.0%	99%	1%	8%
				85%	15%	12%
				0%	100%	40% Catch Up
				60%	40%	Thereafter
MIG III	$71 million	1.1%	1.0%	99%	1%	10%
				0%	100%	40% Catch Up
				60%	40%	Thereafter
MIG IV	$50 million	1.6%	1.0%	99%	1%	8.5%
				0%	100%	40% Catch Up
				60%	40%	Thereafter

(1)	Using AIGF as an example of how the sharing ratios and LP preference provisions are applied, the LPs share in 99% of the cash distributions until they receive an 8% preferred return. The LPs share in 90% of the cash distributions until they receive a 10% preferred return and so on.

Other Affiliates
Other than the advised funds, we have investments in entities that are accounted for under the equity method because we exercise significant influence over such entities. We record our pro rata share of income or loss from the underlying entity based on our ownership interest.

AmREIT Woodlake, L.P. – In 2007, we invested $3.4 million in AmREIT Woodlake, LP for a 30% limited partner interest in the partnership. AmREIT Woodlake LP was formed in 2007 to acquire, lease and manage Woodlake Square, a shopping center located on the west side of Houston, Texas at the intersection of Westheimer and Gessner. In June 2008, we sold two-thirds of our interest (a 20% limited partner interest) in Woodlake Square to MIG IV. Pursuant to the purchase agreement, our interest in the property was sold at its carrying value, resulting in no gain or loss to us. In July 2010, we and our affiliated partners entered into a joint venture with a third-party institutional partner wherein the partner acquired a 90% interest in the joint venture. As a result of this transaction, we now hold a 1% interest in Woodlake Square, which carries a promoted interest in profits and cash flows once an 11.65% return is met on the project. AmREIT Woodlake, LP recorded an impairment on the transaction. Our portion of such impairment was approximately $62,000 and has been recorded in loss from advised funds and other affiliates in our consolidated statements of operations.

AmREIT Westheimer Gessner, L.P. – In 2007, we invested $3.8 million in AmREIT Westheimer Gessner, LP, for a 30% limited partner interest in the partnership. AmREIT Westheimer Gessner, LP was formed in 2007 to acquire, lease and manage the Woodlake Pointe Shopping Center, a shopping center located on the west side of Houston, Texas at the intersection of Westheimer and Gessner. In June 2008, we sold two-thirds of our interest (a 20% limited partner interest) in the Woodlake Pointe Shopping Center to MIG IV. Pursuant to the purchase agreement, our interest in the property was sold at its carrying value, resulting in no gain or loss to us. At December 31, 2010, we hold a 10% interest in the Woodlake Pointe Shopping Center.

AmREIT SPF Shadow Creek, L.P. – As part of the AmREIT and REITPlus merger in November 2009 (see further discussion in Note 2) , we acquired a 10% investment in AmREIT SPF Shadow Creek, LP which was formed in 2008 to acquire, lease and manage Shadow Creek Ranch, a shopping center located in Pearland, Texas at the intersection of Highway 288 and FM 518. The investment was recorded at $5.8 million on the date of the acquisition, net of acquisition costs of $441,000 which were recorded as an other-than-temporary impairment. See further discussion in Note 2 regarding the fair value considerations and related accounting treatment for the interest in the Shadow Creek Ranch property as part of AmREIT’s November 2009 acquisition of REITPlus’s net assets.

Combined condensed financial information for the advised funds and other affiliates (at 100%) is summarized as follows:

	AS OF DECEMBER 31,
COMBINED BALANCE SHEETS	2010	2009
	(In thousands)

Assets
Property, net	$226,679	$269,202
Cash	12,315	9,700
Notes receivable	3,376	8
Other assets	46,215	60,135

Total Assets	288,585	339,045

Liabilities and partners’ capital:
Notes payable (1)	151,190	175,805
Other liabilities	18,368	21,988
Partners capital	119,027	141,252

Total Liabilities and Partners’ Capital	$288,585	$339,045

AmREIT share of Partners’ Capital	$8,036	$9,527

	YEARS ENDED DECEMBER 31,
COMBINED STATEMENT OF OPERATIONS	2010	2009	2008
	(In thousands)

Revenue
Total Revenue	$18,778	$15,449	$21,963
Expense
Interest	9,342	6,976	8,269
Depreciation and amortization	15,797	7,295	9,483
Other	10,864	10,147	11,042

Total Expense	36,003	24,418	28,794

Net loss	$(17,225)	$(8,969)	$(6,831)

AmREIT share of Net loss	$(1,186)	$(604)	$(894)

(1)	Includes $5.4 million and $4.7 million payable to us as of December 31, 2010 and 2009, respectively.

6.	Acquired Lease Intangibles

In accordance with ASC 805, Business Combinations, we have identified and recorded the value of intangibles at the property acquisition date. Such intangibles include the value of acquired in-place leases and above and below market leases. Acquired lease intangible assets (in-place leases and above-market leases), are amortized over the leases’ remaining terms, which range from one month to 20 years. The amortization expense related to in-place leases was $1.4 million , $1.9 million and $3.3 million during the years ended December 31, 2010, 2009, and 2008, respectively. The amortization of above-market leases, which was recorded as a reduction of rental income, was $104,000, $325,000 and $347,000 during the years ended December 31, 2010, 2009, and 2008, respectively. Acquired lease intangible liabilities (below-market leases) are accreted over the leases’ remaining terms, which range from one month to 20 years. Accretion of below-market leases was $300,000, $380,000 and $1.3 million during the year ended December 31, 2010, 2009, and 2008, respectively. Such accretion is recorded as an increase to rental income. In connection with our acquisition of the 500 Lamar property (see Note 13), we recorded acquired lease intangible assets related to in-place leases and above-market leases of $272,000 and

$31,000, respectively. We also recorded acquired lease intangible liabilities related to below-market leases of $53,000.

In-place and above-market lease amounts and their respective accumulated amortization are as follows (in thousands):

	DECEMBER 31,	DECEMBER 31,
	2010	2009

Acquired lease intangible assets:
In-place leases	$16,891	$17,080
In-place leases – accumulated amortization	(11,121)	(10,165)
Above-market leases	2,014	1,983
Above-market leases – accumulated amortization	(1,809)	(1,704)

Acquired leases intangibles, net	$5,975	$7,194
Acquired lease intangible liabilities:
Below-market leases	$3,813	$3,840
Below-market leases – accumulated amortization	(2,328)	(2,108)

Acquired below-market lease intangibles, net	$1,485	$1,732

The estimated aggregate amortization amounts from acquired lease intangibles for each of the next five years are as follows (in thousands):

YEAR ENDING	AMORTIZATION EXPENSE	RENTAL INCOME (ABOVE
DECEMBER 31,	(IN-PLACE LEASE VALUE)	AND BELOW-MARKET RENT)

2011	$1,121	$191
2012	902	188
2013	689	177
2014	524	160
2015	487	143

	$3,723	$859

7.	Notes Payable

The Company’s outstanding debt at December 31, 2010 and 2009 consists of the following (in thousands):

	2010	2009

Fixed-rate mortgage loans (1)	$132,729	$151,406
Variable-rate secured line of credit	11,700	19,529
Variable-rate secured loans	17,419	12,041

Total	$161,848	$182,976

(1)	Included in Fixed-rate Mortgage Loans is a $17 million variable-rate debt instrument that has been effectively converted to a fixed-rate instrument through the execution of an interest rate swap agreement.

In December 2010, we extended our $25.0 million secured credit facility (the “Facility”) available to us for the acquisition of properties and for working capital. The Facility’s new interest rate is LIBOR plus a spread of 3.50%, with a floor of 4.75%, and we paid the lender an extension fee of approximately $94,000. The maturity date is June 30, 2013. The Facility’s borrowing base is determined based on the properties that are pledged as security on the Facility, and it contains covenants applicable to those pledged properties which, among other restrictions, require us to maintain a minimum net worth and, in certain cases of the occurrence of default, limit distributions to our shareholders. As of December 31, 2010, we are in compliance with all covenants. As of December 31, 2010, the interest rate was 4.75% and we had $11.7 million outstanding on the Facility. We have approximately $12.2 million available under the Facility, subject to the covenants above.

As of December 31, 2010, the weighted average interest rate on our fixed-rate debt is 5.08%, and the weighted average remaining life of such debt is 4.50 years. During the years ended December 31, 2010 and 2009, we executed the following debt-related transactions:

2010

■	In December 2010, we assumed a $1.8 million mortgage in connection with our acquisition of our 500 Lamar property in Austin, Texas.

■	In December 2010, we refinanced the mortgages on our Plaza in the Park and Cinco Ranch properties with five-year notes that each bear interest at a fixed rate of 3.45%. This transaction generated proceeds of $8.3 million, net of prepayment penalties which totaled $718,000. We used the proceeds to pay off the $2.6 million note on our Terrace Shops property, which incurred an additional prepayment penalty of $270,000, and to pay down a portion of the outstanding balance on the Facility. Together, these transactions will result in interest savings of approximately $700,000 annually over the term of the new loans.

■	In December 2010, we renegotiated the terms of the Facility which reduced the interest rate floor to 4.75% and extended the maturity date to June 30, 2013 (see discussion above).

■	In September 2010, we extinguished $12.3 million of debt in connection with the sale of the IHOP portfolio (see discussions in Note 5 above and Note 13 below).

■	In September 2010, we extinguished the $19.9 million mortgage on our Uptown Plaza property located in Dallas, Texas for a discounted payoff of $14.4 million, including retained escrows. The payoff and applicable fees were funded by a $10.7 million loan with a new lender secured by our Uptown Plaza Dallas property and a $3.7 million draw on our Facility. The new loan has a 3-year term and bears interest at LIBOR plus a spread of 3.25% with a floor of 4.75%. Interest is calculated using a 25-year amortization period. As a result of this transaction, we derecognized the former mortgage liability in accordance with ASC 405, Extinguishment of Liabilities, as cash was paid to the former lender and we were legally released of the obligation. We recorded a gain on debt extinguishment of $5.4 million in accordance with ASC 470, Debt.

■	In July 2010, we extinguished $5.0 million of debt on one of our single-tenant properties upon sale to a third party.

■	In June 2010, we procured $6.8 million of long-term financing secured by the pad sites on our MacArthur Park property located in Dallas, Texas.

2009

■	In September 2009, we procured $7.0 million of long-term financing secured by our Lake Woodlands property and four single-tenant properties located in Houston, Texas.

As of December 31, 2010, scheduled principal repayments on notes payable and the Facility were as follows (in thousands):

	SCHEDULED
	PRINCIPAL	TERM-LOAN
YEAR	PAYMENTS	MATURITIES	TOTAL PAYMENTS

2011	$764	$18,918	$19,682
2012	562	—	562
2013	606	22,373	22,979
2014	1,238	—	1,238
2015	1,265	50,428	51,693
Beyond five years	1,162	64,309	65,471
Unamortized debt premiums	—	223	223

Total	$5,597	$156,251	$161,848

8.	Derivative Financial Instruments

In order to manage the volatility relating to interest rate risk, we may enter into interest rate swaps from time to time primarily to manage exposures to interest rate risks. We do not use derivative financial instruments for trading or speculative purposes. In December 2008, we entered into an interest rate swap with a notional amount of $17 million and a fixed rate of 5.11% to hedge the interest rate risk on the $17 million variable-rate loan that was placed in conjunction with the refinancing of the MacArthur Park property. The fair value of the swap was a liability of $346,000 at December 31, 2010. The swap settles monthly with an amount paid to or received from our counterparty, which is recorded as an adjustment to interest expense. For the years ended December 31, 2010, 2009 and 2008, we have paid $359,000, $346,000 and $0, respectively, related to this swap which is included in interest expense.

Valuations are not actual market prices on which an offer would be for unwinding any transactions, but rather calculated mathematical approximations of market values derived from proprietary models as of a given date. These valuations are calculated on a mid market basis and do not include bid/offered spread that would be reflected in an actual price quotations, therefore, actual price quotations for unwinding our transactions would be different. These valuations and models rely on certain assumptions regarding past, present, and future market conditions. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

We have designated this interest rate swap as a hedge for financial reporting purposes. Accordingly, gains or losses resulting from changes in the value of our derivatives are recorded on our balance sheet.

9.	Concentrations

As of December 31, 2010, three properties individually accounted for more than 10% of our consolidated total assets – Uptown Park in Houston, Texas, MacArthur Park in Irving, Texas and Plaza in the Park in Houston, Texas which accounted for 22%, 17% and 10% of total assets, respectively. Consistent with our strategy of investing in geographic areas that we know well, 18 of our properties are located in the Houston metropolitan area. These Houston properties represent 62.9%, 61.7% and 59.0% of our base rental income for the years ended December 31, 2010, 2009 and 2008, respectively. Houston is Texas’ largest city and the fourth largest city in the United States.

Following are the base revenues generated by the Company’s top tenants for each of the last three years (in thousands):

	YEAR ENDED DECEMBER 31,
	2010	2009	2008

Kroger	$2,192	$2,116	$2,116
IHOP Corporation (1)	1,419	2,206	2,228
CVS/pharmacy	922	922	922
Walgreens (2)	530	697	299
Landry’s Seafood House	502	503	716
Hard Rock Café	497	468	442
TGI Friday’s	451	449	435
Champps Americana	422	422	422
Golden Corral	419	419	413
Paesanos	408	383	355

	$7,762	$8,585	$8,348

(1)	– In September of 2010, we sold all 19 of our IHOP properties
(2)	– In July 2010, we sold a property on which Walgreens was the sole tenant. We expect future rents from Walgreens to be consistent with the year ended December 31, 2008.

10.	Federal Income Taxes

Non-taxable Operations – We qualify as a REIT under the provisions of the Code, and therefore, no tax is imposed on us for our taxable income distributed to shareholders. To maintain our REIT status, we must distribute at least 90% of our ordinary taxable income to our shareholders and meet certain income source and investment restriction requirements. Our stockholders must report their share of income distributed in the form of dividends. At December 31, 2010 the net tax and book bases of real estate assets were $267.8 million and $279.3 million, respectively. At December 31, 2009 the net tax and book bases of real estate assets were $287.1 million and $283.8 million, respectively.

Taxable Operations – Income tax expense (benefit) is attributable to the operations of our taxable REIT subsidiaries and consists of the following for the years ended December 31, 2010, 2009 and 2008 which is included in income tax expense (benefit) or in discontinued operations as appropriate ($ in thousands):

	2010	2009	2008

Current – federal	$(31)	$—	$(861)
Current – state	346	326	258
Deferred – federal	(819)	469	(1,292)
Valuation allowance	2,482	—	—

Total income tax expense (benefit)	$1,978	$795	$(1,895)

The effective tax rate of (70%) differs from the statutory tax rate of 34% as a result of the valuation allowance that we recorded on our deferred tax assets as of December 31, 2010. No other significant permanent differences exist between book and taxable income of the Taxable REIT Subsidiaries. The Taxable REIT Subsidiaries had a gross deferred tax asset of $2.5 million and $1.8 million at December 31, 2010 and 2009, respectively. The deferred tax assets relate to impairments taken on certain of our non-core, single-tenant properties located in tertiary markets as well as to income received from transactions with our advised funds. The impairments are not deductible for tax purposes until realized upon disposition of the properties, and the fees from our advised funds have been subject to tax, but have been deferred for financial reporting purposes. We recorded a valuation allowance of $2.5 million on the net deferred tax assets as of December 31, 2010, as we believe it is not more likely than not that the future benefits associated with these deferred tax assets will be realized.

In May 2006, the State of Texas adopted House Bill 3, which modified the state’s franchise tax structure, replacing the previous tax based on capital or earned surplus with one based on margin (often referred to as the “Texas Margin Tax”) effective with franchise tax reports filed on or after January 1, 2008. The Texas Margin Tax is computed by applying the applicable tax rate (1% for us) to the profit margin, which, generally, will be determined for us as total revenue less a 30% standard deduction. Although House Bill 3 states that the Texas Margin Tax is not an income tax, we believe ASC 740, Income Taxes, applies to the Texas Margin Tax.

11.	Stockholders’ Equity and Noncontrolling Interest

Recapitalization and Merger – As further discussed in Note 2, the AmREIT Class C and D common shares were converted into AmREIT Class A common shares in November 2009 pursuant to the AmREIT Declaration of Trust. The AmREIT Class A shares were then simultaneously exchanged on a 1:1 basis for AmREIT, Inc. shares. Upon consummation of the AmREIT recapitalization and the simultaneous merger with REITPlus, AmREIT, Inc. has a single class of common stock outstanding as further described below.

Common Stock –  Our charter authorizes us to issue 1,050,000,000 shares of capital stock, of which 1,000,000,000 shares of capital stock are designated as common stock with a par value of $0.01 per share and 50,000,000 shares of capital stock are designated as preferred stock with a par value of $0.01 per share. As of December 31, 2010, there were 22,950,952 shares of our common stock outstanding. Our payment of any future dividends to our common stockholders is dependent upon applicable legal and contractual restrictions, as well as our earnings and financial needs.

Stock Redemption Program – Subject to certain restrictions and limitations, our stock redemption program allows stockholders who have held their shares for a minimum of one year to redeem their shares at a price equal to or at a discount to the purchase price they paid for the shares being redeemed. The discount will vary based upon the length of time the stockholder held the shares subject to redemption. We are not obligated to redeem shares of our common stock under the stock redemption plan, and stock redemptions will be made at the sole discretion of the Board of Directors.

Incentive Plans – Under the AmREIT, Inc. 2007 Independent Directors Stock Incentive Plan, the aggregate number of shares of our common stock subject to options, stock purchase rights, stock appreciation rights or other awards to our independent directors will be no more than 2,000,000 shares, all of which are available for issuance. Under the AmREIT, Inc. 1999 Flexible Incentive Plan, 1,288,739 shares of our common stock are available for awards of stock options, restricted stock awards, stock appreciation rights and other awards to our employees and non-employee directors.

Noncontrolling Interest – Noncontrolling interest represents a third-party interest in entities that we consolidate as a result of our controlling financial interest in such investees.

12.	Related Party Transactions

See Note 5 regarding investments in advised funds and other affiliates and Note 2 regarding notes receivable from affiliates.

We earn real estate fee income by providing property acquisition, leasing, property management, construction and construction management services to our advised funds. We own 100% of the stock of the companies that serve as the general partner for the funds. Real estate fee income of $2.4 million, $2.6 million and $4.3 million ($114,000 related to discontinued operations) were paid by the funds to the Company during the years ended December 31, 2010, 2009 and 2008, respectively. Additionally, construction revenues (included in discontinued operations) of $0 , $1.0 million and $7.2 million were earned from the advised funds during the years ended December 31, 2010, 2009 and 2008, respectively. Construction management fee income of $349,000, $450,000, and $410,000 were earned from the advised funds during the years ended December 31, 2010, 2009 and 2008, respectively. The Company earns asset management fees from the funds for providing accounting related services, investor relations, facilitating the deployment of capital, and other services provided in conjunction with operating the fund. Asset management fees of $1.5 million, were paid by the funds to us during each of the three years ended December 31, 2010, 2009 and 2008, respectively. Additionally, we were reimbursed by the advised funds $1.0 million, $1.2 million and $858,000 during the years ended December 31, 2010, 2009 and 2008, respectively, for reimbursements of administrative costs and for organization and offering costs incurred on behalf of those funds.

As a sponsor of our advised funds, we maintain a 1% general partner interest in each of the advised funds. The funds are typically structured such that the limited partners receive 99% of the available cash flow until 100% of their original invested capital has been returned and a preferred return has been met. Once the preferred return has been met, the general partner begins sharing in the available cash flow at various promoted levels. We also may assign a portion of this general partner interest in these investment funds to our employees as long term, contingent compensation. We believe that this assignment will align the interest of management with that of the stockholders, while at the same time allowing for a competitive compensation structure in order to attract and retain key management positions without increasing the overhead burden.

13.	Real Estate Acquisitions and Dispositions

2010
In July 2010, the general partner of AmREIT Woodlake, L.P. entered into a joint venture agreement with a third party whereby the new partner acquired a 90% interest in the sole property owned by AmREIT Woodlake, L.P. As a result of this transaction, we now hold a 1% interest in the property. See further discussion in Note 5 above.

During the third quarter of 2010, we sold 21 non-core, single tenant assets to third parties which generated net proceeds of $19.5 million and resulted in total gains of $6.6 million. In conjunction with the sales, we extinguished outstanding debt in the amount of $17.4 million that was secured by the properties. Of these net proceeds, $12.8 million were deposited with a qualified intermediary to be used for the future acquisition of properties in accordance with section 1031 of the Code.

In December of 2010, we acquired a multi-tenant retail center in Austin, Texas using a combination of funds on deposit with the qualified intermediary and the assumption of a $1.8 million mortgage. The property consists of 12,795 square feet located on the Northwest corner of the intersection of 5th Street and Lamar. The center consists of local boutique tenants with spaces ranging from 1,000 to 2,500 square feet and is 100% occupied as of December 31, 2010 with a weighted average remaining lease term of 4.9 years. As of December 31, 2010, $9.4 million remains on deposit with the qualified intermediary.

2009
There were no real estate acquisitions or dispositions during 2009, except for the acquisition of REITPlus’s net assets in conjunction with the merger as described in Note 2.

2008
During 2008, we acquired a 1.4-acre parcel of land in San Antonio, Texas, that we developed for a national drugstore tenant with whom we executed long-term lease. Additionally, we sold four properties which were recorded as real estate held for sale. Three of these sales generated aggregate proceeds of $3.5 million which generated a $924,000 gain. The fourth sale was consummated in November 2008 and is expected to generate proceeds of $6.0 million, $5.5 million of which was seller-financed. We recognized a gain of $229,000 on this transaction in the fourth quarter of 2008 and recorded a deferred gain of $2.9 million which recognized in 2009 as we received $1.5 million in principal payments on the note receivable from the buyer.

14.	Commitments

In April 2010, we signed a new lease agreement for our office facilities which expires October 31, 2012. In addition, we lease various office equipment. Rental expense for the years ended December 31, 2010, 2009 and 2008 was $182,000, $378,000 and $386,000, respectively.

A summary of future minimum lease payments for the office lease and equipment follows (in thousands):

2011	$192
2012	171

Total	$363

We are also involved in various matters of litigation arising in the normal course of business. While we are unable to predict with certainty the amounts involved, our management and counsel are of the opinion that, when such litigation is resolved, any additional liability, if any, will not have a material effect on our consolidated financial statements. During 2009, the Company was involved in one litigation matter which was previously disclosed in the Company’s SEC filings. This litigation matter was settled in February 2010 to the mutual satisfaction of both parties.

15.	Subsequent Events

Except as disclosed below, we did not have any material subsequent events that impacted our consolidated financial statements.

On February 25, 2011, we completed the acquisition of The Market @ Lake Houston, a 101,799 square foot grocery anchored shopping center situated on 13.86 acres in Atascocita, Texas, a northern suburb of Houston, Texas. The property was built in 2001 and 2002 and is 100% leased and occupied. The anchor tenant is HEB Grocery and other major tenants include Five Guys Burgers, Payless ShoeSource and Subway. We acquired the property for a combination of cash and the assumption of $15.7 million of mortgage debt. This debt matures on January 1, 2016 and is payable interest-only at a fixed rate of 5.75% per year. The cash component of the acquisition was funded using a portion of the restricted cash on deposit with the qualified intermediary. The property was owned by two of our advised funds.

On July 6, 2011, we sold two non-core, single-tenant assets to a third party, which generated total proceeds of $2.5 million and resulted in a gain of approximately $475,000. The operating results from these properties are included in income from discontinued operations on the accompanying consolidated statements of operations. See Note 2 for a discussion of income from discontinued operations.

16.	Segment Reporting

The operating segments presented are the segments of AmREIT for which separate financial information is available, and revenue and operating performance is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance. However, this operating performance data might not be indicative of what a third party would assess or evaluate for purposes of determining fair value of our segments.

The portfolio segment consists of our portfolio of single and multi-tenant shopping center projects. This segment consists of 28 properties located in four states. Expenses for this segment include depreciation, interest, minority interest, legal cost directly related to the portfolio of properties and property level expenses. Substantially all of our consolidated assets are in this segment.

Our real estate operating and development business is a fully integrated and wholly-owned business consisting of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction (discontinued operation), and asset and property management services to our portfolio and advised funds as well as to third parties. Our securities operation, a business that we exited in the third quarter of 2008, consisted of a FINRA-registered broker-dealer business that, through the internal securities group, raised capital from the independent financial planning marketplace. The advised funds that we sponsor sell limited partnership interests and non-listed REIT securities to retail investors. We invest in these funds as both the general partner and a limited partner in the case of the limited partnerships. These advised funds were formed to develop, own, manage, and add value to properties with an average holding period of two to four years with respect to the limited partnerships.

		ADVISORY SERVICES
		REAL ESTATE
		OPERATING AND
FOR THE YEAR ENDED DECEMBER 31, 2010	PORTFOLIO	DEVELOPMENT	ADVISED FUNDS	TOTAL
	(In thousands)

Rental income	$28,959	$196	$—	$29,155
Real estate fee income	—	15	—	15
Real estate fee income – related party	10	2,365	—	2,375
Construction management fee income	—	349	—	349
Asset management fee income	—	—	1,480	1,480

Total revenue	28,969	2,925	1,480	33,374
General and administrative	1,995	3,806	143	5,944
Property expense	8,293	21	—	8,314
Legal and professional	1,169	(13)	9	1,165
Real estate commissions	9	182	—	191
Acquisition costs	12	—	—	12
Depreciation and amortization	6,595	39	—	6,634
Impairment Charge	2,664	1,404	—	4,068

Total expenses	20,737	5,439	152	26,328
Interest expense	(9,541)	—	—	(9,541)
Other income/(expense)	2,496	1,156	(1,234)	2,418

Income from continuing operations	$1,187	$(1,358)	$94	$(77)

		ADVISORY SERVICES
		REAL ESTATE
		OPERATING AND	ADVISED
FOR THE YEAR ENDED DECEMBER 31, 2009	PORTFOLIO	DEVELOPMENT	FUNDS	TOTAL
	(In thousands)

Rental income	$29,178	$189	$—	$29,367
Lease termination fee income	1,065	—	—	1,065
Real estate fee income – related party	(6)	2,610	—	2,604
Construction management fee income – related party	—	450	—	450
Asset management fee income	—	—	1,530	1,530

Total revenue	30,237	3,249	1,530	35,016
General and administrative	1,579	4,604	137	6,320
Property expense	8,184	22	—	8,206
Legal and professional	1,067	565	35	1,667
Real estate commissions	1	156	—	157
Depreciation and amortization	7,305	45	—	7,350
Impairment Charge	441	—	—	441

Total expenses	18,577	5,392	172	24,141
Interest expense	(9,146)	—	—	(9,146)
Other income/(expense)	395	1,264	(765)	894

Income from continuing operations	$2,909	$(879)	$593	$2,623

		ADVISORY SERVICES
		REAL ESTATE
		OPERATING AND	ADVISED
FOR THE YEAR ENDED DECEMBER 31, 2008	PORTFOLIO	DEVELOPMENT	FUNDS	TOTAL
	(In thousands)

Rental income	$31,225	$188	$—	$31,413
Lease termination fee income	100	—	—	100
Real estate fee income – related party	—	4,316	—	4,316
Construction management fee income	—	41	—	41
Construction management fee income – related party	—	410	—	410
Asset management fee income	—	—	1,501	1,501

Total revenue	31,325	4,955	1,501	37,781
General and administrative	1,578	5,398	120	7,096
Property expense	8,890	13	—	8,903
Legal and professional	1,400	136	23	1,559
Real estate commissions	1	161	—	162
Depreciation and amortization	8,940	29	—	8,969
Impairment Charge	—	484	—	484

Total expenses	20,809	6,221	143	27,173
Interest expense	(9,424)	(80)	308	(9,196)
Other income/(expense)	450	755	(578)	627

Income from continuing operations	$1,542	$(591)	$1,088	$2,039

17.	Summary of Quarterly Financial Data (Unaudited)

Presented below is a summary of the consolidated quarterly financial data for the years ended December 31, 2010, 2009 and 2008 (amounts in thousands, except per share data):

	1ST QUARTER	2ND QUARTER	3RD QUARTER	4TH QUARTER

2010:
Revenues as reported	$8,646	$8,744	$8,996	$8,501
Reclassification from discontinued operations	(765)	(584)	(82)	(82)

Adjusted revenues	$7,881	$8,160	$8,914	$8,419
Net income (loss) available to AmREIT stockholders	$677	$637	$8,285	$(3,467)
Net income (loss) per share – basic and diluted	$0.03	$0.03	$0.36	$(0.16)
2009:
Revenues as reported	$10,316	$9,159	$9,258	$9,349
Reclassification from discontinued operations	(737)	(774)	(785)	(770)

Adjusted revenues	$9,579	$8,385	$8,473	$8,579
Net income (loss) available to AmREIT stockholders	$60	$(1,191)	$(1,253)	$(11,010)
Net income (loss) per share – basic and diluted	$0.01	$(0.25)	$(0.26)	$(1.48)

As discussed in the “Earnings Per Share” section in Note 2, prior period earnings per share amounts have been adjusted. EPS for the quarters ended March 31, June 30, September 30 and December 31, 2009, was initially reported at $0.01, $(0.22), $(0.24) and $(1.43), respectively, in previously filed financial statements. EPS for the quarters ended March 31, June 30 and September 30, 2010, was initially reported at $0.03, $0.03 and $0.35, respectively, in previously filed financial statements.

AmREIT, INC. AND SUBSIDIARIES

SCHEDULE III – CONSOLIDATED REAL ESTATE OWNED AND ACCUMULATED DEPRECIATION
FOR THE YEAR ENDED DECEMBER 31, 2010

			COST
			CAPITALIZED
	INITIAL COST		SUBSEQUENT TO	TOTAL COST
	BUILDING AND		ACQUISITION	BUILDING AND			ACCUMULATED	DATE	ENCUMBRANCES
PROPERTY DESCRIPTION	IMPROVEMENTS	LAND	(NOTE A)	IMPROVEMENTS	LAND	TOTAL	DEPRECIATION	ACQUIRED	(NOTE B)

SHOPPING CENTERS
Bakery Square, Texas	4,806,518	4,325,612	(943)	4,795,701	4,335,486	9,131,187	929,269	07-21-04	2,774,206
Cinco Ranch, Texas	11,558,491	2,666,534	103,584	11,660,383	2,668,226	14,328,609	2,270,459	07-01-04	9,750,000
Courtyard Square, Texas	1,777,161	4,133,641	24,400	1,784,450	4,150,752	5,935,202	380,709	06-15-04	—
Lake Woodlands Plaza, Texas	2,385,103	1,366,452	1,270,683	3,653,174	1,369,064	5,022,238	1,283,443	06-03-98	3,033,071
McArthur Park Pads, Texas	5,853,816	6,946,048	123,041	5,976,856	6,946,049	12,922,905	1,284,662	12-15-05	6,770,441
McArthur Park, Texas	26,445,219	8,637,580	686,371	27,131,590	8,637,580	35,769,170	5,091,839	12-27-04	17,000,000
Plaza in the Park, Texas	17,375,782	13,257,976	453,229	17,825,195	13,261,792	31,086,987	3,469,328	07-01-04	23,250,000
Riverwalk, Texas	17,148,688	7,979,779	378,896	17,518,395	7,988,968	25,507,363	2,671,320	09-30-05	20,000,000
Sugar Land Plaza, Texas	3,016,816	1,280,043	71,019	3,087,835	1,280,043	4,367,878	1,018,432	07-01-98	2,159,709
Terrace Shops, Texas	2,544,592	2,212,278	136,874	2,681,466	2,212,278	4,893,744	502,741	12-15-03	—
Uptown Park, Texas	27,060,070	36,976,809	2,144,398	29,316,176	36,865,101	66,181,277	6,333,015	06-01-05	49,000,000
Uptown Plaza Dallas, Texas	14,129,798	9,295,665	(350,687)	13,778,549	9,296,227	23,074,776	1,982,294	03-30-06	10,673,150
Uptown Plaza, Texas	4,887,774	7,796,383	275,161	5,162,935	7,796,383	12,959,318	995,437	12-10-03	—
500 Lamar	1,640,623	2,530,178	—	1,640,623	2,530,178	4,170,801	—	12-10-10	1,802,058

Total Shopping Centers	140,630,451	109,404,978	5,316,026	146,013,328	109,338,127	255,351,455	28,212,948		146,212,635
SINGLE TENANT
410 and Blanco, Texas	—	1,318,418	165,742	50,943	1,433,217	1,484,160	16,546	12-17-04	—
Advance Auto, Illinois	—	552,258	(543,034)	5,473	3,751	9,224	n/a	06-03-04	—
CVS Pharmacy, Texas	—	2,665,332	23,664	—	2,688,996	2,688,996	n/a	01-10-03	—
Golden Corral, Texas	1,093,139	718,702	(687,192)	584,497	540,152	1,124,649	4,739	07-23-02	—
Golden Corral, Texas	1,290,347	553,006	(660,126)	744,607	438,620	1,183,227	7,051	07-23-02	—
McAlister Deli, Illinois	—	550,425	444,312	640,594	354,143	994,737	4,871	07-19-06	—
McAlister Deli, Illinois	—	1,051,862	(108,401)	247,337	696,124	943,461	1,837	11-30-07	—
Smokey Bones, Georgia	—	773,800	(60,414)	—	713,386	713,386	n/a	12-18-98	—
Sunbelt Rental, Illinois	—	402,080	610,035	791,147	220,968	1,012,115	5,837	05-23-07	—
TGI Friday’s, Maryland	—	1,473,613	860	—	1,474,473	1,474,473	n/a	09-16-03	—
TGI Friday’s, Texas	1,425,843	611,075	39,894	1,453,769	623,043	2,076,812	315,294	07-23-02	—
Woodlands Ring Road, Texas	—	8,957,570	1,299,179	1,083,097	9,173,652	10,256,749	50,587	02-01-07	3,712,917

Total Single Tenant	3,809,329	19,628,141	524,519	5,601,464	18,360,525	23,961,989	406,762		3,712,917

Total	$144,439,780	$129,033,119	$5,840,545	$151,614,792	$127,698,652	$279,313,444	$28,619,710		$149,925,552

Note A – The negative balance for costs capitalized subsequent to acquisition could be the result of out-parcels sold, tenant activity or reductions in our investments in properties accounted for as direct financing leases.

Note B – The Lake Woodlands Plaza property and five of the six pad sites at Woodlands Ring Road serve as collateral for a single note. The encumbrances balance has been allocated according to the total historical cost of the properties securing the note. Also, the notes secured by the Cinco Ranch and Plaza in the Park properties contain a cross-collateralization clause wherein an event of default on one note constitutes an event of default on both notes.

Activity within real estate and accumulated depreciation during the three years in the period ended December 31, 2010 is as follows:

		ACCUMULATED
	COST	DEPRECIATION

Balance at December 31, 2007	$281,712,956	$15,625,671
Acquisitions/additions	8,890,260	28,975
Disposals	(5,745,486)	(702,750)
Impairment	(1,494,808)	—
Transfer to held for sale	(2,661,578)	(215,462)
Depreciation expense	—	4,984,872

Balance at December 31, 2008	$280,701,344	$19,721,306
Acquisitions/additions	5,508,173	349,504
Disposals	(2,400,447)	(127,458)
Depreciation expense	—	4,990,815

Balance at December 31, 2009	$283,809,070	$24,934,167
Acquisitions/additions	10,794,709	—
Disposals	(11,048,686)	(451,194)
Impairment	(4,241,649)	(754,486)
Depreciation expense	—	4,891,223

Balance at December 31, 2010	$279,313,444	$28,619,710

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
AmREIT, Inc.:

We have audited the accompanying historical summary of gross income and direct operating expenses (Historical Summary) of The Market at Lake Houston Retail Center (the Property) for the years ended December 31, 2010, 2009, and 2008. This Historical Summary is the responsibility of management of AmREIT, Inc. Our responsibility is to express an opinion on the Historical Summary based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S 11 of AmREIT, Inc. as described in note 2 to the Historical Summary. It is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in note 2 of The Market at Lake Houston Retail Center for the years ended December 31, 2010, 2009, and 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas
May 25, 2011

THE MARKET AT LAKE HOUSTON RETAIL CENTER

HISTORICAL SUMMARY OF GROSS INCOME
AND DIRECT OPERATING EXPENSES

FOR THE THREE MONTHS ENDED MARCH 31, 2011 (UNAUDITED) AND THE YEARS ENDED
DECEMBER 31, 2010, 2009, AND 2008

	THREE MONTHS
	ENDED	YEAR ENDED	YEAR ENDED	YEAR ENDED
	MARCH 31,	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2011	2010	2009	2008
	(Unaudited)

Gross income:
Rental income	$396,956	1,582,581	1,491,542	1,547,054
Tenant expense recoveries	120,013	494,296	624,792	561,024

Total gross income	516,969	2,076,877	2,116,334	2,108,078

Direct operating expenses:
Operating expenses	59,783	187,189	237,506	201,160
Bad debt expense	—	—	3,317	—
Real estate taxes	59,158	266,073	376,075	319,582
Insurance	9,410	33,287	36,393	37,655
Interest expense	228,495	913,831	913,831	916,334
Other expense	16,144	25,465	9,885	14,129

Total direct operating expenses	372,990	1,425,845	1,577,007	1,488,860

Excess of gross income over direct operating expenses	$143,979	651,032	539,327	619,218

See accompanying notes to historical summary of gross income and direct operating expenses.

THE MARKET AT LAKE HOUSTON RETAIL CENTER

NOTES TO HISTORICAL SUMMARY OF GROSS INCOME
AND DIRECT OPERATING EXPENSES

FOR THE THREE MONTHS ENDED MARCH 31, 2011 (UNAUDITED) AND THE YEARS ENDED
DECEMBER 31, 2010, 2009, AND 2008

(1)	Business

The Market at Lake Houston Retail Center (the Property) is located in Atascocita, Texas. The Property consists of approximately 102,000 square feet of existing gross leasable area, which was 100% occupied at December 31, 2010. AmREIT, Inc. acquired the Property on February 25, 2011 from AmREIT Lake Houston, L.P., which was owned by two affiliated AmREIT entities, AmREIT Income and Growth Fund, Ltd., and AmREIT Monthly Income and Growth Fund, III, Ltd.

(2)	Basis of Presentation and Combination

The historical summary of gross income and direct operating expenses (Historical Summary) has been prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X and for inclusion in AmREIT, Inc.’s filing on Form S-11, and is not intended to be a complete presentation of the Property’s income and expenses. The Historical Summary has been prepared on the accrual basis of accounting. Management of the Property is required to make estimates and assumptions that affect the reported amounts of the income and expenses during the reporting period. Actual results may differ from those estimates.

In the opinion of management, all adjustments necessary for a fair presentation are of a recurring nature and have been made to the accompanying unaudited amounts for the three months ended March 31, 2011.

(3)	Gross Income

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes, and insurance costs. Income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

Although certain leases may provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, rental income is recognized for the full period of occupancy on the straight-line basis.

The average remaining lease term for the shopping center weighted based on gross leasable area is 5.4 years at December 31, 2010. Minimum rents to be received from tenants under operating leases, exclusive of common area maintenance reimbursements, which were $120,013 (unaudited), $494,296, $624,792, and $561,024 for the three months ended March 31, 2011 and the years ended December 31, 2010, 2009, and 2008, respectively, are as follows:

2011	$1,550,688
2012	1,413,455
2013	1,293,076
2014	1,249,641
2015	1,203,019
Thereafter	1,666,381

Total	$8,376,260

Adjustments to record rental income on the straight-line basis increased (decreased) gross income by $1,637 (unaudited), $30,565, ($11,342), and ($1,755) during the three months ended March 31, 2011 and the years ended December 31, 2010, 2009, and 2008, respectively.

Following are the tenants that individually comprised 10% or more of rental income for the year ended December 31, 2010:

PERCENT OF
TENANT	TOTAL INCOME

HEB Grocery	70%

(4)	Direct Operating Expenses

Direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expenses are charged to operations as incurred. Costs such as depreciation and amortization are excluded from the accompanying Historical Summary.

(5)	Related-Party Transactions

During the three months ended March 31, 2011 and the years ended December 31, 2010, 2009, and 2008, management fees of $11,732 (unaudited), $82,468, $94,984, and $72,633, respectively, were incurred. These management fees are not included in direct operating expenses in the accompanying Historical Summary as AmREIT, Inc. will not charge such fees to the Property. Therefore, the fees are not expected to be comparable to the proposed future operations of the Property.

(6)	Property Financing

In December 2005, a $15,675,000 note payable was entered into with a lender, secured by the Property. The note is an interest-only mortgage loan that was established with Wells Fargo Commercial Mortgage and matures on January 1, 2036. The note bears a fixed interest rate of 5.75%. The note was assumed by AmREIT, Inc. upon acquisition.

(7)	Subsequent Events

There have not been any material subsequent events as of May 25, 2011, the date on which the Historical Summary was issued, that impacted the Historical Summary.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
AmREIT, Inc.:

We have audited the accompanying historical summary of gross income and direct operating expenses (Historical Summary) of Alpharetta Commons (the Property) for the year ended December 31, 2010. This Historical Summary is the responsibility of management of AmREIT, Inc. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of AmREIT, Inc. as described in note 2 to the Historical Summary. It is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in note 2 of Alpharetta Commons for the year ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

Houston, Texas
August 29, 2011

ALPHARETTA COMMONS

HISTORICAL SUMMARY OF GROSS INCOME
AND DIRECT OPERATING EXPENSES
FOR THE SIX MONTHS ENDED JUNE 30, 2011 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2010

	SIX MONTHS ENDED
	JUNE 30,	YEAR ENDED
	2011	DECEMBER 31, 2010
	(Unaudited)

Gross income:
Rental income	$656,841	$1,249,943
Tenant expense recoveries	159,205	304,983

Total gross income	816,046	1,554,926

Direct operating expenses:
Operating expenses	48,684	111,505
Real estate taxes	119,682	209,487
Insurance	9,300	19,668
Other expense	12,789	22,042

Total direct operating expenses	190,455	362,702

Excess of gross income over direct operating expenses	$625,591	$1,192,224

See accompanying notes to Historical Summary of Gross Income and Direct Operating Expenses.

ALPHARETTA COMMONS

NOTES TO HISTORICAL SUMMARY OF GROSS INCOME
 AND DIRECT OPERATING EXPENSES
FOR THE SIX MONTHS ENDED JUNE 30, 2011 (UNAUDITED) AND THE YEAR ENDED
DECEMBER 31, 2010

(1)	Business

Alpharetta Commons (the Property) is located in Alpharetta, Georgia. The Property consists of 94,544 square feet of existing gross leasable area, which was 100% occupied at December 31, 2010. AmREIT, Inc. acquired the Property on July 29, 2011 from Germania Property Investors XXIX, L.P., a Georgia limited partnership.

(2)	Basis of Presentation and Combination

The historical summary of gross income and direct operating expenses (Historical Summary) has been prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X and for inclusion in AmREIT, Inc.’s filing on Form S-11, and is not intended to be a complete presentation of the Property’s income and expenses. The Historical Summary has been prepared on the accrual basis of accounting. Management of the Property is required to make estimates and assumptions that affect the reported amounts of the income and expenses during the reporting period. Actual results may differ from those estimates.

The unaudited Historical Summary for the six months ended June 30, 2011 has been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. Accordingly, it does not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation are of a recurring nature and have been made to the accompanying unaudited amounts for the six months ended June 30, 2011. The unaudited Historical Summary for the six months ended June 30, 2011 is not necessarily indicative of the expected results for the entire year ended December 31, 2011.

(3)	Gross Income

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as non-cancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes, and insurance costs. Income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

Although certain leases may provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, rental income is recognized for the full period of occupancy on the straight-line basis.

The average remaining lease term for the shopping center weighted based on gross leaseable area is 5.2 years at December 31, 2010. Minimum rents to be received from tenants under operating leases, exclusive of common area maintenance reimbursements, which were $304,983 for the year ended December 31, 2010, are as follows:

2011	1,339,376
2012	1,163,801
2013	993,142
2014	963,064
2015	892,650
Thereafter	1,109,358

Total	$6,461,391

Adjustments to record rental income on the straight-line basis decreased gross income by $10,565 (unaudited) and $23,788 during the six months ended June 30, 2011 and the year ended December 31, 2010, respectively.

Following are the tenants that individually comprised 10% or more of rental income for the year ended December 31, 2010:

Percent of
Tenant	total income

Publix	62%

(4)	Direct Operating Expenses

Direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expenses are charged to operations as incurred. Costs such as depreciation, amortization, and interest expense are excluded from the accompanying Historical Summary.

(5)	Related-Party Transactions

During the six months ended June 30, 2011 and the year ended December 31, 2010, management fees of $34,436 (unaudited) and $64,798, respectively, were incurred. These management fees are not included in direct operating expenses in the accompanying Historical Summary as AmREIT, Inc. will not charge such fees to the Property. Therefore, the fees are not expected to be comparable to the proposed future operations of the Property.

(6)	Property Financing

In connection with the acquisition, AmREIT, Inc. established a mortgage loan with Allstate in an amount of $12.5 million maturing on August 1, 2018. The loan bears a fixed interest rate of 4.54%. The historical interest expense was not expected to be comparable to the proposed future operations of the Property and, therefore, has been excluded from the Historical Summary.

(7)	Subsequent Events

There have not been any material subsequent events as of August 29, 2011, the date through which management evaluated subsequent events and the date on which the Historical Summary was issued, that impacted the Historical Summary.

           Shares

AmREIT, Inc.

Class B Common Stock

PRELIMINARY PROSPECTUS

Jefferies

          , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

The following table itemizes the costs and expenses expected to be incurred by us in connection with the registration, issuance and distribution of the Class B common stock being registered hereunder. All expenses, except the SEC registration fee, the FINRA filing fee and the NYSE listing fee are estimated.

SEC Registration Fee	$10,014
FINRA Filing Fee	$9,125
NYSE Listing Fee	*
Printing and Engraving Expenses	*
Legal Fees and Expenses	*
Transfer Agent and Registrar Fees	*
Accounting Fees and Expenses	*
Miscellaneous	*

Total	*

*	To be completed by amendment.

Item 32.	Sales to Special Parties

None.

Item 33.	Recent Sales of Unregistered Securities

None.

Item 34.	Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) the actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

■	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

–	was committed in bad faith; or
–	was the result of active and deliberate dishonesty;

■	the director or officer actually received an improper personal benefit in money, property or services; or

■	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

■	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

■	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

■	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

■	any individual who, while a director or officer of our company and at our company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our board of directors, to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

In addition, we have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the maximum extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Item 35.	Treatment of Proceeds From Stock Being Registered

None of the proceeds will be contributed to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits

(a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits. The attached Exhibit Index is incorporated herein by reference.

Item 37.	Undertakings

(a)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 29 day of August, 2011.

AmREIT, INC.

By:	/s/ H. Kerr Taylor
H. Kerr Taylor
President, Chief Executive Officer and
Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ H. Kerr Taylor H. Kerr Taylor	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	August 29, 2011

/s/ Chad C. Braun Chad C. Braun	Executive Vice President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary (Principal Financial Officer)	August 29, 2011

* Brett P. Treadwell	Managing Vice President – Finance and Chief Accounting Officer (Principal Accounting Officer)	August 29, 2011

* Robert S. Cartwright, Jr.	Director	August 29, 2011

* Brent M. Longnecker	Director	August 29, 2011

* Scot J. Luther	Director	August 29, 2011

* Mack D. Pridgen III	Director	August 29, 2011

* H.L. Rush, Jr.	Director	August 29, 2011

* Philip W. Taggart	Director	August 29, 2011

* By:	/s/ Chad C. Braun
Chad C. Braun
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT
NUMBER		EXHIBIT DESCRIPTION

1	.1 *	Form of Underwriting Agreement
2.1		Agreement and Plan of Merger between REITPlus, Inc. and AmREIT (incorporated herein by reference to Appendix D to Amendment No. 5 to REITPlus’s Registration Statement on Form S-4, filed on October 8, 2009)
3.1		Articles of Amendment and Restatement (incorporated herein by reference to Exhibit 3.1 to Amendment No. 3 to REITPlus’s Registration Statement on Form S-4, filed on September 9, 2009)
3.2		Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to our Current Report on Form 8-K, filed November 3, 2010)
3	.3 *	Form of Articles of Amendment
3	.4 *	Form of Articles Supplementary
3	.5 *	Form of Articles of Amendment
5	.1 *	Opinion of Venable LLP
8	.1 *	Opinion of Bass, Berry & Sims PLC
10	.1**	Promissory Note issued by AmREIT Uptown Park, LP to Morgan Stanley Mortgage Capital Inc., dated June 1, 2005
10	.2**	Deed of Trust and Security Agreement by AmREIT Uptown Park, LP to Warren F. Miller for the benefit of Morgan Stanley Mortgage Capital Inc., dated June 1, 2005
10	.3**	Loan Agreement between AmREIT Riverwalk, LP and Bank of America, N.A., dated May 22, 2006
10.4		First Amended and Restated Limited Partnership Agreement of REITPlus Operating Partnership, LP, dated October 31, 2007 (incorporated herein by reference to Exhibit 10.3 to Pre-Effective Amendment No. 3 to REITPlus’s Registration Statement on Form S-11, filed November 1, 2007)
10.5		Credit Agreement with Amegy Mortgage Capital, dated December 23, 2009 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on December 30, 2009)
10.6		First Modification of Note, Deeds of Trust and Other Loan Agreements with Amegy Mortgage Capital, dated December 15, 2010 (incorporated herein by reference to the Registrant’s Current Report on Form 8-K, filed December 21, 2010)
10	.7 †	AmREIT, Inc. 1999 Flexible Incentive Plan (incorporated herein by reference to Annex A of AmREIT’s Definitive Proxy Statement on Schedule 14A, filed April, 30, 1999)
10	.8 †	Executive Employment Agreement – H. Kerr Taylor (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on March 31, 2011)
10	.9 †	Executive Employment Agreement – Chad C. Braun (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on March 31, 2011)
10	.10 †	Executive Employment Agreement – Tenel H. Tayar (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on March 31, 2011)
10	.11 †	Executive Employment Agreement – Charles Scoville (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed on March 31, 2011)
10	.12 †	Executive Employment Agreement – Brett Treadwell (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed on March 31, 2011)
10	.13 †**	Form of Grant Agreement
10	.14 †**	Form of Indemnification Agreement by and between Registrant and each of its directors and executive officers
10	.15**	Deed of Trust and Security Agreement by AmREIT Lake Houston, LP to Warren F. Miller for the benefit of Morgan Stanley Mortgage Capital, Inc. dated December 9, 2005
10	.16**	Promissory Note issued by AmREIT Lake Houston, LP to Morgan Stanley Mortgage Capital Inc., dated December 12, 2005
10	.17**	Assumption Agreement by U.S. Bank National Association for Morgan Stanley Capital I, Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-HQ8, AmREIT Lake Houston, LP, AmREIT Monthly Income & Growth Fund, Ltd., AmREIT Market at Lake Houston, LP and AmREIT, Inc. dated February 25, 2011
10	.18**	Promissory Note by AmREIT Plaza in the Park, LP to MetLife Bank, N.A. dated December 29, 2010
10	.19**	Deed of Trust, Security Agreement and Fixture Filing by AmREIT Plaza in the Park, LP, to Denis Clive Braham, for the benefit of MetLife Bank, N.A. dated December 29, 2010

EXHIBIT
NUMBER		EXHIBIT DESCRIPTION

21	.1**	Subsidiaries of our company
23.1		Consent of KPMG LLP
23.2		Consent of KPMG LLP
23.3		Consent of KPMG LLP
23	.4*	Consent of Venable LLP (included as part of Exhibit 5.1)
23	.5*	Consent of Bass, Berry & Sims PLC (included as part of Exhibit 8.1)
24	.1**	Power of Attorney

*	To be filed by amendment.

**	Previously filed with the Registration Statement on Form S-11 filed by the Registrant on July 19, 2011.

†	Denotes a management contract or compensatory plan or arrangement.